   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004.
                                                     REGISTRATION NO. 333-119539
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                                Amendment No. 1

                                       to

                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                          GERDAU AMERISTEEL CORPORATION
             (Exact name of Registrant as specified in its charter)

            ONTARIO                               3312                              59-0792436
(Province or other Jurisdiction       (Primary Standard Industrial       (I.R.S. Employer Identification
of Incorporation or Organization)      Classification Code Number)                Number, if any)

                              HOPKINS STREET SOUTH
                             WHITBY, ONTARIO L1N 5T1
                                 (905) 668-3535
   (Address and telephone number of Registrant's principal executive offices)

                           GERDAU AMERISTEEL US INC.,
     5100 WEST LEMON STREET, SUITE 312, TAMPA, FLORIDA, UNITED STATES, 33609
                                 (813) 286-8383
    (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
                       -----------------------------------


                                   COPIES TO:

ANDREW J. BECK, ESQ.            KARRIN POWYS-LYBBE, ESQ.        CHRISTOPHER W. MORGAN, ESQ.         BRENDAN D.G. REAY, ESQ.
    TORYS LLP                          TORYS LLP               SKADDEN, ARPS, SLATE, MEAGHER     BLAKE, CASSELS & GRAYDON LLP
  237 PARK AVENUE              79 WELLINGTON STREET WEST                 & FLOM LLP             199 BAY STREET, COMMERCE COURT
NEW YORK, NY 10017                     SUITE 3000                222 BAY STREET, SUITE 1750            WEST, SUITE 2800
  (212) 880-6000            TORONTO, ONTARIO, CANADA M5K 1N2       P.O. BOX 258, TORONTO,      TORONTO, ONTARIO, CANADA M5L 1A9
                                     (416) 865-7380               ONTARIO, CANADA M5K 1J5               (416) 863-2400
                                                                       (416) 777-4700

                       -----------------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                           PROVINCE OF ONTARIO, CANADA
                (Principal jurisdiction regulating this offering)

                       -----------------------------------

It is proposed that this filing shall become effective (check appropriate box below):

A. [X] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.   [ ] at some future date (check appropriate box below)

     1. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

     2. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

     3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

     4. [ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [ ]


================================================================================

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS


                                EXPLANATORY NOTE

     The prospectus contained in this Registration Statement describes an offering by the Registrant of an aggregate of 70,000,000 common shares, 35,000,000 of which will be offered to the public in the United States and Canada (the "Public Offering") and the remaining 35,000,000 of which will be purchased from the Registrant by Gerdau S.A. or its affiliates (the "Gerdau Purchase"). The underwriters of the Public Offering may also purchase up to an additional 5,250,000 common shares from the Registrant to cover over-allotments, if any (the "Over-allotment Option"). Gerdau S.A. has agreed to purchase from the Registrant the same number of additional common shares purchased by the underwriters pursuant to the Over-allotment Option (the "Gerdau Additional Commitment") within two days after the exercise by the underwriters of their Over-allotment Option. The maximum aggregate number of additional common shares that the Registrant may issue pursuant to the Over-allotment Option and the Gerdau Additional Commitment is 10,500,000.

     Pursuant to the U.S./Canada Multi-jurisdictional Disclosure System, the prospectus contained in this Registration Statement has been prepared in accordance with Canadian disclosure standards, with such additions or deletions as are required or permitted by Form F-10. Under applicable Canadian securities laws, the prospectus qualifies the distribution of all 80,500,000 common shares issuable pursuant to the Public Offering, the Gerdau Purchase, the Over-allotment Option and the Gerdau Additional Commitment. However, this Registration Statement only covers the offer and sale of the 40,250,000 common shares pursuant to the Public Offering and the Over-Allotment Option, because the offer and sale of common shares by the Registrant to Gerdau S.A. or its affiliates is exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Rule 903 of Regulation S thereunder.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED OCTOBER 14, 2004

PROSPECTUS

                               70,000,000 SHARES

                                 (GERDAU LOGO)

                         GERDAU AMERISTEEL CORPORATION
                                 COMMON SHARES
                             ----------------------

       Gerdau Ameristeel Corporation is offering 70,000,000 of its common shares. Of these shares, 35,000,000 common shares are being offered to the public through the underwriters referred to below and the remaining 35,000,000 common shares will be purchased from us by Gerdau S.A. or its affiliates, collectively referred to as Gerdau S.A., at the public offering price, pursuant to the exemption from registration under the U.S. Securities Act provided by Regulation S.

       Our common shares are listed on the Toronto Stock Exchange under the symbol "GNA." Our common shares, including those distributed by us under this prospectus, have been approved for listing on the New York Stock Exchange under the symbol "GNA." On October 13, 2004, the closing price of our common shares on the Toronto Stock Exchange was Cdn$6.33.

       INVESTING IN OUR COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
                             ----------------------

       WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

       OWNING OUR COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES IN BOTH THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ THE TAX DISCUSSION UNDER "CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS" AND CONSULT YOUR OWN TAX ADVISOR.

       YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE ADVERSELY AFFECTED BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO, CANADA, SOME OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE RESIDENTS OF A FOREIGN COUNTRY, AND SOME OF OUR ASSETS AND SOME OF THE ASSETS OF THOSE OFFICERS, DIRECTORS AND EXPERTS MAY BE LOCATED OUTSIDE THE UNITED STATES.

                                                                PER SHARE                TOTAL
                                                                ---------                -----
Public offering price.......................................       US$                    US$
Underwriting commission.....................................       US$                    US$
Price to Gerdau S.A. .......................................       US$                    US$
Proceeds, before expenses, to Gerdau Ameristeel
  Corporation...............................................       US$                    US$

       The public offering price for our common shares offered in Canada is payable in Canadian dollars, and the public offering price for our common shares offered outside Canada is payable in Canadian or U.S. dollars. The U.S. dollar price is the equivalent of the Canadian dollar price for the common shares based on the prevailing exchange rate on the date of this prospectus.

       The underwriters also have an option to purchase up to an additional 5,250,000 common shares from us at the public offering price, less the underwriting commission, within 30 days after the date of closing of the offering to cover overallotments, if any. We refer to this option in this prospectus as the overallotment option. Gerdau S.A. has agreed to purchase from us, within two days after the exercise of the overallotment option, a number of additional common shares equal to the number of common shares purchased by the underwriters pursuant to the overallotment option, at the public offering price. We refer to this commitment in this prospectus as the Gerdau S.A. additional commitment. The maximum aggregate number of additional common shares that we may issue pursuant to the overallotment option and the Gerdau S.A. additional commitment is 10,500,000 common shares. Underwriting commission will not be payable on the 35,000,000 common shares purchased by Gerdau S.A. or on any additional common shares purchased by Gerdau S.A. pursuant to the Gerdau S.A. additional commitment.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The common shares will be ready for delivery in New York, New York on or
about         , 2004.
                             ----------------------
                          Joint Book-Running Managers

MERRILL LYNCH & CO.                                            BMO NESBITT BURNS
                             ----------------------

CIBC WORLD MARKETS                    JPMORGAN                    MORGAN STANLEY
                             ----------------------
                The date of this prospectus is           , 2004.

                            [GERDAU AMERISTEEL LOGO]




                                    [PHOTOS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   12
Cautionary Statement Regarding Forward-Looking Statements...   20
Exchange Rate Information...................................   21
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Price Range and Trading Volume..............................   22
Capitalization..............................................   23
Selected Historical Consolidated Financial and Operating
  Data......................................................   24
Selected Pro Forma Condensed Consolidated Financial Data....   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   30
Industry....................................................   44
Business....................................................   45
North Star Acquisition......................................   63
Management..................................................   71
Principal Shareholders......................................   74
Related Party Transactions..................................   76
Description of Share Capital................................   77
Certain Tax Considerations for U.S. Shareholders............   78
Underwriting................................................   82
Sale to Gerdau S.A. ........................................   85
Legal Matters...............................................   85
Independent Registered Certified Public Accounting Firm,
  Transfer Agent and Registrar..............................   85
Experts.....................................................   85
Documents Incorporated by Reference.........................   85
Where You Can Get More Information..........................   86
Documents Filed as Part of the Registration Statement.......   87
Index to Financial Statements...............................  F-1

                             ----------------------

       You should only rely on the information contained or incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, operating results, financial condition and prospects may have changed since that date.

       Gerdau Ameristeel Corporation (formerly Co-Steel Inc.) was incorporated under the laws of the Province of Ontario on September 10, 1970. The Company is the result of a combination of the North American operations of Brazilian steelmaker Gerdau S.A. and Canadian steelmaker Co-Steel Inc. on October 23, 2002. Our registered office is located at Hopkins Street South, Whitby, Ontario, L1N 5T1, Canada. Our executive office is located at 5100 West Lemon Street, Suite 312, Tampa, Florida, United States, 33609.

       Our historical financial and operational results for the periods prior to October 23, 2002 are the financial and operational results for Gerdau S.A.'s operations in North America referred to as Gerdau North America, the predecessor company for accounting purposes, with the results of the former Co-Steel Inc., including Gallatin Steel Company, our 50%-owned joint venture with Dofasco Inc., added for the period since the combination on October 23, 2002. This accounting treatment results from the use of reverse take-over purchase accounting for the combination.

       Unless we state otherwise or the context otherwise requires, all references to "we", "us", "our" and "the Company" refer to Gerdau Ameristeel Corporation, its subsidiaries and its 50%-owned joint ventures, all references to "$" or "US$" are to United States dollars, all references to "Cdn$" are to Canadian dollars, and all references to the "offering" and "common shares" assume that Gerdau S.A. acquires 35,000,000 common shares from us, the overallotment option is not exercised, Gerdau S.A. does not purchase any additional common shares pursuant to the Gerdau S.A. additional commitment, and we have not completed the proposed acquisition of the assets referred to in this prospectus as North Star.

       Market data and certain industry forecasts used throughout this prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of the information.

       Unless otherwise specified, our financial results and information in this prospectus are presented in United States dollars and in accordance with United States generally accepted accounting principles, or U.S. GAAP. Financial results for periods prior to 2004 were originally presented in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. As a result, our audited consolidated financial statements as at and for the two years ended December 31, 2003 included and incorporated by reference in this prospectus are presented in accordance with Canadian GAAP. See note 20 to our audited consolidated financial statements and note 12 to our unaudited consolidated financial statements included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Differences between Canadian GAAP and U.S. GAAP" for more information on the differences between Canadian GAAP and U.S. GAAP as they relate to our financial results. Selected financial information for periods prior to 2004 in this prospectus is presented in accordance with U.S. GAAP for comparative purposes.

       In this prospectus, EBITDA refers to earnings before interest, taxes, depreciation and amortization. Our EBITDA is calculated by adding income (loss) before income taxes and interest expense, depreciation, amortization and cash distributions from joint ventures and deducting earnings from joint ventures. Under U.S. GAAP, we equity account for our joint ventures so EBITDA does not reflect the results of our joint ventures but does include cash distributions from joint ventures. When our financial results were presented in accordance with Canadian GAAP, EBITDA included income, interest, depreciation and amortization associated with our joint ventures, because joint ventures are proportionately consolidated under Canadian GAAP. We believe EBITDA, a non-GAAP measure, is a useful supplemental measure of cash available prior to debt service, capital expenditures and income tax. The reader is cautioned that EBITDA should not be construed as an alternative to net income determined in accordance with U.S. GAAP or Canadian GAAP as a performance indicator or to cash flows from operations as a measure of liquidity and cash flows.

                               PROSPECTUS SUMMARY

       The following is a summary only and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read this prospectus in its entirety, including the "Risk Factors" section and the documents incorporated in this prospectus by reference.

OUR COMPANY

       We are the second largest minimill steel producer in North America with annual manufacturing capacity of over 6.4 million tons of mill finished steel products. Through a vertically integrated network of 11 minimills (including one 50%-owned minimill), 13 scrap recycling facilities and 32 downstream operations, we primarily serve customers in the eastern half of North America. Our products are generally sold to steel service centers, steel fabricators or directly to original equipment manufacturers, or OEMs, for use in a variety of industries, including construction, automotive, mining, cellular and electrical transmission, metal building manufacturing and equipment manufacturing.

       Our operations are segmented into two operating divisions, minimills and downstream operations.

       Minimills. We own and operate seven minimills in the United States and three in Canada and also have a 50% interest in an eleventh minimill located in Kentucky, a joint venture with Dofasco Inc. We manufacture and market a wide range of steel products, including reinforcing steel bar (rebar), merchant bars, structural shapes, beams, special sections, coiled wire rod (rod), and, through our joint venture, flat rolled sheet. For the year ended December 31, 2003, our mill external shipments were approximately 4.9 million tons and for the six months ended June 30, 2004, our mill external shipments were approximately 2.6 million tons. Over 90% of the raw material feed for our minimill operations is recycled steel scrap, making us the second largest steel recycler in North America. Four of our minimills are provided scrap from an internal network of 13 scrap recycling facilities. We believe our recycling operations provide a stable supply of these minimills' primary raw material.

       Downstream operations. We have secondary value-added steel businesses referred to as downstream operations. These steel fabricating and product manufacturing operations process steel principally produced in our minimills. For the year ended December 31, 2003, our downstream shipments were approximately 631,000 tons of fabricated steel products and represented approximately 11.3% of our 5.6 million tons of total finished steel shipments. For the six months ended June 30, 2004, our downstream shipments were approximately 366,000 tons of fabricated steel products and represented approximately 12.3% of our 3.0 million tons of total finished steel shipments. Our downstream operations consist of rebar fabrication and epoxy coating, railroad spike operations, cold drawn plants, super light beam and elevator guide rails processing, and production of wire mesh and collated nails.

  COMPETITIVE STRENGTHS

       We believe the following strengths will enable us to compete more effectively in our strategic markets.

       Leading market position. We are the second largest minimill steel producer in North America. Through a network of minimills and downstream operations strategically located throughout the eastern half of the United States and Canada, we are able to efficiently service customers on a local basis over a broad geographical segment of the North American steel market. Our manufacturing capacity and wide range of shapes and sizes of bar steel products enable us to meet a wide variety of customers' steel and fabricated product needs. Our broad geographic reach and product diversity, combined with our centralized order management system, is particularly well suited to serve larger steel service centers and other customers that are increasingly seeking to fulfil their steel supply requirements from a small number of suppliers. We have entered into agreements to purchase the assets of four long steel product mills and four downstream facilities collectively referred to in this prospectus as North Star. We believe this proposed acquisition will enable us to more effectively and efficiently service our customers throughout the midwestern U.S. market, enhance our geographic reach west of the Mississippi River and broaden the range of products we offer to our customers.

       Vertically integrated operations. Our minimills are integrated with 32 downstream steel fabricating facilities and 13 upstream scrap raw material recycling facilities. Downstream integration provides a captive market for a significant portion of our mill production and valuable market information on the end-use demand for steel products. The downstream operations have historically produced a high return on investment, been less capital intensive and been subject to less import competition compared to our minimill operations. Our downstream operations also balance some of the cyclicality and volatility of the base minimill business and enable us to capture additional value-added margins on the steel produced at our minimills. In the year ended December 31, 2003, our downstream businesses accounted for approximately 11.3% of our shipments of total finished steel shipments and generated approximately 15% of our net sales. In the six months ended June 30, 2004, our downstream businesses accounted for approximately 12.3% of our shipments of total finished steel shipments and generated approximately 14.2% of our net sales. We also have 13 upstream scrap recycling facilities that provide approximately 30% of our minimill scrap needs, thereby decreasing our dependency on third-party scrap suppliers.

       Scope for future operational improvement. We have achieved significant cost savings from the integration of the operations of Co-Steel and Gerdau North America through the sharing of best operating practices, freight optimization, minimill production scheduling efficiencies, consolidated procurement activities and efficiencies in administrative and management functions. We believe we may achieve additional cost savings over the mid- to long-term from these sources, as well as from operational improvements through the coordination of manufacturing technologies, knowledge-sharing and the fostering of an operating culture focused on continuous improvement. We expect to achieve similar cost savings from the proposed integration of our operations with the operations of North Star.

       Disciplined business system platform. We believe that our employees are our most valuable resource and are key to maintaining a competitive advantage. Our corporate culture is geared toward engaging all employees in a common, disciplined business system focused on continuous improvement. We have implemented a business system which identifies global industry benchmarks for key operational and safety measures. This system includes training and safety programs and performance-based incentives that are designed to improve performance and motivate employees.

       Strong sponsorship. We have access to the knowledge base of, and sponsorship from, our parent company, Gerdau S.A., one of the largest long steel producers in the world with a history of over 100 years in the steel industry. We expect to continue to benefit from Gerdau S.A.'s management experience and its expertise in manufacturing. Gerdau S.A. and its subsidiaries, including us, have global annual manufacturing capacity of 12.3 million tons of mill finished steel products with 22 steel plants, two strategic shareholdings and approximately 74 commercial units in Brazil. With the talent depth, technical support and financial strength of Gerdau S.A., we believe we are strategically positioned to grow and succeed within the North American steel industry.

       Experienced management team. We have a growth-oriented senior management team that has an average of over 25 years of experience in the steel industry. Management's extensive experience has been instrumental in our historical growth and provides a solid base on which to expand our operations. For instance, our management has a proven track record in successfully managing and integrating acquisitions. We intend to apply this experience to the pending North Star acquisition and any subsequent acquisitions.

  OUR STRATEGY

       Our strategy involves the following components:

       Continue to offer extensive product capabilities to our customers. We believe that we distinguish ourselves from our competitors through our product diversity and quality, delivery performance, centralized order management system and ability to fill orders quickly from multiple inventory sources. We have one of the widest long steel product ranges in North America and we regularly add to our product mix in response to our customers' requirements. We believe many of our customers consider us one of their key suppliers for a wide range of their product needs. Through our network of minimills and downstream facilities, we believe that we can distinguish our company by offering one of the broadest ranges of long steel products in the eastern half of North America, our extensive geographic coverage and our commitment to providing market-leading customer service.

       Promote sharing of best practices and pursue opportunities for synergies. We promote the sharing of best practices throughout the worldwide operations of the Gerdau group in order to enhance and improve operational efficiencies. Drawing on the operational experience of Gerdau S.A., we will continue to regularly pursue opportunities for operational synergies between each of our minimills and vertical integration synergies between our scrap recycling facilities, our minimills and our downstream operations. As part of our integration of Co-Steel, we have been rationalizing our rolling mill production schedules, improving our inventory management, exploring common procurement opportunities and pursuing logistical efficiencies.

       Selectively pursue strategic acquisitions. We believe that there is significant opportunity for future growth through selective acquisitions, given the pace of consolidation in the steel industry and the increasing trend of our customers to focus on fewer key suppliers. We intend to continue to pursue a selective and disciplined acquisition strategy, such as the proposed acquisition of North Star, which is focused on improving our financial performance in the long-term and expanding our product lines and geographic reach. In our downstream business we are focused on enhancing our product offering and strengthening our market position. As a result of our scale and prior successes in managing and integrating acquisitions, we believe we are strategically positioned to take an active role in the continuing consolidation of the North American steel industry.

       Focus on employee communication and participation. We believe that a high level of employee involvement is a key factor in the success of our operations and our dedication to continuous improvement. We intend to continue to foster a corporate culture that encourages our employees to communicate with management in order to achieve operational improvement. Through open and effective communication, we promote the sharing of best operating practices throughout our organization and the creation of a learning environment geared toward attaining escalating performance benchmarks. In addition, we regularly review our incentive-based compensation arrangements for employees and senior management to ensure that our employees' financial interest is aligned with that of our shareholders and competitive within the marketplace.

RECENT DEVELOPMENTS

       On March 19, 2004, we acquired the operating assets of Potter Form & Tie Co., a rebar fabricator in the midwest United States, for $11.1 million in cash.

       On April 16, 2004, we issued 26.8 million common shares to Gerdau S.A. through a private placement for total proceeds of $97.9 million. This transaction increased Gerdau S.A.'s ownership to approximately 72% of our common shares.

       On August 3, 2004, we released our interim consolidated financial statements for the three and six months ended June 30, 2004. The results for the first six months of 2004 set a record for us. We reported net income of $105.5 million, or $0.48 per share fully diluted, on net sales of $733.8 million for the three months ended June 30, 2004, compared to a net loss of $6.9 million, or $0.03 per share fully diluted, on net sales of $440.8 million for the three months ended June 30, 2003. For the six months ended June 30, 2004, we reported net income of $127.0 million, or $0.60 per share fully diluted, on net sales of $1,352.7 million, compared to a net loss of $13.2 million, or $0.07 per share fully diluted, on net sales of $857.4 million for the six months ended June 30, 2003. EBITDA for the three months ended June 30, 2004 was $168.8 million and was $228.0 million for the six months ended June 30, 2004, compared to EBITDA for the three months ended June 30, 2003 of $21.1 million and $33.4 million for the six months ended June 30, 2003.

ACQUISITION OF NORTH STAR

       On September 9, 2004, we entered into definitive agreements with Cargill, Incorporated and certain of its subsidiaries to purchase the land, fixed assets and working capital of four long steel product minimills and four downstream facilities. We refer to these operations in this prospectus collectively as North Star. The purchase price for the acquired assets is $266 million in cash plus the assumption of certain liabilities of the businesses being acquired, including specific contractual obligations and selected employee liabilities. $181 million of the purchase price is for working capital and is subject to adjustment as of the closing date. The remaining $97 million of the purchase price (including approximately $12 million in assumed liabilities) will be allocated to the land and fixed assets at the four minimills and downstream facilities based on our estimate of market values. On September 27, 2004, we received regulatory approval for the proposed acquisition under U.S. antitrust laws. Subject to satisfaction of certain other conditions, we expect the transaction to close before the end of 2004. The closing of this offering of common shares is not conditional upon the closing of the North Star acquisition. If the closing of the North Star acquisition does not occur, the proceeds of this offering will be used for other purposes. See "Use of Proceeds."

       North Star is one of the largest minimill steel producers in North America with annual mill manufacturing capacity of approximately 2.0 million tons of finished long steel products. North Star's products are generally sold to steel service centers, steel fabricators or directly to OEMs, for use in a variety of industries including construction, automotive, mining, cellular and electrical transmission, metal building manufacturing and general manufacturing.

  BENEFITS OF THE ACQUISITION

       We expect to realize a number of benefits in connection with the proposed acquisition of North Star, including the following:

       Economies of scale. Following the acquisition of North Star, we will have a combined vertically integrated network of 15 minimills (including one 50%-owned minimill), 15 scrap recycling facilities and 36 downstream facilities with an annual manufacturing capacity of approximately 8.4 million tons of mill finished steel products. As a result of our greater size, operational efficiencies, financial strength and increase in market presence, we believe we will be able to compete more effectively for additional business in strategic markets.

       Product and geographic diversification. Through North Star's network of four minimills and four downstream facilities in the midwestern United States, we will be able to more effectively and efficiently service our customers throughout the midwestern U.S. market and enhance our geographic reach west of the Mississippi River, with a competitive range of long steel products.

       Increased steel production capacity. We expect our steel production capacity to increase by approximately 31% as a result of our acquisition of North Star. We expect this increased production to help us capture a larger market share of the steel industry, expanding and strengthening our position in the North American steel market.

       Cost savings. We expect to realize cost savings as a result of the proposed acquisition of North Star through sharing of best operating practices, freight optimization, minimill product manufacturing and scheduling efficiencies, consolidated procurement activities and efficiencies in selling, administrative and general functions. We believe we may achieve additional cost savings over the mid- to long-term from these sources, as well as from operational improvements through the coordination of manufacturing technologies, knowledge-sharing and the fostering of an operating culture focused on continuous improvement.

  SUMMARY COMBINED FINANCIAL DATA

       The summary combined financial data presented below as at and for the fiscal year ended May 31, 2004 have been derived from North Star's audited combined financial statements included elsewhere in this prospectus and should be read in conjunction with North Star's audited combined financial statements and the related notes.

       North Star's financial information is presented in U.S. dollars and in accordance with U.S. GAAP. The differences between Canadian GAAP and U.S. GAAP as they relate to the combined financial results of North Star are described in note 10 to North Star's audited combined financial statements included elsewhere in this prospectus.

                                                               FISCAL YEAR ENDED
                                                                 MAY 31, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
STATEMENT OF EARNINGS:
  Revenue...................................................        $696.5
  Income from operations....................................          35.8
  Net income................................................        $ 22.6
OTHER DATA:
  EBITDA(1).................................................        $ 49.4
  Net cash provided by operating activities.................          39.6
  Net cash used in investing activities.....................         (17.3)
  Net cash used in financing activities.....................         (22.3)
  Capital expenditures......................................        $ 17.5

                                                                     AS AT
                                                                 MAY 31, 2004
                                                               -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................        $   --
  Working capital...........................................         114.9
  Property, plant and equipment.............................         103.5
  Total assets..............................................         332.9
  Total indebtedness........................................        $  5.2

------------

(1) EBITDA for North Star is earnings before interest, taxes, depreciation and amortization. The following table reconciles EBITDA with net income for the fiscal year ended May 31, 2004:

                                                               FISCAL YEAR ENDED
                                                                 MAY 31, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
EBITDA......................................................        $ 49.4
Depreciation and amortization...............................         (12.4)
Interest and other expense on debt..........................          (1.0)
Income tax expense..........................................         (13.4)
                                                                    ------
Net income..................................................        $ 22.6
                                                                    ------

                                  THE OFFERING

Common shares offered...........   70,000,000 common shares, including
                                   35,000,000 common shares that will be offered to the public through the underwriters and 35,000,000 common shares that will be purchased directly from us by Gerdau S.A. See
                                   "Underwriting" and "Sale to Gerdau S.A."

Common shares outstanding after
the offering....................   295,089,337(1)

Overallotment option and Gerdau
S.A. additional commitment......   The underwriters have an option to purchase
                                   up to an additional 5,250,000 common shares from us at the public offering price, less the underwriting commission, to cover overallotments, if any. This option is exercisable in whole or in part, for a period of 30 days from the date of the closing of the offering. Gerdau S.A. has agreed to purchase from us, within two days after the date of the exercise of the overallotment option, a number of additional common shares equal to the number of common shares purchased by the underwriters pursuant to the overallotment option, if any, at the public offering price. The maximum aggregate number of additional common shares we may issue pursuant to the overallotment option and the Gerdau S.A. additional commitment is
                                   10,500,000 common shares.

Use of proceeds.................   We will use the net proceeds for the
                                   following purposes: (i) to finance the
                                   proposed North Star acquisition (assuming satisfaction of applicable closing conditions and completion of the acquisition); (ii) for capital expenditures and working capital; and
                                   (iii) for general corporate purposes, which may include repurchasing a portion of our outstanding senior notes, repaying amounts owed under our senior secured credit facility or selectively pursuing strategic acquisitions. While we intend to use a majority of the proceeds of this offering to pay the purchase price in connection with the proposed North Star acquisition, that acquisition is subject to a number of conditions and we cannot assure you that it will be completed. If the North Star acquisition is not completed, we will have broad discretion to use such proceeds for the other purposes described above. See "Use of Proceeds."

TSX trading symbol..............   GNA

Proposed NYSE trading symbol....   GNA
------------

(1) Common shares outstanding after the offering does not include 3,159,283 common shares issuable upon the exercise of options to purchase common shares outstanding as of June 30, 2004.

                                  RISK FACTORS

       Investment in our common shares is subject to certain risks. Prospective investors should carefully consider the information set out under "Risk Factors" and all other information in this prospectus and the documents incorporated by reference herein before purchasing our common shares.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

       The summary historical consolidated financial data presented below for the years ended December 31, 2002 and 2003 have been derived from our audited Canadian GAAP consolidated financial statements included and incorporated by reference in this prospectus, adjusted for differences between Canadian GAAP and U.S. GAAP. The summary historical consolidated financial data presented below for the year ended December 31, 2001 have been derived from our audited Canadian GAAP consolidated financial statements filed with securities regulatory authorities, adjusted for differences between Canadian GAAP and U.S. GAAP, which are not included or incorporated by reference in this prospectus. The summary historical consolidated financial data presented below for the six months ended June 30, 2003 and 2004 have been derived from our unaudited U.S. GAAP consolidated financial statements as at June 30, 2004 and for those periods, included and incorporated by reference in this prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim periods have been included. Results for the six months ended June 30, 2003 and 2004 are not necessarily indicative of results to be expected for the full year or any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, included and incorporated by reference in this prospectus.

       Unless otherwise specified, our financial results and information are presented in accordance with U.S. GAAP. Financial results for periods prior to 2004 were originally presented in accordance with Canadian GAAP and our audited consolidated financial statements included and incorporated by reference in this prospectus are presented in accordance with Canadian GAAP. The material differences between Canadian GAAP and U.S. GAAP as they relate to our financial results are described in note 20 to our audited consolidated financial statements for the year ended December 31, 2003 and note 12 to our unaudited consolidated financial statements for the three and six months ended June 30, 2004 and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Differences Between Canadian GAAP and U.S. GAAP" in this prospectus. All of the financial data in the following tables are presented in accordance with U.S. GAAP.

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,(1)          JUNE 30,
                                             ------------------------------   -------------------
                                               2001       2002       2003       2003       2004
                                             --------   --------   --------   --------   --------
                                               (DOLLARS IN MILLIONS, EXCEPT EARNINGS PER SHARE)
STATEMENT OF OPERATIONS DATA:
  Net sales................................  $  885.0   $1,053.8   $1,811.2   $  857.4   $1,352.7
  Operating income (loss)..................      41.6       46.9       (9.3)      (4.2)     174.9
  Net (loss) income........................      (6.4)      11.0      (26.7)     (13.2)     127.0
  (Loss) earnings per share -- Basic.......  $  (0.04)  $   0.08   $  (0.04)  $  (0.07)  $   0.61
  (Loss) earnings per share -- Diluted.....  $  (0.04)  $   0.08   $  (0.04)  $  (0.07)  $   0.60
OTHER DATA:
  EBITDA(2)................................  $  100.7   $  102.1   $   65.5   $   33.4   $  228.0
  Net cash provided by (used in) operating
     activities............................     116.5       25.5       36.9      (19.2)      51.6
  Net cash used in investing activities....     (84.4)     (22.2)     (52.5)     (21.7)     (37.6)
  Net cash (used in) provided by financing
     activities............................     (32.9)       4.3       13.3       54.5       (6.8)
  Capital expenditures.....................      28.0       34.3       55.2       21.8       26.4

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,(1)          JUNE 30,
                                             ------------------------------   -------------------
                                               2001       2002       2003       2003       2004
                                             --------   --------   --------   --------   --------
OPERATIONAL DATA:(3)
Production (thousands of tons)
  Melt shops...............................     2,529      3,314      5,531      2,774      3,165
  Rolling mills............................     2,417      3,100      5,264      2,576      2,979
Finished steel shipments (thousands of
  tons)
  Rebar....................................       784        838      1,523        792        698
  Merchant/special sections................     1,061      1,424      2,030        984      1,144
  Rod......................................        62        166        642        293        397
  Flat rolled (joint venture)..............        --        120        744        365        380
                                             --------   --------   --------   --------   --------
     Total mill external...................     1,907      2,548      4,939      2,434      2,619
  Fabricated steel.........................       588        566        631        318        366
                                             --------   --------   --------   --------   --------
     Total.................................     2,495      3,114      5,570      2,752      2,985
Selling prices ($/ton)
  Mill external shipments..................  $    283   $    290   $    309   $    299   $    450
  Fabricated steel shipments...............  $    425   $    440   $    436   $    430   $    534
Scrap charged ($/ton)......................  $     88   $     89   $    110   $    109   $    171
Metal spread (selling price less scrap)
  ($/ton)
  Mill external shipments..................  $    195   $    200   $    199   $    189   $    280
  Fabricated steel shipments...............  $    337   $    350   $    326   $    321   $    363
Mill manufacturing cost ($/ton)............  $    132   $    155   $    174   $    169   $    191

                                                                      AS AT JUNE 30, 2004
                                                           ------------------------------------------
                                                                                         PRO FORMA
                                                            ACTUAL    AS ADJUSTED(4)   AS ADJUSTED(5)
                                                           --------   --------------   --------------
                                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $   16.9      $                $
  Working capital........................................     399.7
  Property, plant and equipment..........................     780.5         780.5            881.5
  Total assets...........................................   1,862.4
  Total indebtedness(6)..................................     532.2         532.2            537.5
  Shareholders' equity...................................  $  755.5      $                $

------------

(1) Our historical financial and operational results for the periods prior to October 23, 2002 are the financial and operational results of Gerdau North America, our predecessor company for accounting purposes, with the results of the former Co-Steel Inc., including Gallatin Steel Company, our joint venture with Dofasco Inc., added for the period since the combination on October 23, 2002. This accounting treatment results from the use of reverse take-over purchase accounting for the combination.

                                           footnotes continued on following page

(2) EBITDA is earnings before interest, taxes, depreciation and amortization, and includes cash distributions from joint ventures, but excludes earnings from joint ventures.

    The following table reconciles EBITDA with net (loss) income for the periods indicated:

                                                                                               SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                                  ------------------------   ---------------
                                                                   2001     2002     2003     2003     2004
                                                                  ------   ------   ------   ------   ------
                                                                            (DOLLARS IN MILLIONS)
    EBITDA......................................................  $100.7   $102.1   $ 65.5   $ 33.4   $228.0
    Cash distribution from joint ventures.......................      --       --     (3.6)    (1.8)   (15.8)
    Earnings from joint ventures................................     1.0      5.0      7.7      4.9     45.7
    Depreciation and amortization...............................   (61.3)   (56.5)   (76.4)   (38.7)   (39.1)
    Interest and other expense on debt..........................   (49.7)   (40.4)   (59.9)   (26.0)   (28.1)
    Income tax expense (benefit)................................     3.9      2.5     39.8     14.8    (63.7)
    Minority interest...........................................    (1.0)    (1.7)     0.2      0.2       --
                                                                  ------   ------   ------   ------   ------
    Net (loss) income...........................................  $ (6.4)  $ 11.0   $(26.7)  $(13.2)  $127.0
                                                                  ------   ------   ------   ------   ------

(3) Includes 50% of Gallatin Steel Company, our joint venture with Dofasco Inc., as of October 23, 2002.

(4) As adjusted to give effect to our sale of 70,000,000 common shares in this
    offering (based on the public offering price of $    per share, which was
    the U.S. dollar equivalent of the Canadian dollar price for the common shares based on the prevailing exchange rate on the date of this prospectus) after deducting the estimated expenses of this offering and the underwriting commission.

(5) Pro forma as adjusted to give effect to this offering as described in the preceding footnote as well as the proposed acquisition of North Star.

(6) Total indebtedness includes convertible debentures of $74.8 million at June 30, 2004.

            SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

       The following summary unaudited pro forma condensed consolidated financial data gives effect to this offering of our common shares and our proposed acquisition of North Star and is based on our historical Canadian GAAP consolidated financial statements, adjusted for differences between U.S. GAAP and Canadian GAAP, our historical U.S. GAAP consolidated financial statements and the historical U.S. GAAP combined financial statements of North Star, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet as at June 30, 2004 has been prepared by combining our consolidated balance sheet as at June 30, 2004 and the combined balance sheet of North Star as at May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on June 30, 2004. The unaudited pro forma condensed consolidated income statement for the twelve months ended June 30, 2004 has been prepared by combining (i) our consolidated income statement for the twelve months ended June 30, 2004, which was prepared by combining our consolidated income statement for the year ended December 31, 2003 and our consolidated income statement for the six months ended June 30, 2004, less our consolidated income statement for the six months ended June 30, 2003, and (ii) the combined income statement of North Star for the fiscal year ended May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on July 1, 2003.

       The summary unaudited pro forma condensed consolidated financial data have been prepared based upon currently available information and assumptions that we deem appropriate, including the assumption that the North Star acquisition is financed through this offering of common shares. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and are not necessarily indicative of either the financial position or the results of operations that would have been achieved had the transactions for which we are giving pro forma effect actually occurred on the dates referred to above, nor are such pro forma data necessarily indicative of the results of future operations, because such unaudited pro forma condensed consolidated financial data are based on estimates of financial effects that may prove to be inaccurate.

       The summary unaudited pro forma condensed consolidated financial data have been prepared in accordance with U.S. GAAP, which has been reconciled to Canadian GAAP. The material differences between Canadian GAAP and U.S. GAAP are described in note 5 to the unaudited pro forma condensed consolidated financial data, included elsewhere in this prospectus.

                                                                   PRO FORMA
                                                                 TWELVE MONTHS
                                                                     ENDED
                                                                 JUNE 30, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
STATEMENT OF EARNINGS:
  Net Sales.................................................       $3,003.1
  Income from operations....................................          231.2
  Net income................................................       $  152.5
OTHER DATA:
  EBITDA(1).................................................       $  330.7

                                                                PRO FORMA AS AT
                                                                 JUNE 30, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $
  Working capital...........................................
  Property, plant and equipment.............................          881.5
  Total assets..............................................
  Total indebtedness........................................       $  537.5

                                                     footnotes on following page

------------

(1) EBITDA is earnings before interest, taxes, depreciation and amortization, and includes cash distributions from joint ventures, but excludes earnings from joint ventures. The following table reconciles pro forma EBITDA with pro forma net income for the twelve months ended June 30, 2004:

                                                                   PRO FORMA
                                                                 TWELVE MONTHS
                                                                     ENDED
                                                                 JUNE 30, 2004
                                                               -----------------
EBITDA......................................................       $  330.7
Earnings from joint ventures................................           48.5
Cash distribution from joint ventures.......................          (17.6)
Depreciation and amortization...............................          (85.9)
Interest and other expense on debt..........................          (62.3)
Income tax expense..........................................          (60.9)
                                                                   --------
Net income..................................................       $  152.5
                                                                   --------

                                  RISK FACTORS

       You should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated by reference herein before investing in our common shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including risks that we currently consider immaterial, may also adversely affect our business.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

  EXCESS GLOBAL CAPACITY IN THE STEEL INDUSTRY AND THE AVAILABILITY OF COMPETITIVE SUBSTITUTE MATERIAL HAS RESULTED IN INTENSE COMPETITION, WHICH MAY EXERT DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

       We compete with numerous foreign and domestic steel producers, largely minimill producers that produce steel by melting scrap in electric arc furnaces, but also integrated producers that produce steel from coke and iron ore. Competition is based on price, quality and the ability to meet customers' product specifications and delivery schedules. Global overcapacity in steel manufacturing has in the past had a negative impact on steel pricing and could adversely affect our sales and profit margins in the future. The construction of new mills, expansion and improved production efficiencies of existing mills, restarting of currently idled facilities and the expansion of foreign steel production capacity all contribute to an increase in global steel production capacity. Increases in global steel production capacity combined with high levels of steel imports into North America could exert downward pressure on the prices of our products, which would adversely affect our sales and profit margins.

       In the case of certain product applications, we also compete with manufacturers of other materials, such as aluminum, cement, composites, glass, plastic and wood. Increased use of these materials in substitution for steel products could exert downward pressure on the prices of our products or cause a reduction in sales volumes, either of which would adversely affect our sales and profit margins.

  OUR PROFITABILITY CAN BE ADVERSELY AFFECTED BY INCREASES IN RAW MATERIAL AND ENERGY COSTS.

       Our operating results are significantly affected by the cost of steel scrap and scrap substitutes that are the primary raw material for our minimill operations. Prices for steel scrap are subject to market forces largely beyond our control, including demand by U.S. and international steel producers, freight costs and speculation. The increasing rate of worldwide steel scrap consumption, especially in China, has placed significant upward pressure on the price of steel scrap. A combination of a weaker U.S. dollar, strong global demand for steel scrap and lower production of domestic steel scrap due to a weaker domestic manufacturing economy have reduced the domestic steel scrap supply resulting in steel scrap prices which are currently at a ten-year high. Metal spread, the difference between mill selling prices and scrap raw material cost, is also currently well above previous ten-year highs. We do not know how long these levels can be maintained and if scrap prices increase significantly without a commensurate increase in finished steel selling prices, our profit margins could be materially adversely affected. We may not be able to pass on higher scrap costs to our customers by increasing mill selling prices and prices of downstream products. Further increases in the prices paid for scrap and other inputs could also impair our ability to compete with integrated mills and cause our production to decline and adversely affect sales and profit margins.

       Most of our minimill operations have long-term electricity supply contracts with either major utilities or energy suppliers. The electric supply contracts typically have two components: a firm portion and an interruptible portion. The firm portion supplies a base load for the rolling mill and auxiliary operations. The interruptible portion supplies the electric arc furnace power demand and represents the majority of the total electric demand and, for the most part, is based on spot market prices of electricity. Therefore, we have significant exposure to the variances of the electricity market that could materially adversely affect operating margins and results of operations. Generally, we do not have long-term contracts for natural gas and oxygen and therefore are subject to market supply variables and pricing that could materially adversely affect operating margins and results of operations.

  IMPORTS OF STEEL INTO NORTH AMERICA HAVE ADVERSELY AFFECTED AND MAY AGAIN ADVERSELY AFFECT STEEL PRICES, AND DESPITE TRADE REGULATION EFFORTS, THE INDUSTRY MAY NOT BE SUCCESSFUL IN REDUCING STEEL IMPORTS.

       Imports of steel into North America have exerted in recent years, and may again in the future exert, downward pressure on steel prices, which adversely affects our sales and profit margins. Competition from foreign steel producers is strong and may increase due to increases in foreign steel production capacity, the relative strengthening of the U.S. dollar compared to foreign currencies and the reduction of domestic steel demand in the economies of the foreign producers. These factors encourage higher levels of steel exports to North America at lower prices. In the past, protective actions taken by the U.S. government to regulate the steel trade, including import quotas and tariffs, have been temporary in nature and have been found by the World Trade Organization to violate global trade rules. Protective actions may not be taken in the future and, despite trade regulation efforts, unfairly priced imports could enter into the North American markets in the future resulting in price depression which would adversely affect our ability to compete and maintain our sales levels and profit margins.

  OUR PARTICIPATION IN CONSOLIDATION OF THE STEEL INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

       We believe that there continues to be opportunity for future growth through selective acquisitions, given the pace of consolidation in the steel industry and the increasing trend of our customers to focus on fewer key suppliers. As a result, we intend to continue to apply a selective and disciplined acquisition strategy. Future acquisitions, investments in joint ventures or strategic alliances, including our proposed acquisition of North Star, will likely involve some or all of the following risks, which could materially and adversely affect our business, results of operations or financial condition:

       - the difficulty of integrating the acquired operations and personnel into our existing business;

       -     the potential disruption of our ongoing business;

       - the diversion of resources, including management's time and attention;

       -     incurrence of additional debt;

       - the inability of management to maintain uniform standards, controls, procedures and policies;

       -     the difficulty of managing the growth of a larger company;

       -     the risk of entering markets in which we have little experience;

       - the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise;

       - the risk of contractual or operational liability to our venture participants or to third parties as a result of our participation;

       - the risk of environmental or other liabilities associated with the acquired business;

       - the inability to work efficiently with joint venture or strategic alliance partners; and

       - the difficulties of terminating joint ventures or strategic alliances.

       Many of the available acquisition targets have incurred operating losses in recent years and may require significant capital and operating expenditures to return them to, or sustain, profitability. Financially distressed steel companies typically do not maintain their assets adequately. Such assets may need significant repairs and improvements. We may also have to buy sizeable amounts of raw materials, spare parts and other materials for these facilities before they can resume, or sustain, profitable operation. Many potential acquisition candidates are financially distressed steel companies that may not have maintained appropriate environmental programs. These problems also may require significant expenditures by us or expose us to environmental liability.

       Future acquisitions may be required for us to remain competitive, but we cannot assure you that we can complete any such transactions on favorable terms or that we can obtain financing, if necessary, for such transactions on favorable terms. We also cannot assure you that future transactions will improve our competitive position and business prospects as anticipated; if they do not, our results of operations may be adversely affected.

  OUR PROPOSED ACQUISITION OF AND INTEGRATION WITH NORTH STAR MAY NOT BE SUCCESSFUL AND MAY REDUCE OUR PROFITABILITY.

       The proposed acquisition of North Star involves risks, including that the acquisition may not be completed. If the acquisition is completed, there may be risks relating to the difficulty of integrating our business, operations, products and services with those of North Star, as well as any unanticipated expenses related to such integration. Completion of the acquisition and the subsequent integration will require a substantial amount of our time. Diversion of our attention from our existing businesses, as well as problems that may arise in connection with our integration of the operations, may have a material adverse impact on our revenues and results of operations after completion of the acquisition. Integration may result in additional expenses, which could negatively affect our results of operations and financial condition. In addition, following our acquisition of North Star, we may discover that we have acquired undisclosed liabilities. Although we have conducted what we believe to be a prudent investigation in connection with our proposed acquisition of North Star, an unavoidable level of risk remains regarding any undisclosed or unknown liabilities or issues concerning the North Star assets that we are acquiring. While the agreements relating to our proposed acquisition of North Star contain indemnification provisions, such provisions may not be sufficient to indemnify us for all costs associated with any undisclosed or unknown liabilities. We may not succeed in addressing these risks or any other problems encountered in connection with the proposed acquisition of North Star. We may not successfully integrate our business, operations or product lines with those of North Star, or realize any of the anticipated benefits of the proposed acquisition. If the proposed acquisition of North Star is not completed or the benefits of the proposed acquisition do not exceed the costs associated with the acquisition, our results of operations and financial condition could be adversely affected.

  THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND THE INDUSTRIES WE SERVE AND ECONOMIC CONDITIONS IN NORTH AMERICA AND WORLDWIDE MAY CAUSE FLUCTUATIONS IN OUR REVENUE AND PROFITABILITY.

       The North American steel industry is cyclical in nature and is affected significantly by prevailing economic conditions in the major world economies. In particular, the North American steel industry is influenced by a combination of factors, including periods of economic growth or recession, strength or weakness of the U.S. or Canadian dollar relative to other currencies, worldwide production capacity and levels of steel imports and applicable tariffs. Future economic downturns, stagnant economic conditions or currency fluctuations could decrease the demand for our products or increase the amount of imports of steel into our markets, any of which could cause fluctuations in our revenue and profitability.

       Market conditions for steel products in the U.S. and Canadian market have fluctuated over the years. We are particularly sensitive to trends in cyclical industries such as the North American construction, transportation, appliance, machinery and equipment industries, which are significant markets for our products. A significant portion of our products is also destined for the steel service center industry. Many of our markets are cyclical in nature and affect the demand for our finished products. A disruption or downturn in any of these industries could negatively impact our financial condition, production, sales, margins and earnings. We are also sensitive to trends and events that may impact these industries, including strikes and labor unrest.

  STEEL OPERATIONS REQUIRE SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE EXPENDITURES WHICH MAY ENCOURAGE PRODUCERS TO MAINTAIN PRODUCTION IN PERIODS OF REDUCED DEMAND WHICH MAY IN TURN EXERT DOWNWARD PRESSURE ON PRICES FOR OUR PRODUCTS.

       Steel manufacturing is very capital intensive, requiring us and other steel producers to maintain a large fixed-cost base requiring substantial maintenance expenditures. The high levels of fixed costs of operating a minimill encourage mill operators to maintain high levels of output, even during periods of reduced demand, which may exert additional downward pressure on selling prices and profit margins in those periods.

  UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR
  SHUTDOWNS.

       Interruptions in our production capabilities would increase our production costs and reduce our sales and earnings for the affected period. In addition to periodic equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of steelmaking equipment, such as our electric arc furnaces, continuous casters, gas-fired reheat furnaces, rolling mills and electrical equipment, including high-output transformers, and this equipment may, on occasion, incur downtime as a result of unanticipated failures. We have experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations. Moreover, any interruption in production capability may require us to make significant capital expenditures to remedy the problem, which would reduce the amount of cash available for our operations. Our insurance may not cover our losses. In addition, long-term business disruption could harm our reputation and result in a loss of customers, which could adversely affect our business, results of operations and financial condition.

  OUR LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS UNDER OUR DEBT AGREEMENTS.

       We had $532.2 million of indebtedness as of June 30, 2004. Our degree of leverage could have important consequences for you, including the following:

       - it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

       -     it may limit our ability to declare dividends on our common shares;

       - a portion of our cash flows from operations must be dedicated to the payment of interest on our indebtedness and is not available for other purposes, including operations, capital expenditures and future business opportunities;

       - certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

       - it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

       -     we may be vulnerable in a downturn in general economic conditions;
             and

       - we may be unable to make capital expenditures that are important to our growth and strategies.

       Under the terms of our existing senior notes and senior secured credit facility, we are permitted to incur additional debt in certain circumstances; doing so could increase the risks described above.

  BY SEEKING PROTECTION UNDER BANKRUPTCY LAWS, SOME OF OUR COMPETITORS HAVE BEEN RELIEVED OF DEBT BURDENS AND LEGACY COSTS, WHICH MAY ENABLE THEM TO OPERATE MORE COMPETITIVELY THAN US.

       Many U.S. and Canadian steel companies have sought bankruptcy protection over the last few years. Several of these companies have continued to operate, while reducing prices to maintain volumes and cash flow, and have obtained concessions from their employees, suppliers and lenders. Upon emerging from bankruptcy, these companies, or new entities that purchased their facilities through the bankruptcy process, have been relieved of many obligations including debt, environmental, employee and retiree benefits and other obligations, commonly referred to as legacy costs. As a result, they may be able to operate more competitively than us and other producers that have remained solvent.

  ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY LAWS AND REGULATIONS AFFECT US AND COMPLIANCE MAY BE COSTLY AND REDUCE PROFITABILITY.

       Our business units are required to comply with an evolving body of environmental and occupational health and safety laws and regulations. These laws and regulations concern, among other things, air emissions, discharges to soil, surface water and ground water, noise control, the generation, handling, storage, transportation, and disposal of hazardous substances and wastes, the clean-up of contamination, indoor air quality and worker health and safety. These laws and regulations vary by location and can fall within federal, provincial, state or municipal jurisdictions. There is a risk that we have not been or will not be in the future in compliance with all such requirements. Violations could result in penalties or the curtailment or cessation of operations, any of which could have a material adverse effect on us.

       Our operations involve the use of large and complex machinery and equipment and exposure to various substances. As a consequence, there is an inherent risk to our workers' health and safety. From time to time, workplace illnesses and accidents, including serious injury and fatalities, do occur. Any serious occurrences of this nature may have a material adverse effect on our operations.

       We generate certain wastes, primarily electric arc furnace dust (EAF dust), that are classified as hazardous wastes and must be properly managed under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and clean-up of contaminated properties. Liability may attach regardless of fault or the legality of the original disposal. Some of our present and former facilities have been in operation for many years and, over such time, have used substances and disposed of wastes that may require clean-up. We could be liable for the costs of such clean-ups. Clean-up costs for any contamination, whether known or not yet discovered, could be substantial and could have a material adverse effect on our results of operations and financial condition.

       Our estimate of remediation costs is based on our review of each site and the nature of the anticipated remediation activities to be undertaken. Although the ultimate costs associated with the remediation are not precisely known, we have estimated the present value of the total remaining costs as of December 31, 2003 to be approximately $13.6 million, with these costs recorded as a liability in our financial statements.

       Changes, such as new laws or enforcement policies, including currently proposed restrictions on the emissions of mercury and other pollutants, a currently proposed interpretation of existing rules applicable to the disposal of scrap metal shredder residue or an incident at one of our properties or operations, could have a material adverse effect on our business, financial condition, or results of operations. Our business units are required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits and approvals may adversely affect our results of operations and financial condition and may subject us to penalties. In addition, we may be required to obtain additional operating permits or governmental approvals and incur additional costs. We may not be able to meet all applicable regulatory requirements. Moreover, we may be subject to fines, penalties or other liabilities arising from actions imposed under environmental and occupational health and safety laws or regulations. In addition, our environmental and occupational health and safety capital expenditures could materially increase in the future.

       North Star is required to comply with the same body of environmental and occupational health and safety laws and regulations as described above. While our agreements relating to the proposed acquisition of North Star contain indemnification provisions for environmental matters that exceed $5 million up to a maximum amount of $25 million, such indemnification may not be adequate and we may be exposed to more remediation costs than we anticipate. The existence of any undisclosed environmental liabilities of North Star and our responsibility for any environmental matters relating to North Star could have a material adverse effect on our business, financial condition and results of operations.

  THE POTENTIAL PRESENCE OF RADIOACTIVE MATERIALS IN THE SCRAP THAT WE MELT IN OUR ELECTRIC ARC FURNACES IN OUR MINIMILLS PRESENTS A SIGNIFICANT ECONOMIC EXPOSURE AND MAY PRESENT A RISK TO OUR WORKERS.

       The potential presence of radioactive materials in our scrap supply presents a significant economic exposure and may present a health and safety risk to our workers. If we fail to detect radioactive material in the scrap we receive, we may incur significant costs to clean up the contamination of our facilities and to dispose of the contaminated material. The cost to clean up the contaminated material and the loss of revenue resulting from the loss in production time may both be material. While we have several detection devices at each of our minimills, occasionally radioactive scrap may go undetected. For example, in July 2001, a small amount of cesium was included among scrap material we received from a scrap supplier and accidentally melted in our Jacksonville minimill furnace. Melt shop activities at that mill were halted for over three weeks until approximately 700 tons of contaminated material had been removed for proper disposal and equipment had been cleaned. The cost of clean-up and business interruption was approximately $10.5 million. Our insurance may not be sufficient to cover all of our losses in such instances.

  OUR PENSION PLANS ARE CURRENTLY UNDERFUNDED.

       We have several pension plans that are currently underfunded and adverse market conditions could require us to make substantial cash payments to fund the plans which could reduce cash available for other business needs. As of December 31, 2003, the aggregate value of plan assets of our pension plans (including supplemental retirement plans of the former Co-Steel) was $278.2 million, while the aggregate projected benefit obligation was $359.6 million, resulting in an aggregate deficit of $81.4 million for which we are responsible. We have made cash payments of $13.7 million to our defined benefit pension plan for the six months ended June 30, 2004. We expect to contribute an additional $6.5 million during our 2004 fiscal year. Funding requirements in future years may be higher, depending on market conditions, and may restrict the cash available for our business. Our funding requirements may also be significantly higher commencing in 2005 if temporary relief provisions enacted by the United States Congress are not extended.

  WE MAY NOT BE ABLE TO SUCCESSFULLY RENEGOTIATE COLLECTIVE BARGAINING AGREEMENTS WHEN THEY EXPIRE AND OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED BY LABOR DISRUPTIONS.

       Approximately 25% of our employees are represented by the United Steelworkers of America (USWA) under four collective bargaining agreements. The agreements have different expiration dates beginning in 2005. Approximately 76% of North Star's employees are represented by the USWA under four collective bargaining agreements, which agreements also have various expiration dates beginning in 2005. We may be unable to successfully negotiate new collective bargaining agreements for these employees without any labor disruption. A labor disruption could, depending on the operations affected and the length of the disruption, have a material adverse effect on our operations. Labor organizing activities could occur at one or more of our other facilities or at other companies upon which we are dependent for raw materials, transportation or other services. Such activities could result in a significant loss of production and revenue and have a material adverse effect on our results of operations or financial condition.

  WE ARE EXPOSED TO FLUCTUATIONS IN INTEREST RATES.

       Certain of our borrowings, primarily borrowings under our senior secured credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase and our net income would decrease. Significant changes in interest rates can increase our interest expense and have a material adverse effect on our results of operations or financial condition.

  CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS OR COMPETITIVE POSITION.

       We report our results in U.S. dollars. For the year ended December 31, 2003 and the six months ended June 30, 2004, approximately 30% and 29%, respectively, of our net sales and 34% and 37%, respectively, of our operating costs were in Canadian dollars. As a result, fluctuations in the exchange rate between the U.S. and Canadian dollar will affect our reported results. The percentage of our costs that are denominated in Canadian dollars is greater than the percentage of our net sales, which means our results are negatively affected when the Canadian dollar strengthens compared to the U.S. dollar. In addition, our Canadian operations compete with U.S. producers and are less competitive as the Canadian dollar strengthens relative to the U.S. dollar. Similarly, our U.S. and Canadian operations are more susceptible to the threat of imports during times when the U.S. and Canadian dollars strengthen relative to the currencies of exporting countries. To the extent we have borrowings that are denominated in Canadian dollars, our results of operations are also negatively affected by a strengthening in the Canadian dollar compared to the U.S. dollar.

  WE DEPEND ON OUR SENIOR MANAGEMENT AND WE MAY BE UNABLE TO REPLACE KEY EXECUTIVES IF THEY LEAVE.

       Our operations and prospects depend in large part on the performance of our senior management team. We do not have employment contracts with any of our executive officers and we cannot assure you that these individuals will remain with us as employees. In addition, we cannot assure you that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team or our difficulty in attracting, retaining and maintaining additional senior management personnel could have a material adverse effect on our business, financial condition and results of operations.

  WE RELY ON OUR JOINT VENTURES FOR A PORTION OF OUR INCOME AND CASH FLOWS, BUT WE DO NOT CONTROL THEM OR THEIR DISTRIBUTIONS.

       We have three 50%-owned joint ventures that contribute to our financial results but that we do not control. These joint ventures contributed $45.7 million to our net income for the six months ended June 30, 2004 and $7.7 million to our net income for the year ended December 31, 2003. We received $15.8 million of cash distributions from our joint ventures in the six months ended June 30, 2004 and $3.6 million of cash distributions for the year ended December 31, 2003. However, we do not control the joint ventures and cannot, without agreement from our partner, cause any joint venture to distribute its income from operations to us. In addition, Gallatin's existing financing agreement prohibits it from distributing cash to us unless specified financial covenants are satisfied. Additionally, since we do not control our joint ventures, they may not be operated in a manner that we believe would be in the joint ventures', or our, best interests. To the extent that we enter into other joint ventures as part of our acquisition strategy, these risks may have a greater impact on us.

RISKS RELATED TO THE OFFERING

  GERDAU S.A. AND ITS CONTROLLING SHAREHOLDERS CONTROL US AND THEIR INTERESTS MAY BE DIFFERENT FROM YOURS.

       Gerdau S.A. currently beneficially owns approximately 72% of our outstanding common shares and, after completion of this offering, will beneficially own approximately 67% of our outstanding common shares. Gerdau S.A., in turn, is controlled by the Gerdau Johannpeter family. Although five of the nine directors on our board of directors are independent, three of the directors, one of whom is also our Chief Operating Officer, are members of the controlling family. As a result, Gerdau S.A. and the controlling family significantly influence decisions affecting us, including the election of our board of directors, control of our management and policies, and determination of the outcome of any corporate transactions or other matters that require shareholder approval (such as mergers, consolidations or the sale of all or substantially all of our assets). The interests of Gerdau S.A. and the controlling family may be different from your interests and they may exercise their control over us in a manner inconsistent with your interests.

  THE PRICE OF OUR COMMON SHARES MAY BE VOLATILE AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

       The trading price of our common shares has been and could in the future be volatile in response to industry developments and business-specific factors such as variations in quarterly operating results, general economic conditions, changes in securities analysts' recommendations regarding our securities and other factors. These factors could cause the market price of our common shares to decline, which would diminish the value of your investment.

  WE MAY ISSUE ADDITIONAL EQUITY SECURITIES WHICH MAY REDUCE OUR EARNINGS PER SHARE.

       We have in the past issued and may continue to issue equity securities to finance our activities. If we issue additional common shares, you will experience dilution in our earnings per share. Moreover, as our intention to issue additional equity securities becomes publicly known, our share price may be adversely affected.

  BECAUSE WE ARE A CANADIAN COMPANY, CERTAIN CIVIL LIABILITIES AND JUDGMENTS MAY NOT BE ENFORCEABLE AGAINST US.

       We are incorporated under the laws of Ontario, Canada. Some of our directors and officers and certain of the experts named elsewhere in this prospectus are residents of countries other than the United States, including Canada. A portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for a shareholder to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce in the United States judgments that are obtained in a U.S. court against us or these persons. It may also be difficult for shareholders to enforce a U.S. judgment in Canada, or to succeed in a lawsuit in Canada, based solely on violations of U.S. securities laws.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       Some statements included and incorporated by reference in this prospectus constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words "anticipate," "intend," "believe," "estimate," "plan," "seek," "project," "expect," "may," "will," or "should" and similar expressions, as they relate to us or our management, often identify forward-looking statements. Forward-looking statements may also be included in various filings that we make with Canadian securities regulatory authorities and the SEC.

       These forward-looking statements are not historical facts but reflect our current expectations concerning future results and events. While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on these statements. Forward-looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur, including the following which are discussed in greater detail under the heading "Risk Factors":

       - the highly competitive nature of the global steel industry and the availability of competitive substitute materials;

       - increases in the cost of steel scrap, energy and other raw materials;

       -     steel imports and trade regulations;

       -     our participation in consolidation of the steel industry;

       -     risks relating to our proposed acquisition of North Star;

       - the cyclical nature of the steel industry and the industries we serve;

       - the substantial capital investment and similar expenditures required in our business;

       -     unexpected equipment failures and plant interruptions or outages;

       -     our level of indebtedness;

       - our costs relative to competitors who have sought bankruptcy protection;

       - the cost of compliance with environmental and occupational health and safety laws;

       -     the accidental melting of radioactive scrap metal;

       -     our ability to fund our pension plans;

       - our ability to renegotiate collective bargaining agreements and avoid labor disruptions;

       -     interest rate risk;

       -     currency exchange rate fluctuations;

       -     the loss of key employees; and

       -     our reliance on joint ventures that we do not control.

       Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no ongoing obligation to update such statements, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

                           EXCHANGE RATE INFORMATION

       The following table sets forth, for each period indicated, the low and high exchange rates for United States dollars expressed in Canadian dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. These rates are presented for information purposes and are not the same as the rates that are used for purposes of translating Canadian dollars into U.S. dollars in our consolidated financial statements:

                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                2001      2002      2003      2003      2004
                                               -------   -------   -------   -------   -------
    Low......................................  $1.4933   $1.5108   $1.2923   $1.3348   $1.2690
    High.....................................   1.6023    1.6128    1.5750    1.5750    1.3970
    Period End...............................   1.5925    1.5800    1.2923    1.4532    1.3390
    Average..................................   1.5487    1.5704    1.4008    1.3558    1.3407

       On October 13, 2004, the noon buying rate was Cdn$1.2640 = $1.00.

                                USE OF PROCEEDS

       We estimate that our net proceeds of this offering, after deducting the underwriting commission and the estimated expenses of the offering, will be
approximately $          , based on the public offering price of $     per
share, which was the U.S. dollar equivalent of the Canadian dollar price for the common shares based on the prevailing exchange rate on the date of this prospectus. If the overallotment option is exercised in full and Gerdau S.A. purchases all of the common shares issuable under the Gerdau S.A. additional
commitment, we estimate that our net proceeds will be approximately $          .
We will use the net proceeds for the following purposes: (i) to finance the proposed North Star acquisition (assuming satisfaction of applicable closing conditions and completion of the acquisition); (ii) for capital expenditures and working capital; and (iii) for general corporate purposes, which may include repurchasing a portion of our outstanding senior notes, repaying amounts owed under our senior secured credit facility or selectively pursuing strategic acquisitions. While we intend to use a majority of the proceeds of this offering to pay the purchase price in connection with the proposed North Star acquisition, that acquisition is subject to a number of conditions and we cannot assure you that it will be completed. If the North Star acquisition is not completed, we will have broad discretion to use such proceeds for the other purposes described above.

       While we intend to spend the funds available to us as stated above, there may be circumstances where, for sound business reasons, a reallocation of funds may be necessary or advisable.

                                DIVIDEND POLICY

       We do not currently pay dividends on our common shares. The payment of any dividends in future will be considered by our board of directors having regard to, among other things, our profitability, our capital requirements, industry conditions, our financial condition and other factors. The terms of our existing senior notes and senior secured credit facility may limit our ability to declare dividends in the future.

                         PRICE RANGE AND TRADING VOLUME

       Our common shares are listed and trade on the Toronto Stock Exchange under the symbol "GNA." Our common shares, including those distributed by us under this prospectus, have been approved for listing on the New York Stock Exchange under the symbol "GNA." The volume of trading and the price ranges of our common shares on the Toronto Stock Exchange are set forth in the following table for the periods indicated.

                                                     HIGH     LOW
                                                    (CDN$)   (CDN$)     VOLUME
                                                    ------   ------   ----------
2002
Fourth Quarter....................................   3.60     1.85    12,242,911
2003
First Quarter.....................................   2.84     1.60     4,783,390
Second Quarter....................................   1.95     1.33    15,708,010
Third Quarter.....................................   3.70     1.84    15,534,674
Fourth Quarter....................................   4.85     3.03     7,793,498
2004
First Quarter.....................................   5.45     4.00    11,052,189
Second Quarter....................................   5.43     4.60    15,266,634
Third Quarter.....................................   6.64     4.87    15,062,273
October 1 - 13....................................   7.14     6.03     2,724,467

       On October 13, 2004, the closing price of our common shares as reported on the Toronto Stock Exchange was Cdn$6.33 ($5.01 based on the noon buying rate on that date). On June 30, 2004, there were 225,089,337 common shares issued and outstanding.

                                 CAPITALIZATION

       The following table sets forth our cash and capitalization as at June 30, 2004 on an actual basis, as adjusted to give effect to the offering (based on
the public offering price of $     per share, which was the U.S. dollar
equivalent of the Canadian dollar price for the common shares based on the prevailing exchange rate on the date of this prospectus) and pro forma as adjusted to give effect to the offering and our proposed acquisition of North Star. The table should be read in conjunction with our consolidated financial statements and the related notes included and incorporated by reference in this prospectus.

                                                                      AS AT JUNE 30, 2004
                                                           ------------------------------------------
                                                                                        PRO FORMA AS
                                                            ACTUAL     AS ADJUSTED        ADJUSTED
                                                           --------   --------------   --------------
                                                                     (DOLLARS IN MILLIONS)
Cash and cash equivalents................................  $   16.9      $                $
                                                           ========      ========         ========
Bank indebtedness and current portion of long-term
  borrowings.............................................  $   29.2      $   29.2         $   30.2
Long-term borrowings, less current portion(1)............     503.0         503.0            507.3
                                                           --------      --------         --------
  Total indebtedness(2)..................................     532.2         532.2            537.5
Shareholders' equity
  Capital stock (authorized common shares -- unlimited;
     outstanding -- actual -- 225,089,337, as adjusted
     and pro forma as adjusted -- 295,089,337)...........     645.7
  Retained earnings......................................     101.2         101.2            101.2
  Accumulated other comprehensive income.................       8.6           8.6              8.6
                                                           --------      --------         --------
     Total shareholders' equity..........................  $  755.5      $                $
                                                           --------      --------         --------
       Total capitalization..............................  $1,287.7      $                $
                                                           ========      ========         ========

------------

(1) Long-term borrowings include total commitments under our senior secured credit facility of $350 million. As of June 30, 2004, our borrowing base supported borrowings of approximately $298 million under our senior secured credit facility.

(2) Total indebtedness includes convertible debentures of $74.8 million at June 30, 2004.

       The table above excludes 3,159,283 common shares issuable upon exercise of options to purchase common shares outstanding as at June 30, 2004.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

GERDAU AMERISTEEL CORPORATION

       The selected consolidated financial data presented below as at and for the years ended December 31, 2002 and 2003, have been derived from our audited Canadian GAAP consolidated financial statements, adjusted for differences between Canadian GAAP and U.S. GAAP, included and incorporated by reference in this prospectus. The selected consolidated financial data presented below as at and for the year ended December 31, 2001 have been derived from our audited U.S. GAAP consolidated financial statements, filed with securities regulatory authorities, which are not included or incorporated by reference in this prospectus. The selected consolidated financial data presented below as at June 30, 2004 and for the six months ended June 30, 2003 and 2004 have been derived from our unaudited U.S. GAAP consolidated financial statements as at June 30, 2004 and for those periods, included and incorporated by reference in this prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim periods have been included. Results for the six months ended June 30, 2003 and 2004 are not necessarily indicative of results to be expected for the full year or any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, included and incorporated by reference in this prospectus.

       Unless otherwise specified, our financial results and information are presented in accordance with U.S. GAAP. Financial results for periods prior to 2004 were originally presented in accordance with Canadian GAAP and our audited consolidated financial statements included and incorporated by reference in this prospectus are presented in accordance with Canadian GAAP. The material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements are described in note 20 to our audited consolidated financial statements for the year ended December 31, 2003 and note 12 to our unaudited consolidated financial statements for the three and six months ended June 30, 2004 and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Material Differences Between Canadian GAAP and U.S. GAAP" in this prospectus. All of the financial data in the following tables are presented in accordance with U.S. GAAP.

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31(1),          JUNE 30,
                                             ------------------------------   -------------------
                                               2001       2002       2003       2003       2004
                                             --------   --------   --------   --------   --------
                                               (DOLLARS IN MILLIONS, EXCEPT EARNINGS PER SHARE)
STATEMENT OF OPERATIONS DATA:
  Net sales................................  $  885.0   $1,053.8   $1,811.2   $  857.4   $1,352.7
  Operating income (loss)..................      41.6       46.9       (9.3)      (4.2)     174.9
  Net (loss) income........................      (6.4)      11.0      (26.7)     (13.2)     127.0
  (Loss) earnings per share -- Basic.......  $  (0.04)  $   0.08   $  (0.04)  $  (0.07)  $   0.61
  (Loss) earnings per share -- Diluted.....  $  (0.04)  $   0.08   $  (0.04)  $  (0.07)  $   0.60
OTHER DATA:
  EBITDA(2)................................  $  100.7   $  102.1   $   65.5   $   33.4   $  228.0
  Net cash provided by (used in) operating
     activities............................     116.5       25.5       36.9      (19.2)      51.6
  Net cash used in investing activities....     (84.4)     (22.2)     (52.5)     (21.7)     (37.6)
  Net cash (used in) provided by financing
     activities............................     (32.9)       4.3       13.3       54.5       (6.8)
  Capital expenditures.....................  $   28.0   $   34.3   $   55.2   $   21.8   $   26.4

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31(1),          JUNE 30,
                                             ------------------------------   -------------------
                                               2001       2002       2003       2003       2004
                                             --------   --------   --------   --------   --------
OPERATIONAL DATA:(3)
Production (thousands of tons)
  Melt shops...............................     2,529      3,314      5,531      2,774      3,165
  Rolling mills............................     2,417      3,100      5,264      2,576      2,979
Finished steel shipments (thousands of
  tons)
  Rebar....................................       784        838      1,523        792        698
  Merchant/special sections................     1,061      1,424      2,030        984      1,144
  Rod......................................        62        166        642        293        397
  Flat rolled (joint venture)..............        --        120        744        365        380
                                             --------   --------   --------   --------   --------
     Total mill external...................     1,907      2,548      4,939      2,434      2,619
  Fabricated steel.........................       588        566        631        318        365
                                             --------   --------   --------   --------   --------
     Total.................................     2,495      3,114      5,570      2,752      2,985
Selling prices ($/ton)
  Mill external shipments..................  $    283   $    290   $    309   $    299   $    450
  Fabricated steel shipments...............  $    425   $    440   $    436   $    430   $    534
Scrap charged ($/ton)......................  $     88   $     89   $    110   $    109   $    171
Metal spread (selling price less scrap)
  ($/ton)
  Mill external shipments..................  $    195   $    200   $    199   $    189   $    280
  Fabricated steel shipments...............  $    337   $    350   $    326   $    321   $    363
Mill manufacturing cost ($/ton)............  $    132   $    155   $    174   $    169   $    191

                                        AS AT DECEMBER 31,                   AS AT JUNE 30, 2004
                                  ------------------------------   ----------------------------------------
                                                                                               PRO FORMA AS
                                    2001       2002       2003      ACTUAL    AS ADJUSTED(4)   ADJUSTED(5)
                                  --------   --------   --------   --------   --------------   ------------
                                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....  $    5.1   $   12.5   $   10.0   $   16.9      $               $
  Working capital...............     117.1      194.6      302.7      399.7
  Property, plant and
     equipment..................     528.3      765.6      795.1      780.5         780.5           881.5
  Total assets..................   1,058.6    1,513.7    1,677.1    1,862.4
  Total indebtedness(6).........     725.1      564.5      643.8      532.2         532.2           537.5
  Shareholders' equity..........  $   47.7   $  493.2   $  533.6   $  755.5      $               $

------------

(1) Our historical financial and operational results for the periods prior to October 23, 2002 are the financial and operational results of Gerdau North America, our predecessor company for accounting purposes, with the results of the former Co-Steel Inc., including Gallatin Steel Company, our joint venture with Dofasco Inc., added for the period since October 23, 2002.

                                           footnotes continued on following page

(2) EBITDA is earnings before interest, taxes, depreciation and amortization, and includes cash distributions from joint ventures, but excludes earnings from joint ventures.

    The following table reconciles EBITDA with net (loss) income for the periods indicated:

                                                                                               SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                                  ------------------------   ---------------
                                                                   2001     2002     2003     2003     2004
                                                                  ------   ------   ------   ------   ------
                                                                            (DOLLARS IN MILLIONS)
    EBITDA......................................................  $100.7   $102.1   $ 65.5   $ 33.4   $228.0
    Cash distribution from joint ventures.......................      --       --     (3.6)    (1.8)   (15.8)
    Earnings from joint ventures................................     1.0      5.0      7.7      4.9     45.7
    Depreciation and amortization...............................   (61.3)   (56.5)   (76.4)   (38.7)   (39.1)
    Interest and other expense on debt..........................   (49.7)   (40.4)   (59.9)   (26.0)   (28.1)
    Income tax expense (benefit)................................     3.9      2.5     39.8     14.8    (63.7)
    Minority interest...........................................    (1.0)    (1.7)     0.2      0.2       --
                                                                  ------   ------   ------   ------   ------
    Net (loss) income...........................................  $ (6.4)  $ 11.0   $(26.7)  $(13.2)  $127.0
                                                                  ======   ======   ======   ======   ======

(3) Includes 50% of Gallatin Steel Company, our joint venture with Dofasco Inc., as of October 23, 2002.

(4) As adjusted to give effect to our sale of 70,000,000 common shares in this
    offering (based on the public offering price of $    per share, which was
    the U.S. dollar equivalent of the Canadian dollar price for the common shares based on the prevailing exchange rate on the date of this prospectus) after deducting the estimated expenses of this offering and the underwriting commission.

(5) Pro forma as adjusted to give effect to this offering as described in the preceding footnote as well as the proposed acquisition of North Star.

(6) Total indebtedness includes convertible debentures of $74.8 million at June 30, 2004.

NORTH STAR

       The selected combined financial data presented below as at and for the fiscal year ended May 31, 2004 have been derived from North Star's combined financial statements included elsewhere in this prospectus and should be read in conjunction with North Star's audited combined financial statements and the related notes.

       North Star's financial information is presented in U.S. dollars and in accordance with U.S. GAAP. The differences between Canadian GAAP and U.S. GAAP as they relate to the combined financial results of North Star are described in note 10 to North Star's audited combined financial statements included elsewhere in this prospectus.

                                                               FISCAL YEAR ENDED
                                                                 MAY 31, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
STATEMENT OF EARNINGS:
  Revenue...................................................        $696.5
  Income from operations....................................          35.8
  Net income................................................        $ 22.6
OTHER DATA:
  EBITDA(1).................................................        $ 49.4
  Net cash provided by operating activities.................          39.6
  Net cash used in investing activities.....................         (17.3)
  Net cash used in financing activities.....................         (22.3)
  Capital expenditures......................................        $ 17.5

                                                                     AS AT
                                                                 MAY 31, 2004
                                                               -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................        $   --
  Working capital...........................................         114.9
  Property, plant and equipment.............................         103.5
  Total assets..............................................         332.9
  Total indebtedness........................................        $  5.2

------------

(1) EBITDA for North Star is earnings before interest, taxes, depreciation and amortization. The following table reconciles EBITDA with net income for the fiscal year ended May 31, 2004:

                                                                   FISCAL YEAR ENDED
                                                                     MAY 31, 2004
                                                                   -----------------
                                                                      (DOLLARS IN
                                                                       MILLIONS)
    EBITDA......................................................        $ 49.4
    Depreciation and amortization...............................         (12.4)
    Interest and other expense on debt..........................          (1.0)
    Income tax expense..........................................         (13.4)
                                                                        ------
    Net income..................................................        $ 22.6
                                                                        ------

            SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

       The following selected unaudited pro forma condensed consolidated financial data gives effect to this offering of our common shares and our proposed acquisition of North Star and is based on our historical Canadian GAAP consolidated financial statements, adjusted for differences between U.S. GAAP and Canadian GAAP, our historical U.S. GAAP consolidated financial statements and the historical U.S. GAAP combined financial statements of North Star, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet as at June 30, 2004 has been prepared by combining our consolidated balance sheet as at June 30, 2004 and the combined balance sheet of North Star as at May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on June 30, 2004. The unaudited pro forma condensed consolidated income statement for the twelve months ended June 30, 2004 has been prepared by combining (i) our consolidated income statement for the twelve months ended June 30, 2004, which was prepared by combining our consolidated income statement for the year ended December 31, 2003 and our consolidated income statement for the six months ended June 30, 2004, less our consolidated income statement for the six months ended June 30, 2003, and (ii) the combined income statement of North Star for the fiscal year ended May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on July 1, 2003.

       The selected unaudited pro forma condensed consolidated financial data have been prepared based upon currently available information and assumptions that we deem appropriate, including the assumption that the North Star acquisition will be financed through this offering of common shares. The selected unaudited pro forma condensed consolidated financial data are for informational purposes only and are not necessarily indicative of either the financial position or the results of operations that would have been achieved had the transactions for which we are giving pro forma effect actually occurred on the dates referred to above, nor are such pro forma data necessarily indicative of the results of future operations, because such unaudited pro forma condensed consolidated financial data are based on estimates of financial effects that may prove to be inaccurate.

       The selected unaudited pro forma condensed consolidated financial data have been prepared in accordance with U.S. GAAP, which has been reconciled to Canadian GAAP. The material differences between Canadian GAAP and U.S. GAAP are described in note 5 to the unaudited pro forma condensed consolidated financial data, included elsewhere in this prospectus.

                                                                   PRO FORMA
                                                                 TWELVE MONTHS
                                                                     ENDED
                                                                 JUNE 30, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
STATEMENT OF EARNINGS:
  Net sales.................................................       $3,003.1
  Income from operations....................................          231.2
  Net income................................................       $  152.5
OTHER DATA:
  EBITDA(1).................................................       $  330.7

                                                                PRO FORMA AS AT
                                                                 JUNE 30, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $
  Working capital...........................................
  Property, plant and equipment.............................          881.5
  Total assets..............................................
  Total indebtedness........................................       $  537.5

                                                     footnotes on following page

------------

(1) EBITDA is earnings before interest, taxes, depreciation and amortization and includes cash distributions from joint ventures, but excludes earnings from joint ventures. The following table reconciles pro forma EBITDA with pro forma net income for the twelve months ended June 30, 2004:

                                                                   PRO FORMA
                                                                 TWELVE MONTHS
                                                                     ENDED
                                                                 JUNE 30, 2004
                                                               -----------------
EBITDA......................................................       $  330.7
Earnings from joint ventures................................           48.5
Cash distribution from joint ventures.......................          (17.6)
Depreciation and amortization...............................          (85.9)
Interest and other expense on debt..........................          (62.3)
Income tax expense..........................................          (60.9)
                                                                   --------
Net income..................................................       $  152.5
                                                                   --------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in such forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Cautionary Statement Regarding Forward-looking Statements" and under "Risk Factors." You should read the following discussion in conjunction with the sections of this prospectus entitled "Selected Historical Financial and Operating Data -- Gerdau Ameristeel Corporation" and "Selected Pro Forma Condensed Consolidated Financial Data," and our consolidated financial statements and related notes appearing elsewhere and incorporated by reference in this prospectus.

       Unless otherwise specified, our financial information is presented in accordance with U.S. GAAP. Financial results for periods prior to 2004 were originally presented in accordance with Canadian GAAP and our audited consolidated financial statements included and incorporated by reference in this prospectus are presented in accordance with Canadian GAAP. The material differences between U.S. GAAP and Canadian GAAP as they relate to our financial statements are described in note 20 to our audited consolidated financial statements and note 12 to our unaudited consolidated financial statements included and incorporated by reference in this prospectus and in the following discussion. The amounts referred to in the following discussion are all presented in accordance with U.S. GAAP for comparative purposes.

OVERVIEW

       We are the second largest minimill steel producer in North America with annual manufacturing capacity of over 6.4 million tons of mill finished steel products. Through our vertically integrated network of 11 minimills (including one 50%-owned minimill), 13 scrap recycling facilities and 32 downstream operations, we primarily serve customers in the eastern half of North America. Our products are generally sold to steel service centers, steel fabricators, or directly to OEMs for use in a variety of industries, including construction, automotive, mining, cellular and electrical transmission, metal building manufacturing and equipment manufacturing.

       Our results of operations are largely dependent on the level of construction and general economic activity in the North American market. The factors that influence our net sales are tons shipped, product mix and related pricing. Our net sales are determined by subtracting product returns, sales discounts, return allowances and claims from total sales. We charge premium prices for certain grades of steel, dimensions of product, or in some cases, for smaller volumes. Our sales are seasonal, with sales in the fiscal quarters ending June 30 and September 30 generally being stronger than in the rest of the year.

       Our operations are segmented into two operating divisions, minimills and downstream operations. We own and operate seven minimills in the United States and three in Canada and also have a 50% interest in an eleventh minimill, Gallatin Steel, located in Kentucky, a joint venture with Dofasco Inc. We manufacture and market a wide range of steel products, including rebar, merchant bars, structural shapes, beams, special sections, rod, special bar quality, or SBQ, and flat rolled sheet. Over 90% of the raw material feed for the minimill operations is recycled steel scrap, making us the second largest steel recycler in North America. Four of our minimills are provided scrap from an internal network of 13 scrap recycling facilities. Our downstream operations are secondary value-added steel businesses. The downstream division consists of rebar fabrication, railroad spikes, cold drawn products, super light beam processing, elevator guide rails, and processing and production of wire mesh and collated nails. These steel fabricating and product manufacturing operations process steel principally produced in our minimills.

       Our cost of sales includes the cost of our primary raw material, scrap metal and the cost of converting the scrap to finished steel products, including the cost of natural gas and electricity we use and labor, maintenance and repairs, warehousing and freight costs. Natural gas and electricity represented approximately 8% and 14%, respectively, of our production costs for the six months ended June 30, 2004. We assign our production costs to our inventory produced. When that inventory is sold, those costs are reflected in costs of sales. Accordingly, there is a timing difference, typically one to three months, between when we incur our production costs and when we record them in our cost of sales for any given product. Most of our facilities operate under long-term electricity supply contracts with major utilities. These contracts typically have two components to them: a firm portion and an interruptible portion. The interruptible portion represents up to 70% to 90% of the total load, and, for the most part, is based on a spot-market price of electricity at the time it is being used. We therefore have significant exposure to the variances of the electricity spot market. Furthermore, we do not have any long-term contracts for natural gas, and are therefore subject to market variables and pricing swings for that energy source that have in the recent past, and could in the future, materially affect operating margins and results of operations.

       The prices of scrap metal, natural gas and electricity have demonstrated significant historical volatility. Although the deregulation of both natural gas and wholesale electricity have afforded opportunities for lower costs resulting from competitive market forces, prices for both of these energy sources have become even more volatile in the recent past. We try to pass increases in our costs to our customers; however, the market prices of our products do not always track fluctuations in the prices of our raw materials and energy, and price increases, even when achieved, can lag the cost increases we experience.

       Electricity represents a significant component of our cost of sales. The price of electricity is mainly driven by regional markets and each of our minimills has a separate electricity supply contract negotiated with its local utility provider.

       After the costs of scrap and energy, the largest contributor to our cost of sales is our labor costs, followed by the cost of maintaining and repairing our mill equipment and the cost of warehousing, handling and delivering our finished steel products. Sales are made based on local market prices. Freight costs charged to customers are limited to the freight costs that are charged by competitors who may be in closer proximity to our customers' locations. Our sales are reported net of our freight costs.

       We primarily compete with other steel producers based on the delivered price of finished products to our customers. Although freight costs for steel can often make it uneconomic for distant steel producers to compete with us, to the extent that they have had lower costs of sales, such as lower labor or energy costs, they have successfully competed with us. Our labor and energy costs are higher than many foreign and some domestic producers. For example, energy costs in the northeastern United States, where two of our minimills are located, are typically significantly higher than in other parts of North America. Although we are continually striving to improve our operating costs, we may not be successful in achieving lower labor and energy costs or gaining operating efficiencies that may be necessary to remain competitive.

       On October 23, 2002, we combined our operations with the operations of Co-Steel Inc. As a result, our historical financial results are the financial results for Gerdau North America, our predecessor company for accounting purposes, with the results of the former Co-Steel Inc., including Gallatin Steel Company, our 50%-owned joint venture with Dofasco Inc., for the period since October 23, 2002.

OUTLOOK

       Our results for the first six months of 2004 set a record for us. This earnings performance also highlights the unpredictable and volatile nature of today's North American steel industry. The effects of globalization and domestic industry consolidation have drastically changed the traditional market dynamics for steel. These emerging factors present new challenges in defining strategic decisions and in projecting the magnitude and duration of market cycles.

       This swing in earnings performance in 2004 from 2003 is a clear reminder of the cyclical and unpredictable nature of our business. Beginning in the second half of 2003 and continuing into the first half of 2004, the industry experienced rampant raw material cost escalation and pursued progressive steel price relief to restore reasonable margins. The opportune timing of the Co-Steel merger in late 2002 and notable improvements in those acquired mills can be credited as a contributing factor, but the magnitude of the earnings turnaround in the first half of 2004 is primarily attributable to very favorable changes in gross margins and market conditions.

       For the future, the key unknown is the sustainability of this positive industry trend in an uncertain political, economic and globally competitive environment. Our manufacturing facilities have significantly increased steel production, and our overall steel capacity utilization is running at optimum levels. Currently, North American steel demand is firm and steel prices and margins are well above historical levels. Despite current favorable steel market conditions, we expect that the industry will remain vulnerable to cyclical downturns as previously experienced.

CRITICAL ACCOUNTING POLICIES

       The following accounting policies affect the preparation of our consolidated financial statements:

       Revenue Recognition: Our products are usually sold on credit terms. The credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery and may allow discounts for early payment. Revenue is recognized at the time products are shipped to customers.

       Allowances for Doubtful Accounts: The allowance for doubtful accounts is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in accounts receivable. In estimating probable losses, we review accounts that are past due, non-performing or in bankruptcy. We also review accounts that may be at risk using information available about the customer, such as financial statements and published credit ratings. General information regarding industry trends and the general economic environment is also used. We determine an estimated loss for specific accounts and estimate an additional amount for the remainder of receivables based on historical trends and other factors. Adverse economic conditions or other factors that might cause deterioration of the financial health of customers could change the timing and level of payments received and necessitate a change in estimated losses.

       Accounting for Goodwill: In assessing the recoverability of goodwill and other intangible assets with indefinite lives, management must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates and related assumptions change in the future, we may be required to record impairment charges not previously recorded. We have adopted Standard Financial Accounting Standard
(SFAS) No. 142, Goodwill and Other Intangible Assets, and are required to assess goodwill for impairment at a minimum annually, using a two-step process that begins with an estimation of the fair value of the reporting unit. The first step is a screen for impairment and the second step measures the amount of any impairment. These tests utilize fair value amounts that are determined by estimated future cash flows developed by management.

       Long-lived Assets: We are required to assess potential impairments of long-lived assets in accordance with SFAS No. 144, Accounting for Impairment of Long-lived Assets, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair value based upon the most recent information available. Estimated fair market value is generally measured by discounting estimated future cash flows developed by management. Long-lived assets that are held for disposal are recorded at the lower of the carrying value or the fair market value less the estimated cost to sell. Our long-lived assets primarily include property, plant and equipment used in operations and property held for sale.

       Accounting for Income Taxes: We account for income taxes in accordance with the Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes. Significant judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, our tax returns are subject to audit by various domestic and foreign tax authorities. Although we believe our estimates are reasonable, we cannot assure you that the final tax outcome will not be materially different from that which is reflected in the income tax provisions and accruals.

       We have recorded deferred tax assets related to domestic and foreign tax loss carry-forwards. Limitations on the utilization of these tax assets may apply and we may in the future provide a valuation allowance to reduce certain of these deferred tax assets if we conclude that it is more likely than not that the deferred tax assets will not be fully realized.

       Environmental Remediation: We are subject to environmental laws and regulations established by federal, state, provincial and local authorities and make provisions for the estimated cost of remediation based on relevant facts, laws and regulations, and proven technology. The liability estimates are reviewed periodically and, as investigations and remediation proceed, we make necessary adjustments to the estimates. The liability estimates are not reduced by possible recoveries from insurance or other third parties.

       Post Retirement Benefits: Primary actuarial assumptions are determined as follows:

       - The expected long-term rate of return on plan assets is based on our estimate of long-term returns for equities and fixed income securities weighted by the allocation of assets in the plans. The rate is impacted by changes in general market conditions, but because it represents a long-term rate, it is not significantly impacted by short-term market swings. Changes in the allocation of plan assets would also impact this rate.

       - The assumed discount rate is used to discount future benefit obligations back to today's dollars. The U.S. discount rate is as of the measurement date, December 31. A similar process is used to determine the assumed discount rate for the non-U.S. plans. This rate is sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and expense.

       - The expected rate of compensation increase is used to develop benefit obligations using projected pay at retirement. This rate represents average long-term salary increases and is influenced by our long-term compensation policies. An increase in the rate would increase our obligation and expense.

       - The assumed health care trend rate represents the rate at which health care costs are assumed to increase and is based on historical and expected experience. Changes in projections of future health care costs due to general economic conditions and those specific to health care will impact this trend rate. An increase in the trend rate would increase our obligation and expense.

       Other Matters: In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46). In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R). Other than non-cancelable operating lease commitments, we do not have off-balance sheet arrangements, financings or other relationships with unconsolidated entities or other persons (also known as "special purpose entities") that require consolidation and we believe we are in compliance with FIN 46R. The consolidated financial statements include our accounts and those of our subsidiaries. Intercompany items and transactions are eliminated in consolidation.

RESULTS OF OPERATIONS

       The following table summarizes our results of operations for the years ended December 31, 2002 and 2003 and the six month periods ended June 30, 2003 and 2004, presented in accordance with U.S. GAAP.

                                              YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED
                                              -----------------------   ---------------------------
                                                                          JUNE 30,       JUNE 30,
                                                 2002         2003          2003           2004
                                              ----------   ----------   ------------   ------------
                                                             (DOLLARS IN THOUSANDS)
Net sales...................................  $1,053,760   $1,811,171     $857,360      $1,352,727
Operating expenses
  Cost of sales.............................     898,918    1,668,478      791,279       1,097,545
  Selling and administrative................      58,285       81,565       35,272          43,819
  Depreciation..............................      55,305       71,951       35,152          37,887
  Other operating (income)..................      (5,661)      (1,480)        (179)         (1,471)
                                              ----------   ----------     --------      ----------
                                               1,006,847    1,820,514      861,254       1,177,780

Income (loss) from operations...............      46,913       (9,343)      (4,164)        174,947
Earnings from joint ventures................       5,011        7,667        4,862          45,695
                                              ----------   ----------     --------      ----------
Income before other expenses and income
  taxes                                           51,924       (1,676)         698         220,642
Other expenses
  Interest, net.............................      40,371       59,880       25,923          28,059
  Foreign exchange loss (gain)..............          90          726         (571)            675
  Amortization of deferred financing
     costs..................................       1,172        4,399        3,578           1,248
                                              ----------   ----------     --------      ----------
                                                  41,633       65,005       28,930          29,982
Income (loss) before income taxes...........      10,291      (66,681)     (28,232)        190,660
Income tax expense (benefit)................      (2,465)     (39,770)     (14,818)         63,689
                                              ----------   ----------     --------      ----------
Income (loss) before minority interest......      12,756      (26,911)     (13,414)        126,971
Minority interest...........................      (1,707)         217          217              --
                                              ----------   ----------     --------      ----------
Net income (loss)...........................  $   11,049   $  (26,694)    $(13,197)     $  126,971
                                              ==========   ==========     ========      ==========

  SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

       Net sales: Finished tons shipped for the six months ended June 30, 2004 increased 233,224 tons, or 8.5%, compared to the six months ended June 30, 2003. The increase in tons reflects stronger steel demand from the prior year. Average mill finished goods selling prices increased $152 per ton, or 50.7%, from the average selling prices for the six months ended June 30, 2003. Selling price increases were partially offset by scrap raw material costs that increased 56.1% for the six months ended June 30, 2004, compared to the six months ended June 30, 2003. In 2004, we and other minimill producers have increased steel selling prices in response to higher scrap and other manufacturing costs. Strong demand for scrap materials from China, combined with the relative valuation of the U.S. dollar versus the currencies of Europe, Japan, Canada and other steel producing countries has increased the attractiveness of scrap material exports pushing the cost of scrap raw material up dramatically. Also, resurgence in domestic steel capacity utilization and declines in global scrap supply have added volatility to scrap prices.

       Cost of sales: Cost of sales as a percentage of net sales decreased 11.2% for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. The decrease is primarily attributable to sales revenue increasing greater than the increase in raw materials and production costs. Historically, scrap costs typically account for approximately 35% to 45% of mill production costs. In the six months ended June 30, 2004, average scrap costs represented approximately 54% of mill production costs, compared to approximately 44% for the same period in 2003. Mill manufacturing costs were approximately

13.0% higher as a result of increased yield costs due to the higher cost of scrap, higher energy cost and higher maintenance expenses.

       Selling and administrative: Selling and administrative expenses for the six months ended June 30, 2004 increased $8.5 million compared to the six months ended June 30, 2003. Included in selling and administrative expenses for the six months ended June 30, 2004 is a non-cash pretax expense of $3.6 million to mark-to-market outstanding stock appreciation rights (SARs) and other equity based compensation held by employees. Other selling and administrative expenses increased $4.9 million for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. The increase is due to increased professional service fees and increased salaries and benefits due to an increase in headcount.

       Depreciation: Depreciation for the six months ended June 30, 2004 increased $2.7 million compared to the six months ended June 30, 2003. The increase in depreciation for the six months ended June 30, 2004 reflects normal increases in depreciation expense from routine equipment additions placed in service during the last twelve months.

       Other operating (income) expense: Other operating income for the six months ended June 30, 2004 was $1.5 million primarily from an insurance settlement relating to a power interruption claim from a prior year and a gain from mark-to-market of trading securities. Other operating income for the six months ended June 30, 2003 was approximately $0.2 million, which includes a $1.8 million charge for a settlement of environmental warranties from the May 2000 sale of Co-Steel's Mayer Parry Recycling unit in England, asset write-downs and fabricating plant shutdown expense of $1.1 million and a $0.5 million charge relating to start-up costs associated with new process automation controls at the Knoxville rolling mill.

       Income (loss) from operations: As a percentage of net sales, operating income for the six months ended June 30, 2004 was 13.0% compared to an operating loss of 0.5% for the six months ended June 30, 2003. Metal spread, the difference between mill selling prices and scrap raw material cost, increased 47.6% to $280 per ton for the six months ended June 30, 2004 from $189 per ton for the six months ended June 30, 2003. The operating profit per ton for the six months ended June 30, 2004 was $67 per ton compared to a loss of $2 per ton for the six months ended June 30, 2003. The improvement in metal spread is the primary factor for the increase in operating income in the first six months of 2004, along with better operating performance at the Whitby, Perth Amboy and Sayreville minimills.

       Earnings from joint ventures: Earnings from our 50%-owned joint ventures were $45.7 million for the six months ended June 30, 2004 compared to $4.9 million for the six months ended June 30, 2003. Our share of operating income of the joint ventures was $47.1 million, or $124 per ton of finished steel, for the six months ended June 30, 2004 compared to $5.8 million, or $16 per ton of finished steel, for the six months ended June 30, 2003. Our share of the joint ventures' EBITDA was $51.9 million for the six months ended June 30, 2004, compared to $9.9 million for the six months ended June 30, 2003. Increased metal spread at Gallatin Steel is the primary contributor to the increase in joint venture earnings in the first six months of 2004.

       Interest expense and amortized deferred financing costs: Interest expense and other expense on debt, primarily amortized deferred financing costs, decreased $0.2 million for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. Included in the deferred finance costs for the six months ended June 30, 2003 was a charge of $2.1 million relating to the write-off of unamortized costs of the extinguished debt. The net decrease in expense for 2004 reflects the favorable effect of mark to market on interest rate swaps and lower interest expense on reduced debt levels.

       Income taxes: Statutory income tax rates in the United States (including both federal and state) and Canada (including federal and provincial) are approximately 40% and 35%, respectively, for the six months ended June 30, 2004 and 2003. Income tax credits decreased income tax expense approximately $6.0 million in the six months ended June 30, 2004 and increased income tax benefit approximately $5.2 million in the six months ended June 30, 2003 reflecting a consolidated provision of approximately 35% for the six months ended June 30, 2004 and approximately 52% for the six months ended June 30, 2003.

       Segments: We are organized with two business unit segments, minimills and downstream.

       Minimills segment sales increased to $1,403.6 million for six months ended June 30, 2004 from $863.4 million for the six months ended June 30, 2003. Minimills segment sales include sales to the downstream segment of $272.3 million and $151.6 million for the six months ended June 30, 2004 and 2003, respectively. Mills segment operating income for six months ended June 30, 2004 was $181.9 million compared to $3.6 million operating loss for the six months ended June 30, 2003, an increase of $185.5 million. The increase in operating income in the second quarter of 2004 is primarily the result of higher selling prices, higher shipment volumes and improved operating performance at the Perth Amboy, Sayreville and Whitby minimills.

       Downstream segment sales increased to $221.5 million for the six months ended June 30, 2004 from $145.4 million for the six months ended June 30, 2003. Downstream segment operating income for the six months ended June 30, 2004 was $14.0 million compared to $7.4 million for the six months ended June 30, 2003, an increase of $6.6 million. The increase in profit is primarily due to increases in average selling prices of $104 per ton to $534 per ton for the six months ended June 30, 2004 compared to $430 per ton for the six months ended June 30, 2003.

       See note 11 to our unaudited interim comparative consolidated financial statements for the three and six month periods ended June 30, 2004 for a reconciliation of segment sales and income to consolidated results.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

       Net sales: Finished tons shipped for the year ended December 31, 2003 increased 2,455,574 tons, or 78.8%, compared to the year ended December 31, 2002. Net sales for the year ended December 31, 2003 were $1,811.2 million compared to $1,053.8 million for the year ended December 31, 2002, an increase of $757.4 million, or 71.9%. The operations acquired as a result of the October 2002 merger with Co-Steel contributed additional net sales of $640.1 million for the year ended December 31, 2003.

       Average mill finished goods selling prices increased $19 per ton, or 6.7%, for the year ended December 31, 2003 from the average selling prices for the year ended December 31, 2002. However, selling price increases were partially offset by scrap raw material costs that increased $21 per ton, or 23.6%, to $110 per ton for the year ended December 31, 2003 compared to $89 per ton for the year ended December 31, 2002.

       Cost of sales: Cost of sales as a percentage of net sales increased to 92.1% for the year ended December 31, 2003 compared to 85.3% for the year ended December 31, 2002. Cost of sales for the year ended December 31, 2003 was $1,668.5 million compared to $898.9 million for the year ended December 31, 2002, an increase of $769.6 million, or 85.6%.

       Higher cost of goods sold reflects a sharp increase in scrap raw material and energy costs. Scrap costs typically account for approximately 35% to 45% of mill production costs. In the year ended December 31, 2003, average scrap costs were approximately $21 per ton higher than in the year ended December 31, 2002 and represented approximately 44% of mill production costs in the year ended December 31, 2003, compared to approximately 41% for the year ended December 31, 2002. For the 2003 financial year, energy costs averaged $35 per ton of steel produced, an increase of approximately 12% compared to 2002.

       Selling and administrative: Selling and administrative expenses as a percentage of net sales for the year ended December 31, 2003 were 4.5% compared to 5.5% for the same period in the year ended December 31, 2002. Selling and administrative expenses for the year ended December 31, 2003 were $81.6 million compared to $58.3 million for the year ended December 31, 2002, an increase of $23.3 million. Included in selling and administrative expenses for the year ended December 31, 2003 is a non-cash pretax charge of $9.4 million for equity based compensation expense to mark-to-market outstanding stock appreciation rights (SARs) held by employees. The SARs were issued over the last five years and represent the predominant form of our equity based compensation. The expense reflects the mark-to-market accounting for the appreciation in our common shares from $1.46 per share on December 31, 2002 to $3.63 per share on December 31, 2003. The $23.3 million increase in selling and administrative expenses for the year ended December 31, 2003 includes selling and administrative expenses associated with the addition of the Co-Steel locations for the full year.

       Depreciation: Depreciation for the year ended December 31, 2003 was $72.0 million compared to $55.3 million for the year ended December 31, 2002, an increase of $16.7 million.

       Other operating (income) expense: Other operating income for the year ended December 31, 2003 was approximately $1.5 million which primarily consists of income of $3.5 million in electric power rebates from the Province of Ontario and a $1.8 million charge from a settlement of environmental warranties from the May 2000 sale of Co-Steel's Mayer Parry Recycling unit in England. Other operating income for the year ended December 31, 2002 included $6.1 million insurance settlement offset by $1.0 million relating to the closing of certain of our fabricating plants.

       Income (loss) from operations: As a percentage of net sales, operating loss for the year ended December 31, 2003 was 0.5% compared to an operating income of 4.5% for the year ended December 31, 2002. Metal spread, the difference between mill selling prices and scrap raw material cost, decreased 0.8% to $199 per ton for the year ended December 31, 2003 from $200 per ton for the year ended December 31, 2002. The decline in metal spread is a contributing factor to the decrease in operating income in 2003.

       Earnings from joint ventures: Earnings from our 50%-owned joint ventures were $7.7 million for the year ended December 31, 2003 compared to $5.0 million for the year ended December 31, 2002. The increase in joint venture earnings in 2003 is due to the inclusion of the Co-Steel joint venture, Gallatin Steel, for the full year.

       Interest expense and amortized deferred financing costs: Interest expense and amortized deferred financing costs were $64.3 million for the year ended December 31, 2003 compared to $41.5 million for the year ended December 31, 2002. Included in deferred financing costs for the year ended December 31, 2003 was a charge of $2.1 million relating to the write-off of unamortized costs relating to debt extinguished in the June 2003 refinancing.

       Income taxes: Statutory income tax rates in the United States (including both federal and state) and Canada (including federal and provincial) are approximately 40% and 35%, respectively, for the year ended December 31, 2003 and 2002 and provide a blended provision of approximately 36% and 38%, respectively, for the year ended December 31, 2003 and 2002. Tax credits increased income tax benefit approximately $15.2 million in the year ended December 31, 2003 and reduced income tax expense approximately $8.2 million in the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

       Operating activities: Net cash provided by operations for the six months ended June 30, 2004 was $51.6 million compared to net cash used by operations of $19.2 million for the six months ended June 30, 2003 and $36.9 million for year ended December 31, 2003. As at June 30, 2004, accounts receivable increased by $102.3 million from December 31, 2003 as a result of increased sales volumes and higher selling prices. Inventories have increased in the six months ended June 30, 2004 by $75.3 million as a result of higher cost inventories of scrap, billets and finished products caused by the dramatic increase in scrap costs. Also, as a result of the increased cost of scrap, accounts payable has increased by $34.1 million as of June 30, 2004.

       Investing activities: Net cash used in investing activities was $37.6 million in the six months ended June 30, 2004 compared to $21.7 million in the six months ended June 30, 2003 and $52.5 million for year ended December 31, 2003. For the six months ended June 30, 2004, capital expenditures totaled $26.4 million. On March 19, 2004, we acquired the operating assets of Potter Form & Tie Co., a rebar fabricator in the midwest United States, for $11.1 million in cash. Also, in the six months ended June 30, 2004, we received a $1.8 million cash dividend and $14 million return of capital from Gallatin Steel Company.

       Financing activities: Net cash used in financing activities was $6.8 million in the six months ended June 30, 2004 compared to net cash provided by financing activities of $54.5 million in the six months ended June 30, 2003 and net cash provided by financing activities of $13.3 million for year ended December 31, 2003. Revolving credit payments were $130.1 million in the six months ended June 30, 2004. Also, in the first quarter of 2004 we obtained two short term loans in the amounts of $20.0 million and $5.0 million, each of which are guaranteed by Gerdau S.A., from a Brazilian bank.

       On April 16, 2004, we issued 26.8 million common shares to our majority shareholder, Gerdau S.A., for total proceeds of $97.9 million (Cdn$131.3 million). The proceeds were used for general corporate purposes, which included capital expenditures, working capital and repayment of debt.

  CREDIT FACILITIES AND INDEBTEDNESS

       On June 27, 2003, we refinanced most of our outstanding debt by issuing $405.0 million of 10 3/8% senior notes and entered into a $350.0 million senior secured credit facility with a syndicate of lenders. The proceeds were used to repay existing indebtedness under several lending arrangements and to pay costs associated with the refinancing. Following the refinancing, our principal sources of liquidity are cash flow generated from operations and borrowings under the new senior secured credit facility and we believe these sources will be sufficient to meet our cash flow requirements for at least the next twelve months. The principal liquidity requirements are working capital, capital expenditures and debt service. Other than non-cancelable operating lease commitments, we do not have any off-balance sheet financing arrangements or relationships with unconsolidated special purpose entities.

       The following is a summary of our existing credit facilities and other long-term debt:

       Senior secured credit facility: The senior secured credit facility provides commitments of up to $350.0 million. We will be able to borrow under the senior secured credit facility the lesser of (i) the committed amount, and
(ii) the borrowing base (which is based upon a portion of the inventory and accounts receivable held by most of our operating units less certain reserves), minus outstanding loans, letter of credit obligations and other obligations owed under the senior secured credit facility. Since the borrowing base under the senior secured credit facility will be based on actual inventory and accounts receivable levels, available borrowings under the facility will fluctuate. The borrowings under the senior secured credit facility are secured by our inventory and accounts receivable. At June 30, 2004, there was $36,000 outstanding and $298.6 million available under the senior secured credit facility compared to $135.0 million outstanding and $130.3 million available at December 31, 2003.

       Loans under the senior secured credit facility bear interest at a per annum rate equal to one of several rate options (LIBOR, federal funds rate, bankers' acceptance or prime rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by excess availability from time to time. Borrowings under the senior secured credit facility may be made in U.S. or Canadian dollars, at our option. Our senior secured credit facility contains restrictive covenants that limit our ability to engage in specified types of transactions without the consent of the lenders. These covenants limit our ability to, among other things: incur additional debt, issue redeemable stock and preferred stock, pay dividends on our common shares, sell or otherwise dispose of certain assets and enter into mergers or consolidations.

       An affiliate of CIBC World Markets, one of the underwriters of this offering, is a lender under the senior secured credit facility.

       Senior notes: On June 27, 2003, we issued $405.0 million of 10 3/8% senior notes, of which $35.0 million were sold to an indirect wholly-owned subsidiary of Gerdau S.A. The notes mature on July 15, 2011. The notes were issued at 98% of face value. The notes are unsecured, are effectively junior to secured debt to the extent of the value of the assets securing such debt, rank equally with all existing and future unsecured unsubordinated debt, and are senior to any future senior subordinated or subordinated debt. Interest on the notes accrues at 10 3/8% per annum (10.75% effective rate) and is payable semi-annually on July 15 and January 15. At any time prior to July 15, 2006, we may redeem up to 35% of the original principal amount of the notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 110.75% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption. The indenture governing the notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. On January 23, 2004, we completed an exchange of the senior notes. The exchanged notes have substantially the same form and terms as the original notes issued on June 27, 2003. The exchanged notes were issued under a prospectus in Ontario and the exchanged notes and subsidiary guarantees have been registered under the U.S. Securities Act of 1933, as amended, and are not subject to restrictions on transfer.

       AmeriSteel Bright Bar, Inc. Term Loan: At June 30, 2004, AmeriSteel Bright Bar, Inc. had a $2.9 million term loan outstanding compared to $3.2 million as of December 31, 2003. The loan bears interest at a fixed rate of 6% and matures in September 2011.

       Industrial revenue bonds: We had $27.4 million of industrial revenue bonds outstanding as of June 30, 2004 which was unchanged from the amount outstanding as of December 31, 2003. Of these bonds, $23.8 million of the bonds were issued in prior years to construct facilities in Jackson, Tennessee. We assumed an industrial revenue bond in the amount of $3.6 million with the acquisition of the Cartersville cold drawn facility in September 2002. The interest rates on these bonds range from 50% to 75% of the prime rate. The industrial revenue bonds mature in 2014, 2017 and 2018. These bonds are secured by letters of credit issued under the senior secured credit facility.

       Related party loans: In the first quarter of 2003, a subsidiary of Gerdau S.A. made loans totaling $30.0 million to increase our liquidity. These loans were used for working capital purposes, bore interest at the rate of 6.5% and were repaid in the second quarter of 2003 using proceeds from the refinancing we completed in 2003. In conjunction with the issuance of the $405.0 million senior notes in June 2003, $35.0 million of the notes were sold to an indirect wholly-owned subsidiary of Gerdau S.A. In the first quarter of 2004, we obtained from a Brazilian bank a $20.0 million, one year, 2.65% interest bearing loan and a $5.0 million, one year, 2.56% interest bearing loan. Each loan was guaranteed by Gerdau S.A.

       Convertible debentures: We have unsecured, subordinated convertible debentures in the principal amount of Cdn$125.0 million, which bear interest at 6.5% per annum, mature on April 30, 2007, and, at the holders' option, are convertible into our common shares at a conversion price of Cdn$26.25 per share. Under the terms of the trust indenture for the convertible debentures, no adjustment to the conversion price is required if we issue common shares in a customary offering. The debentures are redeemable, at our option, at par plus accrued interest and we have the right to settle the principal amount by the issuance of common shares based on their market value at the time of redemption.

       Capital leases: We had $1.0 million of capital leases as of June 30, 2004 compared to $1.1 million as of December 31, 2003.

MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND U.S. GAAP

       Our financial information is prepared in accordance with U.S. GAAP. U.S. GAAP differs from Canadian GAAP in several respects. The material differences between U.S. GAAP and Canadian GAAP as they relate to our financial statements are described in note 20 to our audited consolidated financial statements and note 12 to our unaudited interim consolidated financial statements included elsewhere in this prospectus. The following is a summary of these differences:

       - Under U.S. GAAP, joint ventures are accounted for using the equity method. Under Canadian GAAP, joint ventures are proportionately consolidated. This means that 50% of each line item is recorded. This means, among other differences, that depreciation expense associated with our joint ventures is not reported under U.S. GAAP.

       - As a result of proportionate accounting, under Canadian GAAP there is no equity investment account in long-term assets to which allocations of negative goodwill can be made under the purchase method of accounting. Therefore, in the business combination with Co-Steel Inc., negative goodwill was only allocated against property, plant and equipment which lowers depreciation expense. Under U.S. GAAP, joint ventures are accounted for under the equity method and therefore negative goodwill is allocated to the equity investment and property, plant and equipment. As a result, depreciation expense under U.S. GAAP is higher.

       - Comprehensive income is not reported under Canadian GAAP. Under U.S. GAAP, comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-shareholder sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and foreign currency translation gains and losses.

       - Under U.S. GAAP, an additional minimum pension liability is charged to other comprehensive income in shareholders' equity to the extent that the unfunded accumulated benefit obligation (ABO) exceeds the fair value of the plan assets and this amount is not covered by the pension liability recorded in the balance sheet. The calculation of the ABO is based on the actuarial present value of the vested benefits to which the employee is currently entitled, based on the employee's expected date of separation or retirement. The recognition of an additional minimum liability is not required under Canadian GAAP.

       - Under U.S. GAAP, we accrue for scheduled annual maintenance shutdowns. Canadian GAAP does not allow this accounting practice.

CAPITAL EXPENDITURES

       We spent $26.4 million on capital projects in the six months ended June 30, 2004 compared to $21.8 million in the same period in 2003 and $55.2 million in the year ended December 31, 2003. We expect to spend an aggregate of approximately $90.0 million on capital projects in 2004, which includes approximately $28.0 million in carryover projects from the year ended December 31, 2003. Major capital projects in 2004 include caster upgrades of $10.0 million, mill control upgrades of $5.5 million, warehouse and material handling improvements of $16.0 million, sub-station upgrades of $3.5 million, reheat furnace improvements of $10.0 million and information system upgrades of $4.0 million.

CONTRACTUAL OBLIGATIONS

       The following table shows our contractual obligations as of June 30, 2004.

CONTRACTUAL OBLIGATIONS (IN THOUSANDS)   TOTAL     LESS THAN ONE YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
--------------------------------------  --------   ------------------   ---------   ---------   -------------
Long-term debt(1)....................   $457,484        $ 29,182         $ 1,034     $1,183       $426,085
Operating leases(2)..................     70,688          12,119          22,238      8,000         28,331
Capital expenditures(3)..............     66,049          46,234          19,815         --             --
Unconditional purchase
  obligations(4).....................     40,865          40,865              --         --             --
Pension funding obligations(5).......      6,452           6,452              --         --             --
                                        --------        --------         -------     ------       --------
  Total contractual obligations......   $641,538        $134,852         $43,087     $9,183       $454,416
                                        ========        ========         =======     ======       ========

------------

(1) Total amounts are included in our consolidated balance sheet as at June 30, 2004. See note 8, Long-term Debt, to our unaudited consolidated financial statements.

(2) Includes minimum lease payment obligations for equipment and real property leases for our offices in Tampa, Florida and Toronto, Ontario in effect as of June 30, 2004.

(3) Purchase obligations for capital expenditure projects in progress.

(4) A majority of these purchase obligations are for inventory and operating supplies and expenses used in the ordinary course of business.

(5) Pension funding obligations are included only for 2004 as the amount of funding obligations beyond the next year are not yet determinable.

       Environmental liabilities: We generate certain wastes, including EAF dust, that are classified as hazardous wastes and must be properly managed under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and clean-up of contaminated properties. Liability may attach regardless of fault or the legality of the original disposal. Some of our present and former facilities have been in operation for many years and, over such time, have used substances and disposed of wastes that may require clean-up. We could be liable for the costs of such clean-ups. Clean-up costs for any contamination, whether known or not yet discovered, could be substantial and could have a material adverse effect on our results of operations.

       Some of our North American operations in the U.S. are responsible for the remediation of certain sites where EAF dust was generated and/or disposed. In general, our estimate of remediation costs is based on our review of each site and the nature of the anticipated remediation activities to be undertaken. Our process for estimating such remediation costs includes determining for each site the available remediation methods, applicable laws and regulations, and the estimated cost for each step of the remediation. In such determinations, we may employ outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, we estimated the present value of the total remaining costs as of December 31, 2003 to be approximately $13.6 million, with these costs recorded as a liability in our financial statements. Included in the amounts outstanding is $8.6 million recorded in 2002 with respect to certain environmental obligations which were triggered by the change in control of Co-Steel Inc. in certain jurisdictions in which Co-Steel Inc. operated.

       Carbon monoxide and other emissions at our Perth Amboy minimill frequently exceeded permitted levels during 2001 and 2002. We have conducted investigations to determine the cause of these episodes, and steps have been taken to reduce emissions and to modify the Perth Amboy minimill's environmental permit requirements. Discussions with the New Jersey Department of Environmental Protection (NJDEP) have largely resolved these permit and compliance issues. Penalty assessments of approximately $250,000 have been agreed upon.

       In April 2001, we were notified by the Environmental Protection Agency, the EPA, of an investigation that identifies us as a potential responsible party
(PRP) in a Superfund Site in Pelham, Georgia where the total claim is $15.5 million. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, lastly operated by Stoller Chemical Company, a now bankrupt corporation. The EPA has filed suit with us named as a defendant. We are included in this action because we allegedly shipped EAF dust to this property during 1978. Previously, the EPA offered a settlement to the named PRPs totaling $15.5 million under which our allocation was approximately $1.8 million. The EPA has recently indicated that it is reconsidering the appropriate allocation; that reconsideration could cause the EPA's view of our allocation to increase. One of the named PRPs is in bankruptcy proceedings. We object to our inclusion as a PRP on several bases, have asserted defenses and are pursuing legal alternatives, including adding a larger third party which we believe was incorrectly excluded from the original lawsuit. In 2004, the court denied a motion asserting some, but not all, of our defenses. As the ultimate exposure to us, if any, is uncertain, no liability for remediation costs has been accrued for this site. While we do not anticipate a materially adverse result, we cannot assure you that the final resolution of this matter will not have a material adverse effect on us.

       Pension liabilities: Our pension and retirement plans are in compliance with applicable Canadian and United States regulatory and funding requirements and filings. However, a number of our pension plans were underfunded when their assets and liabilities were last computed. As of December 31, 2003, the aggregate value of plan assets of our pension plans (including supplemental retirement plans of the former

Co-Steel) was $278.2 million, while the aggregate projected benefit obligation was $359.6 million, resulting in an aggregate deficit of $81.4 million for which we are responsible. We anticipate the identified deficiencies to be larger than as at December 31, 2003 based on the recent performance of equity markets. We have made cash payments of $13.7 million to our defined benefit pension plans for the six months ended June 30, 2004. We expect to contribute an additional $6.5 million during the remainder of 2004. Funding requirements in future years may be higher, depending on market conditions, and may restrict the cash available for our business. Our funding requirements may also be significantly higher commencing in 2005 if temporary relief provisions enacted by the United States Congress are not extended.

       We have post-retirement medical plans with unfunded liabilities of approximately $38.6 million as of December 31, 2003. These plans are not pre-funded, as is typical. During the year ended December 31, 2003, our benefit cost relating to our post-retirement medical plans was $3.1 million.

       For year-end purposes, and for the above valuation purposes, we estimated our liability for future benefits using a 6.5% discount rate for our Canadian plans and a 6.75% discount rate for our U.S. plans. Each half percentage change in the discount factor corresponds to an approximate 7%-9% inverse change in the pension obligations, which were approximately $360 million at December 31, 2003. A 0.5% change in our assumed rate of return on plan assets corresponds to an inverse change in pension expense of approximately $1.0 million.

       Gallatin contingent obligations: As a general partner of Gallatin Steel, we are required to make capital contributions to Gallatin Steel equal to 50% of the lease payments it pays to Gallatin County, Kentucky, if the availability under Gallatin's financing arrangements fall below $10 million or Gallatin's fixed charge coverage is less than stipulated thresholds as defined by its financing arrangements. Although Gallatin has historically elected to fund its lease payments out of its working capital, it is not obligated to do so, and therefore we could be obligated to fund them in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Our use of derivative instruments is limited. Derivative instruments are not used for speculative purposes but they are used to manage well-defined interest rate risks arising out of the normal course of business. In order to reduce our exposure to changes in the fair value of our senior notes, we entered into interest rate swaps subsequent to our June 2003 refinancing. The agreements have a notional value of $200 million and expiration dates of July 15, 2011. We receive a fixed interest rate and pay a variable interest rate based on LIBOR. The aggregate mark-to-market (fair value) of the interest rate swap agreements, which represents the amount that would be received if the agreements were terminated at December 31, 2003, was approximately $89,000. Taking into account the interest rate swaps, approximately 38% of our $532.2 million of debt outstanding as at June 30, 2004 was floating rate and 62% was fixed rate.

       We sometimes use natural gas forward purchase contracts to partially manage our exposure to price risk of natural gas which we use during the manufacturing process. Our use of these contracts is immaterial for all periods presented.

       Every dollar of change in metal spread, the difference between mill selling prices and scrap raw material cost, results in a corresponding $6.0 million change to our pre-tax income from operations. Every dollar increase or decrease in the average scrap price results in a corresponding $1.5 million change to our working capital requirements.

RECENTLY ISSUED ACCOUNTING STANDARDS

       There are no recently issued accounting standards applicable under Canadian GAAP that have not been adopted and reflected in our financial statements. The following are recently issued accounting standards under U.S.
GAAP:

       In January 2003, FASB issued Interpretation No. 46, ("FIN 46R") "Consolidation of Variable Interest Entities." Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures, but this Interpretation applies to a larger population of entities. In general, a variable interest entity is any legal structure used for business purposes that either (i) does not have equity investors with voting rights or
(ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This Interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this Interpretation apply to variable interest entities created after January 31, 2003 and apply to existing variable interest entities in the first fiscal year or interim period beginning after December 15, 2003.

       We adopted this standard as of January 1, 2004. We have a 50% interest in a number of joint ventures. Certain of these joint ventures are considered variable interest entities under the provisions of FIN 46R. We have evaluated the terms of the agreements governing the joint ventures and have determined that we are not subject to a majority of the entities' risk of loss or residual returns. Therefore, the entities should not be consolidated. The adoption of FIN 46R had no impact on our financial results.

       The Canadian GAAP standard on consolidation of variable interest entities is effective for us in 2005. The Canadian standard is very similar to FIN 46R. It is expected that certain of our joint ventures will be considered variable interest entities but that we will not be the prime beneficiary. The result is that these joint ventures that are currently proportionately consolidated will be accounted for under the equity method of accounting for investments.

                                    INDUSTRY

       The United States steel industry is composed of two major sectors: integrated steel and minimills. Integrated steel facilities use blast furnaces to make molten steel from iron ore and coke. Minimills, like the ones we own, melt scrap steel and other iron bearing feedstocks using electric arc furnaces. Minimills tend to be smaller and less capital-intensive than integrated mills, and can therefore be built and operated in multiple locations that are closer to end customers. Minimills have accounted for an increasing amount of North American steel production.

       The steel industry can also be segmented between flat rolled and long products. Flat products are processed on rolls with flat faces as opposed to grooved or cut faces and include shapes such as sheet, strip and plate. Long products include rods, bars and structural products. Minimill producers like us tend to concentrate primarily on long products while integrated mills focus on flat rolled products. However, minimills using thin slab casting technology are increasingly able to compete with integrated producers of flat rolled products.

       Steel is sold to customers in a variety of industries, including construction, transportation, appliance, machinery and equipment industries. Many customers are served indirectly through steel service centers, which act as intermediaries for a large portion of North American steel supply.

       The North American steel industry is highly cyclical and competitive due to the large number of steel producers, the dependence upon cyclical end markets, the high volatility of raw material and energy prices and the presence of competing materials such as aluminum, cement, composites, glass, plastic and wood. The industry is also characterized by excess global capacity and intense import competition which has restrained price expansion during periods of economic growth and encouraged price decreases during economic contractions. Beginning in mid-2000 and continuing through 2002, these factors combined with a general economic slowdown to cause a severe downward cycle for the North American steel industry. Prices for many steel products reached 10-year lows in late 2001, resulting in significant domestic capacity closures. Over 20 U.S. steel companies sought protection under Chapter 11 of the United States Bankruptcy Code since the beginning of 2000. The operations of some of these companies have ceased, which may reduce the supply of steel in the United States. However, because the shutdown of some of these facilities may only be temporary, it is not possible to predict whether the bankruptcies will have a long-term reducing effect on the United States steel manufacturing capacity.

       Consolidation is also occurring in the North American steel industry as many bankrupt steel companies, once overburdened with underfunded pension, healthcare and other legacy costs, are being relieved of these obligations and purchased by other steel producers. This consolidation, including the purchases by steel producers of the assets of LTV Corporation, Bethlehem Steel Corporation, Trico Steel Co. LLC, National Steel Corporation, Weirton Steel Corporation and Georgetown Steel Corporation, has created a lower operating cost structure for the resulting entities and a less fragmented industry. In addition, Nucor Corporation's acquisition of Birmingham Steel Corporation and the combination of Gerdau North America and Co-Steel Inc. have significantly consolidated the long steel products market. According to our estimates, Nucor Corporation, Commercial Metals Company and ourselves now have an approximately 53% market share of the commodity long products market versus approximately 34% in 2000. We believe this consolidation trend will continue over the next several years.

       Increased consolidation in the North American and global steel industry, coupled with a strong recovery in steel demand fueled largely by expanding Chinese and North American economies, have significantly improved the market environment for steel. In 2004, steel producers have been more successful in passing through the steep scrap raw material and other cost escalation witnessed since mid-2003, thereby restoring profit margins to reasonable levels.

                                    BUSINESS

OUR BUSINESS

       We are the second largest minimill steel producer in North America with annual manufacturing capacity of over 6.4 million tons of mill finished steel products. Through a vertically integrated network of 11 minimills (including one 50%-owned minimill), 13 scrap recycling facilities and 32 downstream operations, we primarily serve customers in the eastern half of North America. Our products are generally sold to steel service centers, steel fabricators or directly to OEMs, for use in a variety of industries, including construction, automotive, mining, cellular and electrical transmission, metal building manufacturing and equipment manufacturing.

       Our operations are segmented into two operating divisions, minimills and downstream operations.

       Minimills. We own and operate seven minimills in the United States and three in Canada and also have a 50% interest in an eleventh minimill located in Kentucky, a joint venture with Dofasco Inc. We manufacture and market a wide range of steel products, including reinforcing steel bar (rebar), merchant bars, structural shapes, beams, special sections, coiled wire rod (rod), and, through our joint venture, flat rolled sheet. For the year ended December 31, 2003, our mill external shipments were approximately 4.9 million tons. For the six months ended June 30, 2004, our mill external shipments were approximately 2.6 million tons. Over 90% of the raw material feed for our minimill operations is recycled steel scrap, making us the second largest steel recycler in North America. Four of our minimills are provided scrap from an internal network of 13 scrap recycling facilities. We believe our recycling operations provide a stable supply of these minimills' primary raw material.

       Downstream operations. We have secondary value-added steel businesses referred to as downstream operations. These steel fabricating and product manufacturing operations process steel principally produced in our minimills. For the year ended December 31, 2003, our downstream shipments were approximately 631,000 tons of fabricated steel products and represent approximately 11.3% of our 5.6 million tons of total finished steel shipments. For the six months ended June 30, 2004, our downstream shipments were approximately 366,000 tons of fabricated steel products and represent approximately 12.3% of our 3.0 million tons of total finished steel shipments. Our downstream operations consist of the following:

       - Rebar fabrication and epoxy coating -- we have one of the largest rebar fabricating and epoxy coating operations in North America, consisting of 21 rebar fabricating facilities and three epoxy coating plants, servicing the concrete construction industry in the eastern half of the United States and Canada. Our rebar facilities have the capacity to produce approximately 750,000 tons per year of fabricated and epoxy coated rebar. The fabricating facilities purchase the majority of their rebar requirements from our minimills at market prices and cut and bend it to meet our customers' engineering, architectural and other end-product specifications. The epoxy coating plants apply epoxy coating to rebar for use in construction projects requiring rust resistant steel, including bridge and tunnel construction.

       - Railroad spike operations -- we have two railroad spike operations that forge steel square bars produced at the Charlotte minimill into track spikes. The rail spike operations manufacture and distribute the spikes on an annual contract basis to the railroad industry throughout North America. The rail spike operations purchase all of their raw material from our minimills at market prices.

       - Cold drawn plants -- we have two cold drawn plants that process hot rolled merchant and light structural steel bars into cold drawn bars with improved physical characteristics. The cold drawn operations purchase approximately 40% of their raw material requirements from our minimills.

       - Super light beam processing and elevator guide rails -- we process super light steel beams into cross members for the truck trailer industry and process steel guide rail sections for elevator manufacturers. These operations purchase super light steel beams exclusively from our Manitoba minimill at market prices.

       - Wire mesh and collated nails -- we produce small-diameter drawn wire from coiled steel rod. The wire is woven into sheets and rolls of wire mesh for concrete pavement reinforcement or converted into collated nails for use in high-speed nail machines.

COMPETITIVE STRENGTHS

       We believe the following strengths will enable us to compete more effectively in our strategic markets.

       Leading market position. We are the second largest minimill steel producer in North America. Through a network of minimills and downstream operations strategically located throughout the eastern half of the United States and Canada, we are able to efficiently service customers on a local basis over a broad geographical segment of the North American steel market. Our manufacturing capacity and wide range of shapes and sizes of bar steel products enable us to meet a wide variety of customers' steel and fabricated product needs. Our broad geographic reach and product diversity, combined with our centralized order management system, is particularly well suited to serve larger steel service centers and other customers that are increasingly seeking to fulfill their steel supply requirements from a small number of suppliers. We believe our proposed acquisition of North Star will enable us to more effectively and efficiently service our customers throughout the midwestern U.S. market, enhance our geographic reach west of the Mississippi River and broaden the range of products we offer our customers.

       Vertically integrated operations. Our minimills are integrated with 32 downstream steel fabricating facilities and 13 upstream scrap raw material recycling facilities. Downstream integration provides a captive market for a significant portion of our mill production and valuable market information on the end-use demand for steel products. The downstream operations have historically produced a high return on investment, been less capital intensive and been subject to less import competition compared to minimill operations. Our downstream operations also balance some of the cyclicality and volatility of the base minimill business and enable us to capture additional value-added margins on the steel produced at our minimills. In the year ended December 31, 2003, our downstream businesses accounted for approximately 11.3% of our shipments of total finished steel products and generated approximately 15% of our net sales. In the six months ended June 30, 2004, our downstream businesses accounted for approximately 12.3% of our shipments of total finished steel products and generated approximately 14.2% of our net sales. We also have 13 upstream scrap recycling facilities that provide approximately 30% of our minimill scrap needs, thereby decreasing dependency on third-party scrap suppliers.

       Scope for future operational improvement. We have achieved significant cost savings from the integration of the operations of Co-Steel and Gerdau North America through the sharing of best operating practices, freight optimization, minimill production scheduling efficiencies, consolidated procurement activities and efficiencies in administrative and management functions. We believe we may achieve additional cost savings over the mid- to long-term from these sources, as well as from operational improvements through the coordination of manufacturing technologies, knowledge-sharing and the fostering of an operating culture focused on continuous improvement. We expect to achieve additional cost savings from the proposed integration of our operations with the operations of North Star.

       Disciplined business system platform. We believe that our employees are our most valuable resource and are key to maintaining competitive advantage. Our corporate culture is geared toward engaging all employees in a common, disciplined business system focused on continuous improvement. We have implemented a business system which identifies global industry benchmarks for key operational and safety measures. This system includes training and safety programs and performance-based incentives that are designed to improve performance and motivate employees.

       Strong sponsorship. We have access to the knowledge base of, and sponsorship from, our parent company, Gerdau S.A., one of the largest long steel producers in the world with a history of over 100 years in the steel industry. We expect to continue to benefit from Gerdau S.A.'s management experience and its expertise in manufacturing. Gerdau S.A. and its subsidiaries, including us, have global annual manufacturing capacity of 12.3 million tons of mill finished steel products with 22 steel plants, two strategic shareholdings and approximately 74 commercial units in Brazil. With the talent depth, technical support and financial strength of Gerdau S.A., we believe we are strategically positioned to grow and succeed within the North American steel industry.

       Experienced management team. We have a growth-oriented senior management team that has an average of over 25 years of experience in the steel industry. Management's extensive experience has been instrumental in our historical growth and provides a solid base on which to expand our operations. For instance, our management has a proven track record in successfully managing and integrating acquisitions. We intend to apply this experience to the pending North Star acquisition and any subsequent acquisitions.

OUR STRATEGY

       Our strategy involves the following components:

       Continue to offer extensive product capabilities to our customers. We believe that we distinguish ourselves from our competitors through our product diversity and quality, delivery performance, centralized order management system, and ability to fill orders quickly from multiple inventory sources. We have one of the widest long steel product ranges in North America and we regularly add to our product mix in response to our customers' requirements. We believe many of our customers consider us one of their key suppliers for a wide range of their product needs. Through our network of minimills and downstream facilities, we believe that we can distinguish our company by offering one of the broadest ranges of long steel products in the eastern half of North America, our extensive geographic coverage and our commitment to providing market-leading customer service.

       Promote sharing of best practices and pursue opportunities for synergies. We promote the sharing of best practices throughout the worldwide operations of the Gerdau group in order to enhance and improve operational efficiencies. Drawing on the operational experience of Gerdau S.A., we will continue to regularly pursue opportunities for operational synergies between each of our minimills and vertical integration synergies between our scrap recycling facilities, our minimills and our downstream operations. As part of our integration of Co-Steel, we have been rationalizing our rolling mill production schedules, improving our inventory management, exploring common procurement opportunities and pursuing logistical efficiencies.

       Selectively pursue strategic acquisitions. We believe that there is significant opportunity for future growth through selective acquisitions, given the pace of consolidation in the steel industry and the increasing trend of our customers to focus on fewer key suppliers. We intend to continue to pursue a selective and disciplined acquisition strategy, such as the proposed acquisition of North Star, which is focused on improving our financial performance in the long-term and expanding our product lines and geographic reach. In our downstream business we are focused on enhancing our product offering and strengthening our market position. As a result of our scale and prior successes in managing and integrating acquisitions, we believe we are strategically positioned to take an active role in the continuing consolidation of the North American steel industry.

       Focus on employee communication and participation. We believe that a high level of employee involvement is a key factor in the success of our operations and our pursuit of a continuous improvement platform. We intend to continue to foster a corporate culture that encourages our employees to communicate with management in order to achieve operational improvement. Through open and effective communication, we promote the sharing of best operating practices throughout our organization and the creation of a learning environment geared toward attaining escalating performance benchmarks. In addition, we regularly review our incentive-based compensation arrangements for employees and senior management to ensure that our employees' financial interest is aligned with that of our shareholders and competitive within the marketplace.

OUR HISTORY

       We are an indirect subsidiary of, and are controlled by, Brazilian steelmaker Gerdau S.A., a leading producer of long steel products in Brazil, Chile, Uruguay, Argentina, and, through us, Canada and the United States. The Gerdau group, of which we are a part, has global annual mill manufacturing capacity of 12.8 million tons of finished steel products, over 20,000 employees and total assets exceeding $5.0 billion. For the six months ended June 30, 2004, Gerdau S.A. had approximately $3.0 billion in consolidated net sales and had a market capitalization of over $3.5 billion on June 30, 2004.

       Over the last 15 years, Gerdau S.A. has increased its investment abroad, including its investment in North America. Most recently, on October 23, 2002, the parent company of Gerdau S.A.'s North American operations, referred to as Gerdau North America, acquired Co-Steel Inc. At that time, Gerdau North America owned and operated seven minimills, two in Canada and five in the United States, and had 26 downstream operations and six scrap processing operations. Co-Steel was a Canadian public company that owned and operated three minimills, participated in a 50/50 joint venture that ran a fourth minimill in Kentucky and was a major participant in the sourcing, trading and processing of scrap metal in the northeastern North American steel market. Through the combination, Co-Steel acquired all of the issued and outstanding shares of the companies included in Gerdau North America in exchange for Co-Steel common shares representing approximately 74% of Co-Steel's total common shares and changed its name to Gerdau Ameristeel Corporation.

       We conduct our operations directly and indirectly through subsidiaries and joint ventures in Canada and the United States. On December 31, 2002, part of our U.S. operations were carried on through an 87%-owned U.S. subsidiary. In March 2003, we effected an exchange, referred to as the minority exchange, in which we acquired the shares of the subsidiary not previously owned by us in exchange for newly-issued common shares. Following the transaction with Co-Steel and the minority exchange, Gerdau S.A. indirectly held approximately 69% of our common shares.

       On June 27, 2003, we refinanced most of our outstanding debt by issuing $405.0 million aggregate principal amount of 10 3/8% senior notes due 2011 and entering into a $350.0 million senior secured credit facility with a syndicate of lenders. The proceeds were used to repay existing indebtedness under several lending arrangements and to pay costs associated with the refinancing. Following the completion of the refinancing, we reorganized our corporate structure to more efficiently integrate our operations and bring our U.S. operations within the same U.S. group.

       On March 19, 2004, we acquired the operating assets of Potter Form & Tie Co., a rebar fabricator in the midwest United States, for $11.1 million in cash.

       On April 16, 2004, we issued 26.8 million common shares to Gerdau S.A. through a private placement for total proceeds of $97.9 million. This transaction increased Gerdau S.A.'s ownership to approximately 72% of our common shares.

OUR PRODUCTS

       The following table shows the breakdown of tons shipped to third parties and average net selling prices by product for the years ended December 31, 2002 (pro forma to give effect to the acquisition of Co-Steel on October 23, 2002 as if it had occurred at the beginning of 2002) and 2003 and the six months ended June 30, 2003 and 2004:

                                                           AVERAGE NET                              AVERAGE NET
                                        TONS SHIPPED     SELLING PRICE(1)      TONS SHIPPED      SELLING PRICE(1)
                                         YEAR ENDED         YEAR ENDED       SIX MONTHS ENDED    SIX MONTHS ENDED
                                        DECEMBER 31,       DECEMBER 31,          JUNE 30,            JUNE 30,
                                       --------------    ----------------    ----------------    -----------------
                                       2002     2003      2002      2003      2003      2004      2003       2004
                                       -----    -----    ------    ------    ------    ------    ------     ------
                                        (THOUSANDS)         (PER TON)          (THOUSANDS)           (PER TON)
Total mill external shipments(2).....  4,497    4,939     $283      $309     2,434     2,619      $299       $450
Fabricated steel shipments...........    656      631      433       436       318       366       430        534
                                       -----    -----     ----      ----     -----     -----      ----       ----
  Total finished steel shipments.....  5,153    5,570     $302      $323     2,752     2,985      $314       $460
                                       =====    =====     ====      ====     =====     =====      ====       ====

------------

(1) Selling prices are net of freight.

(2) Includes 50% of tons shipped by Gallatin Steel Company, our joint venture with Dofasco Inc.

  MERCHANT BARS/SPECIAL SECTIONS

       Merchant bars/special sections refer to merchant bars, structural products, special sections and special bar quality products.

       - Merchant bars consist of rounds, squares, flats, angles, and channels that are less than three inches in dimension. Merchant bars are generally sold to steel service centers and to manufacturers who fabricate the steel to meet engineering or end-product specifications. Merchant bars are used to manufacture a wide variety of products, including gratings, transmission towers, floor and roof joists, safety walkways, ornamental furniture, stair railings and farm equipment. Merchant bars typically require more specialized processing and handling than rebar, including straightening, stacking, and specialized bundling. Due to their variety of shapes and sizes, merchant bars typically are produced in short production runs, necessitating frequent changeovers in rolling mill equipment.

       - Structural products consist of angles, channels and beams that are three inches and larger in size. Structural products are used in construction and in a wide variety of manufacturing applications, including housing, trailers and structural support for buildings. Like smaller merchant bars, structural products typically require specialized processing and handling, and are produced in short production runs. Structural products are generally sold to service centers, fabricators and OEMs.

       - Special sections are bar products with singular applications, compared to merchant bar products that can be used in a variety of applications. Special sections include custom shapes for use in the earth moving, material handling and transportation industries. Our special sections products include grader blades for tractors, elevator guide rails, light rails for crane and mine applications, and super light-weight beams for truck trailer cross members.

       - Special bar quality products (SBQ) are merchant bar shapes that have stringent chemical and dimensional tolerance requirements, and are often more costly to produce and command a higher margin than smaller dimension bar products. SBQ are widely used in industries such as mining and automobile production and are generally sold to OEMs.

  STOCK REBAR

       Stock rebar refers to straight reinforcing steel bars, ranging from 20 to 60 feet in length and from 3/8 inch to 2 1/4 inches in diameter. Stock rebar is sold to companies that either fabricate it themselves or warehouse it for sale to others who fabricate it for reinforced concrete construction. Rebar products are used primarily in two sectors of the construction industry: private commercial building projects, such as institutional buildings, retail sites, commercial offices, apartments, condominiums, hotels, manufacturing facilities and sports stadiums; and infrastructure projects, such as highways, bridges, utilities and water and waste treatment facilities.

  ROD

       Rod refers to coiled wire rod. We produce industrial quality rod products that are sold to customers in the automotive, agricultural, industrial fastener, welding, appliance and construction industries. We sell rod to downstream manufacturers who further process it by cold drawing into various shapes, including twisted or welded configurations such as coat hangers, supermarket baskets and chain link fences. Other end uses of wire rod products include the manufacture of fences, fine wire, chain, welding wire, plating wire, fasteners and springs. Depending on market conditions and availability, some rod from our minimills may be sold to our downstream operations that manufacture wire mesh and collated nails.

  FLAT ROLLED STEEL

       Flat rolled steel is steel that is rolled flat and then packaged into coils. Gallatin Steel, our joint venture with Dofasco Inc., is our only minimill that produces flat rolled sheet. Flat rolled sheet is used in the construction, automotive, appliance, machinery, equipment and packaging industries.

  FABRICATED STEEL

       Fabricated steel is any steel that is further processed after being rolled by a mill. As a result of the further processing, fabricated steel generally receives a higher price in the market than mill finished products. Stock rebar is fabricated by cutting it to size and bending it into various shapes, and used in reinforced concrete constructions, such as bridges, roads and buildings. Fabricated steel also includes rounds, flats and squares processed at the cold drawn plants, and rail spikes, guide rails, super light beams, wire mesh and nails at other downstream facilities.

  BILLETS

       Billets are rectangular sections of steel that are semi-finished in a casting process and cut to various lengths. Billets can be sold to other steel producers and finished into steel products. Our melt shops produce billets for conversion in the rolling mills into the finished products listed above, such as rebar, merchant bar, structural shapes and special sections. A small portion of billet production is sold in the open market to other steel producers for rolling into finished products.

OUR OPERATIONS

  MINIMILLS

       We operate minimills, which are steel mills that use electric arc furnaces to melt scrap metal by charging it with electricity. During melting of scrap metal, alloys and other ingredients (such as fluxes) are added in measured quantities to achieve desired metallurgical properties. The resulting molten steel is cast into billets in a continuous casting process. The billets are typically cooled and stored, and then transferred to a rolling mill where they are reheated, passed through roughing mills for size reduction, and then rolled into products such as rebar, merchant bars, structural shapes, rods or special sections. These products emerge from the rolling mill and are uniformly cooled on a cooling bed. Most merchant and structural products then pass through automated straightening and stacking equipment. Finished products are neatly bundled prior to shipment to customers, typically by rail or truck. In some cases, finished products are shipped by rail to a depot before delivery to customers. The following diagram shows the typical steel production process in our minimills:

                        (STEEL PRODUCTION PROCESS CHART)

       All of our minimills are located on property which we own and are typically located with convenient access to raw materials, means of transportation (road, and in some cases, rail and water) and customers. In general, scrap is supplied by our third party scrap recycling operations located within 500 miles of the minimills. Four of our minimills are vertically integrated with 13 scrap recycling facilities that supply a portion of their scrap needs. Rebar finished product deliveries are generally concentrated within 350 miles of a minimill, and merchant bar deliveries are generally concentrated within 500 miles. Some products, such as special sections produced by our Manitoba minimill, are shipped greater distances, including overseas.

       The table below presents information regarding our minimills, including the estimated annual production capacity and actual production for the twelve months ended June 30, 2004. Annual melting and rolling capacities are based on the best historical months of production and best rolling mill cycles, respectively, both annualized and assuming the current mix of product and eighteen days per year for maintenance shutdown. Actual capacity may vary significantly from annual capacity due to changes in customer requirements; sizes, grades and types of products rolled; and production efficiencies. Capacity calculations may also change from year to year because of these factors. Manufacturer's design capacity information is not presented because we do not consider it a relevant measure due to differences in the product mix and production efficiency assumptions.

                                                TWELVE                                   TWELVE
                                  APPROX.    MONTHS ENDED                  APPROX.    MONTHS ENDED
                                   ANNUAL    JUNE 30, 2004    CAPACITY      ANNUAL    JUNE 30, 2004    CAPACITY
                                  MELTING       MELTING      UTILIZATION   ROLLING       ROLLING      UTILIZATION
                                  CAPACITY    PRODUCTION     PERCENTAGE    CAPACITY    PRODUCTION     PERCENTAGE
                                  --------   -------------   -----------   --------   -------------   -----------
                                    (THOUSANDS OF TONS)                      (THOUSANDS OF TONS)
Cambridge, Ontario..............     360           336           93.3%        320           312          97.5%
Cartersville, Georgia...........     860           542           63.0         640           451          70.5
Charlotte, North Carolina.......     460           362           78.7         350           293          83.7
Jackson, Tennessee..............     670           527           78.7         600           546          91.0
Jacksonville, Florida...........     640           595           93.0         640           637          99.5
Knoxville, Tennessee............     550           498           91.0         520           482          92.7
Perth Amboy, New Jersey.........     900           675           75.0         800           701          87.6
Sayreville, New Jersey..........     800           580           72.5         600           536          89.3
Selkirk, Manitoba...............     385           363           94.3         360           335          93.1
Whitby, Ontario.................     960           660           68.8         800           621          77.6
                                   -----         -----          -----       -----         -----          ----
  Totals before Gallatin Joint
     Venture....................   6,585         5,138           80.8%      5,630         4,914          88.2%
Gallatin, Kentucky(1)...........     750           764            100(2)      780           764          97.9%(2)
                                   -----         -----          -----       -----         -----          ----
  Totals including Gallatin
     Joint Venture..............   7,335(1)      5,902(1)        80.4%(2)   6,410(1)      5,678(1)       88.6%(2)
                                   =====         =====          =====       =====         =====          ====

------------

(1) Includes 50% of the capacity and 50% of the production of the Gallatin minimill, which is a 50%-owned joint venture.

(2) Capacity utilization percentage includes the Gallatin minimill, calculated by using our 50% share of production.

       Although it is generally advantageous to run minimills at full production levels to achieve the lowest unit costs, producing to targeted inventory levels balances production with marketing and gives us sufficient flexibility to limit maintenance delays and other downtime. This approach also results in better working capital management.

  Cambridge Minimill

       The Cambridge minimill began operations in 1980. It is located on a 32 acre site in Cambridge, Ontario, 60 miles west of Toronto. It produces merchant bar, SBQ products and rebar. Rebar produced at the Cambridge minimill is sold primarily to fabricators and service centers in Canada. Approximately 75% of the Cambridge minimill's production is merchant bar and SBQ products. It generally produces smaller sizes in smaller production runs targeted to niche markets that earn higher margins than commodity merchant bars. The minimill's melt shop was rebuilt in 1986 and includes a 45-ton electric arc furnace and a three-strand continuous caster. The rolling mill was commissioned in 1987 and includes a 75-tons per hour reheat furnace, an 18 in-line stand rolling mill, a 256 foot cooling bed, an in-line cut-to-length shear, and a straightening, stacking, and bundling finishing end. In 2003, a new pollution control system was installed.

  Cartersville Minimill

       The Cartersville minimill began its melting operations in 1989 and constructed a new rolling mill in 1999. It is located on a 264 acre site in Cartersville, Georgia. In addition to a wide range of merchant bars, the minimill produces structural shapes and beams. The minimill's melt shop has a 140-ton electric arc furnace, a ladle refining station and a six-strand billet caster. Construction of a 63,000 square foot finished product warehouse was completed in October 2003. We expect to spend approximately $13 million in 2004 for construction of 52,000 square feet of additional warehouse space, installation of a rail spur and purchase of a mobile gantry crane to improve beam handling and storage. In addition, we are installing a 1000 metric ton cold shear, an 80 foot stacker, an off-line bundle saw, and material handling equipment that will improve bundle quality and increase rolling mill production.

  Charlotte Minimill

       The Charlotte minimill began operations in 1961. It is located on a 112 acre site in Charlotte, North Carolina. It produces rebar and merchant bars that are sold primarily within the eastern seaboard states from Florida to Pennsylvania. The minimill's melting equipment includes a 75-ton electric arc furnace, a continuous scrap feeding and preheating system, a ladle refining station and a three-strand continuous caster. Charlotte's rolling mill includes an 80-tons per hour reheat furnace, 15 in-line mill stands, a 200-foot cooling bed, an in-line straightener and flying cut-to-length shear, and an automatic stacker for merchant bars and rebar. An upgrade to Charlotte's rolling mill electrical control system was completed in December 2003.

  Gallatin Minimill

       The Gallatin minimill began operations in 1995. It is a joint venture with Dofasco Inc. We own 50% of the Gallatin Steel Company which owns and operates the Gallatin minimill. The minimill is located in Gallatin County, Kentucky, 40 miles southwest of Cincinnati, Ohio on a 1,000 acre site owned by the Gallatin Steel Company. It produces principally hot band flat rolled steel products that are used in the construction, automotive, appliance, machinery, equipment and packaging industries. The minimill operates a direct current twin-shell 350-ton electric arc furnace with a ladle refining station and a thin slab caster. The rolling mill is a high-speed tandem rolling mill and a cut-to-length operation.

  Jackson Minimill

       The Jackson minimill began operations in 1981. It is located on a 283 acre site in Jackson, Tennessee. The Jackson minimill is our largest single producer of merchant bars and also produces some larger size rebar. The merchant bars are marketed primarily in the southeast and midwest United States. The Jackson minimill's melting equipment includes a 140-ton electric arc furnace and a four-strand continuous billet caster. The rolling mill consists of a 120-tons per hour reheat furnace, 16 vertical and horizontal in-line quick-change mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and an automatic stacker. The Jackson minimill has a scrap shredder facility which is used to process raw scrap purchased from third parties. A caster upgrade project at the Jackson minimill was completed in December 2003.

  Jacksonville Minimill

       The Jacksonville minimill began operations in 1976. It is located on a 550 acre site in Jacksonville, Florida and produces rebar and rods. Straight rebar is marketed primarily in Florida, the nearby Gulf Coast states and Puerto Rico, and coiled rebar is shipped throughout the eastern United States. The rod products are sold throughout the southeastern United States. Jacksonville's melting equipment consists of a 100-ton electric arc furnace and a four-strand continuous caster. The rolling mill includes a 100 tons per hour reheat furnace, a 16-stand, in-line horizontal rolling mill, a 10-stand rod block, a cooling bed for straight bars and a controlled cooling line for coiled products, a cut-to-length product shear, and automatic bundling and tying equipment for straight bars and coils. 40% of the scrap needs of the Jacksonville minimill is supplied by an on-site recycling facility operated solely for the benefit of the minimill.

  Knoxville Minimill

       The Knoxville minimill began operations in its present location in 1903. It is located on a 52 acre site in Knoxville, Tennessee and produces almost exclusively rebar. The rebar is marketed throughout the southern and midwestern United States. Knoxville's melt shop completed a $34.5 million modernization in July 2000. The new facility includes a 95-ton electric arc furnace and a continuous scrap feeding and preheating system. The rolling mill consists of a 90-tons per hour reheat furnace, 17 in-line mill stands utilizing an in-line heat treating process, a cooling bed and a cut-to-length shear line. The rolling mill electrical control system was upgraded in April 2003. Construction of a 54,500 square foot finished product warehouse will be completed by the end of 2004.

  Manitoba Minimill

       The Manitoba minimill began operations in 1917. It is located on a 529 acre site in Selkirk, Manitoba. It produces special sections, merchant bars and rebar. Approximately 75% of the Manitoba minimill's shipments are special sections sold to the earth moving, material handling and transportation industries. Up to 15% of its production is merchant bars and structurals. Approximately 15% of the Manitoba minimill's production is rebar which is sold primarily to fabricators and service centers in Canada. The Manitoba minimill has a 65-ton electric arc furnace, a ladle refining station, a three-strand continuous caster and operates two rolling mills. Rolling mill #1 has a 15-stand rolling mill. Rolling mill #2 includes two in-line stands, one horizontal and the other vertical, along with a cooling bed. The minimill is vertically integrated with four scrap recycling facilities located in North Dakota that collect and/or process scrap for use by the minimill and sale to third parties. The minimill also has its own shredder and shears for processing scrap collected in close proximity to the minimill.

  Perth Amboy Minimill

       The Perth Amboy minimill began operations in 1980. It is located on a 93 acre site in Perth Amboy, New Jersey. It produces industrial quality rod products that are sold to customers in the automotive, agricultural, industrial fastener, welding, appliance and construction industries in the northeastern United States. The Perth Amboy minimill has a 150-ton electric arc furnace, a ladle arc refining unit, a five-strand continuous caster and a rod mill.

  Sayreville Minimill

       The Sayreville minimill began operations in 1972 and constructed a new melt shop and caster in 1997. It is located on a 117 acre site in Sayreville, New Jersey, 30 miles south of New York City. It primarily produces rebar, which is generally sold to fabricators in the northeastern United States. The Sayreville minimill operates a 135-ton electric arc furnace, a continuous scrap feeding and preheating system, a ladle arc refining unit, a 6-strand continuous caster and a bar mill. We plan to install a new 135-ton per hour reheat furnace that will lower maintenance costs and increase rolling mill production by the end of 2004.

  Whitby Minimill

       The Whitby minimill began operations in 1964. It is located on a 357 acre site in Whitby, Ontario, 35 miles east of Toronto. It produces principally merchant bar, structural shapes and rebar. The Whitby minimill has a 150-ton electric arc furnace, a ladle refining unit, a five-strand continuous caster, a bar mill and a structural mill. The minimill is vertically integrated with five scrap recycling facilities in southern Ontario that collect and process scrap for use by the minimill and sale to third parties. All of the minimill's scrap needs are supplied by its scrap facilities. The electrical control system at the Whitby bar minimill was upgraded in August 2003. Construction of a 102,000 square foot finished product warehouse will be completed by March 2005.

  Depots

       We lease depots in Chicago, Illinois; North Jackson, Ohio; and Montreal, Quebec; and own a warehouse in Milton, Ontario. Finished product is shipped by rail from several of our minimills to the depots, stored, then shipped to customers. The following table provides information on these facilities:

LOCATION                                               ACREAGE   LEASE EXPIRATION
--------                                               -------   ----------------
Milton, Ontario......................................   32.27     Owned Property
Montreal, Quebec.....................................    1.89      June 30, 2007
Chicago, Illinois....................................    8.88      June 30, 2017
North Jackson, Ohio..................................   21.75       May 31, 2016

       Upon completion of the Whitby minimill warehouse, the Milton depot will no longer be needed.

  DOWNSTREAM OPERATIONS

       We have secondary value-added steel businesses, referred to as downstream operations. These steel fabricating and product manufacturing operations process steel principally produced in our minimills.

  Rebar Fabrication

       We operate one of North America's largest rebar fabricating and epoxy coating groups, which has a 50-year history of quality workmanship and service. Our network, consisting of 21 rebar fabricating plants and three epoxy coating plants, services the concrete construction industry in the eastern half of the United States. The fabricating facilities cut and bend rebar to meet customers' engineering, architectural and other end-product specifications. The fabricating plants purchase the majority of their rebar from our Jacksonville, Knoxville, Charlotte and Sayreville minimills. Our rebar fabricating capacity is over 600,000 tons per year. Estimated capacity is based on best historical months of production, annualized. The following table shows the rebar fabricating plant locations and their approximate annual capacities:

                                                               CAPACITY
REBAR FABRICATING PLANT(1)                                      (TONS)
--------------------------                                     --------
Tampa, Florida..............................................    45,000
Jacksonville, Florida.......................................    40,000
Ft. Lauderdale, Florida.....................................    40,000
Orlando, Florida............................................    15,000
Charlotte, North Carolina...................................    40,000
Raleigh, North Carolina.....................................    35,000
Atlanta, Georgia............................................    40,000
Aiken, South Carolina.......................................    15,000
Knoxville, Tennessee........................................    50,000
Nashville, Tennessee........................................    35,000
Memphis, Tennessee..........................................    20,000
Louisville, Kentucky........................................    35,000
York, Pennsylvania..........................................    60,000
Milton, Pennsylvania........................................    15,000
Baltimore, Maryland.........................................    30,000
Belvidere, Illinois.........................................    30,000
Decatur, Illinois...........................................    15,000
Madison, Wisconsin..........................................    15,000
Appleton, Wisconsin.........................................    20,000
Eldridge, Iowa..............................................    20,000
                                                               -------
Total.......................................................   615,000
                                                               =======

------------

(1) Not including our rebar fabrication plant in Urbana, Wisconsin.

       In addition to the fabricating plants listed above, we operate three epoxy coating plants that are located in Knoxville, Tennessee; Milton, Pennsylvania; and Sayreville, New Jersey. These facilities apply epoxy coating to fabricated rebar for rust applications, and have a combined annual coating capacity of approximately 150,000 tons.

  Railroad Spike Operations

       We own two railroad spike facilities: a 52,000 square foot facility on 41 acres in Lancaster, South Carolina and a 23,000 square foot facility on 7.7 acres in Paragould, Arkansas. The railroad spike operations purchase steel square bars from the Charlotte minimill and forge the bars into rail track spikes. These track spikes are generally sold on an annual contract basis to the major railroad companies in North America. We are one of the leading rail spike producers in North America and sell approximately 50,000 tons of track spikes per year.

  Cold Drawn Plants

       We have two cold drawn plants. The Orrville, Ohio plant is a 45,000 square foot greenfield facility built on 6.5 acres of land in 2000. The Orrville plant is owned by AmeriSteel Bright Bar, Inc., of which our subsidiary owns 80% and the remaining 20% is owned by members of the plant's management. The Orrville plant has capacity to produce 30,000 tons of cold drawn flats and squares per year. The Cartersville, Georgia cold drawn plant is a 90,000 square foot facility constructed in 1989. The Cartersville cold drawn plant expanded our cold drawn product offering to include rounds and hexagons. The Cartersville plant has the capacity to produce 50,000 tons of cold drawn bars per year. Cold drawn bars are sold primarily to steel service centers. The Jackson, Cambridge and Cartersville minimills, along with third party mills, supply the Orrville and Cartersville cold drawn facilities.

  Super Light Beam Processing and Elevator Guide Rails

       We operate a super light beam processing facility in Memphis, Tennessee that fabricates and coats super light beams purchased from a third party into cross members for the truck trailer industry. This facility is located on leased property, with the lease expiring on August 31, 2007. Bradley Steel Processors Inc., our 50%-owned joint venture with Buhler Industries Inc., also operates a super light beam processing facility. Bradley's facility is located on leased property in Winnipeg, Manitoba, near the Manitoba minimill, and processes beams produced by that minimill. Bradley's lease expires on September 30, 2008.

       SSS/MRM Guide Rail Inc., our 50%-owned joint venture with Monteferro S.p.A., processes the Manitoba minimill's guide rail sections for elevator manufacturers. SSS/MRM does business under the name Monteferro North America and has facilities in Steinbach, Manitoba and in Birds Hill, Manitoba. Both the Birds Hill and Steinbach facilities are located on leased property, with the leases expiring on May 31, 2007 and June 30, 2008, respectively. SSS/MRM Guide Rail also has a 50% interest in a guide rail processing facility in Brazil.

  Wire Mesh and Collated Nails

       Our Atlas Steel & Wire facility in New Orleans, Louisiana produces small-diameter drawn wire from coiled steel rod. The wire is then either manufactured into wire mesh for concrete pavement reinforcement or converted into collated nails for use in high-speed nail machines. We lease a 120,000 square foot facility on five acres of land in New Orleans, Louisiana. The lease renews annually on August 31, unless terminated by us.

JOINT VENTURES

       We have three 50%-owned joint ventures. The Gallatin minimill is a joint venture with Dofasco Inc. and produces hot rolled steel products. Bradley Steel Processors Inc. is a joint venture with Buhler Industries Inc. and processes super light beams. SSS/MRM Guide Rail is a joint venture with Monteferro S.p.A. and processes the Manitoba minimill's guide rail sections for elevator manufacturers.

       In 1994, Co-Steel and Dofasco Inc. established the Gallatin joint venture by investing $75.0 million each into Co-Steel Dofasco LLC. The initial investment was used to purchase $150.0 million of industrial revenue bonds from Gallatin County, Kentucky. The bonds bear interest at a rate of 10%, mature in 2024 and can be prepaid without penalty. Gallatin County used the proceeds from the industrial revenue bonds to construct the Gallatin minimill, which is being leased from Gallatin County by Gallatin Steel. Gallatin Steel makes lease payments to Gallatin County, which in turn redeems bonds and makes interest payments on the bonds to Co-Steel Dofasco LLC. As of June 30, 2004, there were approximately $45.0 million of bonds outstanding compared to $73.0 million as of December 31, 2003. All proceeds received by Co-Steel Dofasco LLC from Gallatin County are distributed equally to Dofasco and us, provided that specified financial covenants are satisfied. Under the terms of the partnership agreement governing the Gallatin joint venture, either partner has the right to compel the other partner to buy or sell its interest in the Gallatin joint venture, subject to certain procedures set out in the partnership agreement.

MARKETING

       Our products are generally sold to steel service centers, fabricators or directly to OEMs east of the Rockies. The products we sell are used in a variety of industries, including construction, mining, automotive, commercial, cellular and electrical transmission, metal building manufacturing and equipment manufacturing. We also sell fabricated rebar to contractors performing work in both private (commercial) and public (road, bridge and other construction or infrastructure) projects.

       In our rebar fabrication business, the market areas covered are those east of the Mississippi River, with plants located in or near most major cities in the eastern United States. Our strategy is to have production facilities located in close proximity (normally 200 miles) to customers' job-sites so quick delivery times are provided to satisfy their reinforcing steel needs.

       The following table shows information on customers during 2002 (pro forma for the merger with Co-Steel) and 2003:

                                                               PERCENT OF NET
                                                              SALES BY CUSTOMER
                                                              -----------------
                                                                2002      2003
                                                              --------   ------
Fabricators.................................................      41%       40%
Steel service centers.......................................      35        37
Wire drawing................................................      15        14
Transportation..............................................       7         7
Other.......................................................       2         2
                                                               -----     -----
  Total.....................................................     100%      100%
                                                               =====     =====

       In the year ended December 31, 2003, we sold products to over 1,000 customers and, given the diversity of our products and markets, no one customer comprised 3% or greater of our consolidated net sales. The five largest customers comprised approximately 9% of consolidated net sales in the year ended

December 31, 2003. The following table provides a percentage breakdown of consolidated net sales by customer location for 2002 (pro forma for the merger with Co-Steel) and 2003:

                                                               PERCENT OF NET
                                                              SALES BY COUNTRY
                                                              -----------------
                                                                2002      2003
                                                              --------   ------
United States...............................................    80.3%     79.7%
Canada......................................................    19.2      19.6
Other.......................................................     0.5%      0.6%
                                                               -----     -----
                                                               100.0%    100.0%
                                                               =====     =====

       In general, sales of mill finished products to U.S. customers are centrally managed by our Tampa sales office and sales to Canadian customers are managed by our Whitby sales office. We have a sales office in Perth Amboy, New Jersey, for managing rod sales, and Selkirk, Manitoba, for managing sales of special sections. Metallurgical service representatives at the mills provide technical support to the sales group. Sales of the cold drawn, rod and super light beam products are managed by sales representatives located at their respective facilities. Fabricated rebar and elevator guide rails are generally sold through a bidding process in which employees at our facilities work closely with customers to tailor product requirements, shipping schedules and prices.

STEEL-MAKING TECHNOLOGY AND CAPITAL EXPENDITURES

       Our manufacturing processes are dependent upon critical steelmaking equipment, such as furnaces, continuous casters and rolling equipment, as well as electrical equipment. Like many minimill steel producers, we do not have a formal research and development program, since steel-making technology is readily available for purchase. However we are continuously implementing process and operational improvements and applying new technology in our operations. Over the last several years, we have introduced modern technologies in our minimills, such as high-power transformers, water-cooled side-walls and roofs, oxygen lance manipulators, and slag foaming and ladle furnaces. In our rolling mills, we have introduced automatic furnace control, continuous rolling mills, high-speed finishing blocks, thermex heat treatment, stelmor wire rod processing, automatic tying machines and slit rolling, among others. Most of the sophisticated production equipment that we use is supplied by international machinery builders and steel technology companies. These suppliers generally enter into technology transfer agreements with purchasers, and provide extensive technical support and staff training in connection with the installation and commissioning of the equipment. We have entered into technology transfer agreements with Corus Group, Kyoei Steel and Badische Stahlwerke Kehl.

       We made $37.6 million of capital expenditures, including the acquisition of Potter Form & Tie, Co., in the six months ended June 30, 2004 compared to $55.2 million for the year ended December 31, 2003. We anticipate spending approximately $90.0 million on capital expenditures in the year ended December 31, 2004. The capital projects include rolling mill electrical control system upgrades at the Charlotte, Knoxville and Whitby bar minimills; a new warehouse at the Cartersville minimill; a new melt shop emissions control system at the Cambridge minimill; and a caster upgrade at the Jackson minimill.

SCRAP, ENERGY AND OTHER RAW MATERIALS

       Steel scrap is the primary raw material consumed in steel-making, and historically comprises approximately 30% to 45% of our cost of sales, depending on the minimill and product mix, and represented approximately 44% of mill production costs in the year ended December 31, 2003 and approximately 54% in the six months ended June 30, 2004. Scrap availability is a major factor in our ability to operate. Direct reduced iron, hot briquetted iron and pig iron can substitute for a limited portion of the steel scrap used in electric furnace steel production. We do not use significant quantities of scrap substitutes in our minimills except for pig iron used for its chemical properties in the Perth Amboy rod facility and to manufacture certain special sections. Scrap metal is readily available in the regions where we operate, but prices may become volatile from time to time due to various factors. Four of our minimills are integrated with recycling operations that supply a portion of their scrap needs. The balance of scrap metal requirements is purchased in the open market either directly by us or through brokers who procure and aggregate scrap as a business on our behalf.

       Electricity and natural gas represented approximately 13.0% and 6.0%, respectively, of our production cost for the year ended December 31, 2003, and approximately 13.0% and 6.0%, respectively, of our production cost for the six months ended June 30, 2004. Most of our minimill operations have long-term electricity supply contracts with major utilities. The interruptible portion of the contract supplies the majority of requirements, including the electric arc furnace load. The interruptible portion represents up to 70% to 90% of the total load and, for the most part, is based on a spot market price of electricity at the time it is being used. Therefore, we have significant exposure to the variances of the electricity spot market. We do not have long-term contracts for natural gas and therefore are subject to market variables and pricing swings for natural gas that could materially affect our operating margins and results of operations. Any interruption in the supply of energy, whether scheduled or unscheduled, could materially adversely affect our sales and earnings.

       Although deregulation of both natural gas and wholesale electricity have afforded opportunities for lower costs resulting from competitive market forces, prices for both of these energy sources have become more volatile in the recent past and may continue to be. Volatility in the electric power and natural gas markets generally reflects extremes in weather conditions or physical disruptions to the supply system. As such, these sources of volatility are beyond our control.

       Various domestic and foreign firms supply other important raw materials or operating supplies required by us, including refractories, ferroalloys and carbon electrodes. We have historically obtained adequate quantities of such raw materials and supplies at competitive market prices to permit efficient mill operations. We are not dependent on any one supplier as a source for any particular material and believe there are adequate alternative suppliers available in the marketplace should the need arise to replace an existing one.

COMPETITION

  LOCAL COMPETITION

       Our geographic market encompasses the eastern half of Canada and the United States, predominantly throughout the eastern seaboard, the southeast and the midwest. We experience substantial competition in the sale of each of our products from numerous competitors in our markets. Rebar, merchant bars and structural shapes are commodity steel products for which pricing is the primary competitive factor. Due to the high cost of freight relative to the value of steel products, competition from non-regional producers is somewhat limited. Proximity of product inventories to customers, together with competitive freight costs and low-cost manufacturing processes, are key to maintaining margins on rebar and merchant bar products. Rebar deliveries are generally concentrated within a 350 mile radius of the mills and merchant bar deliveries are generally concentrated within a 500 mile radius. Some products, such as special sections produced by the Manitoba minimill, are shipped greater distances, including overseas. Except in unusual circumstances, the customer's delivery expense is limited to freight charges from the nearest competitive mill, and the supplier absorbs any incremental freight charges.

       Our principal competitors include Commercial Metals Company, Marion Steel Company, Nucor Corporation, Roanoke Electric Steel Corporation, Sheffield Steel Corporation, Steel Dynamics Inc., Bayou Steel Corporation and Chaparral Steel Company in the United States. Gallatin Steel competes with numerous other integrated and minimill steel producers.

       Despite the commodity characteristics of the rebar, merchant bar and structural markets, we believe we distinguish ourselves from competitors due to our large product range, product quality, consistent delivery performance, capacity to service large orders and ability to fill most orders quickly from inventory. We believe we produce one of the largest ranges of bar products and shapes east of the

Mississippi River. Our product diversity is an important competitive advantage in a market where many customers are looking to fulfill their requirements from a few key suppliers.

  FOREIGN COMPETITION

       The level of foreign competition for North American steel producers is influenced by several factors, including the balance between global supply and demand for steel, local demand levels in exporting countries, relative price levels, foreign exchange rates, freight rates and trade regulation. Due to unfavorable foreign economic conditions and global excess capacity, imports of steel bar products into the American and Canadian steel markets reached historically high levels in recent years, with a corresponding negative impact on domestic steel prices.

       In November 2003, the World Trade Organization (WTO) Appellate Body announced that U.S. tariffs imposed to protect the U.S. steel industry from imports are illegal under trading rules. On December 4, 2003, President Bush signed a proclamation terminating the steel safeguard tariffs, and announced that the tariffs were being terminated as they had achieved their purpose and changed economic circumstances indicated it was time to terminate the tariffs. However, it is not known whether the termination of the safeguard tariffs is permanent as President Bush also announced that the steel import licensing and monitoring program will continue its work until March 2005 in order to be able to respond to future import surges that could unfairly damage the United States steel industry. Some domestic U.S. steel producers are currently lobbying for the establishment of a permanent steel import licensing and monitoring program through legislation.

       During the first half of 2004, the global steel supply-demand balance has shifted from an apparent surplus to an apparent shortage. With China's economic growth fueling worldwide steel and raw material demand, steel industry conditions changed dramatically beginning in the first quarter of 2004. As China's steel output has increased at double-digit rates, the global steel industry has witnessed significant escalation of scrap raw material costs and steel prices have risen well past historic highs. The situation is being further fueled by fluctuations in currency exchange rates and the upturn in the North American and other world economies.

EMPLOYEES

       We currently employ approximately 5,000 employees (including 50% of the employees at our joint ventures other than Gallatin, which we do not control), of which approximately 3,300 employees work in minimills, 1,400 work in downstream and recycling operations and 200 work in corporate and sales offices. Approximately 1,400 employees are represented by unions under a number of different collective bargaining agreements. The labor agreements with employees have different expiration dates. We and the United Steelworkers members at our Whitby, Ontario minimill recently reached an agreement extending the labor contract for the Whitby minimill employees through February 28, 2007. The collective agreements for recycling operations have different expiration dates beginning in 2006. Bradley Steel Processors Inc. employs 60 people, 57 of whom are represented by the United Steel Workers of America (the USWA), and SSS/MRM Guide Rail employs 88 people, 39 of whom are represented by the USWA. In the first quarter of 2001, a three-month labor disruption occurred at the Whitby minimill.

       We believe that our relations with our employees are generally good.

OTHER PROPERTIES

       In addition to our owned and leased facilities that are used in our operations, we own two closed minimills in Florida and industrial property in New Jersey, as set out below. An agreement has been reached for the sale of our Keasby, New Jersey property to a recycling corporation, which we expect to close by the end of 2004. We also lease our 37,000 square foot executive office located in Tampa, Florida under a lease that expires in May 2005.

LOCATION                                                     USE           ACREAGE
--------                                                     ---           -------
Tampa, Florida.....................................      Closed minimill     40.0
Indiantown, Florida................................      Closed minimill    151.5
Keasby, New Jersey.................................  Industrial property     26.8

ENVIRONMENTAL AND REGULATORY MATTERS

       We are required to comply with a complex and evolving body of environmental and occupational health and safety laws and regulations concerning, among other things, air emissions, discharges to soil, surface water and groundwater, noise control, the generation, handling, storage, transportation and disposal of toxic and hazardous substances and waste, the clean-up of contamination, indoor air quality and worker health and safety. These laws and regulations vary by location and can fall within federal, provincial, state or municipal jurisdictions.

       We generate certain wastes, including electric arc furnace (EAF) dust and other contaminants, that are classified as hazardous and must be properly controlled and disposed of under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and clean-up of contaminated properties, regardless of fault, the legality of the original operation or disposal, or the ownership of the site. Some of our present and former facilities have been in operation for many years and, over such time, the facilities have used substances and disposed of wastes (both on-site and off-site) that may require clean-up for which we could be liable. Reserves based on estimated costs have been made for the clean-up of sites of which we have knowledge. However, there is no assurance that the costs of such clean-ups or the clean-up of any potential contamination not yet discovered will not materially adversely affect us.

       In April 2001, we were notified by the EPA of an investigation that identifies us as a potentially responsible party (PRP) in a Superfund Site in Pelham, Georgia where the total claim is $15.5 million. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, last operated by Stoller Chemical Company, a now bankrupt corporation. The EPA has filed suit with us named as a defendant. We are included in this action because we allegedly shipped EAF dust to this property during 1978. Previously, the EPA offered a settlement to the named PRPs totaling $15.5 million under which our allocation was approximately $1.8 million. The EPA has recently indicated that it is reconsidering the appropriate allocation; that reconsideration could cause the EPA's view of our allocation to increase. One of the named PRPs is in bankruptcy proceedings. We object to our inclusion as a PRP on several bases, have asserted defenses and are pursuing legal alternatives, including adding a larger third party which we believe was incorrectly excluded from the original lawsuit. In 2004, the court denied a motion asserting some, but not all, of our defenses. As the ultimate exposure to us, if any, is uncertain, no liability has been accrued for remediation costs for this site. While we do not anticipate a materially adverse result, we cannot assure you that the final resolution of this matter will not have a material adverse effect on us.

       The potential presence of radioactive materials in our scrap supply presents a significant economic exposure and may present a safety risk to workers. In addition to the risk to workers and the public, the cost to clean up the contaminated material and the loss of revenue resulting from the loss in production time can be material. Radioactive materials are usually in the form of: sealed radioactive sources, typically installed in measurement gauges used in manufacturing operations or in hospital equipment; scrap from decommissioned nuclear power and U.S. Department of Energy facilities; and imported scrap. Past regulations for generally licensed devices did not provide for tracking of individual owners. This lack of accountability makes it easy for third parties to negligently or purposely discard sealed sources in scrap without consequences. In response to this regulatory gap, we have installed sophisticated radiation detection systems at our minimills to monitor all incoming shipments of scrap. If radioactive material is in the scrap received and is not detected, and is accidentally melted in an electric furnace, significant costs would be incurred to clean up the contamination of facilities and to dispose of the contaminated material. While we have redundant detection systems at our minimills, there is no assurance that radioactive materials will be detected.

       No assurance can be given that regulatory changes, such as new laws or enforcement policies, including currently proposed restrictions on the emission of mercury and other pollutants, a currently proposed interpretation of existing rules applicable to the disposal of scrap metal shredder residue, or an incident at one of our properties or operations, will not have a material adverse effect on the business, financial condition or results of our operations. In December 2002, the Canadian federal government officially ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change. We anticipate that our Canadian minimills may, in the future, be in some way affected by proposed federal initiatives intended to contribute to Canada meeting its Kyoto target. The steel industry has been involved in ongoing dialogue with the Canadian government and several options are being discussed, ranging from covenants to emissions cap and trade. We expect that a system will be in place in time to meet the first Kyoto target period of 2008 to 2012. It is too early to determine the outcome of these discussions or the impact on our results of operations and financial condition.

       Our business units are required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits and approvals may adversely affect operations and may subject us to penalties. In addition, we may be required to obtain additional operating permits or governmental approvals and incur additional costs. There can be no assurance that we will be able to meet all applicable regulatory requirements. There is no assurance that environmental capital expenditures will not materially increase in the future. Moreover, we may be subject to fines, penalties or other liabilities arising from actions imposed under environmental legislation or regulations.

       In meeting our environmental goals and government-imposed standards in 2003, we incurred operating costs of approximately $14.3 million and spent $7.9 million on environmental-related capital improvements. We expect to spend approximately $4.0 million on pollution control capital expenditures in 2004.

LEGAL PROCEEDINGS

       Other than routine litigation incidental to our business to which we are a party or in which any of our property is the subject, there are no material pending legal proceedings and no such proceedings are known to be contemplated, except as described below.

       Carbon monoxide and other emissions at our Perth Amboy minimill frequently exceeded permitted levels during 2001 and 2002. We have conducted investigations to determine the cause of these episodes, and steps have been taken to reduce emissions and to modify the Perth Amboy minimill's environmental permit requirements. Discussions with the NJDEP have largely resolved these permit and compliance issues. Penalty assessments of approximately $250,000 have been agreed upon.

       We received notice in 2003 of a lawsuit brought by neighbors with respect to a waste disposal site in Louisiana that was operated by Safety Kleen, to which wastes from clean-up activities at our former dust processing division at our Jackson, Tennessee minimill were sent during approximately one month in 1999. A settlement has been reached that would involve a modest monetary payment. The settlement is awaiting court approval.

                             NORTH STAR ACQUISITION

NORTH STAR

       On September 9, 2004, we entered into definitive agreements with North Star Steel Company, Cargill, Incorporated and several related entities to purchase the land, fixed assets and working capital of four long steel product minimills and four downstream facilities. We refer to these operations in this prospectus collectively as North Star. The purchase price for the acquired assets is $266 million in cash plus the assumption of certain liabilities of the businesses being acquired, including specific contractual obligations and selected employee liabilities. $181 million of the purchase price is for working capital and is subject to adjustment for fluctuations in working capital as of the closing date. The remaining $97 million of the purchase price (including approximately $12 million in assumed liabilities) will be allocated to the land, fixed assets at the four minimills and downstream facilities based on our estimate of market values. On September 27, 2004, we received regulatory approval for the proposed acquisition under U.S. antitrust laws. Subject to satisfaction of certain other conditions, we expect the transaction to close before the end of 2004. The closing of this offering of common shares is not conditional upon the closing of the North Star acquisition. If the closing of the North Star acquisition does not occur, we will use the proceeds of this offering for other purposes as described in the "Use of Proceeds" section in this prospectus.

       The definitive purchase agreements contain representations and warranties consistent with transactions of this type including, but not limited to, representations as to the financial statements of the business, the title to the assets being transferred, compliance with applicable laws and environmental matters. The closing is contingent upon the representations and warranties being true and correct as of the closing date.

       North Star Steel Company is a subsidiary of Cargill and one of the larger steel producers in North America with annual mill manufacturing capacity of approximately 2.0 million tons of finished long steel products. The facilities we are acquiring consist of four long steel product minimills located in St. Paul, Minnesota; Wilton, Iowa; Calvert City, Kentucky; and Beaumont, Texas, and four downstream facilities -- one that processes grinding balls located in Duluth, Minnesota and three wire rod processing facilities located in Beaumont, Texas; Memphis, Tennessee; and Carrollton, Texas. The St. Paul and Wilton minimills have scrap shredder facilities which process raw scrap into shredded scrap to supply a large part of the minimills' raw material needs. North Star's products are generally sold to steel service centers, steel fabricators or directly to OEMs, for use in a variety of industries, including construction, automotive, mining, cellular and electrical transmission, metal building manufacturing and general manufacturing.

       North Star's operations are segmented into two operating divisions, minimills and downstream operations.

       Minimills. North Star owns and operates four minimills in the United States which manufacture and market a wide range of steel products, including reinforcing steel bar (rebar), merchant bars, structural shapes, beams and coiled wire rod (rod). For the fiscal year ended May 31, 2004, shipments were approximately 1.7 million tons of mill finished steel products.

       Downstream operations. North Star's steel fabricating and product manufacturing operations process steel principally produced in the Beaumont and St. Paul minimills. For the fiscal year ended May 31, 2004, downstream shipments were approximately 300,000 tons of processed steel products and represented 12% of North Star's total finished steel shipments. The downstream operations consist of three facilities that process wire rod into reinforcing mesh, chain link fence and industrial wire and one grinding ball processing facility.

BENEFITS OF THE ACQUISITION

       We expect to realize a number of benefits in connection with the proposed acquisition of North Star, including the following:

       Economies of scale. Following the acquisition of North Star, we will have a combined vertically integrated network of 15 minimills (including one 50%-owned minimill), 15 scrap recycling facilities and 36 downstream facilities with an annual manufacturing capacity of approximately 8.4 million tons of mill finished steel products. As a result of our greater size, operational efficiencies, financial strength and increase in market presence, we believe we will be able to compete more effectively for additional business in strategic markets.

       Product and geographic diversification. Through North Star's network of four minimills and four downstream facilities in the midwestern United States, we will be able to more effectively and efficiently service our customers throughout the midwestern U.S. market and enhance our geographic reach west of the Mississippi River, with a competitive range of long steel products.

       Increased steel production capacity. We expect our steel production capacity to increase by approximately 31% as a result of our acquisition of North Star. We expect this increased production to help us capture a larger market share of the steel industry, expanding and strengthening our position in the North American steel market.

       Cost savings. We expect to realize cost savings as a result of the proposed acquisition of North Star through sharing of best operating practices, freight optimization, minimill product manufacturing and scheduling efficiencies, consolidated procurement activities and efficiencies in selling, administrative and general functions. We believe we may achieve additional cost savings over the mid- to long-term from these sources, as well as from operational improvements through the coordination of manufacturing technologies, knowledge-sharing and the fostering of an operating culture focused on continuous improvement.

NORTH STAR'S PRODUCTS

       North Star produces a broad range of steel products for a variety of industries. The following is a summary of the types of products manufactured by North Star's minimills, the facility responsible for the production and the typical product application:

MILL PRODUCTS                               FACILITY                       APPLICATIONS
-------------                               --------                       ------------
Merchant and Structurals:
  SBQ bars.....................  St. Paul, Wilton                 Automotive, cold finish,
                                                                  energy, forging, gears, shafts,
                                                                  hydraulic cylinders, sucker
                                                                  rods
  Rounds.......................  St. Paul                         Maintenance, agricultural
                                                                  equipment, construction,
                                                                  fabrication
  Shapes.......................  Calvert City, Wilton             Construction, fabrication,
                                                                  transport equipment
  Flats........................  Calvert City, Wilton             General construction,
                                                                  fabrication
  Beams........................  Calvert City                     Construction, fabrication,
                                                                  transport equipment
Rebar..........................  Beaumont, St. Paul, Wilton       Construction, buildings,
                                                                  highways
Wire rod.......................  Beaumont                         Tire bead, tire cord, wool
                                                                  wire, PC strand wire, fencing,
                                                                  wire mesh, hangers, fasteners

       The following is a summary of the downstream fabricated steel products produced by North Star's downstream operations, the facility responsible for the production and the typical product applications:

DOWNSTREAM FABRICATED PRODUCTS            FACILITY                 APPLICATIONS
------------------------------            --------                 ------------
Grinding balls.........................  Duluth       Mining, mineral processing
Reinforcing mesh.......................  Beaumont     Construction
Chain link fence.......................  Memphis      Residential and industrial enclosures,
                                                      security
Industrial wire........................  Carrollton   Construction, agricultural and
                                                      miscellaneous wire fabrication (racks,
                                                      carts, application shelves, fasteners)

NORTH STAR'S OPERATIONS

  MINIMILLS

       North Star operates four minimills. All of the mills are located on property owned by North Star, typically located with convenient access to raw materials, means of transportation (road, and in some cases, rail and water) and customers.

       The table below presents information regarding North Star's minimills, including the estimated annual production capacity for the fiscal year ended May 31, 2004. Annual melting and rolling capacities are based on the best historical months of production and best rolling mill cycles, respectively, both annualized and assuming current product mix and eighteen days per year for maintenance shutdown. Actual capacity may vary significantly from annual capacity due to changes in customer requirements; sizes, grades and types of products rolled; and production efficiencies. Capacity calculations may also change from year to year because of the above mentioned factors. Manufacturer's design capacity information is not presented because we do not consider it a relevant measure due to differences in the product mix and production efficiency assumptions.

                                                               APPROX. ANNUAL     APPROX. ANNUAL
                                                              MELTING CAPACITY   ROLLING CAPACITY
                                                              ----------------   ----------------
                                                                      (THOUSANDS OF TONS)
St. Paul, Minnesota.........................................         600                550
Wilton, Iowa................................................         350                325
Calvert City, Kentucky......................................         N/A                325
Beaumont, Texas.............................................         850                800
                                                                   -----              -----
Total.......................................................       1,800              1,950

  St. Paul, Minnesota Minimill

       The St. Paul minimill began operations in 1967. It is located on a 139 acre site in northern Minnesota. The St. Paul minimill produces MBQ and SBQ round bars and rebar. St. Paul's melting equipment includes a 90-ton electric arc furnace and a multiple size continuous billet caster. The rolling mill consists of 120-ton per hour reheat furnace, 14 in-line mill stands, four finishing mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and a semi-automatic stacker. The St. Paul facility has a shredder which is used to process raw scrap purchased from third parties and supplies the mill with a portion of its scrap raw material needs. There are approximately 428 employees at the St. Paul minimill.

  Wilton, Iowa Minimill

       The Wilton, Iowa minimill began operations in 1976. It is located on a 167 acre site in Wilton, Iowa. The Wilton minimill produces merchant bar, mostly flats and angles, and some larger size rebar.

The Wilton minimill's melting equipment includes an 80-ton electric arc furnace and a three-strand continuous billet caster. The rolling mill consists of a 120-ton per hour reheat furnace, 14 in-line mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and an automatic stacker. The Wilton minimill has a scrap shredder facility which is used to process raw scrap purchased from third parties and supplies the mill with a portion of its scrap raw material needs. There are approximately 322 employees at the Wilton minimill.

  Calvert City, Kentucky Minimill

       The Calvert City minimill is a rolling mill facility and was acquired by North Star Steel in 1985. It is located on a 357 acre site in Calvert City, Kentucky. Approximately 75% of the semi-finished billets rolled by the mill are sourced from third parties and the remainder from North Star's other minimills. The Calvert City minimill produces merchant bar, light structurals, beams and some larger size rebar. The Calvert City rolling mill consists of a 120-ton per hour reheat furnace, two high reversing roughers, six vertical and horizontal mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and an automatic stacker. There are approximately 162 employees at the Calvert City minimill.

  Beaumont, Texas Minimill

       The Beaumont minimill began operations in 1976. It is located on a 525 acre site on the Neches River in Beaumont, Texas, with barge load/unload facilities as well as rail service. It produces industrial quality rod products that are sold to customers in the construction, automotive, tire, fasteners, furniture and general manufacturing industries. The Beaumont, Texas minimill has a 120-ton electric arc furnace, a ladle arc refining unit, a four-strand continuous caster, and a rod mill. The caster was rebuilt in February 2004. There are approximately 367 employees at the Beaumont minimill.

  DOWNSTREAM OPERATIONS

       North Star has facilities in Beaumont, Texas; Memphis, Tennessee; and Carrollton, Texas that process wire rod, either produced at the Beaumont minimill or imported, into reinforcing mesh, chain link fence and industrial wire. North Star also has a facility in Duluth, Minnesota that processes round bars produced at the St. Paul minimill into grinding balls used in the mining industry.

  Beaumont, Texas Facility

       The Beaumont wire mesh plant began operations in 1991 and produces welded wire reinforcing mesh for slab on grade, tilt-up panels, pre-cast designs and state highway construction materials. The facility consists of four buildings totaling approximately 244,000 square feet on 13 acres of land. There are approximately 39 employees at the Beaumont wire plant.

  Memphis, Tennessee Facility

       The Memphis wire plant was acquired by North Star Steel in 1986 and produces galvanized after weave (GAW) chain link fabric. The Memphis plant is a 62,000 square foot manufacturing facility located on seven acres and is geographically well positioned to provide truck delivery to markets east of the Rocky Mountains. There are approximately 79 employees at the Memphis wire plant.

  Carrollton, Texas Facility

       The Carrollton plant is located in the Dallas-Fort Worth area. The Carrollton plant is a 132,000 square foot manufacturing facility located on seven acres of land and includes state of the art chemical descaling, wire drawing and heat treating facilities. The Carrollton plant is a leased facility and the current lease expires in 2006. The plant has a rail siding used for receipt of wire rod and has four shipping bays for outbound truck shipments. There are approximately 68 employees at the Carrollton plant.

  Duluth, Minnesota Facility

       The Duluth grinding ball facility began operations in 1977 and is located on 36.5 acre site in Northern Minnesota. The Duluth facility has four production lines which produce approximately 100,000 tons per year of 1" through 3.5" diameter grinding balls using forging machines. The plant has automatic unscrambling, four induction heaters, four ball forgers, rounders and a quench tank. All raw material for this facility is supplied by the St. Paul minimill. There are approximately 46 employees at the Duluth facility.

NORTH STAR'S MARKET SEGMENTS

       North Star's products are generally sold to steel service centers, fabricators or directly to OEMs. Products sold by North Star are used in a variety of industries, including construction, mining, automotive, commercial, cellular and electrical transmission, metal building manufacturing and equipment manufacturing.

SCRAP, ENERGY AND OTHER RAW MATERIALS

       Steel scrap is the primary raw material consumed in minimill steel-making. In the fiscal year ended May 31, 2004, steel scrap represented approximately 42% of mill production costs. Scrap availability is a major factor in North Star's ability to operate. Direct reduced iron, hot briquetted iron and pig iron can substitute for a limited portion of the steel scrap used in electric furnace steel production. North Star does not use significant quantities of scrap substitutes in its minimills except for pig iron used for its chemical properties in the Beaumont minimill. Scrap metal is readily available in the regions where North Star operates, but prices may become volatile from time to time due to reductions in available supply or increased demand caused by increased exports of steel scrap. Two of North Star's minimills, St. Paul and Wilton, are integrated with scrap recycling operations that supply a portion of their scrap needs. The balance of North Star's scrap raw material requirements is purchased in the open market either directly by North Star or through brokers.

       Electricity and natural gas represented approximately 7% and 3%, respectively, of North Star's cost of sales for the fiscal year ended May 31, 2004. Most of North Star's minimill operations have long-term electricity supply contracts with major utilities. The interruptible portion of the contract supplies the majority of requirements, including the electric arc furnace load. The interruptible portion is based on a spot market price of electricity at the time it is being used. Therefore, North Star has significant exposure to the variances of the electricity spot market. North Star does not have long-term contracts for natural gas and therefore is subject to market variables and pricing swings for natural gas that could materially affect operating margins and results of operations. Any interruption in the supply of energy, whether scheduled or unscheduled, could materially adversely affect North Star's sales and earnings.

       Although deregulation of both natural gas and wholesale electricity have afforded opportunities for lower costs resulting from competitive market forces, prices for both of these energy sources have become more volatile in recent years and may continue to be. Volatility in the electric power and natural gas markets generally reflects extremes in weather conditions or physical disruptions to the supply system. As such, these sources of volatility are beyond North Star's control.

       Various domestic and foreign firms supply other important raw materials or operating supplies required by North Star, including refractories, ferroalloys and carbon electrodes. North Star has historically obtained adequate quantities of such raw materials and supplies at competitive market prices to permit efficient mill operations. North Star is not dependent on any one supplier as a source for any particular material and believes there are adequate alternative suppliers available in the marketplace should the need arise to replace an existing one.

NORTH STAR'S EMPLOYEES

       North Star currently employs approximately 1,630 employees of which approximately 1,300 employees work in minimills, approximately 230 work in downstream operations and 100 work in corporate and sales offices. Approximately 1,000 employees are represented by unions under four different collective bargaining agreements at the Beaumont, Calvert City, St. Paul and Wilton minimills and under an agreement at the Memphis downstream facility, as set forth below.

                                        EMPLOYEES
PLANT                  EMPLOYEES   REPRESENTED BY UNION     UNION      EXPIRATION DATE
-----                  ---------   --------------------   ---------    ---------------
Minimills
  Beaumont...........      367             283                 USWA    March 2005
  Calvert City.......      162             118                 USWA    March 2007
  St. Paul...........      428             347                 USWA    September 2005
  Wilton.............      322             246                 USWA    July 2005
                         -----             ---
  Total..............    1,279             994
                         =====             ===
Downstream Operations
  Beaumont...........       39               0                   --        --
  Memphis............       79              30            Teamsters    August 2005
  Carrollton.........       68               0                   --        --
  Duluth.............       46               0                   --        --
                         -----             ---
  Total..............      232              30
                         =====             ===

ENVIRONMENTAL AND REGULATORY MATTERS

       The North Star facilities are required to comply with the same body of environmental laws and regulations with which our other facilities are required to comply, including but not limited to, air emissions, discharges to soil, surface water and ground water, noise control, the generation, handling, storage, transportation, disposal of toxic and hazardous substances, and the clean-up of contamination. These laws and regulations vary by location and can fall within federal, state or municipal jurisdictions.

       The North Star minimills generate certain waste, primarily EAF dust and other contaminants, that are classified as hazardous and must be properly controlled and disposed of under applicable environmental laws and regulations. In the United States, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the cost of investigation and clean-up of contaminated properties, regardless of fault, legality of the original operation or disposal, or the ownership of the site. The North Star minimills have been in operation for many years and the facilities have used substances and disposed of waste (both on-site and off-site) that may require clean up for which we could become liable by virtue of our purchase of these facilities. The definitive agreements relating to the acquisition of North Star contain indemnifications from certain of Cargill's subsidiaries as to environmental matters and a guarantee of the indemnification concerning environmental matters by Cargill, Incorporated. The indemnity requires certain of Cargill's subsidiaries to indemnify us for certain liabilities, including environmental liabilities, that exceed $5.0 million up to a maximum amount of $25.0 million. The indemnity for environmental matters lasts for a period of 10 years from the closing date except for the indemnity as it relates to the St. Paul, Minnesota minimill which lasts for 15 years from the closing date.

       The North Star St. Paul, Minnesota facility has acknowledged the existence of environmental contamination in soil and ground water related to past practices at the facility. The facility has several solid waste management units, including a solid waste management unit relating to the storage of former EAF dust and a closed Resource Conservation and Recovery Act (RCRA) landfill containing EAF dust. At the first location, environmental waste is known to be located below the water table and ground water is known to contain concentrations of hazardous constituents, primarily mercury, above the ground water protection standard and mercury in the ground water is known to be discharged into the surface water within the North Star Lake. North Star has completed a RCRA facility investigation of its St. Paul facility and has submitted a corrective measures implementation work plan to the Minnesota Pollution Control Agency. The remedial measures for this solid waste management unit consist of a soil cover and ground water pump and treat system that intercepts the contaminant plume prior to discharge in North Star Lake. The plan also specifies ground water pump and treat for the separate RCRA landfill containing EAF dust. These treatment systems have been installed and consist of chemical oxidation, sedimentation, filtration and activated carbon absorption prior to discharge to the publicly-owned treatment works. We will be continuing operations at the North Star St. Paul facility and, therefore, we will assume the RCRA permit and the remediation obligation of North Star in association therewith. At the present time, North Star estimates that the cost of operating the groundwater treatment system for these two solid waste management units is approximately $150,000 to $175,000 per year, which amount will be assumed by us upon the acquisition of the facility. Depending on the operation of the pump and treatment system, we may be required to remediate either or both of these sites at a future time. If the remediation occurs during the indemnity period, North Star and Cargill, Incorporated. will share in the cost of the remediation based upon the indemnity as set forth above. In addition, on September 21, 2004, the Minnesota Pollution Control Agency requested that North Star prepare a sediment Sampling and Analytical Plan for North Star Lake and submit it to the Agency within forty-five days from September 21, 2004. The Agency requested that the Sampling and Analytical Plan contain, at a minimum, sampling of sediment for mercury, cadmium, chromium and lead and that samples of sediment be taken at more than one depth interval. If the Agency requires further investigation or remediation during the indemnity period, North Star and Cargill will share in the cost of the investigation and remediation based upon the indemnity as set forth above. The costs of such investigation and remediation may be substantial and there can be no assurance that any claims for indemnity will occur during the indemnity period or that the indemnification amount will be sufficient to cover the cost of any remediation should that be required.

       On October 23, 1996, North Star entered into an Agreed Order with the Texas Natural Resource Conservation Commission to address potential for contamination of ground water as a result of the management of industrial and solid waste at the Beaumont, Texas minimill. This Order required North Star to investigate six areas at its Beaumont, Texas minimill for contamination. During the course of the subsequent investigation, five of the six areas have been released from the Order and a No Further Action Letter has been received from the Texas Natural Resource Conservation Commission. Investigations performed at the baghouse location have indicated that releases have occurred and that an additional assessment was necessary. Since March, 2000 and continuing to the present, North Star has installed additional monitoring wells in the area around the EAF baghouse. These wells have been sampled for various metal constituents of concern, and contamination above Texas Risk Reduction Standard 2 has been confirmed adjacent to the baghouse. The ground water testing results indicate that only the upper level water bearing zone (stratum II) has been impacted and the Texas Commission on Environmental Quality (TCEQ) has concluded that no further vertical assessment is necessary. Results from sampling the most recent well installations indicate that the lateral extent of contamination ends approximately 300 feet from the baghouse. Currently, North Star is negotiating the details of long term sampling for the existing wells and the appropriate analysis methods to be used for hexavalent chromium. Based upon the results of the additional monitoring wells, North Star may be required to remediate the ground water contamination in the area of the baghouse at the Beaumont, Texas facility. Pursuant to our indemnity agreement with Cargill, Cargill would indemnify us for liabilities, including environmental liabilities, that exceed $5.0 million up to a maximum amount of $25.0 million but we may be responsible for the first $5.0 million of total remediation costs relating to the North Star properties we acquire.

       In August 2004, Cargill, the owner of the wire facilities and the direct parent of North Star, submitted an application to participate in the TCEQ Voluntary Cleanup Program, or VCUP, to address soil and groundwater contamination identified in May of 2004 at the Beaumont wire facility. Cargill's contractor identified "constituents of concern" in groundwater on the site and, based upon this identification, Cargill filed its application to participate in the VCUP on August 10, 2004. We will negotiate a Consent Order with the TCEQ detailing what additional investigation, if any, is required to fully delineate the contamination at the site and will develop a plan for containing or remediating that contamination. Based upon current information, the scope of work required by the Consent Order will most likely focus on confirming the source of the contamination. If the source of the ground water contamination is from an off-site source, we will not be responsible for remediating this contamination. However, if the additional investigation determines that the source of contamination is on-site, we will be required to design a remediation scheme to remove the source and stop migration of the contamination of ground water. The current estimate to complete the VCUP process is approximately $300,000, which obligation will be assumed by us at closing, based upon information in possession of the parties today, but this amount may change based upon further investigation. If we are responsible for remediating the site, pursuant to our indemnity agreement with Cargill described above, we may be required to pay for the first $5.0 million of total remediation costs relating to the North Star properties we acquire.

       In meeting environmental goals and government imposed standards prescribed for North Star minimills for non-routine, special projects, we expect to expend approximately $1.0 million from the time of acquisition through December 31, 2005. See "Business-Environmental and Regulatory Matters" for a discussion of environmental and regulatory matters affecting our operations.

LEGAL PROCEEDINGS

       Other than routine litigation incidental to North Star's business to which North Star is a party or in which any of its property is subject, there are no material pending legal proceedings and no such proceedings are known or are contemplated.

                                   MANAGEMENT

       The following table sets forth certain information regarding our directors and executive officers:

NAME AND MUNICIPALITY OF RESIDENCE                   AGE   POSITION
----------------------------------                   ---   --------
Andre Beaudry......................................  46    Vice President,
  Tampa, Florida, U.S.                                     Steel Product Sales
Paulo F. Bins De Vasconcellos......................  59    Vice President, Northern Mill
  Tampa, Florida, U.S.                                     Operations
Phillip E. Casey(1)................................  61    Director, Chief Executive
  Tampa, Florida, U.S.                                     Officer and President
Kenneth W. Harrigan(2)(3)(4).......................  77    Director
  Oakville, Ontario, Canada
Joseph J. Heffernan(2)(4)(5).......................  58    Director
  Toronto, Ontario, Canada
Jorge Gerdau Johannpeter...........................  68    Director and Chairman of the
  Porto Alegre, Rio Grande do Sul, Brazil                  Board of Directors
Frederico C. Gerdau Johannpeter....................  62    Director
  Porto Alegre, Rio Grande do Sul, Brazil
Andre Bier Johannpeter(1)..........................  41    Vice President and
  Tampa, Florida, U.S.                                     Chief Operating Officer, Director
Tom J. Landa.......................................  52    Vice President, Finance,
  Tampa, Florida, U.S.                                     Chief Financial Officer and Secretary
J. Spencer Lanthier(2)(3)..........................  63    Director
  Toronto, Ontario, Canada
Michael Mueller....................................  57    Vice President, Southern Mill
  Tampa, Florida, U.S.                                     Operations
Arthur Scace(2)(3)(5)..............................  66    Director
  Toronto, Ontario, Canada
Dr. Michael D. Sopko(1)(2)(4)......................  65    Director
  Oakville, Ontario, Canada

------------

(1) Member of Safety, Health and Environmental Committee.

(2) Independent director.

(3) Member of the Audit Committee.

(4) Member of Human Resources Committee.

(5) Member of Corporate Governance Committee.

       ANDRE BEAUDRY has been our Vice President, Steel Product Sales since October 2002. Prior to that, Mr. Beaudry was Vice President, Mill Product Sales, of Ameristeel from September 2001. Mr. Beaudry was employed by Gerdau Ameristeel Cambridge Inc. starting as Vice President Sales and Marketing in 1991 and serving as President from April 1998 through September 2001. Mr. Beaudry has over 25 years experience in the steel industry.

       PAULO F. BINS DE VASCONCELLOS has been working with the Gerdau group since 1972. He has been our Vice President, Steel Mill Northeast Operations since August 2003. Prior to that Mr. Vasconcellos was an Executive Vice President of Gerdau S.A.

       PHILLIP E. CASEY has been our President and Chief Executive Officer and a director since October 2002. Prior to that he was Chief Executive Officer and a director of AmeriSteel Corporation starting in June 1994 and President of AmeriSteel Corporation starting in September 1999. Mr. Casey was Chairman of the Board of Ameristeel from June 1994 until September 1999.

       KENNETH W. HARRIGAN has been a director of Gerdau Ameristeel since 1994. Mr. Harrigan is also Chairman of K.W. Harrigan Consultants and a director of a number of other Canadian public companies. Prior to that, he was Chairman and Chief Executive Officer of and consultant to Ford Motor Company of Canada, Limited.

       JOSEPH J. HEFFERNAN has been a director of Gerdau Ameristeel since 1996. He was Vice-Chairman of Gerdau Ameristeel (when it was Co-Steel) from 1999 until October 2002. Mr. Heffernan is also Chairman of Rothmans Inc., Chairman of Clairvest Group Inc. and a director of a number of other Canadian companies.

       JORGE GERDAU JOHANNPETER has been working for the Gerdau group since 1954. Mr. Jorge Johannpeter became an executive officer of Gerdau S.A. in 1971 and was appointed Chairman of the Board of Directors and President in 1983. Since 2002, after the implementation of Gerdau S.A.'s new corporate governance structure, he also became the President of Gerdau S.A.'s Executive Committee. He holds a degree in Law from the Federal University of Rio Grande do Sul, Brazil.

       FREDERICO C. GERDAU JOHANNPETER has worked for the Gerdau group since 1961. Mr. Johannpeter became an executive officer of Gerdau S.A. in 1971 and has been a director since 1973. Under Gerdau S.A.'s new corporate governance structure, he also became Senior Vice President of Gerdau S.A.'s Executive Committee. He holds a degree in Business Administration from the Federal University of Rio Grande do Sul, Brazil and a Masters degree in Business, Finance, Costs and Investments from the University of Cologne, Germany.

       ANDRE BIER JOHANNPETER was named Chief Operating Officer on July 27, 2004. He has been working for the Gerdau companies since 1980. Mr. Johannpeter became an Executive Officer of Gerdau S.A. in 1989. In 1998, Mr. Johannpeter was appointed Director of Information Systems of Gerdau S.A. and in 1999 became Director of New Business Development of Gerdau S.A. and in 2002 he was appointed Vice President, North American Operations of Gerdau S.A. Mr. Johannpeter became a director and was appointed Vice-President, Chief Operating Officer of Gerdau Ameristeel, Canadian Operations in October 2002 and was appointed Vice President, Business Development of Gerdau Ameristeel in November 2003. He received a degree in Business Management from the Catholic Pontiff University of Rio Grande do Sul, Brazil.

       TOM J. LANDA has been our Vice President, Finance, Chief Financial Officer and Secretary since October 2002. Prior to that, Mr. Landa was Chief Financial Officer, Vice President and Secretary of Ameristeel starting in April 1995. Mr. Landa was elected a director of Ameristeel in March 1997. Before joining Ameristeel, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide.

       J. SPENCER LANTHIER has been a director of Gerdau Ameristeel since 2000. Mr. Lanthier is also Vice-Chairman and a director of TSX Group Inc. and a director of a number of other Canadian public companies.

       MICHAEL MUELLER became our Vice President, Steel Mill Southeast Operations in October 2002. Prior to that, he was Group Vice President, Steel Mill Operations of Ameristeel, since April 2001. Prior to that, Mr. Mueller served as President and Chief Executive Officer of Auburn Steel from September 1998. Mr. Mueller previously worked for Ameristeel as Vice President, General Manager from October 1997 through September 1998. Prior to 1997, Mr. Mueller served as a Vice President for Birmingham Steel Corporation for three years. Mr. Mueller has over 32 years of steel industry experience.

       ARTHUR SCACE has been a director of Gerdau Ameristeel since 2003. Mr. Scace is counsel to McCarthy Tetrault LLP, a Canadian law firm, and is the former national chairman and managing partner of the firm. He is a director of several corporations, including a Canadian chartered bank. Mr. Scace is a Rhodes Scholar with degrees from the University of Toronto, Harvard University and Oxford University.

       DR. MICHAEL D. SOPKO has been a director of Gerdau Ameristeel since 1997. Dr. Sopko is also a director of a number of Canadian public companies, including a Canadian chartered bank and Voisey's Bay Nickel Company Limited.

       Messrs. Jorge and Frederico Johannpeter are brothers. Andre Johannpeter is the son of Jorge Johannpeter. None of the other directors are related to one another.

SENIOR OFFICERS

       The following table sets forth information regarding our senior officers as of the date of this prospectus:

                                                                                         YEARS OF STEEL
NAME                                   TITLE                                           INDUSTRY EXPERIENCE
----                                   -----                                           -------------------
Andre Beaudry........................  Vice President, Steel Product Sales                     25
Glen A. Beeby........................  Vice President, Cambridge Minimill                      21
Paulo F. Bins De Vasconcellos........  Vice President, Northern Mill Operations                35
Robert L. Bullard....................  Vice President, Perth Amboy Minimill                    32
Phillip E. Casey.....................  Chief Executive Officer and President                   18
Michael Christy......................  Vice President, Procurement                             20
Andre B. Johannpeter.................  Vice President and Chief Operating Officer              23
Tom J. Landa.........................  Vice President, Finance, and Chief Financial             9
                                       Officer
Wilburn G. Manuel....................  Vice President, Jackson Minimill                        38
J. Neal McCullohs....................  Vice President, Steel Business Ventures                 25
Michael Mueller......................  Vice President, Southern Mill Operations                32
Roger Paiva..........................  Vice President, Whitby Minimill                         21
Arlan Piepho.........................  Vice President, Knoxville Minimill                      36
Anthony S. Read......................  Vice President, Charlotte Minimill                      18
William E. Rider.....................  Vice President, Sayreville Minimill                     28
James S. Rogers......................  Vice President, Human Resources                         28
Donald R. Shumake....................  Vice President, Jacksonville Minimill                   41
Yuan C. Wang.........................  Vice President, Manitoba Minimill                       17
Edward C. Woodrow....................  Vice President, Cartersville Minimill                   11
Matthew C. Yeatman...................  Vice President, Raw Materials                           19

                             PRINCIPAL SHAREHOLDERS

       The following table shows information regarding the beneficial ownership of our common shares as of the date of this prospectus and as adjusted to give effect to the sale of our common shares in this offering:

       - by each person who is known to us to own beneficially more than 5% of our common shares;

       -     by each of our directors;

       - by each of our Chief Executive Officer, our Chief Financial Officer, plus our three other most highly compensated executive officers whose salary and bonus earned during the year ended December 31, 2003 exceeded Cdn$100,000 and those persons who were not executive officers on December 31, 2003 because they left their position during the year but would have been among the most highly paid if they had been executive officers on December 31, 2003; and

       -     by all of our directors and executive officers as a group.

       Beneficial ownership includes any shares over which a person exercises sole or shared voting or investment power. Common shares underlying options are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person but are not considered outstanding for the purposing of computing the percentage ownership of any other person.

       Except as indicated in the footnotes to the table, to our knowledge, each shareholder in the table has sole voting and investment power for the common shares shown as beneficially owned by such shareholder. Aside from adjustments related to beneficial ownership as described above, percentages are based on 225,089,337 common shares outstanding as of June 30, 2004 and the assumption that Gerdau S.A. acquires 35,000,000 common shares under this prospectus, there is no exercise of the overallotment option and Gerdau S.A. does not purchase any additional common shares under the Gerdau S.A. additional commitment.

                                                OWNERSHIP OF SECURITIES    OWNERSHIP OF SECURITIES AFTER
                                                 PRIOR TO THE OFFERING              THE OFFERING
                                                ------------------------   ------------------------------
NAME OF BENEFICIAL OWNER                          NUMBER      PERCENTAGE       NUMBER        PERCENTAGE
------------------------                        -----------   ----------   --------------   -------------
Gerdau S.A.(1)................................  162,754,900      72.3%      197,754,900          67.0%
Paulo F. Bins De Vasconcellos.................           --        --                --             --
Phillip E. Casey(2)...........................    8,469,090       3.8%        8,469,090           2.9%
Kenneth W. Harrigan...........................        1,000         *             1,000              *
Joseph J. Heffernan(3)........................        5,200         *             5,200              *
Jorge Gerdau Johannpeter(1)...................  162,764,900(4)    72.3%     197,764,900          67.0%
Frederico C. Gerdau Johannpeter(1)............  162,817,900(5)    72.3%     197,817,900          67.0%
Andre Bier Johannpeter(1).....................  162,754,900      72.3%      197,754,900          67.0%
Tom J. Landa..................................      263,822         *           263,822              *
J. Spencer Lanthier...........................       10,043         *            10,043              *
Michael Mueller...............................       22,214         *            22,214              *
Arthur Scace..................................       10,000         *            10,000              *
Dr. Michael D. Sopko..........................        1,000         *             1,000              *
All directors and officers as a group.........  171,610,269      76.2%      206,610,269          70.0%

------------

(1) The Gerdau Johannpeter family indirectly controls Metalurgica Gerdau S.A., collectively holding 74.04% of the voting capital and 25.18% of the total capital, and Metalurgica Gerdau S.A. and its controlled companies hold 83.35% of the voting capital of Gerdau S.A.
                                           footnotes continued on following page

(2) Mr. Phillip E. Casey owns 2,987,928 common shares directly and exercises control or direction over (i) 4,093,117 common shares held by Carioca Limited Partnership, (ii) 1,094,675 common shares held by his wife, (iii) 279,489 common shares held by 21 of his family members, and (iv) the remaining 13,881 common shares held by a family trust, Carioca LLC.

(3) Mr. Joseph J. Heffernan owns 5,000 common shares directly and the remaining 200 common shares indirectly.

(4) Mr. Jorge Gerdau Johannpeter beneficially owns 162,754,900 common shares held by Gerdau S.A. and indirectly holds 10,000 common shares through Counterpoint Ltd.

(5) Mr. Frederico C. Gerdau Johannpeter beneficially owns 162,754,900 common shares held by Gerdau S.A. and indirectly holds 63,000 common shares through Cazab Holdings Ltd.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH GERDAU S.A.

       The following related party transactions occurred during the period from January 1, 2003 to the date of this prospectus:

       - In January and February 2003, wholly-owned subsidiaries of Gerdau S.A. made loans totaling $30.0 million to our subsidiaries to increase liquidity within the group. These loans were intended to be used for working capital purposes and bore interest at the rate of 6.5%. Interest expense associated with these loans in the year ended December 31, 2003 was $756,000. The loans did not have a stated maturity but we repaid these loans with the proceeds of our senior notes and the related borrowing under our senior secured credit facility.

       - An indirect wholly-owned subsidiary of Gerdau S.A. bought $35.0 million aggregate principal amount of our senior notes in June 2003.

       - During the first quarter of 2004, we obtained from a Brazilian bank a $20.0 million, one year, 2.65% interest bearing loan and a $5.0 million, one year, 2.56% interest bearing loan. Each loan was guaranteed by Gerdau S.A.

       - On April 16, 2004, we issued 26.8 million common shares to Gerdau S.A. through a private placement for total proceeds of $97.9 million. This transaction increased Gerdau S.A.'s ownership to approximately 72% of our common shares.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

       As of June 30, 2004, aside from loans in connection with the purchase of our common shares, no senior officer, director or employee was indebted to us. The aggregate indebtedness of all of our senior officers, directors and employees and all former officers, directors and employees made in connection with the purchase of our securities was approximately Cdn$2.0 million. This indebtedness represents loans to executives pursuant to the Co-Steel Long-Term Incentive Plan, which has been terminated, and are secured by the common shares purchased with the loan proceeds and, in some cases, life insurance.

       The indebtedness of any person who is, or at any time during the year ended December 31, 2003 was, our director, executive officer or senior officer entered into in connection with purchases of securities is shown in the table below:

                                                          LARGEST AMOUNT           AMOUNT           SECURITY FOR
                                              OUR          OUTSTANDING        OUTSTANDING AS AT     INDEBTEDNESS
                                          INVOLVEMENT      DURING 2003          JUNE 30, 2004      (COMMON SHARES)
                                          -----------   ------------------   -------------------   ---------------
TERRY G. NEWMAN.........................     Loan          Cdn$732,200           Cdn$732,200           55,899
Former President and Chief Executive
  Officer
MATTHEW C. YEATMAN......................     Loan          Cdn$ 49,560           Cdn$ 49,560            8,400
Vice President, Raw Materials

                          DESCRIPTION OF SHARE CAPITAL

       Our authorized share capital includes an unlimited number of common shares, of which 225,089,337 common shares were issued and outstanding as of June 30, 2004, and an unlimited number of preferred shares, issuable in series, of which no preferred shares of any series are issued and outstanding as of the date hereof.

COMMON SHARES

       The holders of our common shares are entitled to one vote in respect of each share held at all meetings of shareholders except meetings at which holders of a specified class or series of shares are entitled to vote. The holders of our common shares are entitled to receive dividends if, as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up, after payment of all outstanding debts and liabilities and subject to the preference of our preferred shares and all other shares ranking senior to the common shares, if any, the holders of our common shares are entitled to receive, pro rata, our remaining assets. The holders of our common shares have no pre-emptive, subscription or redemption rights.

PREFERRED SHARES

       The preferred shares may at any time or from time to time be issued in one or more series. Our board of directors may by resolution fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of preferred shares.

       The preferred shares are entitled to a preference over our common shares and any other of our shares ranking junior to the preferred shares in the distribution of assets in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

       The preferred shares of each series shall rank in a parity with the preferred shares of every other series with respect to priority in the payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs.

       The holders of preferred shares will not be entitled (except as otherwise provided by law) to receive notice of, attend, or vote at, any meeting of our shareholders, unless we have failed to pay dividends at the prescribed rate on the preferred shares, or any one series, whether or not consecutive. In that event, and for only as long as any such dividends of any one series remain in arrears, the holders of preferred shares of such series will be entitled to receive notice of and to attend all shareholders' meetings, and shall be entitled, voting separately and as a series, to one vote for each share held for the purposes of electing one member of our board of directors.

                CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS

       The following discussion summarizes certain material Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of our common shares purchased pursuant to the offering. This discussion is not intended to be, nor should it be construed to be, legal or tax advice to any particular prospective purchaser. This discussion does not take into account Canadian provincial or territorial tax laws, United States state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. The following is based upon the tax laws of Canada and the United States as in effect on the date of this prospectus, which are subject to change with possible retroactive effect. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the principal Canadian federal income tax considerations generally applicable to a U.S. Holder who acquires our common shares pursuant to this prospectus. As used in this summary of Canadian federal income tax considerations, the term "U.S. Holder" means a holder of common shares who: (1) for the purposes of the Income Tax Act (Canada) (the "Tax Act")
(a) will not be or be deemed to be resident in Canada at any time while he or she holds common shares, (b) deals at arm's length with us, (c) holds the common shares as capital property, (d) does not use or hold and will not be deemed to use or hold the common shares in the course of carrying on a business in Canada, and (e) in respect of whom the common shares are not "designated insurance property"; and (2) for the purposes of the Canada-United States Income Tax Convention, 1980 (the "Convention"), will at all relevant times be a resident of the United States, will not be a resident of Canada at any time while he or she holds common shares, will not have at any time a permanent establishment or fixed base in Canada and owns less than 10% of our outstanding voting shares. Special rules, which are not addressed in this discussion, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere, or a "financial institution" for purposes of the "mark-to-market" rules in the Tax Act.

       This summary is based upon the current provisions of the Tax Act and the regulations thereunder, the Convention, all specific proposals to amend the Tax Act and regulations announced by the Minister of Finance (Canada) prior to the date of this prospectus and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. This discussion is not exhaustive of all potential Canadian federal income tax consequences to a U.S. Holder and does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction.

       Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on common shares beneficially owned by a U.S. Holder generally will be subject to Canadian non-resident withholding tax. Under the Convention, the rate of withholding tax generally applicable to dividends paid to U.S. Holders is 15%. Under the Convention, dividends paid or credited to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from Canadian dividend withholding tax.

       Under the Tax Act, a U.S. Holder generally will not be subject to tax in respect of any capital gain, or entitled to deduct any capital loss, realized on the disposition or deemed disposition of common shares, unless at the time of such disposition such common shares constitute "taxable Canadian property" of the U.S. Holder for the purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Convention. If the common shares are listed on a prescribed stock exchange (which includes The Toronto Stock Exchange and the New York Stock Exchange) at the time they are disposed of, they will generally not constitute "taxable Canadian property" of a U.S. Holder at the time of disposition unless, at any time within the 60 month period immediately preceding the disposition, the U.S. Holder, persons with whom U.S. Holder did not deal at arm's length for the purposes of the Tax Act, or the U.S. Holder together with such persons, have owned 25% or more of the issued shares of any class or series of our stock. In certain circumstances, common shares may be deemed to be taxable Canadian property. A deemed disposition of common shares will arise on the death of a U.S. Holder. If the common shares are "taxable Canadian property" of a U.S. Holder, under the Convention any capital gain realized on a disposition or deemed disposition of such shares generally will not be subject to Canadian federal income tax and any capital loss thereon will be denied unless the value of the common shares at the time of the disposition or deemed disposition is derived principally from "real property situated in Canada" within the meaning set out in the Convention.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion summarizes the material United States federal income tax considerations to "United States Shareholders" (as defined below) of an investment in our common shares. This discussion assumes that you hold your common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). We believe, and accordingly, this discussion assumes that we are not a "controlled foreign corporation" or a "foreign personal holding company" for United States federal income tax purposes. This discussion does not purport to be a comprehensive description of all the potential United States federal income tax considerations that may be relevant to a particular investor's decision to acquire our common shares nor does it deal with all United States federal income tax consequences applicable to holders subject to special tax rules, including banks, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons that actually or constructively own 10% or more of our common shares, persons that hold common shares as part of a straddle or a hedging, constructive sale, synthetic security, conversion or other integrated transaction, pass-through entities (e.g., partnerships), persons whose functional currency is not the United States dollar, financial institutions, expatriates or former long-term residents of the United States, individual retirement accounts or other tax-deferred accounts, real estate investment trusts or regulated investment companies.

       If an entity that is classified as a partnership for United States federal income tax purposes holds common shares, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for federal income tax purposes and persons holding common shares through a partnership or other entity classified as a partnership for federal income tax purposes are urged to consult their tax advisors.

       This discussion is based on the Code, existing and proposed Treasury regulations thereunder, published rulings, court decisions and administrative interpretations, all as currently in effect. These laws are subject to change, repeal or revocation possibly on a retroactive basis so as to result in federal income tax consequences different from those discussed below.

       For purposes of this discussion you are a "United States Shareholder" if you are a beneficial owner of common shares and you are for United States federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation or other entity classified as a corporation created or organized under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (d) any trust if (x) a United States court is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust.

       This summary does not discuss United States federal income tax consequences to any beneficial owner of common shares that is not a United States Shareholder.

       BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PERSONS CONSIDERING THE PURCHASE OF OUR COMMON SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR TAX SITUATIONS AND THE PARTICULAR TAX EFFECTS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS OR INTERPRETATIONS THEREUNDER.

       Taxation of Dividends. We currently do not pay dividends on our common shares. In the event that we do pay a dividend, subject to the passive foreign investment company rules discussed below, the gross amount of any actual or deemed distribution by us (including any Canadian taxes withheld therefrom) with respect to your common shares generally should be included in your gross income as a dividend to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. We do not maintain calculations of our earnings and profits under United States federal income tax principles. However, in the event we pay dividends in the future, we expect we would calculate our earnings and profits under United States federal income tax principles at that time. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital to the extent of your adjusted tax basis in the common shares and to the extent that such distribution exceeds your adjusted tax basis in the common shares, it will be taxed as a capital gain. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on our common shares generally will be subject to Canadian withholding tax at the rate of 15 percent. Refer to the section of this prospectus entitled "Certain Tax Considerations for U.S.
Shareholders -- Canadian Federal Income Tax Considerations". Dividends will not be eligible for the dividends received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. If you receive a dividend in Canadian dollars, the amount of the dividend for United States federal income tax purposes will be the U.S. dollar value of the dividend (determined at the spot rate on the date of such payment) regardless of whether the payment is later converted into U.S. dollars. In such cases, you may recognize additional United States source ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into U.S. dollars.

       If you are a non-corporate United States Shareholder, dividends paid to you through 2008 may be subject to United States federal income tax at lower rates than other types of ordinary income, generally 15 percent, provided certain holding period and other requirements are satisfied. These requirements include (a) that we not be classified as a "passive foreign investment company", a "foreign personal holding company" or a "foreign investment company", and (b) that you not treat the dividend as "investment income" for purposes of the investment interest deduction rules. United States Shareholders should consult their own tax advisors regarding the application of these rules.

       Dividends received by a United States Shareholder with respect to common shares will be treated as foreign source income. The foreign source income generally will be "passive income" or "financial services income," which will be treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Any Canadian tax withheld with respect to distributions made on the common shares may, subject to certain limitations, be claimed as a foreign tax credit against your United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the United States foreign tax credit rules to your particular situation.

       Taxation of Capital Gains. Subject to the passive foreign investment company rules discussed below, if you are a United States Shareholder and you sell or otherwise dispose of your common shares, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your adjusted tax basis, determined in United States dollars, in your common shares. Your adjusted tax basis in our common shares will generally be the cost to you of such shares. Capital gain of a non-corporate United States Shareholder is generally taxed at a maximum rate of 15% if the property has been held more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

       Passive Foreign Investment Company Discussion. If during any of our taxable years, 75% or more of our gross income consists of certain types of "passive" income, or if the average value during a taxable year of our "passive assets" (generally, assets that generate passive income) is 50% or more of the average value of all assets held by us, we will be classified as a "passive foreign investment company" ("PFIC") for such year. Passive income generally includes interest, dividends and some types of rent and royalties.

       Based on our current and projected income, assets and activities, we do not believe we will be classified as a PFIC for our current or any succeeding taxable year. However, because the determination of whether we will be a PFIC in the future depends on our assets and income at that time, no assurance can be provided that we will not be classified as a PFIC in the future.

       If we are classified as a PFIC at any time that you hold our common shares, you may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale or other disposition of your common shares and upon the receipt of certain "excess distributions". The PFIC rules with respect to additional United States federal income taxes on certain distributions received from us and any gain realized from the sale or other disposition of your common shares may be avoided if you are eligible for and timely make a "qualified electing fund" or "QEF" election, in which case you would be required to include in income on a current basis your pro rata share of our ordinary income and net capital gains. However, in order for you to be able to make the QEF election, we would have to provide you with certain information. We do not expect to provide the required information in the event we are classified as a PFIC.

       As another alternative to the foregoing rules, if our shares constitute "marketable stock" under applicable Treasury Regulations, you may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of your common shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). We believe that our common shares should qualify as marketable stock (although there can be no assurance that this will continue to be the case).

       United States Shareholders should consult their own tax advisors with respect to the PFIC issue and its potential application to their particular situation.

       Information Reporting and Backup Withholding. If you are a non-corporate United States Shareholder, information reporting requirements on Internal Revenue Service Form 1099 generally will apply to:

       - dividend payments or other taxable distributions made to you within the United States, and

       - the payment of proceeds to you from the sale of common shares effected at a United States office of a broker unless you come within certain categories of exempt recipients.

       Additionally, backup withholding (currently at a rate of 28%) may apply to such payments if you are a non-corporate United States Shareholder that does not come within certain categories of exempt recipients and you:

       -     fail to provide an accurate taxpayer identification number,

       - are notified by the Internal Revenue Service ("IRS") that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

       - in certain circumstances, fail to comply with other applicable requirements of the backup withholding rules.

       A United States Shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

       Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your federal income tax liability and entitle you to a refund, provided the required information is furnished to the IRS. You should consult your own tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

                                  UNDERWRITING

       Subject to the terms and conditions of a purchase agreement between us and each of the underwriters named below, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us, the number of common shares listed opposite its name below:

                                                                 NUMBER OF
UNDERWRITER                                                    COMMON SHARES
-----------                                                    -------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
BMO Nesbitt Burns Inc. .....................................
CIBC World Markets Corp. ...................................
J.P. Morgan Securities Inc. ................................
Morgan Stanley & Co. Incorporated...........................
                                                                ----------
             Total..........................................    35,000,000
                                                                ==========

       The underwriters have agreed to purchase all of the 35,000,000 common shares sold under the purchase agreement if any of these common shares are purchased. The obligations of the underwriters under the purchase agreement may be terminated at their discretion upon the occurrence of certain stated events, including the occurrence of a material adverse change in the state of the financial markets. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

       This offering is being made concurrently in all of the provinces and territories of Canada and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The common shares sold under the purchase agreement will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents. Subject to applicable law, the underwriters may offer the common shares outside of Canada and the United States.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended and applicable Canadian securities legislation, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the common shares sold under the purchase agreement, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters, including the validity of the common shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters' commitment to purchase common shares is also conditional upon the completion of the sale of 35,000,000 common shares to Gerdau S.A. See "Sale to Gerdau S.A." The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $     per common share. The underwriters may allow, and the dealers
may reallow, a discount not in excess of $     per common share to other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting commission and proceeds before expenses to us (not including proceeds from the sale of common shares to Gerdau S.A.). This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                            ---------   --------------   -----------
Public offering price.....................     $             $               $
Underwriting commission...................     $             $               $
Proceeds, before expenses, to us..........     $             $               $

       Underwriting commission will not be payable on the 35,000,000 common shares to be purchased by Gerdau S.A. or on any additional common shares purchased by Gerdau S.A. pursuant to the Gerdau S.A. additional commitment. The expenses of the offering, not including the underwriting commission, are
estimated at $     and are payable by us.

OVERALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to an additional 5,250,000 common shares from us at the public offering price, less the underwriting commission. The underwriters may exercise their option for 30 days from the date of the closing of the offering solely to cover any overallotments, if any. If the underwriters exercise their option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

       We, our directors and executive officers and Gerdau S.A. have agreed, with exceptions, not to sell or transfer any common shares for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and BMO Nesbitt Burns Inc. on behalf of the underwriters. Specifically, we and these other persons have agreed not to directly or indirectly:

       -     offer, pledge, sell or contract to sell any common shares,

       -     sell or grant any option or contract to purchase any common shares,

       -     purchase any option or contract to sell any common shares,

       - grant any option, right or warrant for the sale of any common shares,

       -     lend or otherwise dispose of or transfer any common shares,

       - request or demand that we file a registration statement related to the common shares, or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

       This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NEW YORK STOCK EXCHANGE AND TORONTO STOCK EXCHANGE LISTING

       Our outstanding common shares are listed on the Toronto Stock Exchange under the symbol "GNA" and we have applied to list the additional common shares offered hereby, including those to be purchased by Gerdau S.A., on the Toronto Stock Exchange. Our common shares, including those distributed by us under this prospectus, have been approved for listing on the New York Stock Exchange under the symbol "GNA." Listing will be subject to us fulfilling all of the listing requirements of the Toronto Stock Exchange and the New York Stock Exchange.

PRICE STABILIZATION AND SHORT POSITIONS

       Pursuant to policy statements of the Ontario Securities Commission and the Agence nationale d'encadrement du secteur financier, the underwriters may not, throughout the period of distribution, bid for or purchase shares. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. Such exceptions include a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

       Until the distribution of the common shares is completed, the SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives of the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price. Such transactions, if commenced, may be discontinued at any time.

       If the underwriters create a short position in our common shares in connection with the offering, i.e., if they sell more common shares than they are obligated to purchase under the purchase agreement, the representatives may reduce that short position by purchasing common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of common shares to stabilize the price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

       Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives or the co-lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. An affiliate of CIBC World Markets, one of the underwriters of this offering, is a lender under our senior secured credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facilities and Indebtedness."

INTERNET OFFERING

       Certain of the underwriters will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Such underwriters intend to allocate a limited number of common shares for sale to their online brokerage customers. An electronic prospectus is available on the websites maintained by such underwriters. Other than the prospectus in electronic format, the information on such websites relating to this offering is not a part of this prospectus.

                              SALE TO GERDAU S.A.

       Of the 70,000,000 common shares to be sold by us, 35,000,000 common shares will be sold to Gerdau S.A. at the public offering price. The purchase by Gerdau S.A. is separate from the offering of 35,000,000 common shares to the public under this prospectus and the underwriters will not receive any commission on common shares purchased from us by Gerdau S.A. The terms of the Gerdau S.A. purchase are set out in an agreement between us and Gerdau S.A. whereby we have agreed to issue and sell 35,000,000 common shares to Gerdau S.A., conditional upon the completion of the sale of 35,000,000 common shares to the underwriters, and certain other matters. In addition, Gerdau S.A. has agreed to purchase, within two days of the date of exercise of the underwriters overallotment option, a number of additional common shares equal to the number of common shares purchased by the underwriters pursuant to the overallotment option, if any.

                                 LEGAL MATTERS

       Certain legal matters relating to the common shares offered under this prospectus will be passed upon, with respect to U.S. and Canadian matters by Torys LLP, on behalf of us, and by Blake, Cassels & Graydon LLP, Toronto, Ontario, as to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario, as to matters of U.S. law, on behalf of the underwriters.

       As of October 13, 2004, the partners and associates of Torys LLP and Blake, Cassels & Graydon LLP beneficially owned, directly or indirectly, less than 1% of our outstanding securities.

  INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM, TRANSFER AGENT AND
                                   REGISTRAR

       Our independent registered certified public accounting firm is PricewaterhouseCoopers LLP whose Tampa office is located at Bank of America Building, 101 East Kennedy Boulevard, Suite 1500, Tampa, Florida, 33602, U.S.A.

       The transfer agent and registrar for the common shares in Canada is CIBC Mellon Trust Company at its principal offices in Toronto, Montreal and Calgary and, in the United States, is its U.S. affiliate, Mellon Investor Services LLC at its principal office in New York.

                                    EXPERTS

       The financial statements of Gerdau Ameristeel Corporation as of December 31, 2003 and 2002 and for the years then ended included and incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, Tampa, Florida, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

       The financial statements of North Star as of and for the fiscal year ended May 31, 2004 included in this prospectus have been so included in reliance on the report of KPMG LLP, Minneapolis, Minnesota, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      DOCUMENTS INCORPORATED BY REFERENCE

       The following documents, filed with the securities commissions or similar authorities in Canada (including the permanent information record in the Province of Quebec), are specifically incorporated by reference in this prospectus:

       1. our audited comparative consolidated financial statements for the years ended December 31, 2003 and 2002, together with the report of the auditors thereon, as set out in pages 18 to 45 of our 2003 annual report and management's discussion and analysis of financial condition and results of operations for such years as set out in pages 8 to 17 of our 2003 annual report;

       2. our management information circular dated March 25, 2004, prepared in connection with our annual meeting of shareholders held on May 6, 2004, other than the sections entitled "Human Resources Committee Report on Executive Compensation", "Statement of Corporate Governance Practices" and "Shareholder Return Five-Year Performance Graph";

       3. our annual information form dated April 29, 2004;

       4. our unaudited comparative consolidated financial statements for the three and six month periods ended June 30, 2004 and 2003 as set out in pages 16 to 40 of our second quarter quarterly report and management's discussion and analysis of financial condition and results of operations for such periods as set out in pages 1 to 15 of our second quarter quarterly report;

       5. our material change report dated January 26, 2004 relating to the completion of our offer to exchange up to $405.0 million aggregate principal amount of our 10 3/8% senior notes due 2011;

       6. our material change report dated April 8, 2004 relating to our sale of
26.8 million common shares to Gerdau S.A.;

       7. our material change report dated September 14, 2004 relating to the proposed acquisition of North Star; and

       8. our material change report dated October 12, 2004 relating to this offering.

       ANY DOCUMENTS OF THE TYPE REFERRED TO IN THE PRECEDING PARAGRAPHS AND ANY MATERIAL CHANGE REPORTS (EXCEPT CONFIDENTIAL MATERIAL CHANGE REPORTS) SUBSEQUENTLY FILED BY US WITH A SECURITIES COMMISSION OR ANY SIMILAR AUTHORITY IN CANADA, AFTER THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THIS OFFERING, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

       ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

       In addition, to the extent that any document or information incorporated by reference in this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, any document filed with or furnished to the SEC by us which specifically states that it is intended to be incorporated by reference into the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference into the registration statement.

       The information permitted to be omitted from this prospectus will be contained in a supplemented prospectus and will be incorporated by reference in this prospectus as of the date of such supplemented prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

       Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada (including the permanent information record in the Province of Quebec) and with the SEC. Copies of this prospectus and the documents incorporated by reference in this prospectus may be obtained on request without charge from us at 5100 West Lemon Street, Suite 312, Tampa, Florida, U.S.A., 33609, telephone no. (813) 286-8383; attention: Secretary. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators at www.sedar.com.

       We have filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act of 1933, as amended, with respect to our common shares of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the registration statement and its exhibits for further information about us and the common shares offered in this prospectus.

       We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers and directors and Gerdau S.A. are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Any information filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024. Copies of such material can also be obtained for a fee from the public reference section of the SEC. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

       The following documents have been filed with the SEC as part of the registration statement on Form F-10 of which this prospectus forms a part:

       - the documents referred to under the heading "Documents Incorporated by Reference";

       -     the purchase agreement referred to under the heading
             "Underwriting";

       -     consent of PricewaterhouseCoopers LLP;

       -     consent of KPMG LLP; and

       - powers of attorney (included on the signature pages of the registration statement).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


CANADIAN GAAP/U.S. DOLLAR CONSOLIDATED FINANCIAL STATEMENTS
  OF GERDAU AMERISTEEL CORPORATION FOR THE YEARS ENDED
  DECEMBER 31, 2003 AND 2002................................   F-2
  Report of independent registered certified public
     accounting firm........................................   F-3
  Balance sheet.............................................   F-4
  Statements of earnings (loss).............................   F-5
  Statements of shareholders' equity........................   F-6
  Statements of cash flows..................................   F-7
  Notes.....................................................   F-8
U.S. GAAP/U.S. DOLLAR CONSOLIDATED FINANCIAL STATEMENTS OF
  GERDAU AMERISTEEL CORPORATION FOR THE THREE AND SIX MONTHS
  ENDED JUNE 30, 2004 AND 2003..............................  F-40
  Balance sheet.............................................  F-41
  Statement of earnings (loss)..............................  F-42
  Statement of shareholders' equity.........................  F-43
  Statement of cash flows...................................  F-44
  Notes.....................................................  F-45
U.S. GAAP/U.S. DOLLAR COMBINED FINANCIAL STATEMENTS OF NORTH
  STAR FOR THE YEAR ENDED MAY 31, 2004......................  F-70
  Report of independent auditor.............................  F-71
  Balance sheet.............................................  F-72
  Statement of earnings.....................................  F-73
  Statement of equity.......................................  F-74
  Statement of cash flows...................................  F-75
  Notes.....................................................  F-76
U.S. GAAP/U.S. DOLLAR UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS OF GERDAU AMERISTEEL
  CORPORATION...............................................  F-82
  Pro forma balance sheet...................................  F-83
  Pro forma statement of earnings...........................  F-84
  Notes.....................................................  F-85

                           CANADIAN GAAP/U.S. DOLLAR
                       CONSOLIDATED FINANCIAL STATEMENTS

                         GERDAU AMERISTEEL CORPORATION
                           DECEMBER 31, 2003 AND 2002

       REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Gerdau Ameristeel Corporation:

       We have audited the accompanying consolidated balance sheets of Gerdau Ameristeel Corporation and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings (loss), of shareholders' equity, and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gerdau Ameristeel Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with Canadian generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
March 12, 2004

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                              DECEMBER 31,         2002
                                                                  2003       (RESTATED NOTE 2)
                                                              ------------   -----------------
                                                                     (US$ IN THOUSANDS)
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $   10,459       $   16,361
  Accounts receivable, net of allowance for doubtful
     accounts of $6,380 (2002 -- $6,913)....................      233,331          172,745
  Inventories (note 4)......................................      376,458          351,400
  Deferred tax assets (note 10).............................       13,269           11,417
  Other current assets......................................       21,608            2,997
                                                               ----------       ----------
TOTAL CURRENT ASSETS........................................      655,125          554,920
PROPERTY, PLANT AND EQUIPMENT (NOTE 5)......................      919,207          898,948
GOODWILL....................................................      116,564          114,374
DEFERRED FINANCING COSTS....................................       16,063            2,514
DEFERRED TAX ASSETS.........................................       15,045            6,033
OTHER ASSETS................................................          204              645
                                                               ----------       ----------
TOTAL ASSETS................................................   $1,722,208       $1,577,434
                                                               ==========       ==========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................   $  231,352       $  170,334
  Accrued salaries, wages and employee benefits.............       29,732           27,342
  Accrued interest..........................................       23,730            3,395
  Other current liabilities.................................       34,357           43,267
  Bank indebtedness (note 7)................................        2,055           23,379
  Current portion of long-term borrowings (note 7)..........        1,250           83,942
                                                               ----------       ----------
TOTAL CURRENT LIABILITIES...................................      322,476          351,659
LONG-TERM BORROWINGS, LESS CURRENT PORTION (NOTE 7).........      566,963          411,833
CONVERTIBLE DEBENTURES (NOTE 9).............................       96,719           79,134
ACCRUED BENEFIT OBLIGATION (NOTE 11)........................       74,354           70,166
OTHER LIABILITIES...........................................       45,831           29,175
DEFERRED TAX LIABILITIES (NOTE 10)..........................       64,355           88,191
MINORITY INTEREST...........................................           --           33,312
                                                               ----------       ----------
TOTAL LIABILITIES...........................................    1,170,698        1,063,470
                                                               ----------       ----------
COMMITMENTS AND CONTINGENCIES (NOTE 15)
SHAREHOLDERS' EQUITY
  Capital stock (note 13)...................................      547,601          513,400
  Retained earnings (accumulated deficit)...................      (19,412)           1,329
  Cumulative translation adjustment.........................       23,321             (765)
                                                               ----------       ----------
TOTAL SHAREHOLDERS' EQUITY..................................      551,510          513,964
                                                               ----------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $1,722,208       $1,577,434
                                                               ==========       ==========

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
                                                              ------------   ------------
                                                               (US$ IN THOUSANDS, EXCEPT
                                                               EARNINGS PER SHARE DATA)
NET SALES...................................................   $1,927,839     $1,036,055
                                                               ----------     ----------
OPERATING EXPENSES
  Cost of sales.............................................    1,759,878        867,091
  Selling and administrative................................       87,247         62,173
  Depreciation..............................................       83,252         58,683
  Other operating income (note 16)..........................       (1,244)        (5,072)
                                                               ----------     ----------
                                                                1,929,133        982,875
                                                               ----------     ----------
     INCOME (LOSS) FROM OPERATIONS..........................       (1,294)        53,180
                                                               ----------     ----------
OTHER EXPENSES
  Interest, net.............................................       49,549         38,598
  Foreign exchange loss.....................................          726            230
  Amortization of deferred financing costs..................        4,664          1,172
                                                               ----------     ----------
                                                                   54,939         40,000
                                                               ----------     ----------
     INCOME (LOSS) BEFORE INCOME TAXES......................      (56,233)        13,180
INCOME TAX EXPENSE (RECOVERY)...............................      (35,275)           341
                                                               ----------     ----------
INCOME (LOSS) BEFORE MINORITY INTEREST......................      (20,958)        12,839
MINORITY INTEREST...........................................          217         (1,707)
                                                               ----------     ----------
NET INCOME (LOSS)...........................................   $  (20,741)    $   11,132
                                                               ==========     ==========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC (NOTE 13).........   $    (0.11)    $     0.07
EARNINGS (LOSS) PER COMMON SHARE -- DILUTED.................   $    (0.11)    $     0.07

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                            CUMULATIVE
                                                   INVESTED    RETAINED     TRANSLATION
                                       SHARES      CAPITAL     EARNINGS     ADJUSTMENT     TOTAL
                                     -----------   --------   -----------   -----------   --------
                                                 (US$ IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE -- DECEMBER 31, 2001.......  133,388,400   $ 58,364   $    (7,622)   $   (944)    $ 49,798
                                     -----------   --------   -----------    --------     --------
  Net income.......................                      --        11,132          --       11,132
  Subsidiary stock activity........                    (187)           --          --         (187)
  Foreign exchange.................                      --            --         179          179
  Debt converted to equity (note
     8)............................                 325,948            --          --      325,948
  Acquisition (note 3).............   51,503,960    129,275            --          --      129,275
  Dividends paid...................                      --        (2,181)         --       (2,181)
                                     -----------   --------   -----------    --------     --------
BALANCE -- Restated (note 2)
  DECEMBER 31, 2002................  184,892,360    513,400         1,329        (765)     513,964
                                     -----------   --------   -----------    --------     --------
  Net Loss.........................                               (20,741)                 (20,741)
  Acquisition of Minority
     Interest......................   13,198,501     34,201                                 34,201
  Foreign exchange.................                                            24,086       24,086
                                     -----------   --------   -----------    --------     --------
BALANCE -- DECEMBER 31, 2003.......  198,090,861   $547,601   $   (19,412)   $ 23,321     $551,510
                                     ===========   ========   ===========    ========     ========

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
                                                              ------------   ------------
                                                                  (US$ IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................   $ (20,741)      $ 11,132
Adjustment to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................      83,252         58,683
  Amortization..............................................       4,664          1,172
  Deferred income taxes.....................................     (22,719)       (10,428)
  Loss on disposition of property, plant and equipment......         192          1,044
  Foreign exchange on related party loans...................       7,241            436
Changes in operating assets and liabilities, net of
  acquisitions:
  Accounts receivable.......................................     (51,072)        21,433
  Inventories...............................................        (263)       (17,991)
  Other assets..............................................      (6,054)        (9,061)
  Liabilities...............................................      49,392        (22,352)
                                                               ---------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      43,892         34,068
                                                               ---------       --------
INVESTING ACTIVITIES
  Additions to property, plant and equipment................     (59,203)       (33,482)
  Purchase price for acquisitions...........................          --         (6,856)
  Cash acquired in acquisition..............................          --         18,465
  Proceeds from dispositions of property, plant &
     equipment..............................................       2,643            489
                                                               ---------       --------
NET CASH USED IN INVESTING ACTIVITIES.......................     (56,560)       (21,384)
                                                               ---------       --------
FINANCING ACTIVITIES
  Term debt payments........................................      (9,395)       (29,503)
  Proceeds from issuance of new debt........................     542,357             --
  Revolving credit borrowings (payments)....................    (510,053)        27,273
  Reductions (additions) to deferred financing costs........     (15,639)           705
  Changes in minority interest..............................        (217)         2,678
  Subsidiary stock activity.................................          --           (187)
  Dividends paid............................................          --         (2,181)
                                                               ---------       --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........       7,053         (1,215)
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (287)          (195)
                                                               ---------       --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      (5,902)        11,274
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      16,361          5,087
                                                               ---------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $  10,459       $ 16,361
                                                               =========       ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................   $  22,938       $ 57,610
                                                               =========       ========
  Cash paid for income taxes................................   $   1,496       $  2,289
                                                               =========       ========
  Acquisition of minority interest for common stock.........   $  34,201             --
                                                               =========       ========

                See notes to consolidated financial statements.

                         GERDAU AMERISTEEL CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               (US$ IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

       Gerdau Ameristeel Corporation (the "Company" or "Gerdau Ameristeel") is a Canadian corporation, whose indirect majority shareholder is Gerdau S.A., a Brazilian company. On October 23, 2002, Gerdau S.A., parent company of the Gerdau North America Group, entered into a transaction agreement with Co-Steel Inc. ("Co-Steel"), a Canadian public company. The "Gerdau North America Group" consisted of the Gerdau Canada Group (Gerdau Ameristeel Cambridge Inc. and Gerdau MRM Holdings Inc. and their consolidated subsidiaries) and Gerdau USA, Inc. and its consolidated subsidiaries FLS Holdings Inc., AmeriSteel Corporation and AmeriSteel Bright Bar, Inc. (collectively, "GUSA"). This transaction agreement resulted in Co-Steel acquiring all of the issued and outstanding shares of the companies included in the Gerdau North America Group, in exchange for Co-Steel common shares representing approximately 74% of Co-Steel's total common shares. The transaction was accounted for using the reverse-takeover method of purchase accounting. The Gerdau North America Group is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholder of the Gerdau North America Group became owner of more than 50 percent of the voting shares of Co-Steel on a fully-diluted basis following the transaction. As a result, the Gerdau North America Group's historical accounts became the historical accounts for all periods prior to the date of merger. In connection with the merger, Co-Steel's name was changed to Gerdau Ameristeel Corporation. As part of this transaction, certain related party loans of the Gerdau North America Group were converted into equity in October 2002.

       On March 31, 2003, under the terms of the Transaction Agreement relating to the acquisition of Co-Steel, the Company completed an exchange of minority shares of AmeriSteel Corporation for shares of Gerdau Ameristeel. Minority shareholders of AmeriSteel, primarily executives and employees, exchanged 1,395,041 shares of AmeriSteel for 13,198,501 shares of Gerdau Ameristeel, an exchange ratio of 9.4617 to 1. As a result, AmeriSteel became an indirect wholly owned subsidiary of Gerdau Ameristeel. On April 4, 2003, AmeriSteel changed its name to Gerdau Ameristeel US Inc. ("Ameristeel"). Subsequent to the minority exchange, Gerdau S.A. owned approximately 67.5% of common shares outstanding. As of December 31, 2003, Gerdau S.A. increased its interest to 68.6% through share purchases in the open market.

       The Company operates steel mini-mills, producing primarily steel bars and special sections for commercial and industrial building construction, steel service centers and original equipment manufacturers. Its principal market area is the eastern United States and Canada. Principal suppliers to the Company include scrap metal producers, electric utilities, natural gas suppliers, rail and truck carriers. All significant intercompany transactions and accounts have been eliminated in consolidation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These consolidated financial statements are presented in accordance with accounting principles generally accepted in Canada. All dollar amounts are reported in United States dollars unless otherwise indicated.

       CONSOLIDATION: The consolidated financial statements include the accounts of the Company, its subsidiaries and joint ventures. For 2002, they include full year results for the Gerdau North America operations, and results for the Co-Steel operations for the period from October 23, 2002 through December 31, 2002, which represents the period subsequent to the date of acquisition.

       JOINT VENTURES AND OTHER INVESTMENTS: The Company's investments in Gallatin Steel Company, Bradley Steel Processors and MRM Guide Rail are 50% joint ventures, and are proportionately consolidated. Other investments where the Company does not exercise significant influence are accounted

                         GERDAU AMERISTEEL CORPORATION
for by the cost method. The Company evaluates the carrying value of the investments to determine if there has been an impairment in value considered other than temporary, which is assessed by review of cash flows and operating income and takes into consideration trading values on recognized stock exchanges. If impairment is considered other than temporary, a provision is recorded.

       REVENUE RECOGNITION AND ALLOWANCE FOR DOUBTFUL ACCOUNTS: The Company recognizes revenues from sales and the allowance for estimated costs associated with returns from these sales when the product is shipped and title transferred to the buyer. Provisions are made for estimated product returns and customer claims based on estimates and actual historical experience. If the historical data used in the estimates does not reflect future returns and claims trends, additional provisions may be necessary. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments.

       CASH AND CASH EQUIVALENTS: The Company considers all cash on deposit and term deposits with original maturities of three months or less, to be cash equivalents. Cash held in the joint venture operations are for the sole use of the joint ventures.

       INVENTORIES: Billets and finished goods are valued at the lower of cost (calculated on an average cost basis) or net realizable value. Scrap, consumables and operations supplies inventories are valued at the lower of cost (calculated on an average cost basis) or replacement value. Consumables include mill rolls, which are recorded at cost and amortized based on usage.

       PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are recorded at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Interest incurred in connection with significant capital projects is capitalized. Maintenance and repairs are charged against operations as incurred. Upon retirement or other disposition of property, plant and equipment, the cost and related allowances for depreciation are removed from the accounts and any resulting gain or loss is recorded in the statement of operations. Property, Plant & Equipment Held for Sale is carried at the lower of cost or net realizable value.

       For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 10 to 30 years for buildings and improvements and 4 to 15 years for other equipment. During 2002, the Company changed the depreciable lives of certain buildings and equipment to reflect their updated estimated economic lives. The effect of this change in accounting estimate reduced depreciation expense in 2002 by approximately $3.2 million.

       GOODWILL: Goodwill represents the cost of investments in operating companies in excess of the fair value of the net identifiable assets acquired. On January 1, 2002, the Company adopted CICA Handbook Section 3062, Goodwill and Other Intangible Assets. This section requires that goodwill and intangible assets with indefinite lives are not amortized, but rather their fair value be assessed at least annually and written down for any impairment in value. For acquisitions made subsequent to July 1, 2001, and as of January 1, 2002 for all existing goodwill and intangible assets with indefinite lives, such assets will no longer be amortized, but will be evaluated annually for impairment. Additional goodwill of $2.2 million was created by the exchange of minority shares of AmeriSteel on March 31, 2003.

       DEFERRED FINANCING COSTS: Deferred financing costs were incurred in relation to long term debt and are reflected net of accumulated amortization and are amortized over the term of the respective debt instruments, which range from 5 to 22 years from the debt inception date. Deferred financing costs are amortized using the effective interest method.

       DEFERRED INCOME TAXES: The liability method of accounting for income taxes is used whereby deferred income taxes arise from temporary differences between the book value of assets and liabilities and

                         GERDAU AMERISTEEL CORPORATION
their respective tax value. Deferred income tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded to the extent the recoverability of deferred income tax assets is considered more likely than not.

       PENSIONS AND POST-RETIREMENT BENEFITS: The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The Company has adopted the following policies:

       - The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance for funded plans, salary escalation, retirement ages of employees and expected health care costs. The discount rate used for determining the liability for future benefits is the current interest rate at the balance sheet date on high quality fixed income investments with maturities that match the expected maturity of the obligations.

       -     Pension assets are valued at fair market value.

       - Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

       - The excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of the active employees.

       - A plan curtailment will result if there has been a significant reduction in the expected future service of present employees. A net curtailment loss is recognized when the event is probable and can be estimated, a net curtailment gain is deferred until realized.

       ENVIRONMENTAL LIABILITIES: The Company reserves for potential environmental liabilities based on the best estimates of potential clean-up and remediation estimates for known environmental sites. The Company employs a staff of environmental experts to administer all phases of its environmental programs, and uses outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. This analysis requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the environmental accrual.

       REPORTING CURRENCY AND FOREIGN CURRENCY TRANSLATION: Operating revenue and expenses arising from foreign currency transactions are translated into U.S. dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Gains or losses arising from these translations are included in earnings, with the exception of unrealized foreign exchange gains or losses on long-term monetary items that hedge net investments in foreign operations which are accumulated in the foreign currency translation adjustment account in shareholders' equity, until there is a reduction in the net investment in the foreign operation.

       Assets and liabilities of self-sustaining foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Operating revenue and expense items are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are deferred and disclosed separately as part of shareholders' equity and are recognized in earnings when the ownership interest in the foreign operations is reduced.

                         GERDAU AMERISTEEL CORPORATION

       The consolidated financial statements have been prepared in U.S. dollars as the majority of the Company's transactions occur in U.S. dollars.

       EARNINGS (LOSS) PER SHARE: The Company's diluted earnings per share is determined using the treasury stock method for the effect of outstanding share purchase options.

       STOCK OPTION PLAN: The Company accounts for stock options granted to employees using the intrinsic value based method of accounting. Under this method, the Company does not recognize compensation expense for the stock options because the exercise price is equal to the market price of the underlying stock on the date of grant. Had the Company applied the fair value based method of accounting, net loss and loss per share and net income and income per share would be as shown on the following table. The Black-Scholes option pricing model was used to estimate the fair value of each option grant on the date of grant and calculate the pro forma stock-based compensation costs. For purposes of the pro forma disclosures, the assumed compensation expense is amortized over the option's vesting periods and includes options granted subsequent to January 1, 2002 and excludes options issued prior to January 1, 2002. The following assumptions were used:

Expected dividend yield.....................................        0%
Expected share price volatility.............................       55%
Risk-free rate of return....................................        4%
Expected period until exercise..............................  5 years

                                                                  FOR THE YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
                                                              ------------   ------------
                                                                (AMOUNTS IN $000 EXCEPT
                                                                    PER SHARE DATA)
Net (loss) income, as reported..............................    $(20,741)      $11,132
Pro forma stock-based compensation cost.....................          70            --
                                                                --------       -------
Pro forma, net income.......................................    $(20,811)      $11,132
                                                                ========       =======
Earnings (loss) per share
  Basic, as reported........................................    $  (0.11)      $  0.07
  Basic, pro forma..........................................       (0.11)         0.07
  Diluted, as reported......................................       (0.11)         0.07
  Diluted, pro forma........................................       (0.11)         0.07

       DEFERRED SHARE UNIT PLAN: The Corporation offers a Deferred Share Unit Plan (DSUP) for independent members of the Board of Directors. Under the DSUP, each director receives a percentage of his annual compensation in the form of deferred share units (DSUs) which are notional common shares of the Company. The issue price of each DSU is based on the closing trading value of the common shares on the meeting dates and an expense is recognized at that time. The shares are subsequently marked to market and expensed accordingly. The DSU account of each director includes the value of dividends, if any, as if reinvested in additional DSUs. The director is not permitted to convert DSUs into cash until retirement from the Board. The value of the DSUs, when converted to cash, will be equivalent to the market value of the common shares at the time the conversion takes place. The value of the outstanding DSUs as at December 31, 2003 was $147 thousand (2002 -- $141 thousand).

       USE OF ESTIMATES: The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the

                         GERDAU AMERISTEEL CORPORATION
reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       RECLASSIFICATIONS: Certain amounts for prior years have been reclassified to conform to the 2003 presentation. Such reclassifications had no effect on amounts previously reported for net income or shareholders' equity.

       CHANGE IN ACCOUNTING POLICY -- CONVERTIBLE DEBENTURES: The Company early adopted CICA Handbook Section 3860.20A, Financial Instruments -- Disclosure and Presentation. This section requires that the Company's convertible debentures be treated as liabilities instead of equity and for the related interest to be included in the statement of earnings (loss) instead of a charge to retained earnings. This change in accounting policy did not impact net income in 2002, but resulted in additional interest expense of $6.3 million in 2003. Prior periods have been restated to reflect the change in accounting.

NOTE 3 -- ACQUISITIONS

       On October 23, 2002, Brazilian steelmaker Gerdau S.A. and Canadian steelmaker Co-Steel combined their North American operations. In the transaction, Co-Steel acquired all of the issued and outstanding shares of the Gerdau North America Group in exchange for shares of Co-Steel representing approximately 74% of the shares of the combined entity. A portion of these shares were issued to minority shareholders of AmeriSteel Corporation on March 31, 2003, as described below. The name of Co-Steel was changed to Gerdau AmeriSteel Corporation as part of the transaction.

       For accounting purposes, the business combination of the Gerdau North America Group and Co-Steel has been accounted for using the reverse take-over method of purchase accounting. Gerdau North America is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholders of the Gerdau North America Group have become owners of more than 50% of the voting shares of Co-Steel on a fully diluted basis. The results of the operations of Co-Steel are included from the date of the transaction.

       The following table summarizes the fair value of assets and liabilities acquired at the date of the acquisition ($000s):

Net assets (liabilities) acquired
  Current assets............................................   $242,252
  Current liabilities.......................................   (130,345)
  Property, plant and equipment.............................    389,915
  Other assets..............................................       (177)
  Long-term debt............................................   (219,969)
  Other long-term liabilities...............................    (81,386)
  Net future income taxes...................................     15,768
  Convertible debenture (recorded as equity)................    (80,113)
                                                               --------
                                                               $135,945
                                                               ========
Purchase consideration, representing 51,503,960 Co-Steel
  shares at $2.51 per share.................................   $129,275
Plus transaction costs......................................      6,670
                                                               --------
                                                               $135,945
                                                               ========

                         GERDAU AMERISTEEL CORPORATION

       Effective March 31, 2003, non-controlling shareholders holding, in the aggregate, approximately 13% of the issued and outstanding shares of AmeriSteel had their holdings exchanged for Gerdau Ameristeel common shares in a ratio of
9.4617 Gerdau Ameristeel shares for each common share of AmeriSteel exchanged. The acquisition of the minority interest of AmeriSteel was accounted for as a step acquisition under the purchase method of accounting, whereby the purchase price of the shares has been allocated to the net assets acquired based upon their relative fair values. The exchange resulted in the issuance of an additional 13,198,501 shares of Gerdau Ameristeel and recording $2.2 million additional goodwill.

       On June 24, 2002, the Company acquired certain assets and assumed certain liabilities of Republic Technologies' cold drawn plant in Cartersville, Georgia. The purchase price was $8.4 million and the transaction was accounted for as a business combination. The plant commenced operations under Gerdau Ameristeel ownership on July 2, 2002.

NOTE 4 -- INVENTORIES

       Inventories consist of the following ($000s):

                                                              AT DECEMBER 31,   AT DECEMBER 31,
                                                                   2003              2002
                                                              ---------------   ---------------
Ferrous and non-ferrous scrap...............................     $ 76,384          $ 40,983
Work in-process.............................................       31,764            33,701
Finished goods..............................................      157,815           195,893
Raw materials (excluding scrap) and operating supplies......      110,495            80,823
                                                                 --------          --------
                                                                 $376,458          $351,400
                                                                 ========          ========

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consist of the following ($000s):

                                                                     AT DECEMBER 31, 2003
                                                            --------------------------------------
                                                                         ACCUMULATED     NET BOOK
                                                               COST      DEPRECIATION     VALUE
                                                            ----------   ------------   ----------
Land and improvements.....................................  $   77,651     $  5,321      $ 72,330
Buildings and improvements................................     139,559       24,131       115,428
Machinery and equipment...................................     984,253      306,056       678,197
Construction in progress..................................      39,676           --        39,676
Property, plant and equipment held for sale...............      13,576           --        13,576
                                                            ----------     --------      --------
                                                            $1,254,715     $335,508      $919,207
                                                            ==========     ========      ========

                                                                     AT DECEMBER 31, 2002
                                                            --------------------------------------
                                                                         ACCUMULATED     NET BOOK
                                                               COST      DEPRECIATION     VALUE
                                                            ----------   ------------   ----------
Land and improvements.....................................  $   60,341     $  1,769      $ 58,572
Buildings and improvements................................     141,994       14,472       127,522
Machinery and equipment...................................     888,886      203,119       685,767
Construction in progress..................................      14,315           --        14,315
Property, plant and equipment held for sale...............      12,772           --        12,772
                                                            ----------     --------      --------
                                                            $1,118,308     $219,360      $898,948
                                                            ==========     ========      ========

                         GERDAU AMERISTEEL CORPORATION

       Interest costs for property, plant and equipment construction expenditures of approximately $124 thousand was capitalized for the year ended December 31, 2003 (2002 -- $100 thousand).

NOTE 6 -- JOINT VENTURES

       The Company's investments in Gallatin Steel Company, Bradley Steel Processors and MRM Guide Rail are 50% joint ventures. The Company's interests in the joint ventures have been accounted for using the proportional consolidation method under which the Company's proportionate share of assets, liabilities, revenues and expenses of the joint ventures have been included in these consolidated financial statements.

       The Company's interest in the joint ventures is as follows ($000s):

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
BALANCE SHEET
Current assets(1)(2)........................................  $ 53,137   $ 45,234
Property, plant and equipment(3)
  Land......................................................    11,835     12,068
  Buildings.................................................     7,512      7,957
  Machinery and equipment...................................    80,429     85,618
  Construction in progress..................................     1,665      1,778
Current liabilities.........................................    23,224     26,505
Long-term debt..............................................     4,259      3,415
STATEMENT OF EARNINGS
Sales.......................................................  $224,179   $ 53,591
Operating income............................................     9,685      6,836
Income before income taxes..................................     9,440      6,275
CHANGES IN CASH FLOWS
Cash provided from (used in)
  Operating activities......................................  $ 10,527   $  6,098
  Investing activities......................................    (8,294)    (1,809)
  Financing activities......................................    (4,046)   (17,026)
                                                              --------   --------
Proportionate share of increase (decrease) in cash..........  $ (1,813)  $(12,737)
                                                              ========   ========

------------

(1) Includes $0.5 million (2002 -- $4.8 million) of cash and cash equivalents.

(2) Current assets are net of allowance for doubtful accounts of $2.3 million (2002 -- $2.2 million).

(3) Net of accumulated depreciation of $19.7 million (2002 -- $5.9 million).

NOTE 7 -- LONG-TERM DEBT

       On June 27, 2003, the Company refinanced its debt by issuing $405 million aggregate principal 10 3/8% Senior Notes, of which $35.0 million were sold to an indirect wholly-owned subsidiary of the Company's parent, Gerdau S.A. The notes mature July 15, 2011 and were issued at 98% of face value. The Company also entered into a new Senior Secured Credit Facility with a term of up to five years, which provides commitments of up to $350 million. The borrowings under the Senior Secured Credit Facility are secured by the Company's inventory and accounts receivable. The proceeds were used to repay existing indebtedness. At December 31, 2003, there was $135.0 million outstanding, at interest rates between 3.93% and 5.50%, and approximately $130 million was available under the Senior Secured Credit

                         GERDAU AMERISTEEL CORPORATION

Facility. Included in deferred finance costs in 2003 was a charge of approximately $2.1 million relating to the write-off of un-amortized costs relating to extinguished debt.

       At December 31, 2003, Gerdau Ameristeel debt includes the following ($000s):

Senior Notes, 10 3/8% due 2011, net of original issue
  discount..................................................   $397,271
Senior Secured Credit Facility..............................    135,027
Industrial Revenue Bonds....................................     27,400
AmeriSteel Bright Bar Term Loan.............................      3,172
Gallatin Joint Venture Debt.................................      5,471
Other.......................................................      1,927
                                                               --------
                                                                570,268
Less current portion........................................      3,305
                                                               --------
                                                               $566,963
                                                               ========

       At December 31, 2002, the Company had debt agreements that were specific to the Gerdau Canada Group, GUSA and former Co-Steel entities and included the following ($000s):

                                                               AT DECEMBER 31,
                                                                    2002
                                                               ---------------
Gerdau Canada Group:
  Bank indebtedness.........................................      $  17,243
  U.S. Dollar Floating Rate Term Loan.......................         61,743
  Canadian dollar revolving loan (Cdn $35.0 million)........         22,157
  Other.....................................................          1,444
GUSA:
  AmeriSteel Revolving Credit Agreement.....................        100,800
  AmeriSteel Term Loan......................................         68,750
  Industrial Revenue Bonds..................................         36,795
  AmeriSteel Bright Bar.....................................          3,522
  Other.....................................................            809
Co-Steel Group:
  Bank Indebtedness.........................................          6,136
  Canadian dollar revolving loan (Cdn$48.3 million).........         30,577
  U.S. Dollar Fixed Rate Reducing Term Loan.................         96,784
  Fair value of early payment penalty of fixed rate reducing
     term loans.............................................          9,065
  U.S. dollar revolving loan................................         59,768
  Other.....................................................          3,561
                                                                  ---------
                                                                    519,154
Less current portion........................................       (107,321)
                                                                  ---------
                                                                  $ 411,833
                                                                  =========

                         GERDAU AMERISTEEL CORPORATION

GERDAU CANADA GROUP

       As of December 31, 2002, Gerdau Canada Group had a total authorized revolver facility of Cdn $73 million ($46 million) that bore interest at floating market rates approximating the bank's prime rate (as defined in the agreement) plus 1.75% or Bankers' Acceptance plus 2.75%. Companies in the Gerdau Canada Group pledged accounts receivable and inventory as collateral. The revolver facility was repaid under the refinancing as of June 27, 2003.

       The total authorized Canadian term facility was Canadian $97.5 million ($61.7 million U.S. dollars) with a due date of January 15, 2004, bearing interest at floating market rates approximating the bank's prime rate (as defined in the agreement) plus 1.75%. Interest rate swap agreements related to this facility were entered into with the Gerdau Canada Group's bank as the counterparty in November 1999 that effectively fixed the rate of interest on approximately 50% of the balance. At December 31, 2003, the agreement is for $11 million and bears interest at 6.445% for a term of five years expiring in 2004. The aggregate fair value of the interest rate swap agreements, which represent the amount that would be paid by the Gerdau Canada Group if the agreements were terminated at December 31, 2003, was $457 thousand. The agreements were not terminated subsequent to the refinancing.

       The Canadian banking agreement, which included Gerdau Steel Inc. (the controlling shareholder of Gerdau Ameristeel), contained various restrictive covenants relating to maintenance of certain financial ratios. At December 31, 2002, the Company was not in compliance with certain covenants and requested and received a waiver of compliance. This agreement no longer applies due to the refinancing that took place in 2003.

       Collateral for the Canadian credit facility included: (i) Cdn$350 million demand debentures given by each of Gerdau Steel Inc., Gerdau MRM Holdings Inc., Gerdau Ameristeel MRM Special Sections Inc. and Gerdau Ameristeel Cambridge Inc., each granting a first priority fixed charge on real estate, machinery and equipment, a first priority floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of $20 million, (ii) pledges and guaranties of various Gerdau Canada Group members, and
(iii) a guaranty by Gerdau S.A. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis was pledged to the lenders.

GUSA

       GUSA's primary financial obligation outstanding as of December 31, 2002 was a $285 million credit facility (the "Revolving Credit Agreement"). It was collateralized by first priority security interests in substantially all accounts receivable and inventories of GUSA as well as a lien on the Company's Charlotte Mill property, plant and equipment. The Revolving Credit Agreement was amended in September 2000 and increased the total facility from $150 million to $285 million, of which $100 million was a term loan that amortized at the rate of 25% per year beginning in December 2001. The Revolving Credit Agreement was to mature in September 2005. Loans under the Revolving Credit Agreement bore interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds or Prime Rate, as defined in the agreement) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at December 31, 2002 was approximately 3.8%. The Revolving Credit Agreement contained certain covenants including the requirement to maintain financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. Letters of credit were subject to an aggregate sub limit of $50 million. The credit facility was repaid under the refinancing as of June 27, 2003.

       Industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. GUSA incurred an additional $3.6 million IRB with the acquisition of the Cartersville cold drawn facility in June 2002. The

                         GERDAU AMERISTEEL CORPORATION
interest rates on these bonds range from 50% to 75% of the prime rate (1.0% to 3.75% at December 31, 2003); $3.8 million matures in 2014, $20.0 million matures in 2017, and $3.6 million matures in 2018. Irrevocable letters of credit issued pursuant to the Revolving Credit Agreement back the IRBs. As of December 31, 2003, the Company had approximately $51.9 million of outstanding letters of credit, primarily for IRBs and insurance.

       The AmeriSteel Bright Bar Loan represents a bank loan of AmeriSteel Bright Bar, a subsidiary of Gerdau Ameristeel US Inc., secured by its machinery and equipment. The loan matures in 2011 with amortization payments that began in July 2001. The loan currently bears interest at a rate of approximately 6.0% per year with the rate having been reset in June 2002 and every three years thereafter based on prime plus 1%. Ameristeel is a guarantor of the loan.

       In order to reduce its exposure to interest-rate fluctuations, GUSA entered into interest-rate swap agreements in August and September 2001. The interest-rate swaps have a notional value of $55 million, with the Company paying a fixed interest rate and receiving a variable interest rate based on three-month LIBOR. The underlying hedged instruments were specific tranches of LIBOR-based revolving credit and term loan borrowings under GUSA's Revolving Credit Agreement. The agreements were not terminated subsequent to the refinancing. The aggregate fair value of the interest rate agreements, which represents the amount that would be paid by GUSA if the agreements were terminated at December 31, 2003, is approximately $3.8 million. The agreements have varying expiration dates from 2004 to 2006.

CO-STEEL GROUP

       The Co-Steel entities at December 31, 2002 had revolving facilities of Cdn$133.9 million and Cdn$22.2 million which could be drawn in either Canadian or U.S. dollars. These facilities were due on January 15, 2004 and bore interest at the bankers' acceptance rate or LIBOR plus 2% to 5% depending on debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratios.

       The fixed rate reducing term loan at December 31, 2002 was $96.8 million with interest at a fixed rate of 8.9% to 10.9% depending on debt to EBITDA ratios. The terms of this facility included a make-whole provision (in the event of prepayment) that required the Company to pay a penalty if interest rates had decreased since the original inception of the loan. At December 31, 2002, the amount of the make-whole provision (which was included in the fair value adjustments related to the acquisition of Co-Steel) was $9.1 million. This amount was recognized in 2003 due to the refinancing. These facilities were repaid in June 2003 as part of the refinancing.

       The maturities of borrowings for the years subsequent to December 31, 2003 are as follows ($000s):

                                                                AMOUNT
                                                               --------
2004........................................................   $  3,305
2005........................................................        768
2006........................................................        695
2007........................................................        617
2008........................................................    135,691
Thereafter..................................................    429,192
                                                               --------
                                                               $570,268
                                                               ========

                         GERDAU AMERISTEEL CORPORATION

NOTE 8 -- RELATED PARTY TRANSACTIONS

       The Company is affiliated with a group of companies controlled by Gerdau S.A. During 2002, the Company had various loans outstanding with affiliated companies. Related party loans bore interest ranging from 0.0% -- 9.775% that was expensed but was not payable on a current basis. All advances were repayable on demand with no collateral. Intercompany charges for interest income were $4.3 million and charges for interest expense were $18.3 million in 2002. Intercompany charges for management fees and royalties from related parties were $2.1 million for the year ended December 31, 2002. Accrued liabilities due to related parties were $5.8 million and $6.4 million as of December 31, 2003 and 2002, respectively. As part of the Co-Steel transaction (Note 1), all of the related party notes payable, net of the notes receivable from Gerdau Steel Inc., were converted to equity in October 2002. In February 2003, Gerdau S.A. made loans totaling $30 million to GUSA to increase liquidity within Gerdau Ameristeel. These loans bore interest at 6.5% and were repaid under the June 2003 refinancing. Through the June 2003 refinancing, an indirect wholly-owned subsidiary of Gerdau S.A. purchased $35 million of bonds. These bonds were exchanged subsequent to the exchange offer (Note 18).

NOTE 9 -- CONVERTIBLE DEBENTURES

       The Company's unsecured, subordinated convertible debentures bear interest at 6.5% per annum, mature on April 30, 2007, and, at the holders' option, are convertible into common shares of the Company at a conversion price of Cdn$26.25 per share. Under the terms of the Trust Indenture for the Convertible Debentures, no adjustment to the conversion price is required if the Company issues common shares in a customary offering. The debentures are redeemable, at the option of the Company, at par plus accrued interest. The Company has the right to settle the principal amount by the issuance of common shares based on their market value at the time of redemption.

NOTE 10 -- INCOME TAXES

       The income tax expense is comprised of ($000's):

                                                                2003       2002
                                                              --------   --------
Current.....................................................  $  1,311   $ 10,769
Deferred....................................................   (36,586)   (10,428)
                                                              --------   --------
                                                              $(35,275)  $    341
                                                              ========   ========

                                                                2003       2002
                                                              --------   --------
Current income taxes:
  Canada....................................................  $    713   $  2,890
  U.S. .....................................................       700      8,255
  Other.....................................................      (102)      (376)
                                                              --------   --------
                                                                 1,311     10,769
                                                              --------   --------
Deferred income taxes:
  Canada....................................................   (13,302)      (830)
  U.S. .....................................................   (23,284)    (9,598)
                                                              --------   --------
                                                               (36,586)   (10,428)
                                                              --------   --------
Total Provision for income taxes............................  $(35,275)  $    341
                                                              ========   ========

                         GERDAU AMERISTEEL CORPORATION

       The income tax expense differs from the amount calculated by applying Canadian income tax rate (federal and provincial) to income before income taxes, as follows:

                                                                2003      2002
                                                              --------   -------
Income (loss) before provision for income taxes.............  $(54,162)  $13,180
Income tax (benefit) expense computed using statutory tax
  rates.....................................................   (18,044)    5,091
Increased (decreased) by the tax effect of:
  Tax exempt income.........................................    (7,224)       --
  Effect of different rates in foreign jurisdictions........    (6,752)   (4,437)
  Canadian manufacturing and processing credit..............       291      (215)
  Net future income tax (benefit) expense resulting from
     changes in tax rates...................................    (1,475)      (98)
                                                              --------   -------
Income Tax (Recovery) Expense...............................  $(33,204)  $   341
                                                              ========   =======

       The components of the deferred tax assets and liabilities consisted of the following:

                                                                2003       2002
                                                              --------   --------
CANADA
NON-CURRENT ASSETS:
  Net operating loss carry forward..........................  $ 25,532   $ 13,063
  Accounting provisions not currently deductible for tax
     purposes...............................................    28,812     23,882
  Tax depreciation in excess of book depreciation...........   (34,769)   (30,162)
  Other.....................................................    (4,530)      (750)
                                                              --------   --------
Net non-current deferred tax assets.........................  $ 15,045   $  6,033
                                                              ========   ========

                                                                2003       2002
                                                              --------   --------
US
CURRENT ASSETS:
  Accounting provisions not currently deductible for tax
     purposes...............................................  $ 13,269   $ 11,417
                                                              ========   ========
NON-CURRENT LIABILITIES:
  Net operating loss carry forward..........................  $(42,856)  $(24,181)
  Accounting provisions not currently deductible for tax
     purposes...............................................   (26,811)   (25,011)
  Tax depreciation in excess of book depreciation...........   132,722    136,406
  Other.....................................................     1,300        977
                                                              --------   --------
Net non-current deferred tax liabilities....................  $ 64,355   $ 88,191
                                                              ========   ========

       The net deferred tax asset includes a non-capital loss carry forward of approximately $73.9 million for Canadian income tax purposes that expire on various dates between 2007 through 2010.

       As of December 31, 2003, the Company has a combined net operating loss carryforward of approximately $119.0 million for U.S. federal income tax purposes that expire on various dates between 2005 through 2023. The portion of this NOL that was generated by the former Co-Steel US group prior to its acquisition by Gerdau Ameristeel is subject to an annual limitation as outlined in Internal Revenue Code (IRC) sec.382. The NOL carryforward from the predecessor company has been reduced to reflect the sec.382 limitation. In addition, the portion of this NOL that was generated by the former Co-Steel

                         GERDAU AMERISTEEL CORPORATION

U.S. group prior to its merger with Gerdau USA, Inc. and subsidiaries is subject to the Separate Return Limitation Year provisions contained in IRC sec.1502.

       The Company believes its net deferred tax asset at December 31, 2003 of $15.0 million is more likely than not to be realized based on the combination of future taxable income from operations plus various tax-planning strategies that can be implemented, should it become necessary, by the Company's majority shareholder and have the effect of reducing interest expense or generating additional taxable earnings.

NOTE 11 -- POST RETIREMENT BENEFITS

       The Company maintains defined benefit pension plans covering the majority of employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations. Many employees are also covered by defined contribution retirement plans for which Company contributions and expense amounted to approximately $2.6 million (2002 -- $10.1 million).

       The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits. The Company uses a December 31 measurement date for its plans.

       Settlement losses were recognized in the current year due to payments to former employees under the former Co-Steel plans. The following tables summarize the accumulated pension benefits and postretirement medical benefit obligations included in the Company's consolidated statements of financial position ($000s):

                                                  PENSION BENEFITS             OTHER BENEFIT PLANS
                                             ---------------------------   ---------------------------
                                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2003           2002           2003           2002
                                             ------------   ------------   ------------   ------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost...............................    $  8,027       $  5,606       $    880       $    341
Interest cost..............................      20,831         12,830          2,247            876
Expected return on plan assets.............      (9,716)       (13,536)            --             --
Amortization of prior service cost.........         (35)           388             --             --
Recognized actuarial gain..................         892              4             --             --
Settlement loss............................         131             --             --             --
                                               --------       --------       --------       --------
Net periodic benefit cost..................    $ 20,130       $  5,292       $  3,127       $  1,217
                                               ========       ========       ========       ========

                         GERDAU AMERISTEEL CORPORATION

                                                  PENSION BENEFITS             OTHER BENEFIT PLANS
                                             ---------------------------   ---------------------------
                                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2003           2002           2003           2002
                                             ------------   ------------   ------------   ------------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of
  period...................................    $301,352       $164,260       $ 31,978       $  9,068
Acquisition of Co-Steel....................          --        111,531             --         22,048
Service cost...............................       8,027          5,606            880            341
Interest cost..............................      20,831         12,829          2,247            876
Plan participants' contributions...........          --             --            647            532
Amendments.................................          --          2,232             --             --
Actuarial loss.............................      11,248         13,659          1,188            444
Benefits and administrative expenses
  paid.....................................     (14,918)        (8,765)        (2,260)        (1,331)
Settlement loss............................         275             --             --             --
Foreign exchange gain......................      32,753             --          3,874             --
                                               --------       --------       --------       --------
Benefit obligation at end of period........    $359,568       $301,352       $ 38,554       $ 31,978
                                               ========       ========       ========       ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  period...................................    $206,070       $133,827       $     --       $     --
Acquisition of Co-Steel....................          --         79,628             --             --
Actual return on plan assets...............      42,447         (8,762)            --             --
Employer contribution......................      18,470         10,142          1,613            799
Plan participants' contributions...........          --             --            647            532
Benefits and administrative expenses
  paid.....................................     (14,917)        (8,765)        (2,260)        (1,331)
Foreign exchange gain......................      26,173             --             --             --
                                               --------       --------       --------       --------
Fair value of plan assets at end of
  period...................................    $278,243       $206,070       $     --       $     --
                                               ========       ========       ========       ========
RECONCILIATION OF FUNDED STATUS -- END OF
  PERIOD
Funded status..............................    $(81,325)      $(95,282)      $(38,554)      $(31,978)
Unrecognized Transition Liability..........       1,905          1,702             --             --
Unrecognized prior service cost............       2,673          2,564             --             --
Unrecognized actuarial loss................      39,069         52,139          1,878            689
                                               --------       --------       --------       --------
Net amount recognized......................    $(37,678)      $(38,877)      $(36,676)      $(31,289)
                                               ========       ========       ========       ========

ASSUMPTIONS

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AT DECEMBER 31,      2003            2002
----------------------------------------------------------------------------------  -------------   -------------
Discount rate..........................................................             6.25% -- 6.50%  6.50% -- 6.75%
Rate of compensation increases.........................................             2.50% -- 4.50%  4.25% -- 4.50%

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST
FOR YEARS ENDED DECEMBER 31,                                                  2003            2002
------------------------------------------------------------------------  -------------   -------------
Discount rate.....................................................        6.50% -- 6.75%  6.50% -- 6.75%
Expected long-term return on plan assets..........................        7.25% -- 8.40%  7.50% -- 9.25%
Rate of compensation increase.....................................        2.50% -- 4.50%  4.25% -- 4.50%

                         GERDAU AMERISTEEL CORPORATION

ASSUMED HEALTH CARE COST TREND RATES AT DECEMBER 31,             2003             2002
----------------------------------------------------        --------------   ---------------
Health care cost trend rate assumed for next year.........  9.00% -- 10.00%  10.00% -- 12.00%
Rate to which the cost trend rate is assumed to decline
  (ultimate trend rate)...................................           5.50%             5.50%
Year that the rate reaches the ultimate trend rate........            2008              2008

       Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                               1 PERCENTAGE     1 PERCENTAGE
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
Effect on total of service and interest cost................      $  367          $  (136)
Effect on postretirement benefit obligation.................      $3,694          $(1,194)

PLAN ASSETS

       The Company's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

ASSET CATEGORY

                                                              PLAN ASSETS AT
                                                               DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Equity securities...........................................   70.4%    66.3%
Debt securities.............................................   23.9%    28.5%
Real estate.................................................    0.5%     0.5%
Other.......................................................    5.2%     4.7%
                                                               ----     ----
Total.......................................................    100%     100%
                                                               ====     ====

       The Company has an Investment Committee that defines the investment policy related to the defined benefit plans. The primary investment objective is to ensure the security of benefits that have accrued under the plans by providing an adequately funded asset pool which is separate from and independent of Gerdau Ameristeel Corporation. To accomplish this objective, the fund shall be invested in a manner that adheres to the safeguards and diversity to which a prudent investor of pension funds would normally adhere. Gerdau Ameristeel retains specialized consultant providers that advise and support the Investment Committee decisions and recommendations.

       The asset mix policy will consider the principles of diversification and long-term investment goal, as well as liquidity requirements. In order to accomplish that, the target allocations range between 55%-85% in equity securities, 20%-35% in debt securities and 0%-10% in real estate and other.

CONTRIBUTIONS

       The Company expects to contribute $4.6 million to its pension plans and $980 thousand to its other postretirement benefit plans in 2004.

NOTE 12 -- FINANCIAL INSTRUMENTS

       The Company's use of derivative instruments is limited. Derivative instruments are not used for speculative purposes but they are used to manage well-defined interest rate risks arising out of the normal

                         GERDAU AMERISTEEL CORPORATION
course of business. In order to reduce its exposure to changes in the fair value of its Senior Notes, the company entered into interest rate swaps subsequent to the June 2003 refinancing. The agreements have a notional value of $200 million and expiration dates of July 15, 2011. The Company receives a fixed interest rate and pays a variable interest rate based on LIBOR. The aggregate mark-to-market (fair value) of the interest rate agreements, which represents the amount that would be received if the agreements were terminated at December 31, 2003, was approximately $89 thousand.

NOTE 13 -- CAPITAL STOCK

       Capital stock consists of the following shares:

                                                        AUTHORIZED     ISSUED
                                                          NUMBER       NUMBER      INVESTED CAPITAL
                                                        ----------   -----------   ----------------
                                                                                    (IN THOUSANDS)
December 31, 2003
Common................................................  Unlimited    198,090,861       $547,601
December 31, 2002
Common................................................  Unlimited    184,892,360       $513,400

       The predecessor of the Company is the Gerdau North America Group, which was not a legal entity but a combination of Gerdau companies in North America and therefore had no capital structure of its own. On October 23, 2002, the Gerdau companies in North America, consisting of GUSA, Gerdau Courtice Steel Inc. and Gerdau MRM Steel Inc., among other holding companies, were combined with Co-Steel Inc., a Canadian minimill steel producer. The combined entity was renamed Gerdau Ameristeel Corporation and is publicly traded on the Toronto Stock Exchange under the ticker symbol GNA.TO. The Company's common stock has no par value. As part of this transaction, minority shareholders of AmeriSteel, consisting primarily of management and other employees, were required to exchange their shares of AmeriSteel stock for shares of Gerdau Ameristeel. Gerdau Ameristeel filed a registration statement on Form F-4 with the Securities and Exchange Commission and the exchange of shares was completed on March 31, 2003. As a result, an additional 13,198,501 shares of Gerdau Ameristeel were issued.

EARNINGS (LOSS) PER SHARE

       The following table identifies the components of basic and diluted earnings per share ($000s except per share data):

                                                                  2003           2002
                                                              ------------   ------------
Net income (loss)...........................................  $    (20,741)  $     11,132
Weighted average shares outstanding -- Basic................   194,791,236    143,045,393
Earnings (loss) per share -- Basic..........................  $      (0.11)  $       0.07
                                                              ============   ============
Weighted average shares outstanding -- Diluted..............   194,791,236    143,045,393
Earnings (loss) per share -- Diluted........................  $      (0.11)  $       0.07
                                                              ============   ============

       At December 31, 2003, options to purchase 1,013,700 (1,367,400 -- 2002)
common shares were not included in the computation of diluted earnings (loss) per share because the options' exercise prices were greater than the market price of the common shares in 2002 and the inclusion of option shares in 2003 would be anti-dilutive. The conversion into common shares of the convertible debentures has not been included in the diluted earnings (loss) per share calculations as the conversion rate of Cdn$26.25 per share is antidilutive.

                         GERDAU AMERISTEEL CORPORATION

NOTE 14 -- STOCK COMPENSATION PLANS

       The Company has several stock based compensation plans, which are described below.

       Under the former Co-Steel plan, the Stock-Based Option Plan, the Company was permitted to grant options to employees and directors to acquire up to a maximum of 3,041,335 common shares. The exercise price was based on the closing price of common shares on the trading date previous to the date the options are issued. The options have a maximum term of 10 years, have a vesting term of various periods as determined by the Plan administrator at the time of grant, and are exercisable in installments. The options expire on various dates up to April 13, 2008.

       A subsidiary of the Company, AmeriSteel, had several stock compensation plans for its employees. Under the terms of the Transaction Agreement relating to the acquisition of Co-Steel, minority shareholders of AmeriSteel exchanged shares of AmeriSteel stock and options for stock and options of Gerdau AmeriSteel at an exchange rate of 9.4617 Gerdau AmeriSteel shares and options for each AmeriSteel share or option. This exchange took place on March 31, 2003. All amounts presented in the discussion below have been restated to reflect the historical shares at the exchanged value.

       The Company has long-term incentive plans available to executive management (the "Stakeholder Plans") to ensure the Company's senior management's interest is congruent with its shareholders. Awards are determined by a formula based on return on capital employed in a given plan year. Earned awards vest and are paid out over a period of four years. Participants may elect cash payout or investments in phantom stock of the Company or Gerdau S.A., for which a 25% premium is earned if elected. The awards are recorded as a liability and benefits charged to expense under this plan for the years ended December 31, 2003 and 2002 were $150 thousand and $90 thousand, respectively. It is not anticipated that further awards will be granted under the plans.

       In July 1999, AmeriSteel's Board of Directors approved a Stock Purchase/SAR Plan (the "SAR Plan") available to essentially all employees. The SAR Plan authorizes 946,170 shares of common stock to be sold to employees during three offering periods, July through September in each of 1999, 2002 and 2005. Employees who purchase stock are awarded stock appreciation rights ("SARs") equal to four times the number of shares purchased. SARs were granted at fair value at the date of the grant, determined based on an independent appraisal as of the previous year-end. The SARs become exercisable at the rate of 25% annually from the grant date and may be exercised for 10 years from the grant date. It is not anticipated that additional shares, options, or SARs will be issued under the current plan. The SARs are recorded as a liability and benefits charged to expense under this plan for the years ended December 31, 2003 and 2002, were $3.5 million and $0, respectively.

       In September 1996, AmeriSteel's Board of Directors approved the AmeriSteel Corporation Equity Ownership Plan (the "Equity Ownership Plan"), which provides for grants of common stock, options to purchase common stock and SARs. The maximum number of common shares that can be issued under the plan is 4,152,286. The Company has granted 492,955 shares of common stock and 4,667,930 incentive stock options under the Equity Ownership Plan through December 31, 2003. All issued options and shares of issued common stock become one-third vested two years from the grant date, and one third in each of the subsequent two years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal as of the end of the previous year-end. Options may be exercised for 10 years from the grant date. The Company accounts for stock options granted to employees using the intrinsic value based method of accounting (see note 2). It is not anticipated that additional shares, options, or SARs will be issued under the current plan.

       In July 2002, AmeriSteel's Board of Directors approved the issuance of SARs that were granted to officers with exercise prices granted at fair value at the date of grant. 6,244,722 SARs were authorized and issued. The SARs become one-third vested two years from the grant date, and one third in each of

                         GERDAU AMERISTEEL CORPORATION
the subsequent two years from the grant date. SARs may be exercised for 10 years from the grant date. The SARs are recorded as a liability and benefits charged to expense under this plan for the years ended December 31, 2003 and 2002, were $5.9 million and $0, respectively.

       In May 1995, AmeriSteel's Board of Directors approved a Stock Purchase/Option Plan (the "Purchase Plan") available to essentially all employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 356,602 shares were sold under the Purchase Plan at a purchase price of $1.12 per share. The options were granted at fair value at the date of the grant, determined based on an independent appraisal as of the end of the previous year-end. A total of 2,139,612 options were granted under the Purchase Plan. No options remain available for future grant. All options outstanding are currently vested. Options may be exercised for 10 years from the grant date.

       A summary of the Company's stock option plans is as follows:

                                          YEAR ENDED DECEMBER 31, 2003   YEAR ENDED DECEMBER 31, 2002
                                          ----------------------------   ----------------------------
                                          NUMBER OF   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
                                           SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                          ---------   ----------------   ---------   ----------------
AMERISTEEL PLANS
Outstanding, beginning of period........    281,197        $20.37          307,664        $19.18
Exchange for options of Gerdau
  Ameristeel............................   (281,197)        20.37               --            --
Granted.................................         --            --           58,650         17.00
Exercised...............................         --            --          (17,233)        12.75
Forfeited...............................         --            --          (67,884)        14.02
                                          ---------        ------        ---------        ------
Outstanding, end of period..............         --                        281,197        $20.37
                                          =========        ======        =========        ======
GERDAU AMERISTEEL PLANS
Outstanding, beginning of period........  1,367,400        $ 9.30               --
Merger with Co-Steel....................         --            --        1,367,400        $ 9.30
Ameristeel Plans Options exchanged for
  Gerdau Ameristeel Options.............  2,660,601          2.15               --            --
Granted.................................         --            --               --            --
Exercised...............................         --            --               --            --
Expired.................................   (421,431)        19.72               --            --
                                          ---------        ------        ---------        ------
Outstanding, end of period..............  3,606,570        $ 6.41        1,367,400        $ 9.30
                                          =========        ======        =========        ======

                         GERDAU AMERISTEEL CORPORATION

       The following table summarizes information about options outstanding at December 31, 2003:

                                                        WEIGHTED-AVERAGE
                                                           REMAINING       WEIGHTED-AVERAGE     NUMBER
EXERCISE PRICE RANGE US$           NUMBER OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE
------------------------           ------------------   ----------------   ----------------   -----------
$ 1.32 to $ 1.43.................        914,262           5.3 years            $ 1.38           552,431
$ 1.80 to $ 1.90.................        966,740           6.8 years              1.85           446,829
$ 2.11 to $ 2.96.................        711,868           5.2 years              2.61           572,807
$14.39 to $17.41(1)..............        349,000           3.0 years             15.64           349,000
$18.69 to $23.70(1)..............        664,700           1.7 years             19.24           664,700
                                       ---------                                               ---------
                                       3,606,570                                               2,585,767
                                       =========                                               =========

------------

Note:

(1) these options are denominated in Canadian dollars and have been translated to US$ using the exchange rate at December 31, 2003.

NOTE 15 -- CONTINGENCIES AND COMMITMENTS

ENVIRONMENTAL

       As the Company is involved in the manufacturing of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is electric arc furnace ("EAF") dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EAF dust is subject to change, which may change the cost of compliance. While EAF dust is generated in current production processes, such EAF dust is being collected, handled and disposed of in a manner that the Company believes meets all current federal, state and provincial environmental regulations. The costs of collection and disposal of EAF dust are being expensed as operating costs when incurred. In addition, the Company has handled and disposed of EAF dust in other manners in previous years, and is responsible for the remediation of certain sites where such dust was generated and/or disposed.

       In general, the Company's estimate of remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Company's process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In such determinations, the Company may employ outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, the Company estimated the total remaining costs as at December 31, 2003 to be approximately $13.6 million
(2002 -- $14.9 million), with these costs recorded as a liability at December 31, 2003, of which the Company expects to pay approximately $1.5 million within the year ended December 31, 2004. Included in the amounts outstanding, $8.6 million was recorded in 2002 with respect to certain environmental obligations which were triggered by the change in control of Co-Steel in certain jurisdictions where Co-Steel operated. This liability was recorded at the present value of the estimated future costs of these obligations.

       Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and third-party estimates of costs of remediation-related services provided to the Company of which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such

                         GERDAU AMERISTEEL CORPORATION
contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not differ from the estimated remediation costs.

       In April 2001, the Company was notified by the United States Environmental Protection Agency (the "EPA") of an investigation that identifies the Company as a potential responsible party ("PRP") in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, lastly operated by Stoller Chemical Company, a now bankrupt corporation. The EPA offered a settlement to the named PRPs under which the Company's allocation was approximately $1.8 million. The Company objects to its inclusion as a PRP in this site and is pursuing legal alternatives, including the addition to the allocation of larger third parties which the Company believes were incorrectly excluded from the original settlement offer. The EPA has filed suit with the Company named as a defendant. As the ultimate exposure to the Company, if any, is uncertain, no liability has been established for this site.

OTHER CLAIMS

       In the normal course of its business, various lawsuits and claims are brought against the Company. The Company vigorously contests any claim which it believes is without merit. Management believes that any settlements will not have a material effect on the financial position or the consolidated earnings of the Company.

OPERATING LEASE COMMITMENTS

       The Company leases certain equipment and real property under non-cancelable operating leases. Aggregate future minimum payments under these leases are as follows ($000s):

YEAR ENDING DECEMBER 31,                                       AMOUNT
------------------------                                       -------
2004........................................................   $11,403
2005........................................................    10,411
2006........................................................     7,281
2007........................................................     6,035
2008........................................................     6,008
Thereafter..................................................    34,402
                                                               -------
                                                               $75,540
                                                               =======

       Certain of the operating lease commitments of the former Co-Steel entities were at lease rates in excess of fair value as of the acquisition date. Accordingly, a purchase accounting liability was recorded by the Company for the present value of the unfavorable lease commitments.

SERVICE COMMITMENTS

       The Company has long-term contracts with several raw material suppliers. The Company typically realizes lower costs and improved service from these contracts. The Company believes these raw materials would be readily available in the market without such contracts.

NOTE 16 -- OTHER INCOME

       Other income, net of other expenses for the year ended December 31, 2003, consists of income of $3.5 million in electric power rebates from the Province of Ontario and a $1.8 million charge from a

                         GERDAU AMERISTEEL CORPORATION
settlement of environmental warranties from the May 2000 sale of Co-Steel's Mayer Parry Recycling unit in England.

       Other income, net of other expenses for the year ended December 31, 2002, consists of $6.1 million proceeds from an insurance settlement relating to environmental costs incurred by the Company in prior years, partially offset by $1.0 million relating to the closing of the Wilmington, Delaware and St. Albans, West Virginia fabricating plants.

NOTE 17 -- SEGMENT INFORMATION

       The Company is organized into two primary business segments: (a) Mills and (b) Downstream. Steel products sold to the downstream divisions are sold at market prices with intracompany transactions eliminated upon consolidation. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Segment assets are those assets that are specifically identified with the operations in each operational segment. Corporate assets include primarily: cash; assets held for sale; some property, plant and equipment; deferred income taxes; and deferred financing costs. Corporate expense includes: corporate headquarters staff, including executive management; human resources; finance and accounting; procurement and environmental; and management information systems. Included in these respective areas are payroll costs, travel and entertainment, professional fees and other costs that may not be directly attributable to either specific segment.

       Operational results and other financial data for the geographic and two business segments for years ended December 31 are presented below ($000s):

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 2003   DECEMBER 31, 2002
                                                              -----------------   -----------------
Revenue from external customers:
  Steel mills...............................................     $1,631,712          $  771,906
  Downstream products.......................................        296,127             264,149
                                                                 ----------          ----------
     Total..................................................     $1,927,839          $1,036,055
                                                                 ==========          ==========
Inter-company sales:
  Steel mills...............................................     $  314,693          $  159,027
  Downstream products.......................................             --                  --
  Corp/eliminations/other...................................       (314,693)           (159,027)
                                                                 ----------          ----------
     Total..................................................     $       --          $       --
                                                                 ==========          ==========
Total sales:
  Steel mills...............................................     $1,946,405          $  930,933
  Downstream products.......................................        296,127             264,149
  Corp/eliminations/other...................................       (314,693)           (159,027)
                                                                 ----------          ----------
     Total..................................................     $1,927,839          $1,036,055
                                                                 ==========          ==========
Net income (loss):
  Steel mills...............................................     $   17,758          $   49,973
  Downstream products.......................................          6,620               8,842
  Corp/eliminations/other...................................        (45,119)            (47,683)
                                                                 ----------          ----------
     Total..................................................     $  (20,741)         $   11,132
                                                                 ==========          ==========

                         GERDAU AMERISTEEL CORPORATION

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 2003   DECEMBER 31, 2002
                                                              -----------------   -----------------
Depreciation and amortization expense:
  Steel mills...............................................     $   76,674          $   46,460
  Downstream products.......................................          4,383               3,775
  Corp/eliminations/other...................................          6,859               9,620
                                                                 ----------          ----------
     Total..................................................     $   87,916          $   59,855
                                                                 ==========          ==========
Segment assets:
  Steel mills...............................................     $1,545,619          $1,424,363
  Downstream products.......................................        169,599             122,425
  Corp/eliminations/other...................................          6,990              30,646
                                                                 ----------          ----------
     Total..................................................     $1,722,208          $1,577,434
                                                                 ==========          ==========
Segment goodwill:
  Steel mills...............................................     $   90,889          $   89,181
  Downstream products.......................................         25,675              25,193
                                                                 ----------          ----------
     Total..................................................     $  116,564          $  114,374
                                                                 ==========          ==========
Capital expenditures:
  Steel mills...............................................     $   55,152          $   24,581
  Downstream products.......................................          2,198               7,131
  Corp/eliminations/other...................................          1,853               1,770
                                                                 ----------          ----------
     Total..................................................     $   59,203          $   33,482
                                                                 ==========          ==========

       Geographic data is as follows:

                                                            UNITED STATES    CANADA      TOTAL
                                                            -------------   --------   ----------
DECEMBER 31, 2003
Revenue from external customers...........................   $1,480,901     $446,938   $1,927,839
Long-lived assets.........................................      652,557      266,650      919,207
DECEMBER 31, 2002
Revenue from external customers...........................   $  862,300     $173,755   $1,036,055
Long-lived assets.........................................      665,697      233,251      898,948

                         GERDAU AMERISTEEL CORPORATION

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 2003   DECEMBER 31, 2002
                                                              -----------------   -----------------
REVENUES BY PRODUCT LINES
Mill finished goods:
  Stock rebar...............................................     $  433,396          $  198,460
  Merchant bar/special sections.............................        791,917             440,909
  Rods......................................................        194,043              47,060
  Flat rolled...............................................        215,380              38,572
                                                                 ----------          ----------
Total mill finished goods:..................................      1,634,736             725,001
Billets.....................................................         17,850              15,313
                                                                 ----------          ----------
Total mill products.........................................      1,652,586             740,314
Other mill segments.........................................             --              31,101
Fabricating and downstream..................................        275,253             264,640
                                                                 ----------          ----------
Total segment revenues......................................     $1,927,839          $1,036,055
                                                                 ==========          ==========

NOTE 18 -- FINANCIAL INFORMATION RELATED TO SUBSIDIARY GUARANTORS

       Consolidating financial information related to the Company and its Subsidiary Guarantors and non-Guarantors as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 is disclosed to comply with the reporting requirements of the Company's Subsidiary Guarantors. The Subsidiary Guarantors are wholly-owned Subsidiaries of the Company which have fully and unconditionally guaranteed the Company's 10 3/8% Senior Notes due 2011. The non-Guarantors are subsidiaries of the Company, and non wholly-owned subsidiaries like Ameristeel Bright Bar, which have not fully and unconditionally guaranteed the Company's 10 3/8% Senior Notes due 2011. Consolidating financial information follows:

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 2003

                                                     GERDAU
                                                   AMERISTEEL                    NON-
                                         GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        --------   -----------   ----------   ----------   ------------   ------------
                                                                      (US$ IN THOUSANDS)
                                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents...........  $     --   $    3,033    $    5,813    $  1,613    $        --     $   10,459
  Accounts receivable, net............        --       45,425       158,475      29,431             --        233,331
  Inventories.........................        --       71,477       279,976      25,005             --        376,458
  Deferred tax assets.................        --           --        13,269          --             --         13,269
  Other current assets................        --        6,101        14,495       1,012             --         21,608
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL CURRENT ASSETS..................        --      126,036       472,028      57,061             --        655,125
PROPERTY, PLANT AND EQUIPMENT.........        --      175,654       603,209     140,344             --        919,207
INVESTMENT IN SUBSIDIARIES............   445,946      687,222       334,465          --     (1,467,633)            --
OTHER ASSETS..........................        --          124           (52)        132             --            204
GOODWILL..............................        --           --       111,877       4,687             --        116,564
DEFERRED FINANCING COSTS..............    10,977          145         4,902          39             --         16,063
DEFERRED TAX ASSETS...................        --       34,253       (53,667)     34,459             --         15,045
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL ASSETS..........................  $456,923   $1,023,434    $1,472,762    $236,722    $(1,467,633)    $1,722,208
                                        ========   ==========    ==========    ========    ===========     ==========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable....................  $     --   $   44,798    $  163,114    $ 23,440    $        --     $  231,352
  Intercompany........................     4,696      111,628            --          --       (116,324)            --
  Accrued salaries, wages and employee
    benefits..........................        --        3,297        26,435          --             --         29,732
  Accrued Interest....................    21,360        1,433           937          --             --         23,730
  Other current liabilities...........      (895)      10,873        23,558         821             --         34,357
  Bank indebtedness...................        --           --         1,524         531             --          2,055
  Current portion of long-term
    borrowings........................        --           --           798         452             --          1,250
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL CURRENT LIABILITIES.............    25,161      172,029       216,366      25,244       (116,324)       322,476
ACCRUED BENEFIT OBLIGATION............        --       51,076        23,278          --             --         74,354
LONG-TERM BORROWINGS..................   397,271       75,078        87,669       6,945             --        566,963
CONVERTIBLE DEBENTURE.................        --       96,719            --          --             --         96,719
RELATED PARTY BORROWINGS..............        --      (72,681)       73,127    (115,437)       114,991             --
DEFERRED TAX LIABILITIES..............        --           --        64,355          --             --         64,355
OTHER LIABILITIES.....................        --           53        45,778          --             --         45,831
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL LIABILITIES.....................   422,432      322,274       510,573     (83,248)        (1,333)     1,170,698
SHAREHOLDERS' EQUITY
  Capital Stock.......................    61,109      727,862       951,354     317,220     (1,509,944)       547,601
  Retained earnings (accumulated
    deficit)..........................   (16,987)      11,242       (33,584)     20,183           (266)       (19,412)
  Cumulative translation adjustment...    (9,631)     (37,944)       44,419     (17,433)        43,910         23,321
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL SHAREHOLDERS' EQUITY............    34,491      701,160       962,189     319,970     (1,466,300)       551,510
                                        --------   ----------    ----------    --------    -----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..............................  $456,923   $1,023,434    $1,472,762    $236,722    $(1,467,633)    $1,722,208
                                        ========   ==========    ==========    ========    ===========     ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 2002

                                                      GERDAU
                                                    AMERISTEEL                    NON-
                                           GUSAP    CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          -------   -----------   ----------   ----------   ------------   ------------
                                                                       (US$ IN THOUSANDS)
                                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............  $    --    $  9,118     $    2,161    $  5,082     $      --      $   16,361
  Accounts receivable, net..............       --      25,950        129,113      21,480        (3,798)        172,745
  Inventories...........................       --      47,883        281,879      21,797          (159)        351,400
  Deferred tax assets...................       --      32,019        (57,001)     36,399            --          11,417
  Other current assets..................       --          --          2,923          74            --           2,997
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL CURRENT ASSETS....................       --     114,970        359,075      84,832        (3,957)        554,920
PROPERTY, PLANT AND EQUIPMENT...........       --     100,040        656,939     141,616           353         898,948
INVESTMENT IN SUBSIDIARIES..............   94,208          --          8,356        (562)     (102,002)             --
GOODWILL................................       --          --        109,687       4,687            --         114,374
DEFERRED FINANCING COSTS................       --          --          2,514          --            --           2,514
DEFERRED TAX ASSETS.....................       --       6,033             --          --            --           6,033
OTHER ASSETS............................    1,201        (440)          (159)         43            --             645
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL ASSETS............................  $95,409    $220,603     $1,136,412    $230,616     $(105,606)     $1,577,434
                                          =======    ========     ==========    ========     =========      ==========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable......................  $    --    $ 30,298     $  121,968    $ 22,445     $  (4,377)     $  170,334
  Accrued salaries, wages and employee
    benefits............................       --       4,436         19,360       3,546            --          27,342
  Other current liabilities.............     (837)      1,939         42,110          55            --          43,267
  Interest Payable......................      145       1,497          1,723          30            --           3,395
  Bank indebtedness.....................       --      24,880         (7,185)      5,684            --          23,379
  Current portion of long-term
    borrowings..........................   14,501          --         68,906         535            --          83,942
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL CURRENT LIABILITIES...............   13,809      63,050        246,882      32,295        (4,377)        351,659
LONG TERM BORROWINGS, LESS CURRENT
  PORTION...............................   35,500     146,967        222,804       6,562            --         411,833
CONVERTIBLE DEBENTURES..................       --      79,134             --          --            --          79,134
RELATED PARTY BORROWINGS................   23,398          --        (23,398)         --            --              --
ACCRUED BENEFIT OBLIGATION..............       --          --         70,166          --            --          70,166
OTHER LIABILITIES.......................       --      13,099         16,076          --            --          29,175
DEFERRED TAX LIABILITIES................       --          --         87,616         222           353          88,191
MINORITY INTEREST.......................       --          --         33,312          --            --          33,312
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL LIABILITIES.......................   72,707     302,250        653,458      39,079        (4,024)      1,063,470
SHAREHOLDERS' EQUITY
  Capital stock.........................   22,385     (81,647)       483,473     190,610      (101,421)        513,400
  Retained earnings (accumulated
    deficit)............................      317          --            246         927          (161)          1,329
  Cumulative translation adjustment.....       --          --           (765)         --            --            (765)
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL SHAREHOLDERS' EQUITY..............   22,702     (81,647)       482,954     191,537      (101,582)        513,964
                                          -------    --------     ----------    --------     ---------      ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY................................  $95,409    $220,603     $1,136,412    $230,616     $(105,606)     $1,577,434
                                          =======    ========     ==========    ========     =========      ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                      GERDAU
                                                    AMERISTEEL                    NON-
                                          GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         --------   -----------   ----------   ----------   ------------   ------------
                                                               (US$ IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income......................  $(17,305)   $  (8,551)    $(14,036)   $  19,256    $      (105)     $(20,741)
Adjustment to reconcile net income
  (loss) to net cash provided by (used
  for) operating activities:
  Depreciation.........................        --       14,534       58,814        9,904             --        83,252
  Amortization.........................     2,094        5,321       (1,134)      (1,617)            --         4,664
  Deferred income taxes................        --       (6,582)     (15,939)        (198)            --       (22,719)
  Loss on disposition of property,
    plant and equipment................        --           --          192           --             --           192
  Foreign exchange on related party
    loans..............................     4,707        2,534           --           --             --         7,241
Changes in operating assets and
  liabilities, net of acquisitions:
  Accounts receivable..................        --       (1,311)     (39,365)     (10,396)            --       (51,072)
  Inventories..........................        --          593        1,711       (2,567)            --          (263)
  Other assets.........................     1,201       (3,246)      (4,481)         472             --        (6,054)
  Liabilities..........................    20,400       33,728       (8,892)       4,156             --        49,392
  Intercompany.........................        --      129,449      (88,555)       2,667        (43,561)           --
                                         --------    ---------     --------    ---------    -----------      --------
NET CASH PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES.................    11,097      166,469     (111,685)      21,677        (43,666)       43,892
                                         --------    ---------     --------    ---------    -----------      --------
INVESTING ACTIVITIES
  Investments..........................  (362,715)    (840,572)    (682,795)    (108,024)     1,994,106            --
                                         --------    ---------     --------    ---------    -----------      --------
  Additions to property, plant and
    equipment..........................        --       (7,979)     (47,172)      (4,052)            --       (59,203)
  Proceeds from dispositions...........        --           --        2,643           --             --         2,643
                                         --------    ---------     --------    ---------    -----------      --------
NET CASH USED IN INVESTING
  ACTIVITIES...........................  (362,715)    (848,551)    (727,324)    (112,076)     1,994,106       (56,560)
FINANCING ACTIVITIES
  Term debt payments...................        --           --       (9,395)          --             --        (9,395)
  Proceeds from issuance of new debt...   357,941      (61,281)    (191,321)          --        437,018       542,357
  (Payment) borrowing of short-term and
    long-term borrowings, net..........        --     (110,567)     (49,122)      (6,658)      (343,706)     (510,053)
  Increase in related party loans......   (34,069)     (21,096)     222,827     (119,022)       (48,640)           --
  Additions to deferred financing
    costs..............................   (10,977)          --       (4,662)          --             --       (15,639)
  Issuance of common stock.............    38,723      869,228      874,551      212,610     (1,995,112)           --
  Changes in minority interest.........        --           --         (217)          --             --          (217)
  Subsidiary stock activity............        --           --           --           --             --            --
                                         --------    ---------     --------    ---------    -----------      --------
NET CASH (USED FOR) PROVIDED BY
  FINANCING ACTIVITIES.................   351,618      676,284      842,661       86,930     (1,950,440)        7,053
  Effect of exchange rate changes......        --         (287)          --           --             --          (287)
                                         --------    ---------     --------    ---------    -----------      --------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS..........................        --       (6,085)       3,652       (3,469)            --        (5,902)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD............................        --        9,118        2,161        5,082             --        16,361
                                         --------    ---------     --------    ---------    -----------      --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...............................  $     --    $   3,033     $  5,813    $   1,613    $        --      $ 10,459
                                         ========    =========     ========    =========    ===========      ========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2002

                                                       GERDAU
                                                     AMERISTEEL                    NON-
                                           GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          --------   -----------   ----------   ----------   ------------   ------------
                                                                        (US$ IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income.......................  $  7,098    $    (743)    $  2,633    $   4,158      $(2,014)       $ 11,132
Adjustment to reconcile net income
  (loss) to net cash provided by (used
  for) operating activities:
  Depreciation..........................        --        1,576       52,782        4,242           83          58,683
  Amortization..........................        --           --        1,167            5           --           1,172
  Deferred income taxes.................        --       (1,518)     (10,017)       1,268         (161)        (10,428)
  Loss on disposition of property, plant
    and equipment.......................        --           --        1,044           --           --           1,044
  Unrealized foreign exchange on related
    party loans.........................        --           --          436           --           --             436
Changes in operating assets and
  liabilities, net of acquisitions:
  Accounts receivable...................        --       16,125          878          874        3,556          21,433
  Inventories...........................        --       (3,535)     (15,261)         794           11         (17,991)
  Other assets..........................       705       (4,410)      (5,544)         188           --          (9,061)
  Liabilities...........................     2,739       (3,710)     (13,140)      (5,156)      (3,085)        (22,352)
                                          --------    ---------     --------    ---------      -------        --------
NET CASH PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES..................    10,542        3,785       14,978        6,373       (1,610)         34,068
                                          --------    ---------     --------    ---------      -------        --------
INVESTING ACTIVITIES
  Additions to property, plant and
    equipment...........................        --         (265)     (34,620)       1,325           78         (33,482)
  Purchase price for acquisitions.......        --           --       (6,856)          --           --          (6,856)
  Cash acquired in acquisition..........        --        1,688          131       16,646           --          18,465
  Proceeds from dispositions............        --           --          489           --           --             489
                                          --------    ---------     --------    ---------      -------        --------
NET CASH USED IN INVESTING ACTIVITIES...        --        1,423      (40,856)      17,971           78         (21,384)
                                          --------    ---------     --------    ---------      -------        --------
FINANCING ACTIVITIES
  Term debt payments....................      (466)          --      (29,037)          --           --         (29,503)
  Revolving credit borrowings
    (payments)..........................        --        3,910       39,344      (15,981)          --          27,273
  Increase in related party loans.......  (137,363)          --      139,113       (1,750)          --
  Additions to deferred financing
    costs...............................        --           --          705           --           --             705
  Changes in minority interest..........        --           --        2,678           --           --           2,678
  Issuance of common stock..............   127,287           --     (127,287)      (1,532)       1,532
  Subsidiary stock activity.............        --           --         (187)          --           --            (187)
  Dividends paid........................        --           --       (2,181)          --           --          (2,181)
                                          --------    ---------     --------    ---------      -------        --------
NET CASH (USED FOR) PROVIDED BY
  FINANCING ACTIVITIES..................   (10,542)       3,910       23,148      (19,263)       1,532          (1,215)
                                          --------    ---------     --------    ---------      -------        --------
EFFECT OF EXCHANGE RATE CHANGES.........        --           --         (195)          --           --            (195)
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...........................        --        9,118       (2,925)       5,081           --          11,274
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................        --           --        5,086            1           --           5,087
                                          --------    ---------     --------    ---------      -------        --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................  $     --    $   9,118     $  2,161    $   5,082      $    --        $ 16,361
                                          ========    =========     ========    =========      =======        ========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2003

                                              GERDAU
                                            AMERISTEEL                    NON-
                                  GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                 --------   -----------   ----------   ----------   ------------   ------------
                                                               (US$ IN THOUSANDS)
NET SALES......................  $     --    $349,728     $1,342,731    $240,887      $(5,507)      $1,927,839
OPERATING EXPENSES
  Cost of sales................        --     319,105      1,232,543     213,744       (5,514)       1,759,878
  Selling and administrative...         3      13,088         67,453       6,591          112           87,247
  Depreciation.................        --      14,534         58,814       9,904           --           83,252
  Other operating expense......        --      (3,671)         2,242         185           --           (1,244)
                                 --------    --------     ----------    --------      -------       ----------
                                        3     343,056      1,361,052     230,424       (5,402)       1,929,133
                                 --------    --------     ----------    --------      -------       ----------
INCOME(LOSS) FROM OPERATIONS...        (3)      6,672        (18,321)     10,463         (105)          (1,294)
                                 --------    --------     ----------    --------      -------       ----------
Amortization of deferred
  financing costs..............     2,094       5,321         (1,134)     (1,617)          --            4,664
Foreign Exchange...............    (8,402)      1,613          7,424          91           --              726
Interest.......................    23,539      20,976         14,677      (9,643)          --           49,549
                                 --------    --------     ----------    --------      -------       ----------
                                   17,231      27,910         20,967     (11,169)          --           54,939
                                 --------    --------     ----------    --------      -------       ----------
(LOSS) INCOME BEFORE TAXES.....   (17,234)    (21,238)       (39,288)     21,632         (105)         (56,233)
INCOME TAX (BENEFIT) EXPENSE...        71      (9,067)       (28,655)      2,376           --          (35,275)
                                 --------    --------     ----------    --------      -------       ----------
(LOSS) INCOME BEFORE MINORITY
  INTEREST.....................   (17,305)    (12,171)       (10,633)     19,256         (105)         (20,958)
STOCK DIVIDENDS................        --      (3,620)         3,620          --           --               --
MINORITY INTEREST..............        --          --            217          --           --              217
                                 --------    --------     ----------    --------      -------       ----------
NET (LOSS) INCOME..............  $(17,305)   $ (8,551)    $  (14,036)   $ 19,256      $  (105)      $  (20,741)
                                 ========    ========     ==========    ========      =======       ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2002

                                               GERDAU
                                             AMERISTEEL                    NON
                                   GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                  --------   -----------   ----------   ----------   ------------   ------------
                                                                (US$ IN THOUSANDS)
NET SALES.......................  $     --     $40,547      $937,612     $64,353       $(6,457)      $1,036,055
OPERATING EXPENSES
  Cost of sales.................        --      38,777       784,516      50,245        (6,447)         867,091
  Selling and administrative....       725       1,591        57,570       2,288            (1)          62,173
  Depreciation..................        --       1,576        52,782       4,242            83           58,683
  Other operating expense.......   (17,385)         --        12,300          13            --           (5,072)
                                  --------     -------      --------     -------       -------       ----------
                                   (16,660)     41,944       907,168      56,788        (6,365)         982,875
                                  --------     -------      --------     -------       -------       ----------
INCOME (LOSS) FROM OPERATIONS...    16,660      (1,397)       30,444       7,565           (92)          53,180
                                  --------     -------      --------     -------       -------       ----------
OTHER EXPENSES
  Interest......................     8,304       1,918        25,082       1,289         2,005           38,598
  Foreign exchange (gains)
     losses.....................        --          --           230          --            --              230
  Amortization of deferred
     financing costs............        --          --         1,167           5            --            1,172
                                  --------     -------      --------     -------       -------       ----------
                                     8,304       1,918        26,479       1,294         2,005           40,000
                                  --------     -------      --------     -------       -------       ----------
(LOSS) INCOME BEFORE TAXES......     8,356      (3,315)        3,965       6,271        (2,097)          13,180
INCOME TAX (BENEFIT) EXPENSE....     1,258      (2,572)         (375)      2,113           (83)             341
                                  --------     -------      --------     -------       -------       ----------
(LOSS) INCOME BEFORE MINORITY
  INTEREST......................     7,098        (743)        4,340       4,158        (2,014)          12,839
MINORITY INTEREST...............        --          --        (1,707)         --            --           (1,707)
                                  --------     -------      --------     -------       -------       ----------
NET (LOSS) INCOME...............  $  7,098     $  (743)     $  2,633     $ 4,158       $(2,014)      $   11,132
                                  ========     =======      ========     =======       =======       ==========

NOTE 19 -- SUBSEQUENT EVENTS

       The Company completed the exchange of its $405 million Senior Notes on January 23, 2004. The exchanged notes have substantially the same form and terms as the original outstanding notes that were offered in a private placement in the June 2003 refinancing. The exchanged notes were issued under a prospectus in Ontario and the exchanged notes and subsidiary guarantees have been registered under the U.S. Securities Act of 1933, as amended, and are not subject to restrictions on transfer.

       During the first quarter of 2004, the Company obtained a $25 million, one year, 2.65% interest bearing loan from a Brazilian bank. The loan was guaranteed by Gerdau S.A.

       In March 2004, the Company acquired certain assets and assumed certain liabilities of Potter Form & Tie Co., a rebar fabricator with six locations throughout the Midwest, for approximately $11.0 million. The transaction was accounted for as a business combination.

                         GERDAU AMERISTEEL CORPORATION

NOTE 20 -- DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The most significant differences between Canadian and United States GAAP, in terms of impact on the Company's consolidated financial statements, relate to the accounting for pensions, derivative instruments and the reporting of comprehensive income.

       The following table reconciles the consolidated statements of earnings
(loss) as reported under Canadian GAAP with those that would have been reported under United States GAAP:

                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                              ------------------
                                                                2003      2002
                                                              --------   -------
NET (LOSS) INCOME -- CANADIAN GAAP..........................  $(20,741)  $11,132
Adjustment to purchase price allocation relating to
  differences under US GAAP(a)..............................    (2,600)     (451)
Changes in fair value of interest rate derivatives(c).......    (3,354)      368
                                                              --------   -------
NET (LOSS) INCOME -- UNITED STATES GAAP.....................  $(26,695)  $11,049
                                                              ========   =======
OTHER COMPREHENSIVE INCOME (LOSS):
  Derivative gain (loss)(c).................................     3,466    (2,310)
  Minimum unfunded pension liability(d).....................     5,357   (16,309)
  Foreign currency translation adjustment(b)................    24,085       179
                                                              --------   -------
OTHER COMPREHENSIVE INCOME (LOSS) -- UNITED STATES GAAP.....    32,908   (18,440)
                                                              --------   -------
COMPREHENSIVE INCOME (LOSS) -- UNITED STATES GAAP...........  $  6,213   $(7,391)
                                                              ========   =======
Net (loss) earnings per share -- United States GAAP
  Basic.....................................................  $  (0.04)  $  0.08
  Diluted...................................................  $  (0.04)  $  0.08
                                                              ========   =======

------------

(a)  Adjustment to Purchase Price Allocation Relating to differences under US
     GAAP

     Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under US GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the US Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to US GAAP. The different accounting treatment affects only the display and classification of financial statement items and not net income or shareholders' equity. See note 6 for summarized financial information in respect of the Company's joint ventures.

     Because of the different treatment of joint ventures between Canadian GAAP and US GAAP as well as a difference in the treatment for accounting for convertible debentures, a permanent difference results in the allocation of the purchase price. Under purchase accounting, the excess of the value of the assets over the purchase price (negative goodwill) is allocated to the long term assets acquired. Under Canadian GAAP, because the joint venture assets are proportionately accounted for and therefore there is no investment in subsidiary long term asset, the negative goodwill is allocated only against property, plant and equipment. Under US GAAP, the negative goodwill is allocated to both property, plant and equipment and to investment in subsidiary. As a result, there is a difference in depreciation expense. Additionally, due to the difference in accounting treatment for convertible debentures at the time of purchase, there is a difference in interest expense.

(b)  Comprehensive Income

     United States accounting standards for reporting comprehensive income are set forth in SFAS No. 130. Comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and certain foreign currency translation gains and losses.

                         GERDAU AMERISTEEL CORPORATION

(c)  Derivative Instruments

     The Company has interest rate swap agreements. Under US GAAP, unrealized gains and losses on the mark-to-market valuation of the swaps may be subject to hedge treatment under SFAS No. 133 whereby all or a portion of the mark-to-market gain or loss is recorded to other comprehensive income and the swap recorded at fair value. Any ineffective portion is recorded against income.

(d)  Accumulated unfunded pension liability

     Under U.S. GAAP, the Company should recognize an additional minimum pension liability charged to other comprehensive income in shareholders' equity to the extent that the unfunded accumulated benefit obligation ("ABO") exceeds the fair value of the plan assets and this amount is not covered by the pension liability already recognized in the balance sheet. The calculation of the ABO is based on the actuarial present value of the vested benefits to which the employee is currently entitled, based on the employee's expected date of separation or retirement. Canadian GAAP does not require the recognition of an additional minimum liability.

       The following table indicates the cumulative effect of the above adjustments on balance sheet accounts, displaying results under Canadian GAAP and US GAAP:

                                                        CANADIAN GAAP      UNITED STATES GAAP
                                                        DECEMBER 31,          DECEMBER 31,
                                                     -------------------   -------------------
                                                       2003       2002       2003       2002
                                                     --------   --------   --------   --------
ASSETS
Current assets.....................................  $655,125   $554,920   $601,988   $518,144
Property, plant & equipment........................   919,207    898,948    795,062    765,644
Goodwill...........................................   116,564    114,674    116,564    114,374
Other assets.......................................    31,312      9,192    163,494    121,595
LIABILITIES
Current liabilities (excl indebtedness)............   319,171    244,338    296,482    222,471
Current portion of long-term debt..................     3,305    107,321      2,774    101,090
Long-term debt & related party debt................   663,682    490,967    641,005    463,423
Other long-term liabilities........................   120,185     99,341    138,168    132,894
Deferred income taxes..............................    64,355     88,191     65,072     73,375
Minority interest..................................        --     33,312         --     33,312
SHAREHOLDERS' EQUITY
Invested capital...................................   547,601    513,400    547,601    513,400
Retained earnings (deficit)........................   (19,412)     1,329    (25,816)       879
Cumulative translation adjustment..................    23,321       (765)        --         --
Other comprehensive income.........................        --         --     11,821    (21,087)

                         GERDAU AMERISTEEL CORPORATION

       Changes in shareholders' equity under US GAAP were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
Shareholders' equity at beginning of year...................   $493,192     $ 47,728
Net (loss) earnings.........................................    (26,695)      11,049
Subsidiary stock activity...................................         --         (187)
Minority interest exchange..................................     34,201           --
Debt converted to equity....................................         --      325,948
Acquisition.................................................         --      129,275
Foreign currency translation adjustment.....................     24,085          179
Other comprehensive income (loss)...........................      8,823      (18,619)
Dividends...................................................         --       (2,181)
                                                               --------     --------
Shareholders' equity at end of year.........................   $533,606     $493,192
                                                               ========     ========

       The difference in consolidated shareholders' equity may be reconciled as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
Shareholders' equity based on Canadian GAAP.................   $551,510     $513,964
                                                               --------     --------
US GAAP purchase price adjustments..........................     (3,051)        (451)
Accumulated unfunded pension................................    (11,499)     (16,856)
Unrealized losses on interest rate derivatives..............     (3,354)      (3,465)
                                                               --------     --------
Cumulative reduction in net earnings under US GAAP..........    (17,904)     (20,772)
                                                               --------     --------
Shareholders' equity based on US GAAP.......................   $533,606     $493,192
                                                               ========     ========

       There are no significant differences with respect to the consolidated statement of cash flows between US GAAP and Canadian GAAP.

                             U.S. GAAP/U.S. DOLLAR
                       CONSOLIDATED FINANCIAL STATEMENTS

                         GERDAU AMERISTEEL CORPORATION
                             JUNE 30, 2004 AND 2003

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,    DECEMBER 31,
                                                                 2004          2003
                                                              ----------   ------------
                                                                 (US$ IN THOUSANDS)
                                                                     (UNAUDITED)
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   16,886    $    9,950
  Accounts receivable, net..................................     304,731       205,226
  Inventories (note 5)......................................     427,259       352,842
  Deferred tax assets.......................................      13,269        13,269
  Other current assets......................................      17,469        20,701
                                                              ----------    ----------
     TOTAL CURRENT ASSETS...................................     779,614       601,988
INVESTMENTS (note 7)........................................     161,834       132,314
PROPERTY, PLANT AND EQUIPMENT (note 6)......................     780,475       795,063
GOODWILL....................................................     117,915       116,564
DEFERRED FINANCING COSTS....................................      14,906        16,063
DEFERRED TAX ASSETS.........................................       7,592        15,045
OTHER ASSETS................................................         100            72
                                                              ----------    ----------
TOTAL ASSETS................................................  $1,862,436    $1,677,109
                                                              ==========    ==========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  242,208    $  208,664
  Accrued salaries, wages and employee benefits.............      32,494        29,732
  Accrued interest..........................................      21,190        23,730
  Other current liabilities.................................      54,809        34,357
  Bank indebtedness (note 8)................................       3,021         1,524
  Current portion of long-term borrowings (note 8)..........      26,161         1,250
                                                              ----------    ----------
     TOTAL CURRENT LIABILITIES..............................     379,883       299,257
LONG-TERM BORROWINGS, LESS CURRENT PORTION (note 8).........     428,302       562,703
CONVERTIBLE DEBENTURES......................................      74,751        78,302
ACCRUED BENEFIT OBLIGATIONS (note 9)........................      82,988        92,996
OTHER LIABILITIES...........................................      43,540        45,172
DEFERRED TAX LIABILITIES....................................      97,528        65,072
                                                              ----------    ----------
TOTAL LIABILITIES...........................................   1,106,992     1,143,502
                                                              ----------    ----------
SHAREHOLDERS' EQUITY
  Capital stock (note 10)...................................     645,737       547,601
  Retained earnings (accumulated deficit)...................     101,155       (25,816)
  Accumulated other comprehensive income....................       8,552        11,822
                                                              ----------    ----------
TOTAL SHAREHOLDERS' EQUITY..................................     755,444       533,607
                                                              ----------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $1,862,436    $1,677,109
                                                              ==========    ==========

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                     THREE MONTHS ENDED          SIX MONTHS ENDED
                                                   -----------------------   -------------------------
                                                    JUNE 30,     JUNE 30,      JUNE 30,      JUNE 30,
                                                      2004         2003          2004          2003
                                                   ----------   ----------   ------------   ----------
                                                   (US$ IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
                                                                       (UNAUDITED)
NET SALES........................................   $733,774     $440,797     $1,352,727     $857,360
OPERATING EXPENSES
  Cost of sales..................................    556,288      399,580      1,097,545      791,279
  Selling and administrative.....................     22,779       18,241         43,819       35,272
  Depreciation...................................     18,973       17,027         37,887       35,152
  Other operating (income) expense...............       (510)       1,602         (1,471)        (179)
                                                    --------     --------     ----------     --------
                                                     597,530      436,450      1,177,780      861,524
                                                    --------     --------     ----------     --------
INCOME (LOSS) FROM OPERATIONS....................    136,244        4,347        174,947       (4,164)
EARNINGS FROM JOINT VENTURES.....................     36,184        1,176         45,695        4,862
                                                    --------     --------     ----------     --------
INCOME BEFORE OTHER EXPENSES AND INCOME TAXES....    172,428        5,523        220,642          698
OTHER EXPENSES
  Interest, net..................................     10,039       15,840         28,059       25,923
  Foreign exchange (gain) loss...................        418          262            675         (571)
  Amortization of deferred financing costs.......        626        3,204          1,248        3,578
                                                    --------     --------     ----------     --------
                                                      11,083       19,306         29,982       28,930
                                                    --------     --------     ----------     --------
INCOME (LOSS) BEFORE INCOME TAXES................    161,345      (13,783)       190,660      (28,232)
INCOME TAX EXPENSE (BENEFIT).....................     55,879       (6,897)        63,689      (14,818)
                                                    --------     --------     ----------     --------
INCOME (LOSS) BEFORE MINORITY INTEREST...........    105,466       (6,886)       126,971      (13,414)
MINORITY INTEREST................................         --           --             --          217
                                                    --------     --------     ----------     --------
NET INCOME (LOSS)................................   $105,466     $ (6,886)    $  126,971     $(13,197)
                                                    ========     ========     ==========     ========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC........   $   0.48     $  (0.03)    $     0.61     $  (0.07)
EARNINGS (LOSS) PER COMMON SHARE -- DILUTED......   $   0.48     $  (0.03)    $     0.60     $  (0.07)

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                           RETAINED EARNINGS   ACCUMULATED OTHER
                                   NUMBER OF    INVESTED     (ACCUMULATED        COMPREHENSIVE
                                    SHARES      CAPITAL        DEFICIT)          INCOME (LOSS)      TOTAL
                                  -----------   --------   -----------------   -----------------   --------
                                                             (US$ IN THOUSANDS)
                                                                 (UNAUDITED)
BALANCE -- DECEMBER 31, 2002....  184,892,360   $513,400       $   (107)           $(20,094)       $493,199
                                                                                                   --------
Comprehensive income:
  Net loss......................           --         --        (13,197)                 --         (13,197)
  Other comprehensive income:
     Unrealized loss on cash
       flow hedge...............           --         --             --               3,550           3,550
     Foreign exchange...........           --         --             --              28,630          28,630
                                                                                                   --------
Comprehensive income............                                                                     18,983
                                  -----------   --------       --------            --------        --------
  Acquisition of minority
     interest...................   13,198,501     34,201             --                  --          34,201
                                  -----------   --------       --------            --------        --------
BALANCE -- JUNE 30, 2003........  198,090,861   $547,601       $(13,304)           $ 12,086        $546,383
                                  -----------   --------       --------            --------        --------
BALANCE -- DECEMBER 31, 2003....  198,090,861   $547,601       $(25,816)           $ 11,822        $533,607
                                                                                                   --------
Comprehensive income:
  Net income....................           --         --        126,971                  --         126,971
  Other comprehensive income:
     Foreign exchange...........           --         --             --              (3,270)         (3,270)
                                                                                                   --------
Comprehensive income............                                                                    123,701
  Stock issuance................   26,800,000     97,771             --                  --          97,771
  Employee stock options........      198,476        365             --                  --             365
                                  -----------   --------       --------            --------        --------
BALANCE -- JUNE 30, 2004........  225,089,337   $645,737       $101,155            $  8,552        $755,444
                                  ===========   ========       ========            ========        ========

                See notes to consolidated financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                        --------------------   -------------------
                                                        JUNE 30,   JUNE 30,    JUNE 30,   JUNE 30,
                                                          2004       2003        2004       2003
                                                        --------   ---------   --------   --------
                                                                    (US$ IN THOUSANDS)
                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).....................................  $105,466   $  (6,886)  $126,971   $(13,197)
Adjustment to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation........................................    18,973      17,027     37,887     35,152
  Amortization........................................       626       3,204      1,248      3,578
  Deferred income taxes...............................    33,891      (5,368)    38,032    (12,234)
  (Gain) on disposition of property, plant and
     equipment........................................        --        (426)        --       (330)
  Foreign exchange on related party loans.............        --       3,867         --      7,241
  (Income) from joint ventures........................   (36,184)     (1,176)   (45,695)    (4,862)
  Distributions from Joint Ventures...................    14,000          --     15,799      1,799
Changes in operating assets and liabilities, net of
  acquisitions:
  Accounts receivable.................................   (13,051)      8,062   (102,336)   (57,117)
  Inventories.........................................   (38,960)    (15,959)   (75,326)    (2,610)
  Other assets........................................     2,094      (4,371)     1,042     (9,162)
  Liabilities.........................................   (19,669)     (9,059)    53,989     32,533
                                                        --------   ---------   --------   --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...    67,186     (11,085)    51,611    (19,209)
INVESTING ACTIVITIES
  Additions to property, plant and equipment..........   (15,217)    (11,856)   (26,429)   (21,780)
  Acquisitions........................................        --          --    (11,127)        --
  Proceeds from dispositions of property, plant, and
     equipment........................................        --           5         --         77
                                                        --------   ---------   --------   --------
NET CASH USED IN INVESTING ACTIVITIES.................   (15,217)    (11,851)   (37,556)   (21,703)
FINANCING ACTIVITIES
  Proceeds from issuance of new debt..................        --     542,357     25,000    542,357
  Revolving credit (payments).........................  (149,275)   (468,949)  (130,072)  (474,199)
  Increase in related party loans payable.............        --     (30,000)        --         --
  Additions to deferred financing costs...............        --     (13,378)        --    (13,419)
  Changes in minority interest........................        --          --         --       (218)
  Proceeds from issuance of employee stock
     purchases........................................       170          --        365         --
  Proceeds from the issuance of common stock..........    97,889          --     97,889         --
                                                        --------   ---------   --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES...   (51,216)     30,030     (6,818)    54,521
                                                        --------   ---------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents.........................................      (155)        319       (301)       (40)
                                                        --------   ---------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.................       598       7,413      6,936     13,569
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......    16,288      18,698      9,950     12,542
                                                        --------   ---------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............  $ 16,886   $  26,111   $ 16,886   $ 26,111
                                                        ========   =========   ========   ========

                See notes to consolidated financial statements.

                         GERDAU AMERISTEEL CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               (US$ IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

       Gerdau Ameristeel Corporation (the "Company" or "Gerdau Ameristeel") is a Canadian corporation, whose indirect majority shareholder is Gerdau S.A., a Brazilian company. On October 23, 2002, Gerdau S.A., parent company of the Gerdau North America Group, entered into a transaction agreement with Co-Steel Inc. ("Co-Steel"), a Canadian public company. The "Gerdau North America Group" consisted of the Gerdau Canada Group (Gerdau Ameristeel Cambridge Inc. and Gerdau MRM Holdings Inc. and their consolidated subsidiaries) and Gerdau USA, Inc. and its consolidated subsidiaries FLS Holdings Inc., AmeriSteel Corporation and AmeriSteel Bright Bar, Inc. (collectively, "GUSA"). This transaction agreement resulted in Co-Steel acquiring all of the issued and outstanding shares of the companies included in the Gerdau North America Group, in exchange for Co-Steel common shares representing approximately 74% of Co-Steel's total common shares. The transaction was accounted for using the reverse-takeover method of purchase accounting. The Gerdau North America Group is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholder of the Gerdau North America Group became owner of more than 50 percent of the voting shares of Co-Steel on a fully-diluted basis following the transaction. As a result, the Gerdau North America Group's historical accounts became the historical accounts for all periods prior to the date of merger. In connection with the merger, Co-Steel's name was changed to Gerdau Ameristeel Corporation. As part of this transaction, certain related party loans of the Gerdau North America Group were converted into equity in October 2002.

       On March 31, 2003, under the terms of the Transaction Agreement relating to the acquisition of Co-Steel, the Company completed an exchange of minority shares of AmeriSteel Corporation for shares of Gerdau Ameristeel. Minority shareholders of AmeriSteel, primarily executives and employees, exchanged 1,395,041 shares of AmeriSteel for 13,198,501 shares of Gerdau Ameristeel, an exchange ratio of 9.4617 to 1. As a result, AmeriSteel became an indirect wholly owned subsidiary of Gerdau Ameristeel. On April 4, 2003, AmeriSteel changed its name to Gerdau Ameristeel US Inc. ("Ameristeel"). Subsequent to the minority exchange, Gerdau S.A. owned approximately 67.5% of common shares outstanding. As of December 31, 2003, Gerdau S.A. increased its interest to 68.6% through share purchases in the open market. In April 2004, the Company issued 26,800,000 common shares to its majority shareholder, Gerdau S.A. Subsequent to this transaction, Gerdau S.A. held 72.3% of the Company's shares.

       The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for interim period reports and, therefore, do not include all the information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with United States generally accepted accounting principles
(GAAP). However, all adjustments which, in the opinion of management, are necessary for a fair presentation have been included. Such adjustments consisted of only normal recurring items. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report and have been prepared using the accounting policies as described in the latest annual report and Note 12 which describes the significant differences between Canadian and U.S. GAAP. Certain amounts have been reclassified to conform to the current-period financial statement presentation. The results of the three and six month periods ended June 30, 2004 and 2003 are not necessarily indicative of the results to be expected for future periods.

       The Company operates steel mini-mills, producing primarily steel bars and special sections for commercial and industrial building construction, steel service centers and original equipment manufacturers. Its principal market area is the eastern United States and Canada. Principal suppliers to the Company include scrap metal producers, electric utilities, natural gas suppliers, rail and truck carriers. All significant intercompany transactions and accounts have been eliminated in consolidation.

                         GERDAU AMERISTEEL CORPORATION

NOTE 2 -- STOCK BASED COMPENSATION

       The Company accounts for stock options granted to employees using the intrinsic value method of accounting. Under this method, the Company does not recognize compensation expense for the stock options because the exercise price is equal to the market price of the underlying stock on the date of grant. Had the Company applied the fair value based method of accounting, net income (loss) and earnings (loss) per share would be as shown on the following table. The Black-Scholes option pricing model was used to estimate the fair value of each option grant on the date of grant and calculate the pro forma stock-based compensation costs. For purposes of the pro forma disclosures, the assumed compensation expense is amortized over the option's vesting periods. The following assumptions were used:

Expected dividend yield.....................................        0%
Expected share price volatility.............................       55%
Risk-free rate of return....................................        4%
Expected period until exercise..............................  5 years

                                                      FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                              ENDED                  ENDED
                                                      ---------------------   -------------------
                                                      JUNE 30,    JUNE 30,    JUNE 30,   JUNE 30,
                                                        2004        2003        2004       2003
                                                      ---------   ---------   --------   --------
                                                        (AMOUNTS IN $000 EXCEPT PER SHARE DATA)
Net income (loss), as reported......................  $105,466     $(6,886)   $126,971   $(13,197)
Pro forma stock-based compensation cost.............        67         124         136        248
                                                      --------     -------    --------   --------
Pro forma, net income (loss)........................  $105,399     $(7,010)   $126,835   $(13,445)
Earnings per share
  Basic, as reported................................  $   0.48     $ (0.03)   $   0.61   $  (0.07)
  Basic, pro forma..................................  $   0.48     $ (0.04)   $   0.61   $  (0.07)
  Diluted, as reported..............................  $   0.48     $ (0.03)   $   0.60   $  (0.07)
  Diluted, pro forma................................  $   0.48     $ (0.04)   $   0.60   $  (0.07)

NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENTS

       In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". In December 2003, the FASB issued a revised version of FIN 46. FIN 46R addresses consolidation by business enterprises of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. The interpretation requires that if a business has a controlling financial interest in a variable interest entity, the entity must be consolidated.

       The Company adopted FIN 46 as of January 1, 2004. The Company has a 50% interest in a number of joint ventures (see note 7). Certain of these joint ventures are considered variable interest entities under the provisions of FIN
46. The Company has evaluated the terms of the agreements between the joint ventures and has determined that the Company is not the primary beneficiary of the joint venture agreements and should not be consolidated. The joint ventures were previously accounted for under the equity method; therefore the adoption of FIN 46 had no impact on the Company for the three and six month periods ended June 30, 2004.

                         GERDAU AMERISTEEL CORPORATION

NOTE 4 -- ACQUISITIONS

       In March 2004, the Company acquired certain assets and assumed certain liabilities of Potter Form & Tie Co., a rebar fabricator with six locations throughout the Midwest, for approximately $11.1 million. As a result of this transaction, $1.4 million of goodwill was recorded. The transaction was accounted for as a purchase.

NOTE 5 -- INVENTORIES

       Inventories consist of the following ($000s):

                                                              AT JUNE 30,   AT DECEMBER 31,
                                                                 2004            2003
                                                              -----------   ---------------
Ferrous and non-ferrous scrap...............................   $ 51,754        $ 64,173
Work in-process.............................................     51,451          31,764
Finished goods..............................................    179,370         151,014
Raw materials (excluding scrap) and operating supplies......    144,684         105,891
                                                               --------        --------
                                                               $427,259        $352,842
                                                               ========        ========

NOTE 6 -- PROPERTY, PLANT & EQUIPMENT

       Property, plant and equipment consist of the following ($000s):

                                                                       AT JUNE 30, 2004
                                                            --------------------------------------
                                                                         ACCUMULATED     NET BOOK
                                                               COST      DEPRECIATION     VALUE
                                                            ----------   ------------   ----------
Land and improvements.....................................  $   63,020    $  (3,158)     $ 59,862
Buildings and improvements................................     130,315      (22,775)      107,540
Machinery and equipment...................................     781,671     (225,484)      556,187
Construction in progress..................................      43,406           --        43,406
Property, plant and equipment held for sale...............      13,480           --        13,480
                                                            ----------    ---------      --------
                                                            $1,031,892    $(251,417)     $780,475
                                                            ==========    =========      ========

                                                                     AT DECEMBER 31, 2003
                                                            --------------------------------------
                                                                         ACCUMULATED     NET BOOK
                                                               COST      DEPRECIATION     VALUE
                                                            ----------   ------------   ----------
Land and improvements.....................................  $   63,175    $  (2,680)     $ 60,495
Buildings and improvements................................     128,243      (20,327)      107,916
Machinery and equipment...................................     768,298     (191,597)      576,701
Construction in progress..................................      36,375           --        36,375
Property, plant and equipment held for sale...............      13,576           --        13,576
                                                            ----------    ---------      --------
                                                            $1,009,667    $(214,604)     $795,063
                                                            ==========    =========      ========

NOTE 7 -- JOINT VENTURES

       The Company's investments in Gallatin Steel Company, Bradley Steel Processors and MRM Guide Rail are 50% joint ventures. The Company's interests in the joint ventures have been accounted for using the equity method.

                         GERDAU AMERISTEEL CORPORATION

       The following table sets forth selected data for the Company's joint ventures ($000s):

                                                              JUNE 30,   DECEMBER 31,
                                                                2004         2003
                                                              --------   ------------
BALANCE SHEET
  Current assets............................................  $86,096      $ 53,137
  Property, plant and equipment, net........................   98,316       101,441
  Current liabilities.......................................   24,561        23,224
  Long-term debt............................................    3,266         4,259

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                                2004      2003
                                                              --------   -------
STATEMENT OF EARNINGS
  Sales.....................................................  $111,619   $55,094
  Operating income..........................................    36,867     1,815
  Income before income taxes................................    36,808     1,760
  Net Income................................................    36,184     1,176

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
STATEMENT OF EARNINGS
  Sales.....................................................  $190,291   $107,587
  Operating income..........................................    47,134      5,832
  Income before income taxes................................    47,023      5,685
  Net Income................................................    45,695      4,862

       The tax expense for the Company's partnership, Gallatin Steel Company, is provided for in the Company's tax provision and the remainder of the joint venture earnings are net of tax.

NOTE 8 -- LONG-TERM DEBT

       On June 27, 2003, the Company refinanced its debt by issuing $405.0 million aggregate principal 10 3/8% Senior Notes, of which $35.0 million were sold to an indirect wholly-owned subsidiary of the Company's parent, Gerdau S.A. The notes mature July 15, 2011 and were issued at 98% of face value. The Company also entered into a new Senior Secured Credit Facility with a term of up to five years, which provides commitments of up to $350.0 million. The borrowings under the Senior Secured Credit Facility are secured by the Company's inventory and accounts receivable. The proceeds were used to repay existing indebtedness. At June 30, 2004, there was $36 thousand outstanding, at an interest rate of 4.75% and, based upon available collateral under the terms of the agreement, approximately $298.6 million was available under the Senior Secured Credit Facility.

       During the first quarter of 2004, the Company obtained a $25.0 million, one year, 2.65% interest bearing loan from a Brazilian bank. This loan was guaranteed by Gerdau S.A.

                         GERDAU AMERISTEEL CORPORATION

       Debt includes the following ($000s):

                                                              JUNE 30,   DECEMBER 31,
                                                                2004         2003
                                                              --------   ------------
Senior Notes, 10 3/8% due 2011, net of original issue
  discount..................................................  $397,619     $397,271
Senior Secured Credit Facility..............................        36      135,027
Short term debt.............................................    25,000           --
Industrial Revenue Bonds....................................    27,400       27,400
AmeriSteel Bright Bar Term Loan.............................     2,887        3,172
Other.......................................................     4,542        2,607
                                                              --------     --------
                                                               457,484      565,477
Less current portion........................................   (29,182)      (2,774)
                                                              --------     --------
                                                              $428,302     $562,703
                                                              ========     ========

NOTE 9 -- POST RETIREMENT BENEFITS

       The Company maintains defined benefit pension plans covering the majority of employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

       The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits. The Company uses a December 31 measurement date for its plans.

       The following tables summarize the accumulated pension benefits and postretirement medical benefit obligations included in the Company's consolidated statements of financial position ($000s):

                                                           PENSION BENEFITS     OTHER BENEFIT PLANS
                                                             THREE MONTHS          THREE MONTHS
                                                                 ENDED                 ENDED
                                                          -------------------   -------------------
                                                          JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                            2004       2003       2004       2003
                                                          --------   --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost............................................  $ 2,454    $ 2,007      $232       $220
Interest cost...........................................    5,593      5,208       546        562
Expected return on plan assets..........................   (5,239)    (4,626)       --         --
Amortization of transition obligation...................       43         41        --         --
Amortization of prior service cost......................       72        115       (53)        --
Recognized actuarial gain...............................      582        239         7         --
Settlement loss.........................................       --         35        --         --
                                                          -------    -------      ----       ----
Net periodic benefit cost...............................  $ 3,505    $ 3,019      $732       $782
                                                          =======    =======      ====       ====

                         GERDAU AMERISTEEL CORPORATION

                                                          PENSION BENEFITS     OTHER BENEFIT PLANS
                                                          SIX MONTHS ENDED      SIX MONTHS ENDED
                                                         -------------------   -------------------
                                                         JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                           2004       2003       2004       2003
                                                         --------   --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost...........................................  $  4,908   $ 4,014     $  464     $  440
Interest cost..........................................    11,186    10,416      1,092      1,124
Expected return on plan assets.........................   (10,478)   (9,252)        --         --
Amortization of transition obligation..................        86        82         --         --
Amortization of prior service cost.....................       144       230       (106)        --
Recognized actuarial gain..............................     1,164       478         14         --
Settlement loss........................................        --        70         --         --
                                                         --------   -------     ------     ------
Net periodic benefit cost..............................  $  7,010   $ 6,038     $1,464     $1,564
                                                         ========   =======     ======     ======

       The Company contributed $13.7 million to its defined benefit pension plans for the six months ended June 30, 2004. The Company expects to contribute an additional $6.5 million during the fiscal year 2004.

NOTE 10 -- CAPITAL STOCK

       Capital stock consists of the following shares:

                                                        AUTHORIZED     ISSUED      INVESTED CAPITAL
                                                          NUMBER       NUMBER       (IN THOUSANDS)
                                                        ----------   -----------   ----------------
June 30, 2004
  Common..............................................  Unlimited    225,089,337       $645,737
December 31, 2003
  Common..............................................  Unlimited    198,090,861       $547,601

       The predecessor of the Company is the Gerdau North America Group, which was not a legal entity but a combination of Gerdau companies in North America and therefore had no capital structure of its own. On October 23, 2002, the Gerdau companies in North America, consisting of GUSA, Gerdau Courtice Steel Inc. and Gerdau MRM Steel Inc., among other holding companies, were combined with Co-Steel Inc., a Canadian minimill steel producer. The combined entity was renamed Gerdau Ameristeel Corporation and is publicly traded on the Toronto Stock Exchange under the ticker symbol GNA.TO. The Company's common stock has no par value. As part of this transaction, minority shareholders of AmeriSteel, consisting primarily of management and other employees, were required to exchange their shares of AmeriSteel stock for shares of Gerdau Ameristeel. Gerdau Ameristeel filed a registration statement on Form F-4 with the Securities and Exchange Commission and the exchange of shares was completed on March 31, 2003. As a result, an additional 13,198,501 shares of Gerdau Ameristeel were issued.

                         GERDAU AMERISTEEL CORPORATION

EARNINGS (LOSS) PER SHARE

       The following table identifies the components of basic and diluted earnings per share ($000s except per share data):

                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                       ---------------------------   ---------------------------
                                         JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                           2004           2003           2004           2003
                                       ------------   ------------   ------------   ------------
Basic earnings (loss) per share:
  Basic net earnings (loss)..........  $    105,466   $     (6,886)  $    126,971   $    (13,197)
  Average shares outstanding.........   220,340,150    198,090,861    209,246,286    191,491,610
  Basic net earnings (loss) per
     share...........................  $       0.48   $      (0.03)  $       0.61   $      (0.07)
Diluted earnings (loss) per share:
  Diluted net earnings (loss)........  $    105,466   $     (6,886)  $    126,971   $    (13,197)
Diluted average shares outstanding:
  Average shares outstanding.........   220,340,150    198,090,861    209,246,286    191,491,610
  Dilutive effect of stock options...     1,130,657             --      1,129,880             --
Diluted net earnings (loss) per
  share..............................  $       0.48   $      (0.03)  $       0.60   $      (0.07)

       At June 30, 2004, options to purchase 826,000 (1,367,000 at June 30,
2003) common shares were not included in the computation of diluted earnings
(loss) per share as their inclusion would be anti-dilutive.

NOTE 11 -- SEGMENT INFORMATION

       The Company is organized into two primary business segments: (a) Mills and (b) Downstream. Steel products sold to the downstream divisions are sold at market prices with intracompany transactions eliminated upon consolidation. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Segment assets are those assets that are specifically identified with the operations in each operational segment. Corporate assets include primarily: cash; assets held for sale; some property, plant and equipment; deferred income taxes; and deferred financing costs. Corporate expense includes: corporate headquarters staff, including executive management; human resources; finance and accounting; procurement and environmental; and management information systems. Included in these respective areas are payroll costs, travel and entertainment, professional fees and other costs that may not be directly attributable to either specific segment.

                         GERDAU AMERISTEEL CORPORATION

       Operational results and other financial data for the geographic and two business segments for the three and six month periods ended June 30 are presented below ($000s):

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                 --------------------   ----------------------
                                                 JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                                   2004        2003        2004        2003
                                                 ---------   --------   ----------   ---------
Revenue from external customers:
  Steel mills..................................  $ 597,788   $357,726   $1,131,267   $ 711,913
  Downstream products..........................    135,986     83,071      221,460     145,447
                                                 ---------   --------   ----------   ---------
     Total.....................................  $ 733,774   $440,797   $1,352,727   $ 857,360
                                                 =========   ========   ==========   =========
Inter-company sales:
  Steel mills..................................  $ 143,240   $ 81,479   $  272,294   $ 151,551
  Downstream products..........................         --         --           --          --
  Corp/eliminations/other......................   (143,240)   (81,479)    (272,294)   (151,551)
                                                 ---------   --------   ----------   ---------
     Total.....................................  $      --   $     --   $       --   $      --
                                                 =========   ========   ==========   =========
Total sales:
  Steel mills..................................  $ 741,028   $439,205   $1,403,561   $ 863,464
  Downstream products..........................    135,986     83,071      221,460     145,447
  Corp/eliminations/other......................   (143,240)   (81,479)    (272,294)   (151,551)
                                                 ---------   --------   ----------   ---------
     Total.....................................  $ 733,774   $440,797   $1,352,727   $ 857,360
                                                 =========   ========   ==========   =========
Net income (loss):
  Steel mills..................................  $ 138,665   $ (5,376)  $  181,949   $  (3,570)
  Downstream products..........................     10,672      3,065       14,007       7,408
  Corp/eliminations/other......................    (43,871)    (4,575)     (68,985)    (17,035)
                                                 ---------   --------   ----------   ---------
     Total.....................................  $ 105,466   $ (6,886)  $  126,971   $ (13,197)
                                                 =========   ========   ==========   =========

                                                                AS OF         AS OF
                                                               JUNE 30,    DECEMBER 31,
                                                                 2004          2003
                                                              ----------   ------------
Segment assets:
  Steel mills...............................................  $1,326,767    $1,212,135
  Downstream products.......................................     199,549       133,654
  Corp/eliminations/other...................................     336,120       331,320
                                                              ----------    ----------
     Total..................................................  $1,862,436    $1,677,109
                                                              ==========    ==========

NOTE 12 -- DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED
           ACCOUNTING PRINCIPLES

       The Company's consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company makes available to all shareholders consolidated financial statements prepared in accordance with Canadian GAAP and files these financial statements with Canadian regulatory authorities. Results reported under Canadian GAAP may differ from results reported under U.S. GAAP. The most significant differences between United States and Canadian GAAP, in terms of impact on the Company's consolidated financial statements, relate to the accounting for joint ventures, pensions and the reporting of comprehensive income.

                         GERDAU AMERISTEEL CORPORATION

       The following tables reconcile the consolidated statements of earnings
(loss) as reported under U.S. GAAP with those that would have been reported under Canadian GAAP:

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                                2004      2003
                                                              --------   -------
NET (LOSS) INCOME -- US GAAP................................  $105,466   $(6,886)
Adjustment to purchase price allocation relating to
  differences under Canadian GAAP(a)........................       678       778
Maintenance shutdown accrual(f).............................     3,377        --
                                                              --------   -------
NET (LOSS) INCOME -- CANADIAN GAAP..........................  $109,521   $(6,108)
                                                              ========   =======
Net (loss) earnings per share -- Canadian GAAP
  Basic.....................................................  $   0.50   $ (0.03)
  Diluted...................................................  $   0.49   $ (0.03)
                                                              ========   =======

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
NET (LOSS) INCOME -- US GAAP................................  $126,971   $(13,197)
Adjustment to purchase price allocation relating to
  differences under Canadian GAAP(a)........................     1,356      1,158
Maintenance shutdown accrual(f).............................     3,377         --
                                                              --------   --------
NET (LOSS) INCOME -- CANADIAN GAAP..........................  $131,704   $(12,039)
                                                              ========   ========
Net (loss) earnings per share -- Canadian GAAP
  Basic.....................................................  $   0.63   $  (0.06)
  Diluted...................................................  $   0.63   $  (0.06)
                                                              ========   ========

------------

(a) Adjustment to Purchase Price Allocation relating to differences under Canadian GAAP

     Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under US GAAP, joint ventures are accounted for under the equity method. The different accounting treatment affects only the display and classification of financial statement items and not net income or shareholders' equity. See note 7 for summarized financial information in respect of the Company's joint ventures.

     Because of the different treatment of joint ventures between Canadian GAAP and US GAAP as well as a difference in the treatment for accounting for convertible debentures at the time of purchase, a permanent difference resulted from the allocation of the purchase price. Under purchase accounting, the excess of the value of the assets over the purchase price (negative goodwill) is allocated to the long term assets acquired. Under Canadian GAAP, because the joint venture assets are proportionately accounted for and therefore there is no investment in subsidiary long term asset, the negative goodwill is allocated only against property, plant and equipment. Under US GAAP, the negative goodwill is allocated to property, plant and equipment and investment in subsidiary. As a result, there is a difference in depreciation expense. Also, due to the difference in accounting for convertible debentures at the time of purchase, there is a difference in interest expense.

(b)  Comprehensive Income

     United States accounting standards for reporting comprehensive income are set forth in SFAS No. 130. Comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and certain foreign currency translation gains and losses. Under Canadian GAAP, there is no comprehensive income.

                         GERDAU AMERISTEEL CORPORATION

(c)  Derivative Instruments

     The Company early adopted CICA Handbook Accounting Guideline AcG-13 as of January 1, 2004. This section changed the accounting for derivatives under Canadian GAAP. As a result of the adoption of this section, there is no difference in accounting for the Company's interest rate swaps under U.S. and Canadian GAAP. In accordance with section 1506, prior periods have been restated to reflect the change in accounting.

(d)  Accumulated unfunded pension liability

     Under U.S. GAAP, the Company recognizes an additional minimum pension liability charged to other comprehensive income in shareholders' equity to the extent that the unfunded accumulated benefit obligation ("ABO") exceeds the fair value of the plan assets and this amount is not covered by the pension liability already recognized in the balance sheet. The calculation of the ABO is based on the actuarial present value of the vested benefits to which the employee is currently entitled, based on the employee's expected date of separation or retirement. Canadian GAAP does not require the recognition of an additional minimum liability.

(e)  Change in Accounting Policies -- Convertible Debentures

     Under Canadian GAAP, the Company early adopted CICA Handbook Section 3860.20A, Financial Instruments -- Disclosure and Presentation in fiscal 2003. This section requires that the Company's convertible debentures be treated as liabilities instead of equity and for the related interest to be included in the statement of earnings (loss) instead of as a change to retained earnings. This change was adopted as of and for the year ended December 31, 2003. Prior periods have been restated to reflect the change in accounting. As a result of the adoption of this accounting policy, there is no difference in the treatment of convertible debentures between U.S. and Canadian GAAP; however, a basis difference exists related to the purchase price allocation.

(f)  Maintenance shutdown accrual

     Under U.S. GAAP, the Company accrues for scheduled annual maintenance shutdowns. Canadian GAAP does not allow this accounting practice.

                         GERDAU AMERISTEEL CORPORATION

       The following table indicates the cumulative effect of the above adjustments on balance sheet accounts, displaying results under Canadian GAAP and U.S. GAAP:

                                                      CANADIAN GAAP          UNITED STATES GAAP
                                                 -----------------------   -----------------------
                                                 JUNE 30,   DECEMBER 31,   JUNE 30,   DECEMBER 31,
                                                   2004         2003         2004         2003
                                                 --------   ------------   --------   ------------
ASSETS
Current assets.................................  $865,710     $655,125     $779,614     $601,988
Property, plant & equipment....................   900,559      919,207      780,475      795,063
Goodwill.......................................   117,915      116,564      117,915      116,564
Other assets...................................    22,598       31,312      184,432      163,494

LIABILITIES
Current liabilities (excluding indebtedness)...   377,627      319,171      350,701      296,483
Current portion of long-term debt..............    26,358        3,305       29,182        2,774
Long-term debt.................................   431,568      566,963      428,302      562,703
Other long-term liabilities....................   195,158      220,258      201,280      216,470
Deferred income taxes..........................   101,345       64,355       97,528       65,072
SHAREHOLDERS' EQUITY
Invested capital...............................   645,737      547,601      645,737      547,601
Retained earnings (deficit)....................   108,938      (22,766)     101,155      (25,816)
Cumulative translation adjustment..............    20,051       23,321           --           --
Other comprehensive income(b)..................        --           --        8,552       11,822
                                                 --------     --------     --------     --------
Total Shareholders' Equity.....................  $774,726     $548,156     $755,444     $533,607
                                                 ========     ========     ========     ========

       Changes in shareholders' equity under Canadian GAAP were as follows:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Shareholders' equity at beginning of year...................  $548,156   $510,498
Net (loss) earnings.........................................   131,704    (12,039)
Employee stock options......................................       365         --
Stock issuance..............................................    97,771         --
Unrealized loss on cash flow hedge..........................        --      3,550
Foreign currency translation adjustment.....................    (3,270)    28,630
Minority interest exchange..................................        --     34,201
                                                              --------   --------
Shareholders' equity at end of period.......................  $774,726   $564,840
                                                              ========   ========

                         GERDAU AMERISTEEL CORPORATION

       The difference in consolidated shareholders' equity may be reconciled as follows:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Shareholders' equity based on U.S. GAAP.....................  $755,444   $546,383
Adjust purchase price.......................................     4,406      1,601
Maintenance shutdown accrual................................     3,377         --
Accumulated unfunded pension(d).............................    11,499     16,856
                                                              --------   --------
Cumulative increase in net earnings under Canadian GAAP.....    19,282     18,457
                                                              --------   --------
Shareholders' equity based on Canadian GAAP.................  $774,726   $564,840
                                                              ========   ========

       There are no significant differences with respect to the consolidated statement of cash flows between U.S. GAAP and Canadian GAAP.

       In 2003, results were originally presented in accordance with Canadian GAAP. Beginning in 2004, the Company is reporting financial results under U.S. GAAP. Prior year results have been presented under U.S. GAAP for comparative purposes. The following statements present Canadian GAAP results restated for newly adopted accounting principles (see (c) and (e) above) as compared to prior periods as restated in U.S. GAAP. Differences between Canadian GAAP and U.S. GAAP are described above.

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31, 2003
                                                              --------------------------
                                                              CANADIAN GAAP
                                                               (RESTATED)      US GAAP
                                                              -------------   ----------
                                                                  (US$ IN THOUSANDS)
                                                                     (UNAUDITED)
                                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $   10,459     $    9,950
  Accounts receivable, net..................................      233,331        205,226
  Inventories...............................................      376,458        352,842
  Deferred tax assets.......................................       13,269         13,269
  Other current assets......................................       21,608         20,701
                                                               ----------     ----------
TOTAL CURRENT ASSETS........................................      655,125        601,988
INVESTMENTS.................................................           --        132,314
PROPERTY, PLANT AND EQUIPMENT...............................      919,207        795,063
GOODWILL....................................................      116,564        116,564
DEFERRED FINANCING COSTS....................................       16,063         16,063
DEFERRED TAX ASSETS.........................................       15,045         15,045
OTHER ASSETS................................................          204             72
                                                               ----------     ----------
TOTAL ASSETS................................................   $1,722,208     $1,677,109
                                                               ==========     ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................   $  231,352     $  208,664
  Accrued salaries, wages and employee benefits.............       29,732         29,732
  Accrued interest..........................................       23,730         23,730
  Other current liabilities.................................       34,357         34,357
  Bank indebtedness.........................................        2,055          1,524
  Current portion of long-term borrowings...................        1,250          1,250
                                                               ----------     ----------
TOTAL CURRENT LIABILITIES...................................      322,476        299,257
LONG-TERM BORROWINGS, LESS CURRENT PORTION..................      566,963        562,703
CONVERTIBLE DEBENTURES......................................       96,719         78,302
ACCRUED BENEFIT OBLIGATIONS.................................       74,354         92,996
OTHER LIABILITIES...........................................       49,185         45,172
DEFERRED TAX LIABILITIES....................................       64,355         65,072
                                                               ----------     ----------
TOTAL LIABILITIES...........................................    1,174,052      1,143,502
                                                               ----------     ----------
SHAREHOLDERS' EQUITY
  Capital stock.............................................      547,601        547,601
  Accumulated deficit.......................................      (22,766)       (25,816)
  Accumulated other comprehensive income....................           --         11,822
  Cumulative translation adjustment.........................       23,321             --
                                                               ----------     ----------
TOTAL SHAREHOLDERS' EQUITY..................................      548,156        533,607
                                                               ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $1,722,208     $1,677,109
                                                               ==========     ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                                  THREE MONTHS ENDED
                                                                    JUNE 30, 2003
                                                              --------------------------
                                                              CANADIAN GAAP
                                                                (RESTATED)      US GAAP
                                                              --------------   ---------
                                                              (US$ IN THOUSANDS, EXCEPT
                                                               EARNINGS PER SHARE DATA)
                                                                     (UNAUDITED)
NET SALES...................................................     $495,891      $440,797
OPERATING EXPENSES
  Cost of sales.............................................      449,334       399,580
  Selling and administrative................................       19,719        18,241
  Depreciation..............................................       20,176        17,027
  Other operating expense (income)..........................        1,839         1,602
                                                                 --------      --------
                                                                  491,068       436,450
                                                                 --------      --------
INCOME (LOSS) FROM OPERATIONS...............................        4,823         4,347
EARNINGS FROM JOINT VENTURES................................           --         1,176
INCOME BEFORE OTHER EXPENSES AND INCOME TAXES...............        4,823         5,523
OTHER EXPENSES
  Interest, net.............................................       14,728        15,840
  Foreign exchange (gain) loss..............................          262           262
  Amortization of deferred financing costs..................        3,204         3,204
                                                                 --------      --------
                                                                   18,194        19,306
                                                                 --------      --------
INCOME (LOSS) BEFORE INCOME TAXES...........................      (13,371)      (13,783)
INCOME TAX EXPENSE (BENEFIT)................................       (7,263)       (6,897)
                                                                 --------      --------
NET INCOME (LOSS)...........................................     $ (6,108)     $ (6,886)
                                                                 ========      ========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC...................     $  (0.03)     $  (0.03)
EARNINGS (LOSS) PER COMMON SHARE -- DILUTED.................     $  (0.03)     $  (0.03)

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                                   SIX MONTHS ENDED
                                                                    JUNE 30, 2003
                                                              --------------------------
                                                              CANADIAN GAAP
                                                                (RESTATED)      US GAAP
                                                              --------------   ---------
                                                              (US$ IN THOUSANDS, EXCEPT
                                                               EARNINGS PER SHARE DATA)
                                                                     (UNAUDITED)
NET SALES...................................................     $964,947      $857,360
OPERATING EXPENSES
  Cost of sales.............................................      885,863       791,279
  Selling and administrative................................       38,139        35,272
  Depreciation..............................................       39,918        35,152
  Other operating expense (income)..........................           58          (179)
                                                                 --------      --------
                                                                  963,978       861,524
                                                                 --------      --------
INCOME (LOSS) FROM OPERATIONS...............................          969        (4,164)
EARNINGS FROM JOINT VENTURES................................           --         4,862
INCOME BEFORE OTHER EXPENSES AND INCOME TAXES...............          969           698
OTHER EXPENSES
  Interest, net.............................................       23,740        25,923
  Foreign exchange (gain) loss..............................        3,578          (571)
  Amortization of deferred financing costs..................         (571)        3,578
                                                                 --------      --------
                                                                   26,747        28,930
                                                                 --------      --------
INCOME (LOSS) BEFORE INCOME TAXES...........................      (25,778)      (28,232)
INCOME TAX EXPENSE (BENEFIT)................................      (13,522)      (14,818)
                                                                 --------      --------
INCOME (LOSS) BEFORE MINORITY INTEREST......................     $(12,256)     $(13,414)
MINORITY INTEREST...........................................          217           217
                                                                 --------      --------
NET INCOME (LOSS)...........................................     $(12,039)     $(13,197)
                                                                 ========      ========
EARNINGS (LOSS) PER COMMON SHARE -- BASIC...................     $  (0.06)     $  (0.07)
EARNINGS (LOSS) PER COMMON SHARE -- DILUTED.................     $  (0.06)     $  (0.07)

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                                                                    JUNE 30, 2003
                                                              -------------------------
                                                              CANADIAN GAAP
                                                               (RESTATED)      US GAAP
                                                              -------------   ---------
                                                                 (US$ IN THOUSANDS)
                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net (loss)..................................................    $ (12,039)    $ (13,197)
Adjustment to reconcile net (loss) to net cash used in
  operating activities:
  Depreciation..............................................       39,918        35,152
  Amortization..............................................        3,578         3,578
  Deferred income taxes.....................................      (11,729)      (12,234)
  (Gain) Loss on disposition of property, plant and
     equipment..............................................          (93)         (330)
  Unrealized foreign exchange on related party loans........        7,241         7,241
  (Income) from joint ventures..............................           --        (4,862)
  Distributions from joint ventures.........................           --         1,799
Changes in operating assets and liabilities, net of
  acquisitions:
  Accounts receivable.......................................      (63,646)      (57,117)
  Inventories...............................................        1,479        (2,610)
  Other assets..............................................       (7,884)       (9,162)
  Liabilities...............................................       29,185        32,533
                                                                ---------     ---------
NET CASH USED IN OPERATING ACTIVITIES.......................      (13,990)      (19,209)
INVESTING ACTIVITIES
  Additions to property, plant and equipment................      (24,222)      (21,780)
  Proceeds from dispositions................................           77            77
                                                                ---------     ---------
NET CASH USED IN INVESTING ACTIVITIES.......................      (24,145)      (21,703)
FINANCING ACTIVITIES
  Proceeds from issuance of new debt........................      542,357       542,357
  Revolving credit borrowings/payments, net.................     (479,378)     (474,199)
  Additions to deferred financing costs.....................      (13,419)      (13,419)
  Changes in minority interest..............................         (218)         (218)
                                                                ---------     ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................       49,342        54,521
Effect of exchange rate changes on cash and cash
  equivalents...............................................          (40)          (40)
                                                                ---------     ---------
INCREASE IN CASH AND CASH EQUIVALENTS.......................       11,167        13,569
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       16,361        12,542
                                                                ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $  27,528     $  26,111
                                                                =========     =========

                         GERDAU AMERISTEEL CORPORATION

NOTE 13 -- FINANCIAL INFORMATION RELATED TO SUBSIDIARY GUARANTORS

       Consolidating financial information related to the Company and its Subsidiary Guarantors and non-Guarantors as of June 30, 2004 and December 31, 2003 and for the three and six months ended June 30, 2004 and June 30, 2003 is disclosed to comply with the reporting requirements of the Company's Subsidiary Guarantors. The Subsidiary Guarantors are wholly-owned subsidiaries of the Company which have fully and unconditionally guaranteed the Company's 10 3/8% Senior Notes due 2011. The non-Guarantors are subsidiaries of the Company, and non wholly-owned subsidiaries like AmeriSteel Bright Bar, which have not fully and unconditionally guaranteed the Company's 10 3/8% Senior Notes due 2011. Consolidating financial information follows:

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 2004

                                                     GERDAU
                                                   AMERISTEEL                    NON-
                                         GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        --------   -----------   ----------   ----------   ------------   ------------
                                                                      (US$ IN THOUSANDS)
                                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents...........  $     --   $    4,349    $   11,531   $   1,006    $        --     $   16,886
  Accounts receivable, net............        --       78,505       224,055       2,171             --        304,731
  Inventories.........................        --       85,268       339,646       2,345             --        427,259
  Deferred tax assets.................        --           --        13,269          --             --         13,269
  Other current assets................        --        3,191        14,082         196             --         17,469
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL CURRENT ASSETS..................        --      171,313       602,583       5,718             --        779,614
INVESTMENT IN SUBSIDIARIES............   445,946      644,872       204,437          --     (1,133,421)       161,834
PROPERTY, PLANT AND EQUIPMENT.........        --      166,680       610,526       3,269             --        780,475
GOODWILL..............................        --           --       113,228       4,687             --        117,915
DEFERRED FINANCING COSTS..............    10,291          140         4,439          36             --         14,906
DEFERRED TAX ASSETS...................        --       25,494       (17,902)         --             --          7,592
OTHER ASSETS..........................        --           --           100          --             --            100
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL ASSETS..........................  $456,237   $1,008,499    $1,517,411   $  13,710    $(1,133,421)    $1,862,436
                                        ========   ==========    ==========   =========    ===========     ==========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable....................  $     --   $   61,153    $  179,642   $   1,413    $        --     $  242,208
  Intercompany........................     4,727      (17,565)       41,447      18,795        (47,404)            --
  Accrued salaries, wages and employee
    benefits..........................        --        4,895        27,598           1             --         32,494
  Accrued Interest....................    19,259        1,082           849          --             --         21,190
  Other current liabilities...........      (501)      10,247        44,424         639             --         54,809
  Bank indebtedness...................        --           --         3,021          --             --          3,021
  Current portion of long-term
    borrowings........................        --           --        25,712         449             --         26,161
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL CURRENT LIABILITIES.............    23,485       59,812       322,693      21,297        (47,404)       379,883
LONG-TERM BORROWINGS..................   397,619           36        28,169       2,478             --        428,302
CONVERTIBLE DEBENTURE.................        --       74,751            --          --             --         74,751
RELATED PARTY BORROWINGS..............        --       10,508        71,980    (129,816)        47,328             --
ACCRUED BENEFIT OBLIGATION............        --       51,876        31,112          --             --         82,988
OTHER LIABILITIES.....................        --           49        43,491          --             --         43,540
DEFERRED TAX LIABILITIES..............        --           --        96,305       1,223             --         97,528
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL LIABILITIES.....................   421,104      197,032       593,750    (104,818)           (76)     1,106,992
SHAREHOLDERS' EQUITY
  Capital Stock.......................    61,109      803,380       940,019      32,876     (1,191,647)       645,737
  Retained earnings (accumulated
    deficit)..........................   (16,345)      47,608       (43,886)    114,797         (1,019)       101,155
  Accumulated other comprehensive
    income............................    (9,631)     (39,521)       27,528     (29,145)        59,321          8,552
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL SHAREHOLDERS' EQUITY............    35,133      811,467       923,661     118,528     (1,133,345)       755,444
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..............................  $456,237   $1,008,499    $1,517,411   $  13,710    $(1,133,421)    $1,862,436
                                        ========   ==========    ==========   =========    ===========     ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2003

                                                     GERDAU
                                                   AMERISTEEL                    NON-
                                         GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        --------   -----------   ----------   ----------   ------------   ------------
                                                                      (US$ IN THOUSANDS)
                                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents...........  $     --   $    3,033    $    5,813   $   1,104    $        --     $    9,950
  Accounts receivable, net............        --       45,425       158,476       1,325             --        205,226
  Inventories.........................        --       71,477       279,976       1,389             --        352,842
  Deferred tax assets.................        --           --        13,269          --             --         13,269
  Other current assets................        --        6,101        14,494         106             --         20,701
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL CURRENT ASSETS..................        --      126,036       472,028       3,924             --        601,988
INVESTMENT IN SUBSIDIARIES............   445,946      687,222       190,432          --     (1,191,286)       132,314
PROPERTY, PLANT AND EQUIPMENT.........        --      175,654       616,038       3,371             --        795,063
GOODWILL..............................        --           --       111,877       4,687             --        116,564
DEFERRED FINANCING COSTS..............    10,977          145         4,902          39             --         16,063
DEFERRED TAX ASSETS...................        --       34,253       (17,988)     (1,220)            --         15,045
OTHER ASSETS..........................        --          124           (52)         --             --             72
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL ASSETS..........................  $456,923   $1,023,434    $1,377,237   $  10,801    $(1,191,286)    $1,677,109
                                        ========   ==========    ==========   =========    ===========     ==========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable....................  $     --   $   44,798    $  163,124   $     742    $        --     $  208,664
  Intercompany........................     4,697      111,625            --          --       (116,322)            --
  Accrued salaries, wages and employee
    benefits..........................        --        3,297        26,434           1             --         29,732
  Accrued Interest....................    21,360        1,433           937          --             --         23,730
  Other current liabilities...........      (895)      10,873        23,559         820             --         34,357
  Bank indebtedness...................        --           --         1,524          --             --          1,524
  Current portion of long-term
    borrowings........................        --           --           798         452             --          1,250
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL CURRENT LIABILITIES.............    25,162      172,026       216,376       2,015       (116,322)       299,257
LONG-TERM BORROWINGS..................   397,270       75,078        87,669       2,686             --        562,703
CONVERTIBLE DEBENTURE.................        --       78,302            --          --             --         78,302
RELATED PARTY BORROWINGS..............        --      (72,679)       73,118    (115,371)       114,932             --
ACCRUED BENEFIT OBLIGATION............        --       51,076        41,920          --             --         92,996
OTHER LIABILITIES.....................        --           53        45,119          --             --         45,172
DEFERRED TAX LIABILITIES..............        --           --        65,072          --             --         65,072
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL LIABILITIES.....................   422,432      303,856       529,274    (110,670)        (1,390)     1,143,502
SHAREHOLDERS' EQUITY
  Capital Stock.......................    61,109      727,862       955,126      32,876     (1,229,372)       547,601
  Retained earnings (accumulated
    deficit)..........................   (16,987)      29,660      (150,853)    113,383         (1,019)       (25,816)
  Accumulated other comprehensive
    income............................    (9,631)     (37,944)       43,690     (24,788)        40,495         11,822
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL SHAREHOLDERS' EQUITY............    34,491      719,578       847,963     121,471     (1,189,896)       533,607
                                        --------   ----------    ----------   ---------    -----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..............................  $456,923   $1,023,434    $1,377,237   $  10,801    $(1,191,286)    $1,677,109
                                        ========   ==========    ==========   =========    ===========     ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004

                                                                   GERDAU
                                                                 AMERISTEEL                    NON-
                                                        GUSAP    CORPORATION   GUARANTORS   GUARANTORS   CONSOLIDATED
                                                       -------   -----------   ----------   ----------   ------------
                                                                             (US$ IN THOUSANDS)
OPERATING ACTIVITIES
Net income...........................................  $   642    $ 17,948      $106,967      $1,414      $ 126,971
Adjustment to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation.......................................       --       8,477        29,308         102         37,887
  Amortization.......................................      729          --           516           3          1,248
  Deferred income taxes..............................       --       8,974        29,013          45         38,032
  Income from Joint Ventures.........................       --          --       (45,965)         --        (45,965)
  Distributions from Joint Ventures..................       --          --        15,799          --         15,799
Changes in operating assets and liabilities, net of
  acquisitions:
  Accounts receivable................................       --     (35,072)      (66,331)       (933)      (102,336)
  Inventories........................................       --     (16,373)      (57,997)       (956)       (75,326)
  Other assets.......................................       --        (350)        1,394          (2)         1,042
  Liabilities........................................   (1,719)    (24,552)       79,719         541         53,989
                                                       -------    --------      --------      ------      ---------
NET CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES.........................................     (348)    (40,948)       92,693         214         51,611
INVESTING ACTIVITIES
  Investments........................................       --      18,739       (18,739)         --             --
  Additions to property, plant and equipment.........       --      (4,960)      (21,469)         --        (26,429)
  Acquisitions.......................................       --          --       (11,127)         --        (11,127)
                                                       -------    --------      --------      ------      ---------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES.........................................       --      13,779       (51,335)         --        (37,556)
FINANCING ACTIVITIES
  Proceeds from issuance of new debt.................       --          --        25,000          --         25,000
  Revolving credit borrowings (payments).............      348     (69,517)      (60,693)       (210)      (130,072)
  Proceeds from issuance of employee stock
    purchases........................................       --          --           365          --            365
  Proceeds from issuance of common stock.............       --      98,102          (213)         --         97,889
                                                       -------    --------      --------      ------      ---------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.........................................      348      28,585       (35,541)       (210)        (6,818)
  Effect of exchange rate changes....................       --        (100)          (99)       (102)          (301)
                                                       -------    --------      --------      ------      ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....       --       1,316         5,718         (98)         6,936
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....       --       3,033         5,813       1,104          9,950
                                                       -------    --------      --------      ------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........  $    --    $  4,349      $ 11,531      $1,006      $  16,886
                                                       =======    ========      ========      ======      =========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

                                                       GERDAU
                                                     AMERISTEEL                    NON-
                                           GUSAP     CORPORATION   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         ---------   -----------   ----------   ----------   ------------   ------------
                                                                       (US$ IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income......................  $   7,192    $(11,712)    $ (18,960)    $ 10,283     $      --      $ (13,197)
Adjustment to reconcile net income
  (loss) to net cash provided by (used
  for) operating activities:
  Depreciation.........................         --       7,528        27,498          126            --         35,152
  Amortization.........................      1,354       1,908           313            3            --          3,578
  Deferred income taxes................         --      (3,366)       (7,391)      (1,477)           --        (12,234)
  Gain on disposition of property,
    plant and equipment................         --          --          (330)          --            --           (330)
  Foreign exchange on related party
    loans..............................      7,241          --            --           --            --          7,241
  Income from Joint Ventures...........         --          --        (4,862)          --            --         (4,862)
  Distributions from Joint Ventures....         --          --         1,799           --            --          1,799
Changes in operating assets and
  liabilities, net of acquisitions:
  Accounts receivable..................         --     (16,681)      (39,930)        (506)           --        (57,117)
  Inventories..........................         --      (6,106)        3,445           51            --         (2,610)
  Other assets.........................         --      (4,886)       (4,277)           1            --         (9,162)
  Liabilities..........................     31,214      17,100       (73,550)       9,041        48,728         32,533
                                         ---------    --------     ---------     --------     ---------      ---------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES.................     47,001     (16,215)     (116,245)      17,522        48,728        (19,209)
                                         ---------    --------     ---------     --------     ---------      ---------
INVESTING ACTIVITIES
  Investments..........................   (477,866)     90,075      (508,485)          --       896,276             --
  Additions to property, plant and
    equipment..........................         --      (3,102)      (18,678)          --            --        (21,780)
  Proceeds from dispositions...........         --          --            77           --            --             77
                                         ---------    --------     ---------     --------     ---------      ---------
NET CASH USED IN INVESTING
  ACTIVITIES...........................   (477,866)     86,973      (527,086)          --       896,276        (21,703)
                                         ---------    --------     ---------     --------     ---------      ---------
FINANCING ACTIVITIES
  Proceeds from issuance of new debt...    395,030          --       147,327           --            --        542,357
  (Payment) borrowing of short-term and
    long-term borrowings, net..........         --     (73,850)     (400,165)        (184)           --       (474,199)
  Additions to deferred financing......     (8,719)         --        (4,700)          --            --        (13,419)
  Changes in minority interest.........         --          --          (218)          --            --           (218)
  Proceeds from issuance of common
    stock..............................     44,554       1,741       915,982      (17,273)     (945,004)            --
                                         ---------    --------     ---------     --------     ---------      ---------
NET CASH (USED IN) PROVIDED BY
  FINANCING ACTIVITIES.................    430,865     (72,109)      658,226      (17,457)     (945,004)        54,521
                                         ---------    --------     ---------     --------     ---------      ---------
  Effect of exchange rate changes......         --         (40)           --           --            --            (40)
                                         ---------    --------     ---------     --------     ---------      ---------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS..........................         --      (1,391)       14,895           65            --         13,569
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD............................         --       9,118         2,161        1,263            --         12,542
                                         ---------    --------     ---------     --------     ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...............................  $      --    $  7,727     $  17,056     $  1,328     $      --      $  26,111
                                         =========    ========     =========     ========     =========      =========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 2004

                                                      GERDAU
                                                    AMERISTEEL                    NON-
                                          GUSAP     CORPORATION   GUARANTORS   GUARANTORS   CONSOLIDATED
                                         --------   -----------   ----------   ----------   ------------
                                                               (US$ IN THOUSANDS)
NET SALES..............................  $     --    $150,516      $577,722      $5,536      $  733,774
OPERATING EXPENSES
  Cost of sales........................        --     116,688       435,126       4,474         556,288
  Selling and administrative...........        --       2,719        19,817         243          22,779
  Depreciation.........................        --       4,180        14,742          51          18,973
  Other operating (income).............        --          (2)         (508)         --            (510)
                                         --------    --------      --------      ------      ----------
                                               --     123,585       469,177       4,768         597,530
INCOME FROM OPERATIONS.................        --      26,931       108,545         768         136,244
EARNINGS FROM JOINT VENTURES...........        --          --        36,184          --          36,184
                                         --------    --------      --------      ------      ----------
INCOME BEFORE OTHER EXPENSES & INCOME
  TAXES................................        --      26,931       144,729         768         172,428
OTHER EXPENSES
  Interest, net........................    10,679       2,643        (3,325)         42          10,039
  Foreign exchange (gain) loss.........        (8)        419            --           7             418
  Amortization of deferred financing
     costs.............................       365          --           259           2             626
                                         --------    --------      --------      ------      ----------
                                           11,036       3,062        (3,066)         51          11,083
(LOSS) INCOME BEFORE TAXES & MINORITY
  INTEREST.............................   (11,036)     23,869       147,795         717         161,345
INCOME TAX EXPENSE (BENEFIT)...........       201       7,772        48,321        (415)         55,879
                                         --------    --------      --------      ------      ----------
(LOSS) INCOME BEFORE STOCK DIVIDENDS...   (11,237)     16,097        99,474       1,132         105,466
STOCK DIVIDENDS........................        --        (449)          449          --              --
                                         --------    --------      --------      ------      ----------
NET (LOSS) INCOME......................  $(11,237)   $ 15,648      $ 99,923      $1,132      $  105,466
                                         ========    ========      ========      ======      ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 2003

                                                          GERDAU
                                                        AMERISTEEL                    NON-
                                               GUSAP    CORPORATION   GUARANTORS   GUARANTORS   CONSOLIDATED
                                              -------   -----------   ----------   ----------   ------------
                                                                    (US$ IN THOUSANDS)
NET SALES...................................  $    --    $160,328      $275,557     $  4,912      $440,797
OPERATING EXPENSES
  Cost of sales.............................       --     152,306       243,013        4,261       399,580
  Selling and administrative................       --       3,252        14,596          393        18,241
  Depreciation..............................       --       4,007        12,914          106        17,027
  Other operating (income) expense..........       --      (1,060)        2,662           --         1,602
                                              -------    --------      --------     --------      --------
                                                   --     158,505       273,185        4,760       436,450
INCOME FROM OPERATIONS......................       --       1,823         2,372          152         4,347
EARNINGS FROM JOINT VENTURES................       --          --         1,176           --         1,176
                                              -------    --------      --------     --------      --------
INCOME BEFORE OTHER EXPENSES & INCOME
  TAXES.....................................       --       1,823         3,548          152         5,523
OTHER EXPENSES
  Interest..................................      890       9,953        14,300       (9,303)       15,840
  Foreign exchange (gain) loss..............   (5,293)      3,670         3,366       (1,481)          262
  Amortization of deferred financing
     costs..................................    1,091       1,908           202            3         3,204
                                              -------    --------      --------     --------      --------
                                               (3,312)     15,531        17,868      (10,781)       19,306
INCOME (LOSS) BEFORE INCOME TAXES...........    3,312     (13,708)      (14,320)      10,933       (13,783)
INCOME TAX (BENEFIT) EXPENSE................     (374)     (2,912)       (4,961)       1,350        (6,897)
                                              -------    --------      --------     --------      --------
NET INCOME (LOSS)...........................  $ 3,686    $(10,796)     $ (9,359)    $  9,583      $ (6,886)
                                              =======    ========      ========     ========      ========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 2004

                                                        GERDAU
                                                      AMERISTEEL                    NON-
                                            GUSAP     CORPORATION   GUARANTORS   GUARANTORS   CONSOLIDATED
                                           --------   -----------   ----------   ----------   ------------
                                                                 (US$ IN THOUSANDS)
NET SALES................................  $     --    $284,012     $1,058,386    $10,329      $1,352,727
OPERATING EXPENSES
  Cost of sales..........................        --     234,120        854,895      8,530       1,097,545
  Selling and administrative.............        --       5,152         38,192        475          43,819
  Depreciation...........................        --       8,477         29,308        102          37,887
  Other operating (income)...............        --          (5)        (1,466)        --          (1,471)
                                           --------    --------     ----------    -------      ----------
                                                 --     247,744        920,929      9,107       1,177,780
INCOME FROM OPERATIONS...................        --      36,268        137,457      1,222         174,947
EARNINGS FROM JOINT VENTURES.............        --          --         45,695         --          45,695
                                           --------    --------     ----------    -------      ----------
INCOME BEFORE OTHER EXPENSES & INCOME
  TAXES..................................        --      36,268        183,152      1,222         220,642
OTHER EXPENSES
  Interest, net..........................    21,358       6,159            471         71          28,059
  Foreign exchange (gain) loss...........       (13)        716             --        (28)            675
  Amortization of deferred financing
     costs...............................       729          --            516          3           1,248
                                           --------    --------     ----------    -------      ----------
                                             22,074       6,875            987         46          29,982
(LOSS) INCOME BEFORE TAXES & MINORITY
  INTEREST...............................   (22,074)     29,393        182,165      1,176         190,660
INCOME TAX EXPENSE (BENEFIT).............       394       9,197         54,336       (238)         63,689
                                           --------    --------     ----------    -------      ----------
(LOSS) INCOME BEFORE STOCK DIVIDENDS.....   (22,468)     20,196        127,829      1,414         126,971
STOCK DIVIDENDS..........................    23,110      (2,248)       (20,862)        --              --
                                           --------    --------     ----------    -------      ----------
NET (LOSS) INCOME........................  $    642    $ 17,948     $  106,967    $ 1,414      $  126,971
                                           ========    ========     ==========    =======      ==========

                         GERDAU AMERISTEEL CORPORATION

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATING STATEMENT OF EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 2003

                                                          GERDAU
                                                        AMERISTEEL                    NON-
                                              GUSAP     CORPORATION   GUARANTORS   GUARANTORS   CONSOLIDATED
                                             --------   -----------   ----------   ----------   ------------
                                                                   (US$ IN THOUSANDS)
NET SALES..................................  $     --    $249,620      $601,897     $ 5,843       $857,360
OPERATING EXPENSES
  Cost of sales............................        --     232,823       553,493       4,963        791,279
  Selling and administrative...............        --       5,961        28,799         512         35,272
  Depreciation.............................        --       7,528        27,498         126         35,152
  Other operating (income) expense.........        --      (3,470)        3,291          --           (179)
                                             --------    --------      --------     -------       --------
                                                   --     242,842       613,081       5,601        861,524
INCOME (LOSS) FROM OPERATIONS..............        --       6,778       (11,184)        242         (4,164)
EARNINGS FROM JOINT VENTURES...............        --          --         4,862          --          4,862
                                             --------    --------      --------     -------       --------
INCOME BEFORE OTHER EXPENSES & INCOME
  TAXES....................................        --       6,778        (6,322)        242            698
OTHER EXPENSES
  Interest, net............................     1,792      12,962        21,134      (9,965)        25,923
  Foreign exchange (gain) loss.............   (10,056)      3,361         6,124          --           (571)
  Amortization of deferred financing
     costs.................................     1,354       1,908           313           3          3,578
                                             --------    --------      --------     -------       --------
                                               (6,910)     18,231        27,571      (9,962)        28,930
(LOSS) INCOME BEFORE TAXES & MINORITY
  INTEREST.................................     6,910     (11,453)      (33,893)     10,204        (28,232)
INCOME TAX (BENEFIT) EXPENSE...............      (282)     (1,539)      (12,918)        (79)       (14,818)
                                             --------    --------      --------     -------       --------
INCOME (LOSS) BEFORE DIVIDENDS & MINORITY
  INTEREST.................................     7,192      (9,914)      (20,975)     10,283        (13,414)
STOCK DIVIDENDS............................        --       1,798        (1,798)         --             --
MINORITY INTEREST..........................        --          --           217          --            217
                                             --------    --------      --------     -------       --------
NET INCOME (LOSS)..........................  $  7,192    $(11,712)     $(18,960)    $10,283       $(13,197)
                                             ========    ========      ========     =======       ========

                             U.S. GAAP/U.S. DOLLAR
                         COMBINED FINANCIAL STATEMENTS

                                   NORTH STAR
                                  MAY 31, 2004

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cargill, Incorporated:

       We have audited the accompanying combined balance sheets of North Star Steel Minnesota, and North Star Steel Iowa, North Star Steel Kentucky, North Star Steel Texas, and Cargill Wire (collectively the Company), which are owned by Cargill, Incorporated as of May 31, 2004, and the related statements of earnings, equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

September 29, 2004

                                   NORTH STAR

                             COMBINED BALANCE SHEET
                                  MAY 31, 2004

                                                                   AS AT
                                                                MAY 31, 2004
                                                               --------------
                                                               (IN THOUSANDS)
ASSETS
Current assets:
  Cash......................................................            --
  Trade accounts receivable, net of allowance for bad debts
     of $900................................................     $ 104,123
  Nontrade receivables......................................         1,797
  Inventories...............................................       102,072
  Other current assets......................................           372
  Deferred tax asset........................................         4,304
  Income tax receivable.....................................            --
  Due from Cargill, Inc. ...................................         1,669
                                                                 ---------
     Total current assets...................................       214,337
                                                                 ---------
Property, plant, and equipment:
  Land and buildings........................................        62,562
  Machinery and equipment...................................       339,726
  Construction in progress..................................         5,740
                                                                 ---------
     Total property, plant, and equipment...................       408,028
  Less accumulated depreciation.............................      (304,553)
                                                                 ---------
     Net property, plant, and equipment.....................       103,475
  Prepaid Pension Asset.....................................         7,386
  Deferred income tax.......................................         7,652
  Debt issue costs..........................................            66
                                                                 ---------
     Total assets...........................................     $ 332,916
                                                                 =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $  50,523
  Accrued payroll and related taxes.........................        12,342
  Other accrued liabilities.................................        24,349
  Income taxes payable......................................        11,234
  Current portion of long-term debt.........................         1,000
  Due to Cargill, Inc. .....................................            --
                                                                 ---------
     Total current liabilities..............................        99,448
                                                                 ---------
Long-term liabilities:
  Due to Cargill, Inc. .....................................        25,625
  Long-term debt............................................         4,200
  Other deferred liabilities................................        35,810
                                                                 ---------
     Total long-term liabilities............................        65,635
                                                                 ---------
     Total liabilities......................................       165,083
                                                                 ---------
Total stockholders' equity..................................       167,833
                                                                 ---------
Total liabilities and stockholders' equity..................     $ 332,916
                                                                 =========

                                   NORTH STAR

                         COMBINED STATEMENT OF EARNINGS
                            YEAR ENDED MAY 31, 2004

                                                                 YEAR ENDED
                                                                MAY 31, 2004
                                                               --------------
                                                               (IN THOUSANDS)
Revenue.....................................................      $696,532
Cost of sales...............................................       608,992
                                                                  --------
  Gross profit..............................................        87,540
Selling, general, and administrative expense................        36,697
Asset impairment............................................        15,000
                                                                  --------
  Income from operations....................................        35,843
Interest expense, net.......................................           997
Miscellaneous income........................................        (1,210)
                                                                  --------
  Income before income tax expense..........................        36,056
Income tax expense..........................................        13,408
                                                                  --------
  Net Income................................................      $ 22,648
                                                                  ========

                                   NORTH STAR

                          COMBINED STATEMENT OF EQUITY
                            YEAR ENDED MAY 31, 2004

                                                                TOTAL
                                                                EQUITY
                                                               --------
Balance at May 31, 2003.....................................   $112,745
Net income..................................................     22,648
Loss on securities, net of tax..............................       (417)
Capital contributions.......................................     32,857
                                                               --------
BALANCE AT MAY 31, 2004.....................................   $167,833
                                                               ========

                                   NORTH STAR

                        COMBINED STATEMENT OF CASH FLOWS
                            YEAR ENDED MAY 31, 2004

                                                                    2004
                                                               --------------
                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................       22,648
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Deferred income taxes................................       (6,129)
       Provision for bad debt...............................          350
       Asset impairment.....................................       15,000
       Depreciation and amortization........................       12,355
       Loss on disposal of assets...........................          120
       (Gain) on securities.................................         (417)
  Changes in current assets and liabilities:
     Income tax receivable..................................        3,952
     Trade accounts receivable..............................      (33,780)
     Nontrade receivables...................................        2,724
     Inventories............................................       (9,856)
     Other current assets...................................          987
     Prepaid Pension Asset..................................       (2,742)
     Debt issue costs.......................................            6
     Accounts payable.......................................       12,722
     Accrued payroll and related taxes......................        5,050
     Other accrued expenses.................................        4,795
     Accrued income taxes...................................       11,234
  Change in other deferred liabilities......................          558
                                                                  -------
          Net cash provided by operating activities.........       39,577
                                                                  -------
Cash flows from investing activities:
  Additions to property, plant, and equipment...............      (17,488)
  Proceeds from Dispositions................................          238
                                                                  -------
          Net cash used in investing activities.............      (17,250)
                                                                  -------
Cash flows from financing activities:
  Net change in due to/due from Cargill, Inc. ..............      (55,184)
  Capital Contribution......................................       32,857
                                                                  -------
          Net cash used in financing activities.............      (22,327)
                                                                  -------
          Net change in cash and cash equivalents...........           --
Cash and cash equivalents at beginning of year..............           --
                                                                  -------
Cash and cash equivalents at end of year....................           --
                                                                  =======

                See accompanying notes to financial statements.

                                   NORTH STAR

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  MAY 31, 2004

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) ORGANIZATION

       North Star Steel Minnesota and North Star Steel Iowa are divisions of North Star Steel Company, which is a wholly owned subsidiary of Cargill Incorporated. North Star Steel Kentucky, Inc is a wholly owned Subsidiary of North Star Steel Company which is, in turn, a wholly owned subsidiary of Cargill, Incorporated. North Star Steel Texas, Inc is a wholly owned subsidiary of Cargill, Incorporated. Cargill Wire is a division of Cargill, Incorporated with locations in Memphis, Tennessee, Beaumont, Texas, Carrollton, Texas, and an administrative office in Dallas, Texas. These locations are collectively referred to as the Company. The Company produces steel billets, hot rolled bars, wire rod, coiled rebar, and various steel components made to customer specification. In addition, grinding balls are produced for various mining industries. The Company also produces chain link fence, welded wire mesh and industrial wire. Customers include transportation manufacturers, original equipment manufacturers, oil and gas equipment manufacturers, steel service centers, barge and ship builders, agriculture, forgers, fabricators, metal builders, construction, and distributors.

  (b) STATEMENT PRESENTATION

       The accompanying combined financial statements have been prepared on the accrual basis of accounting. Significant intercompany transactions are eliminated in consolidation. These combined financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Cargill, Incorporated and North Star Steel Company and are generally based on proportional allocations and in certain circumstances, based on specific identification of applicable costs which management believes is reasonable. It is not practicable to estimate what the expense would have been on a stand-alone basis. The Company utilizes a divisional distribution ledger which is a mechanism whereby intercompany accounts are settled with Cargill, Incorporated without the need to generate checks for cash receipts and disbursements.

  (c) REVENUE RECOGNITION

       Revenue is derived from sales of steel billets, rolled steel bars, wire rod, coiled rebar, chain link fence, welded wire mesh, industrial wire, grinding balls, and various steel components made to customer specification. The Company recognizes revenue when it is realizable and earned. Revenue is realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller's price to the buyer is fixed and determinable; and (iv) collectibility is reasonably assured. This occurs upon transfer of title to the customer, which is generally at the time the product is shipped.

  (d) CONCENTRATION OF CREDIT RISK

       Sales to the Company's top five customers totaled $91,518,000 in 2004. Accounts receivable due from these top five customers totaled $11,599,000 at May 31, 2004.

  (e) INCOME TAXES

       Cargill, Incorporated and substantially all of its domestic subsidiaries are members of a group which files a consolidated federal income tax return. Federal income taxes or tax benefits are allocated to each company on the basis of its individual taxable income or loss and tax credits included in the return.

                                   NORTH STAR

                                  MAY 31, 2004

Deferred income taxes are recognized for temporary differences between income for financial reporting purposes and income for tax purposes. State income taxes are allocated to each company on the basis of its individual taxable income and the weighted apportionment factors pursuant to the companies' tax sharing agreement.

  (f) INVENTORIES

       Inventories are stated at the lower of cost or market. Cost includes materials and production labor and overhead, and is determined on a last-in, first-out (LIFO) basis for North Star Steel Minnesota, Iowa, and Texas. North Star Steel Kentucky, Inc. value is determined on a first-in, first-out basis
(FIFO). Cargill Wire value is determined on a moving weighted average basis. Approximately 66% of the Company's inventories are valued using the LIFO method as of May 31, 2004.

       During 2004, inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with costs of 2004. As a result, cost of sales was decreased by $4.5 million in 2004.

  (g) PROPERTY, PLANT, AND EQUIPMENT

       Property, plant, and equipment are stated at cost. Depreciation is calculated using either straight-line, double-declining, or sum-of-the-years-digits methods. Depreciation is computed using the following useful lives:

Buildings...................................................       8-40 years
Machinery and equipment.....................................       4-20 years
Land Improvements...........................................      12-40 years

  (h) RECOVERABILITY OF FIXED ASSETS

       The Company periodically evaluates the carrying value of these long-lived assets when events and circumstances indicate the carrying value may not be recoverable. If the carrying value is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds fair market value.

  (i) ACCOUNTING ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   NORTH STAR

                                  MAY 31, 2004

(2) INVENTORIES

       The components of inventories are as follows:

                                                                   2004
                                                              --------------
                                                              (IN THOUSANDS)
Raw materials...............................................     $ 31,676
Work-in-progress............................................       16,610
Finished goods..............................................       68,292
Supplies....................................................       25,152
LIFO reserve................................................      (39,658)
                                                                 --------
                                                                 $102,072
                                                                 ========

       The LIFO inventories of North Star Steel Minnesota and Iowa are part of a consolidated LIFO pool for the entire North Star Steel Co. As a result, the LIFO reserve is allocated to North Star Steel Minnesota and Iowa and is not necessarily representative of a LIFO reserve calculated on a stand-alone basis.

(3) DEBT

       The Company's debt includes a $4,200,000 Industrial Revenue Bond (IRB) issued by Orange County Navigation and Port District Industrial Development Corporation. The IRB matures February 1, 2017. During the life of the IRB, interest is payable at 6.375%. The Company's debt also includes a $1,000,000 five-year promissory note form the Kentucky Economic Finance Authority. The lump-sum principal payment is due January 31, 2005. Interest is 2% per year and is payable on a quarterly basis.

(4) LEASE COMMITMENTS

       The Company has operating leases for plant equipment. Rental expenses incurred in connection with these leases were $3,888,000 for the year ended May 31, 2004. The future minimum lease commitments under noncancelable operating leases are as follows:

                                                              (IN THOUSANDS)
Year ending May 31:
          2005..............................................     $ 1,759
          2006..............................................         964
          2007..............................................         319
                                                                 -------
                                                                 $ 3,042
                                                                 =======

(5) INCOME TAXES

       Income tax expense is made up of the following components:

                                                                   2004
                                                              --------------
                                                              (IN THOUSANDS)
Current.....................................................     $19,307
Deferred....................................................      (5,899)
                                                                 -------
                                                                 $13,408
                                                                 =======

                                   NORTH STAR

                                  MAY 31, 2004

       The effective tax rate is different from the statutory federal income tax rate for the following reasons:

                                                                   2004
                                                              --------------
Federal statutory rate......................................       35.0%
State and local income taxes................................        1.5
Other.......................................................        0.7
                                                                   ----
                                                                   37.2%
                                                                   ====

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                   2004
                                                              --------------
                                                              (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation and amortization.............................     $(10,851)
                                                                 --------
     Total deferred tax liabilities.........................      (10,851)
                                                                 --------
Deferred tax assets:
  Accruals..................................................        4,304
  Other.....................................................       18,503
                                                                 --------
     Total deferred tax assets..............................       22,807
                                                                 --------
     Net deferred tax assets................................     $ 11,956
                                                                 ========

       Management believes it is more likely than not that the Company will generate sufficient taxable income in the future to realize the deferred tax assets. Accordingly, no valuation allowance for the deferred tax assets was considered necessary at May 31, 2004.

(6) RELATED-PARTY TRANSACTIONS

       Costs are allocated to the Company by Cargill, Incorporated and North Star Steel Company for corporate services such as legal, insurance administration, tax administration, human resources, leasing, public relations, credit and collections, revenue accounting, and IT support. Such costs aggregated $16,921,000 in 2004.

       Cargill, Incorporated also allocates certain reserves to the Company based on estimates of the portion of its total reserves that relate to the Company's operations. Other accrued liabilities (within current liabilities) includes allocations from Cargill, Incorporated for worker's compensation claims, health and dental claims, and certain other self-insured risks totaling $11,966,000 as of May 31, 2004. Other deferred liabilities (within long-term liabilities) includes allocations from Cargill, Incorporated for post-retirement healthcare reserves and pension liabilities of $34,578,000 as of May 31, 2004. Prepaid pension assets are also allocations from Cargill, Incorporated in the amount of $7,386,000 as of May 31, 2004.

       North Star Steel Texas had sales to Cargill affiliates of $793,000 during fiscal year 2004. These sales were primarily to Cargill Ferrous International. North Star Steel Texas purchased from Cargill affiliates $6,397,000 during fiscal year 2004. These purchases were primarily from Cargill Ferrous International.

                                   NORTH STAR

                                  MAY 31, 2004

       North Star Steel Minnesota sells grinding balls to Cargill Fertilizer, sales were $1,779,000, as of May 31, 2004.

       The due to/due from Cargill, Incorporated bears interest at variable rates. The long-term weighted average interest rates at year-end charged on the balances were 5.99% at May 31, 2004. The short-term weighted average interest rates at year-end charged to balances were 1.24% at May 31, 2004.

(7) CONTINGENCIES

  (a) ENVIRONMENTAL

       The Company is required to comply with various environmental laws and regulations incidental to its normal business operations. The Company has reserved for future costs associated with monitoring the Corrective Measures that have been implemented, including the operation and maintenance of the pump and treat system at St. Paul, Minnesota. Additional costs for losses which may be identified in the future cannot be presently determined; however, management does not believe any such issues would materially affect the financial position of the Company.

  (b) GENERAL

       Certain claims and lawsuits have been filed in the ordinary course of business. It is management's opinion that settlement of all litigation would not require payment of an amount which would be material to the financial statements of the Company.

(8) ASSET IMPAIRMENT

       During early 2004, the market for wire rod products continued to experience weak demand coupled with low-priced imports and higher raw material prices. This change required an impairment analysis to be performed. The estimated undiscounted future cash flows generated by the property and equipment that manufactures this product line were less than the carrying values at the Texas location. The carrying values of the fixed assets were reduced to an estimated fair market value using recent steel related transactions. This resulted in a pre-tax charge of $15,000,000 recorded as an asset impairment on the income statement.

(9) SUBSEQUENT EVENT

       In September 2004, Cargill, Incorporated and several related entities entered into definitive agreements to sell the fixed assets and working capital of the Company to Gerdau Ameristeel.

(10) CANADIAN GAAP RECONCILIATION

       The significant accounting policies used to prepare these financial statements as outlined in Note 1 conform, in all material respects, with Canadian generally accepted accounting principles (Canadian GAAP), except as described below.

       The Company uses derivative products (principally options and futures) to hedge fuel price volatility. The Company recognizes all derivative instruments in the balance sheet at fair value. During 2002 and 2003, the derivatives were deemed effective cash flow hedges and the changes in fair value were recorded in accumulated other comprehensive income under U.S. GAAP. Under Canadian GAAP, the fair value adjustments in 2002 and 2003 would have been deferred as a liability in the respective years. The amount of accumulated other comprehensive income under U.S. GAAP that would have been recorded as a liability under Canadian GAAP was $417,000 at the beginning of 2004. During 2004, the

                                   NORTH STAR

                                  MAY 31, 2004

Company determined that its derivative instruments were no longer effective cash flow hedges and the changes in fair value were recorded in earnings in accordance with both U.S. GAAP and Canadian GAAP.

       The separate return method of calculating the income tax provision is not substantially different than the method described in Note 1.

     New Accounting Standards Adopted in 2004

       Effective November 2003, the Company began recognizing employee stock compensation based on the fair value method of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, with the retroactive restatement method provided by SFAS No. 148, Accounting for Stock Based Compensation -- Transition and Disclosure. The fair value methods of SFAS 123 and CICA Section 3870, Stock-Based Compensation and other Stock-Based Payments are substantially the same. The compensation expense for employee stock-based compensation was not material for the year-ended May 31, 2004.

       In December 2002, the CICA issued Section 3063 Impairment of Long Lived Assets. This new section establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets. As a result of the new Canadian standard, the method of accounting for the impairment of long-lived assets under Canadian GAAP is substantially the same as under US GAAP (in accordance with SFAS 144 Impairment of Long Lived Assets). The Company adopted the provisions of SFAS 144 in June 2003.

                             U.S. GAAP/U.S. DOLLAR

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                         GERDAU AMERISTEEL CORPORATION

                         GERDAU AMERISTEEL CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS AT JUNE 30, 2004

                                                 PRO FORMA
                                                ISSUANCE OF                               PRO FORMA         PRO FORMA
                                     GERDAU       COMMON                                 ACQUISITION       CONSOLIDATED
                                   AMERISTEEL    SHARES(2)     SUBTOTAL    NORTH STAR   ADJUSTMENTS(3)      U.S. GAAP
                                   ----------   -----------   ----------   ----------   --------------     ------------
                                                                  (DOLLARS IN THOUSANDS)
                                                                       (UNAUDITED)
                                                        ASSETS
CURRENT ASSETS
 Cash and cash equivalents.......  $  16,886     $            $             $     --      $(301,651) (c)    $
 Accounts receivable, net........    304,731           --        304,731     104,123             --            408,854
 Inventories.....................    427,259           --        427,259     102,072         59,609(a)         588,940
 Deferred tax assets and
   recoverable taxes.............     13,269           --         13,269       4,304         (4,304)(d)         13,269
 Other current assets............     17,469           --         17,469       2,169             --             19,638
 Related party receivable........         --           --             --       1,669         (1,669)(d)             --
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL CURRENT ASSETS.............    779,614                                 214,337       (248,015)
INVESTMENTS......................    161,834           --        161,834          --             --            161,834
PROPERTY, PLANT, AND EQUIPMENT
 (NET)...........................    780,475           --        780,475     103,475         (2,454)(b)        881,496
GOODWILL.........................    117,915           --        117,915          --             --            117,915
DEFERRED FINANCING COSTS.........     14,906           --         14,906          66            (66)(d)         14,906
DEFERRED TAX ASSETS..............      7,592           --          7,592       7,652         (7,652)(d)          7,592
OTHER ASSETS.....................        100           --            100       7,386         (7,386)(d)            100
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL ASSETS.....................  $1,862,436    $            $             $332,916      $(265,573)        $
                                   ==========    ========     ==========    ========      =========         ==========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Trade accounts payable..........  $ 242,208           --     $  242,208    $ 50,523      $      --         $  292,731
 Accrued salaries, wages and
   employee benefits.............     32,494           --         32,494      12,342        (12,342)(d)         32,494
 Other current liabilities.......     75,999           --         75,999      35,583        (23,963)(e)         87,619
 Bank indebtedness...............      3,021           --          3,021          --             --              3,021
 Current portion of long-term
   borrowings....................     26,161           --         26,161       1,000             --             27,161
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL CURRENT LIABILITIES........    379,883           --        379,883      99,448        (36,305)           443,026
Long-term borrowings, less
 Current Portion.................    503,054           --        503,054       4,200             --            507,254
Related party borrowings.........         --           --             --      25,625        (25,625)(d)             --
Other liabilities................    126,527           --        126,527      35,810        (35,810)(d)        126,527
Deferred Tax Liabilities.........     97,528           --         97,528          --             --             97,528
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL LIABILITIES................  1,106,992           --      1,106,992     165,083        (97,740)         1,174,335
                                   ----------    --------     ----------    --------      ---------         ----------
SHAREHOLDERS' EQUITY
 Capital Stock...................    645,737                                      --             --
 Retained earnings...............    101,155           --        101,156     167,833       (167,833)(f)        101,156
 Cumulative translation
   adjustment....................     20,051           --         20,050          --             --             20,050
 Accumulated other comprehensive
   income........................    (11,499)          --        (11,499)         --             --            (11,499)
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL SHAREHOLDERS' EQUITY.......    755,444                                 167,833       (167,833)
                                   ----------    --------     ----------    --------      ---------         ----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY............  $1,862,436    $            $             $332,916      $(265,573)        $
                                   ==========    ========     ==========    ========      =========         ==========

                                       CANADIAN GAAP
                                       ADJUSTMENTS(5)         PRO FORMA
                                   ----------------------    CONSOLIDATED
                                      JOINT                    CANADIAN
                                   VENTURES(A)    OTHER          GAAP
                                   -----------   --------    ------------
                                           (DOLLARS IN THOUSANDS)
                                                (UNAUDITED)
                                                   ASSETS
CURRENT ASSETS
 Cash and cash equivalents.......   $  19,517    $     --     $
 Accounts receivable, net........      38,989          --        447,843
 Inventories.....................      27,563          --        616,503
 Deferred tax assets and
   recoverable taxes.............          --          --         13,269
 Other current assets............          27          --         19,665
 Related party receivable........          --          --             --
                                    ---------    --------     ----------
TOTAL CURRENT ASSETS.............      86,096          --
INVESTMENTS......................    (192,047)     30,213(b)          --
PROPERTY, PLANT, AND EQUIPMENT
 (NET)...........................     133,848     (14,808)(b)   1,000,536
GOODWILL.........................          --          --        117,915
DEFERRED FINANCING COSTS.........          --          --         14,906
DEFERRED TAX ASSETS..............          --          --          7,592
OTHER ASSETS.....................          --          --            100
                                    ---------    --------     ----------
TOTAL ASSETS.....................   $  27,897    $ 15,405     $
                                    =========    ========     ==========

                                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Trade accounts payable..........   $  22,862    $     (6)    $  315,587
 Accrued salaries, wages and
   employee benefits.............       1,908          --         34,402
 Other current liabilities.......       2,162      (4,421)(e)      85,360
 Bank indebtedness...............      (3,012)         --              9
 Current portion of long-term
   borrowings....................         188          --         27,349
                                    ---------    --------     ----------
TOTAL CURRENT LIABILITIES........      24,108      (4,427)       462,707
Long-term borrowings, less
 Current Portion.................       3,266      15,898(f)     526,418
Related party borrowings.........          --          --             --
Other liabilities................          --     (18,641)(c)     107,886
Deferred Tax Liabilities.........         523       3,294(d)     101,345
                                    ---------    --------     ----------
TOTAL LIABILITIES................      27,897      (3,876)     1,198,356
                                    ---------    --------     ----------
SHAREHOLDERS' EQUITY
 Capital Stock...................          --          --
 Retained earnings...............          --       7,782(g)     108,938
 Cumulative translation
   adjustment....................          --          --         20,050
 Accumulated other comprehensive
   income........................          --      11,499(c)          --
                                    ---------    --------     ----------
TOTAL SHAREHOLDERS' EQUITY.......          --      19,281
                                    ---------    --------     ----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY............   $  27,897    $ 15,405     $
                                    =========    ========     ==========

                         GERDAU AMERISTEEL CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2004

                                                                                            CANADIAN GAAP
                                                                           PROFORMA        ADJUSTMENTS(5)             PROFORMA
                                                           PROFORMA        COMBINED     ---------------------         COMBINED
                               GERDAU                    ACQUISITION       CONDENSED       JOINT                      CONDENSED
                             AMERISTEEL    NORTH STAR   ADJUSTMENTS(4)     U.S. GAAP    VENTURES(A)    OTHER        CANADIAN GAAP
                             -----------   ----------   --------------    -----------   -----------   -------       -------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                         (UNAUDITED)
NET SALES..................  $ 2,306,538    $696,532       $     --       $ 3,003,070    $306,883     $    --        $ 3,309,953
OPERATING EXPENSES
  Cost of sales............    1,974,744     596,637        (21,249)(a)     2,550,132     240,007      (4,421)(h)      2,785,718
  Selling and
    administrative.........       90,112      36,697             --           126,809       5,622          --            132,431
  Depreciation.............       74,686      12,355         (3,171)(b)        83,870      10,321       1,874(i)          96,065
  Other operating (income)
    expense................       (2,772)     15,000         (1,210)(c)        11,018         (55)         --             10,963
                             -----------    --------       --------       -----------    --------     -------        -----------
                               2,136,770     660,689        (25,630)        2,771,829     255,895      (2,547)         3,025,177
                             -----------    --------       --------       -----------    --------     -------        -----------
INCOME FROM OPERATIONS.....      169,768      35,843         25,630           231,241      50,988       2,547            284,776
EARNINGS FROM JOINT
  VENTURES.................       48,500          --             --            48,500     (48,040)       (460)(j)             --
                             -----------    --------       --------       -----------    --------     -------        -----------
INCOME BEFORE OTHER
  EXPENSES AND INCOME
  TAXES....................      218,268      35,843         25,630           279,741       2,948       2,087            284,776
OTHER EXPENSES
  Interest, net............       62,016         997           (709)(d)        62,304         (57)     (4,850)(k)         57,397
  Foreign exchange (gain)
    loss...................        1,972          --             --             1,972          --          --              1,972
  Amortization of deferred
    financing costs........        2,069          --             --             2,069         265          --              2,334
  Other income.............           --      (1,210)         1,210(c)             --          --          --                 --
                             -----------    --------       --------       -----------    --------     -------        -----------
                                  66,057        (213)           501            66,345         208      (4,850)            61,703
                             -----------    --------       --------       -----------    --------     -------        -----------
INCOME BEFORE INCOME
  TAXES....................      152,211      36,056         25,129           213,396       2,740       6,937            223,073
INCOME TAX EXPENSE
  (BENEFIT)................       38,737      13,408          8,795(e)         60,940       2,740        (282)(l)         63,398
                             -----------    --------       --------       -----------    --------     -------        -----------
NET INCOME.................  $   113,474    $ 22,648       $ 16,334       $   152,456    $     --     $ 7,219        $   159,675
PRO FORMA EARNINGS PER
  COMMON SHARE -- BASIC....  $      0.56                                  $      0.56                                $      0.58
PRO FORMA EARNINGS PER
  COMMON SHARE -- DILUTED..  $      0.56                                  $      0.56                                $      0.58
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES
  OUTSTANDING..............  203,668,582                                  273,668,582                                273,668,582

                         GERDAU AMERISTEEL CORPORATION

                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (Unaudited)

1.  BASIS OF PRESENTATION

       The pro forma consolidated balance sheet and statement of earnings give effect to the acquisition of North Star and the issuance of common shares of Gerdau Ameristeel Corporation ("Gerdau Ameristeel" or the "Company").

       On September 9, 2004, Gerdau Ameristeel entered into definitive agreements with Cargill, Incorporated and certain of its subsidiaries to purchase the land, fixed assets and working capital of North Star. Gerdau Ameristeel has offered 70,000,000 common shares for sale and intends to use a portion of the proceeds to finance the proposed North Star acquisition. Under the terms of the purchase agreements, the Company will pay $266 million in cash, plus or minus changes in working capital from April 30, 2004 to the date of closing. In addition, the Company will assume certain liabilities under the terms of the agreements.

       The unaudited pro forma condensed consolidated balance sheet as at June 30, 2004 has been prepared by combining our consolidated balance sheet as at June 30, 2004 and the combined balance sheet of North Star as at May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on June 30, 2004. In addition, the balance sheet gives effect to the offering of 70,000,000 common shares for sale. The unaudited pro forma condensed consolidated income statement for the twelve months ended June 30, 2004 has been prepared by combining (i) our consolidated income statement for the twelve months ended June 30, 2004, which was prepared by combining our consolidated income statement for the year ended December 31, 2003 and our consolidated income statement for the six months ended June 30, 2004, less our consolidated income statement for the six months ended June 30, 2003, and (ii) the combined income statement of North Star for the fiscal year ended May 31, 2004, and gives effect to our acquisition of North Star as if it had occurred on July 1, 2003.

       The pro forma statements are not necessarily indicative of what the results of operations and financial position would have been, nor do they purport to project the company's results of operations for any future periods. The pro forma statements should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", the selected financial data, the summary financial data and the other financial statements that appear elsewhere in this prospectus. In the opinion of management of Gerdau Ameristeel, these unaudited pro forma statements include all adjustments necessary for a fair presentation.

2.  PRO FORMA ISSUANCE OF COMMON SHARES

       The U.S. GAAP columns in the pro forma consolidated balance sheet reflect
the issuance of 70,000,000 of our common shares valued at Cdn$     ($     ) 2004
for net proceeds of $     million after deducting underwriters' fees and
estimated expenses, which aggregate approximately $     million.

3.  PRO FORMA ACQUISITION ADJUSTMENTS

       The U.S. GAAP columns in the pro forma consolidated balance sheet reflect the following pro forma adjustments:

       (a) An adjustment to record the difference between the cost of North Star inventory and its preliminary estimated fair value as required under purchase price accounting.

       (b) The allocation of the purchase price to North Star's assets and liabilities according to the purchase accounting method. As a result, historical book values were restated to preliminary estimated fair values. The estimated fair values of the net assets acquired exceeded the purchase price resulting in negative goodwill which was then allocated to reduce the book values of long-term assets.

                         GERDAU AMERISTEEL CORPORATION

                                  (Unaudited)

       (c) The acquisition of North Star's land, fixed assets, and working capital for $301.7 million cash, including a $35 million increase in working capital from April 30, 2004 to May 31, 2004, the date of the North Star balance sheet.

       (d) Adjustments to remove assets and liabilities not acquired.

       (e) Adjustment to conform North Star's accounting policy to the Company's by accruing for scheduled annual maintenance shutdowns ($1.0 million) and assumption of other liabilities of ($10.6 million).

       (f) Adjustment to reflect the elimination of the North Star equity.

4.  ACQUISITION ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

       The U.S. GAAP column of the pro forma consolidated statement of earnings reflects the following pro forma adjustments:

       (a) Adjustments to conform North Star's accounting policy to the Company's by adjusting inventories from LIFO to FIFO.

       (b) Reduction of depreciation expense to reflect new basis of long-term assets.

       (c) Reclassification of other income to conform with the Company's presentation.

       (d) Reduction in interest expense for debt not assumed.

       (e) Adjusted income tax expense to tax effect certain pro forma adjustments noted above, assuming a 35% rate.

5.  DIFFERENCES BETWEEN U.S. GAAP AND CANADIAN GAAP

       The preceding notes have been prepared in accordance with U.S. GAAP. The material differences between U.S. GAAP and Canadian GAAP are described in note 20 to our audited financial statements, note 12 to our unaudited financial statements for the three and six months ended June 30, 2003 and 2004 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Material Differences Between Canadian GAAP and U.S. GAAP."

       The following adjustments are reflected in the Canadian GAAP columns:

JOINT VENTURES

       (a) The consolidation of our joint ventures, which are accounted for under the proportionate consolidation method under Canadian GAAP and under the equity method in U.S. GAAP.

OTHER ADJUSTMENTS -- BALANCE SHEET

       (b) Decrease in property, plant and equipment by $14.8 million and an increase in investments (equity in joint ventures) by $30.2 million, as a result of the differences in the treatment of the 2002 Co-Steel purchase price allocation of negative goodwill. Under Canadian GAAP, negative goodwill was allocated to reduce property, plant and equipment. Under U.S. GAAP, negative goodwill was allocated against other assets (equity in joint ventures), resulting in higher book value of property, plant and equipment and associated deferred income taxes and lower other assets.

       (c) Reversal of the additional minimum pension liability of $18.6 million recorded under U.S. GAAP, net of tax of $7.1 million included in other comprehensive income.

                         GERDAU AMERISTEEL CORPORATION

                                  (Unaudited)

       (d) Income tax benefit related to minimum pension liability of $7.1 million (see (c) above) and purchase price allocations of $3.8 million (see (b) above).

       (e) Reversal of the accrual for scheduled annual maintenance shutdowns.

       (f) At the time of the merger with Co-Steel, convertible debentures were accounted for differently under U.S. and Canadian GAAP. Under U.S. GAAP, the convertible debentures were reduced to fair value as they were treated as a liability. Under Canadian GAAP they were considered equity. Currently, there is no difference in accounting treatment; however a basis difference exists.

       (g) Accumulated effect of the above adjustments.

OTHER ADJUSTMENTS -- STATEMENT OF EARNINGS

TWELVE MONTHS ENDED JUNE 30, 2004

       (h) Reversal of annual maintenance accrual of $4.4 million.

       (i) The increase in depreciation expense by $1.9 million due to the higher property, plant and equipment resulting from the differences in allocation of negative goodwill as described in (b) above.

       (j) Increase in earnings in joint ventures of $0.5 million due to differences in accounting treatment of the purchase price allocation.

       (k) Reversal of $4.9 million in amortization of the fair value adjustment relating to convertible debentures as described in (f) above.

       (l) Income tax effect of $0.3 million on the Canadian GAAP adjustments.

Our Vision: to be recognized as the most successful company in the steel industry

Our Mission: To create value for our customers, employees, shareholders, and communities through the engagement of people and excellence of operations.

Our Values: Safety o Integrity o Customer driven culture o Investment in people, processes, and technology o Engaged employees o Open communication o Community and environmental awareness o Profitability




                                      [PHOTOS]



                                        [MAP]

                               [GERDAU AMERISTEEL LOGO]

                               70,000,000 SHARES

                                 (GERDAU LOGO)

                         GERDAU AMERISTEEL CORPORATION

                                 COMMON SHARES

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                              MERRILL LYNCH & CO.
                               BMO NESBITT BURNS
                               CIBC WORLD MARKETS
                                    JPMORGAN
                                 MORGAN STANLEY

                                          , 2004

                                     PART II

                   INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Gerdau Ameristeel Corporation (the "Corporation") is incorporated under the Business Corporations Act (Ontario). Section 136 of the Business Corporations Act (Ontario) provides that: "(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful;
(2) A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1) (a) and (b); and (3) Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and
(b) fulfils the conditions set out in clauses (1) (a) and (b)."

     In accordance with the Business Corporations Act (Ontario), section 6.2 of the By-Laws of the Corporation provides that: "the Corporation shall indemnify a director or officer, former director or officer who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the Business Corporations Act (Ontario)."

     The By-Laws of the Corporation further provide that the Corporation may, to the extent permitted by the Business Corporations Act (Ontario), purchase and maintain insurance for the benefit of a director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and the heirs and legal representatives of such a person.

     A policy of directors' and officers' liability insurance is maintained by the Corporation which insures, subject to certain standard exclusions, directors and officers for losses as a result of claims against the directors and officers of the Corporation in their capacity as directors and officers and also reimburses the Corporation for payments made pursuant to the indemnity provided by the Corporation pursuant to the Business Corporations Act (Ontario) and the By-Laws of the Corporation. The directors and officers are not required to pay any premium in respect of the insurance. No claims have been made thereunder to date.

         The purchase agreement will contain provisions by which the underwriters agree to indemnify the Corporation, each of the directors and officers of the Corporation and each person who controls the Corporation within the meaning of the Securities Act of 1933, as amended, with respect to information furnished by the underwriters for use in this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                    EXHIBITS

The following have been filed as part of the Registration Statement:

      EXHIBIT     DESCRIPTION
      -------     -----------

         3.1      Form of Purchase Agreement dated October __, 2004 by and among
                  Gerdau Ameristeel Corporation and Merrill Lynch, Pierce,
                  Fenner & Smith Incorporated, BMO Nesbitt Burns Inc., CIBC
                  World Markets Inc., J.P. Morgan Securities Inc. and Morgan
                  Stanley & Co. Incorporated

         4.1* Audited comparative consolidated financial statements for the years ended December 31, 2003 and 2002, together with the report of the auditors thereon, as set out in pages 18 to 45 of the Corporation's 2003 annual report (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.2* Management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2003 and 2002, as set out in pages 8 to 17 of the Corporation's 2003 annual report (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.3* Management information circular dated March 25, 2004, prepared in connection with the Corporation's annual meeting of shareholders held on May 6, 2004, other than the sections entitled "Human Resources Committee Report on Executive
                  Compensation," "Statement of Corporate Governance Practices" and "Shareholder Return Five-Year Performance Graph"
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on April 13, 2004)

         4.4* Annual information form dated April 29, 2004 (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.5* Unaudited comparative consolidated financial statements for the three and six month periods ended June 30, 2004 and 2003, as set out in pages 16 to 40 of the Corporation's second quarter quarterly report (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on August 5, 2004)

         4.6* Management's discussion and analysis of financial condition and results of operations for the three and six month periods ended June 30, 2004 and 2003, as set out in pages 1 to 15 of the Corporation's second quarter quarterly report
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on August 5, 2004)

         4.7* Material change report dated January 26, 2004 relating to the completion of the Corporation's offer to exchange up to $405.0 million aggregate principal amount of the Corporation's 10
                  3/8% senior notes due 2011(incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on January 26, 2004)

         4.8* Material change report dated April 8, 2004 relating to the Corporation's sale of 26.8 million common shares to Gerdau
                  S.A. (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on April 13, 2004)

         4.9* Material change report dated September 14, 2004 relating to the Corporation's proposed acquisition of North Star


                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on September 17, 2004)

         4.10* Asset Purchase and Sale Agreement dated September 9, 2004 between North Star Steel Company, North Star Recycling
                  Company, North Star Steel Texas, Inc. and North Star Steel
                  Kentucky, Inc. and Gerdau Ameristeel US Inc. (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on September 20, 2004)

         4.11* Asset Purchase and Sale Agreement dated September 9, 2004 between Cargill, Incorporated and Gerdau Ameristeel US Inc.
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on September 20, 2004)

         4.12 Material change report dated October 12, 2004 relating to the Corporation's press release announcing the filing of a Registration Statement on Form F-10 with the Commission
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on October 12, 2004)

         5.1      Consent of PricewaterhouseCoopers LLP

         5.2      Consent of KPMG LLP

         6.1* Powers of Attorney (included on page III-2 of this Registration Statement)

--------

* Previously filed.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Amendment No. 1 to the Registration Statement on Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

         The Registrant has previously filed with the Commission a written Appointment for Service of Process and Undertaking on Form F-X.




                                     III-1

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 14th day of October, 2004.



                                     GERDAU AMERISTEEL CORPORATION



                                     By:   /s/ Tom J. Landa
                                        ----------------------------------------
                                        Name:  Tom J. Landa
                                        Title: Vice-President, Finance, Chief
                                               Financial Officer and Secretary




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                        TITLE                            DATE
                    ---------                                        -----                            ----
  *                                                   Director, President and Chief             October 14, 2004
  --------------------------------------------        Executive Officer (Principal
  Phillip E. Casey                                    Executive Officer)


  *                                                   Vice-President, Finance, Chief            October 14, 2004
  --------------------------------------------        Financial Officer and Secretary
  Tom J. Landa                                        (Principal Financial and Accounting
                                                      Officer)



                                                      Director                                  October  , 2004
  --------------------------------------------
  Jorge Gerdau Johannpeter



                                     III-2

                    SIGNATURE                                        TITLE                        DATE
                    ---------                                        -----                        ----

  *                                                   Director                              October 14, 2004
  --------------------------------------------
  Kenneth W. Harrigan



  *                                                   Director                              October 14, 2004
  --------------------------------------------
  Joseph J. Heffernan



  *                                                   Director                              October 14, 2004
  --------------------------------------------
  J. Spencer Lanthier



  *                                                   Director                              October 14, 2004
  --------------------------------------------
  Michael D. Sopko



                                                      Director                              October   , 2004
  --------------------------------------------
  Frederico C. Gerdau Johannpeter



                                                      Director                              October   , 2004
  --------------------------------------------
  Andre Bier Johannpeter



  *                                                   Director                              October 14, 2004
  --------------------------------------------
  Arthur Scace



 *By:   /s/ Tom J. Landa
     ----------------------------------------
     Name:  Tom J. Landa
     Title: Attorney-in-fact



                                     III-3

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative certifies that it is the duly authorized United States representative of Gerdau Ameristeel Corporation and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Gerdau Ameristeel Corporation in the United States, in the City of Tampa, State of Florida, on October 14, 2004.



                                       GERDAU AMERISTEEL US INC.
                                       (Authorized U.S. Representative)



                                       By: /s/ Tom J. Landa
                                          --------------------------------------
                                          Name:  Tom J. Landa
                                          Title: Vice-President, Finance, Chief
                                                 Financial Officer and Secretary




                                     III-4

                                  EXHIBIT INDEX

The following have been filed as part of the Registration Statement:

      EXHIBIT     DESCRIPTION
      -------     -----------

         3.1      Form of Purchase Agreement dated October __, 2004 by and among
                  Gerdau Ameristeel Corporation and Merrill Lynch, Pierce,
                  Fenner & Smith Incorporated, BMO Nesbitt Burns Inc., CIBC
                  World Markets Inc., J.P. Morgan Securities Inc. and Morgan
                  Stanley & Co. Incorporated

         4.1* Audited comparative consolidated financial statements for the years ended December 31, 2003 and 2002, together with the report of the auditors thereon, as set out in pages 18 to 45 of the Corporation's 2003 annual report (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.2* Management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2003 and 2002, as set out in pages 8 to 17 of the Corporation's 2003 annual report (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.3* Management information circular dated March 25, 2004, prepared in connection with the Corporation's annual meeting of shareholders held on May 6, 2004, other than the sections entitled "Human Resources Committee Report on Executive
                  Compensation," "Statement of Corporate Governance Practices" and "Shareholder Return Five-Year Performance Graph"
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on April 13, 2004)

         4.4* Annual information form dated April 29, 2004 (incorporated by reference to the Corporation's annual report on Form 40-F filed with the Commission on April 30, 2004)

         4.5* Unaudited comparative consolidated financial statements for the three and six month periods ended June 30, 2004 and 2003, as set out in pages 16 to 40 of the Corporation's second quarter quarterly report (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on August 5, 2004)

         4.6* Management's discussion and analysis of financial condition and results of operations for the three and six month periods ended June 30, 2004 and 2003, as set out in pages 1 to 15 of the Corporation's second quarter quarterly report
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on August 5, 2004)

         4.7* Material change report dated January 26, 2004 relating to the completion of the Corporation's offer to exchange up to $405.0 million aggregate principal amount of the Corporation's 10
                  3/8% senior notes due 2011(incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on January 26, 2004)

         4.8* Material change report dated April 8, 2004 relating to the Corporation's sale of 26.8 million common shares to Gerdau
                  S.A. (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on April 13, 2004)

         4.9* Material change report dated September 14, 2004 relating to the Corporation's proposed acquisition of North Star

                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on September 17, 2004)

         4.10* Asset Purchase and Sale Agreement dated September 9, 2004 between North Star Steel Company, North Star Recycling
                  Company, North Star Steel Texas, Inc. and North Star Steel
                  Kentucky, Inc. and Gerdau Ameristeel US Inc. (incorporated by reference to the Corporation's report on Form 6-K filed with the Commission on September 20, 2004)

         4.11* Asset Purchase and Sale Agreement dated September 9, 2004 between Cargill, Incorporated and Gerdau Ameristeel US Inc.
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on September 20, 2004)

         4.12 Material change report dated October 12, 2004 relating to the Corporation's press release announcing the filing of a Registration Statement on Form F-10 with the Commission
                  (incorporated by reference to the Corporation's report on Form
                  6-K filed with the Commission on October 12, 2004)

         5.1      Consent of PricewaterhouseCoopers LLP

         5.2      Consent of KPMG LLP

         6.1* Powers of Attorney (included on page III-2 of this Registration Statement)

--------

* Previously filed.